Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175137

PROSPECTUS

Tomkins, LLC

Tomkins, Inc.

OFFER TO EXCHANGE

Up to $1,035,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 issued by Tomkins, LLC and Tomkins, Inc., as co-issuers, which have been registered under the Securities Act of 1933, for any and all outstanding 9% Senior Secured Second Lien Notes due 2018 (CUSIP Nos. 693492 AC4 and U72209 AB2) issued by Tomkins, LLC and Tomkins, Inc., as co-issuers.

The exchange notes and the guarantees thereof will be the senior obligations of Tomkins, Inc. and Tomkins, LLC, as co-issuers. The exchange notes will be fully and unconditionally guaranteed jointly and severally on a second priority secured basis by Pinafore Holdings B.V., the indirect parent company of Tomkins, LLC and Tomkins, Inc., and certain of Pinafore Holdings B.V.’s domestic and foreign subsidiaries.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

Terms of the Exchange Offer:

•	We will exchange all initial notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of initial notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on November 18, 2011, unless extended.

•	We will not receive any proceeds from the exchange offer.

•	We believe that the exchange of initial notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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The terms of the exchange notes are substantially identical to the initial notes, except that the exchange notes have been registered under the Securities Act, and transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

All untendered initial notes will continue to be subject to the restrictions on transfer set forth in the initial notes and in the indenture. In general, the initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the initial notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 23 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is October 21, 2011.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date.

Following the date of this prospectus, we will be subject to reporting obligations and any filings we make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You can also obtain any filed documents regarding us without charge by written or oral request to:

Pinafore Holdings B.V.

Fred. Roeskestraat 123

1076 EE

Amsterdam

The Netherlands

Attn. Thomas C. Reeve

Executive Vice President and General Counsel – Tomkins Limited

Tel: +31.20577.1177

Please note that copies of documents provided to you will not include exhibits.

In order to receive timely delivery of requested documents in advance of the expiration date of the exchange offer, you should make your request no later than November 11, 2011, which is five business days before you must make a decision regarding the exchange offer.

See “Where You Can Obtain More Information.”

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any of these securities to any person in any jurisdiction where it is unlawful to make this type of an offer or solicitation.

ENFORCEMENT OF FOREIGN JUDGMENTS AND SERVICE OF PROCESS

Pinafore Holdings B.V. (“Holdings” or the “Company”) is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, and certain of its directors and executive officers are residents of The Netherlands. In addition, a substantial portion of the assets owned by us and the aforesaid individuals are located outside the United States. Similarly, many of the guarantors of the notes are organized under the laws of various jurisdictions outside of the United States. As a result, it may be difficult or impossible for you to effect service of process upon us or any of the aforesaid persons within the United States with respect to matters arising under the U.S. federal securities laws or to enforce against us or any of such persons judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws. Service of process in U.S. proceedings on persons in The Netherlands, however, is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known. The competent Dutch court will apply Dutch private international law to determine which laws will be applicable to any private law claim brought before it and apply that law to such claim. It is uncertain whether a Dutch court would apply or enforce the civil liability provisions of U.S. Federal securities laws.

We have been advised by our Dutch counsel that in the absence of an applicable treaty or convention providing for the recognition and enforcement of judgments in civil and commercial matters, other than arbitral awards, between the United States of America and the Netherlands, a judgment of a court in the United States of America (the “U.S. Judgment”) is not automatically enforceable in the Netherlands.

To obtain an enforceable judgment against the Dutch subsidiaries in the Netherlands, the matter will need to be re-litigated before the competent court in The Netherlands. In the course of such proceedings, the U.S. Judgment will have to be submitted to the relevant court in the Netherlands, and the Dutch court may give the effect to the U.S. Judgment as it deems appropriate.

According to current practice, however, based upon case law, Dutch courts will be expected to render a judgment in accordance with the U.S. Judgment, if and to the extent that: (i) the court rendering the U.S. Judgment had jurisdiction over the subject matter of the litigation on internationally acceptable grounds and has conducted the proceedings in accordance with general principles of fair trial; (ii) the U.S. Judgment is final and definite; and (iii) such recognition is not in conflict with an existing Dutch judgment or with Dutch public policy (i.e. a fundamental principle of Dutch Law).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and included elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. You are cautioned not to place undue reliance on the forward-looking statements which speak only as of the date that the statement was made. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

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We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	global and general economic conditions, including those specific to our end markets;

•	significant global operations and global expansion;

•	the impact of natural disasters and terrorist attacks;

•	regulations applicable to our global operations;

•	our ability to compete successfully with other companies in our industry;

•	the cost and availability of raw materials;

•	the cyclical nature of the non-residential construction industry;

•	the downturn in the residential construction industry;

•	the potential loss of key personnel;

•	product liability claims against us;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	failure to develop and maintain intellectual property rights;

•	the demand for our products by automakers;

•	our ability to integrate acquired companies into our business and the success of our acquisition strategy;

•	environmental, health and safety laws and regulations;

•	currency fluctuations from our international sales;

•	labor shortages, labor costs and collective bargaining agreements;

•	equipment failures, explosions and adverse weather;

•	potential inability to obtain necessary capital;

•	the few principal stockholders who control us;

•	risks related to the notes, to the collateral and to high yield securities generally;

•	our significant indebtedness;

•	the dependence on the subsidiaries of Holdings for cash to meet our debt obligations; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. Readers are cautioned that the foregoing list of risk factors is not exhaustive and that the forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PRESENTATION OF INFORMATION

Financial and Other Information

On July 27, 2010, the Independent Directors of Tomkins plc (“Tomkins”) and the Board of Directors of Pinafore Acquisitions Limited (now known as Tomkins Acquisitions Limited) announced that they had reached an agreement on the terms of a recommended cash acquisition (the “Acquisition”) for the entire share capital of Tomkins, including the Tomkins shares underlying the Tomkins ADRs and certain employee equity awards, implemented by way of a scheme of arrangement under Part 26 of the U.K.’s Companies Act 2006. Predecessor results for periods prior to the Acquisition on September 24, 2010 (“Predecessor”) have been presented separately from Successor results subsequent to the Acquisition (“Successor”).

Prior to the Acquisition, Tomkins drew up its annual financial statements to the Saturday nearest December 31. Accordingly, Predecessor consolidated financial statements are presented for the 53-week period from December 30, 2007 to January 3, 2009 (“Fiscal 2008”), the 52-week period from January 4, 2009 to January 2, 2010 (“Fiscal 2009”), and the 38-week period from January 3, 2010 to September 24, 2010 (“9M 2010”). The Predecessor financial statements do not reflect the effects of the accounting for, or the financing of, the Acquisition. Holdings draws up its annual financial statements to December 31. Although Holdings was incorporated on September 1, 2010, it had no assets or liabilities (other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the Acquisition. Accordingly, this prospectus contains Successor consolidated financial statements that present the results of the Successor’s operations for the 14-week period from September 25, 2010 to December 31, 2010 (“Q4 2010”).

Holdings draws up its quarterly financial statements to the Saturday nearest the end of the relevant fiscal quarter. We have included in this prospectus the unaudited condensed consolidated financial statements of Holdings for the 26-week period from January 1, 2011 to July 2, 2011 (“6M 2011”) that were made available to holders of the Notes on August 9, 2011.

The audited consolidated financial statements do not contain results for the year ended December 31, 2010 (“Fiscal 2010”). As Holdings had and has no interest in any operations other than those of Tomkins, comparison of the results of the Successor with those of the Predecessor is hindered only by the effects of the accounting for, and the financing of, the Acquisition. For the purposes of facilitating the discussion of Fiscal 2010 compared with Fiscal 2009 and 6M 2011 with 6M 2010, we therefore refer in Management’s Discussion and Analysis to our unaudited pro forma condensed consolidated income statement for Fiscal 2010 and for 6M 2010 that is presented in “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus. The unaudited pro forma financial information has been prepared in accordance with SEC Regulation S-X Article 11 and incorporates adjustments that give effect to the Transactions as if they had occurred on January 3, 2010 but excludes items of income and expense that arose in connection with the Transactions but will not have a continuing impact for us beyond the twelve months following completion of the Transactions. The unaudited pro forma financial information for Fiscal 2010 and for 6M 2010 does not comply with International Financial Reporting Standards (“IFRS”) or accounting principles generally accepted in the United States of America (“U.S. GAAP”) and does not purport either to represent actual results or to be indicative of results we might achieve in future periods.

During Fiscal 2009, we substantially completed our long-term program of exiting our non-core businesses. We distinguish within our continuing operations between those of our operating segments that are ongoing, which we identify as “ongoing segments”, and those that we have exited but do not meet the conditions to be classified as discontinued operations, which we identify as “exited segments.”

During the second quarter of 2011, management began actively seeking a buyer for the businesses that comprise our Sensors & Valves operating segment within Industrial & Automotive. This operating segment is now classified as a discontinued operation. Historical financial information presented in this prospectus has accordingly been re-presented to reflect this classification.

Our consolidated financial statements have been prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP.

We assess the performance of our businesses using a variety of measures. Certain of these measures are not explicitly defined under IFRS and are therefore termed “non-GAAP measures.” Under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we identify and explain the relevance of each of the non-GAAP measures referenced herein, show how they are calculated and present a reconciliation to the most directly comparable measure defined under IFRS. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures defined under IFRS. The non-GAAP measures that we use may not be directly comparable with similarly-titled measures used by other companies.

MARKET AND INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our products and services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. You should not place undue reliance on them as estimates are inherently uncertain. Additionally, we have cited information compiled by certain industry sources and third parties, including:

•	Automotive Aftermarket Industry Association, “Digital Automotive Aftermarket Factbook, 20th Edition, 2011” (“AAIA”);

•	CSM Worldwide, Inc., a division of IHS Global Insight Inc. (“IHS/CSM”);

•	JD Power and Associates, “Automotive Forecasting Report, June 30, 2010” (“J.D. Power”);

•	McGraw-Hill Companies, “Dodge Construction Potential Bulletin, December 2010 (“Dodge”);

•	McGraw-Hill Companies, “Dodge Construction Potential Bulletin, June 2011 (“Dodge June 2011”);

•	McGraw-Hill Companies, “Construction Market Forecasting Service, Sneak-Peek Third Quarter 2011” (“McGraw-Hill”);

•	U.S. Bureau of the Census, “Construction Reports, Series C-20, Housing Starts” (“U.S. Census Bureau Housing Starts”);

•	Housingeconomics.com, National Association of Home Builders, “Executive Level Forecast, July 29, 2011” (“NAHB”); and

•	U.S. Bureau of the Census, “Construction Reports, Series C-30, Value of New Construction Put-in-Place” (“U.S. Census Bureau”).

While we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to our being a leader in a market or product category refers to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

The term “emerging markets” as used in this prospectus refers to those countries defined by the International Monetary Fund as “emerging and developing economies” for the purposes of their “World Economic Outlook Database, October 2010.”

WHERE YOU CAN OBTAIN MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes being offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made.

We are not currently, and prior to the effectiveness under the Securities Act of this registration statement, are not expected to be, required to file reports with the SEC for the unregistered notes or to deliver an annual report to holders of the unregistered notes under the Exchange Act. However, we are subject to the disclosure obligations described in “Description of Senior Secured Second Lien Notes—Certain Covenants—Reports and Other Information.” Under these obligations, as long as the notes are outstanding, we will furnish you with certain annual and quarterly financial information and, for as long as the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will furnish you, or any prospective purchaser of the exchange notes you designate, with the information required to be delivered by Rule 144A(d)(4) under the Securities Act when we receive a written request to do so from you. Written requests for the information should be addressed to Thomas C. Reeve, Executive Vice President and General Counsel – Tomkins Ltd., Pinafore Holdings B.V., Fred. Roeskestraat 123, 1076 EE, Amsterdam, The Netherlands.

As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

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SUMMARY

This summary highlights information included elsewhere in this prospectus. You should read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section and the historical financial statements and the notes thereto before making an investment decision. This summary may not contain all of the information that may be important to you.

On July 27, 2010, the Independent Directors of Tomkins plc (“Tomkins”) and the Board of Directors of Pinafore Acquisitions Limited (now known as Tomkins Acquisitions Limited) (“Tomkins Acquisitions”) announced that they had reached an agreement on the terms of a recommended cash acquisition (the “Acquisition”) for the entire share capital of Tomkins, including the Tomkins shares underlying the Tomkins American Depositary Receipts and certain employee equity awards, implemented by way of a scheme of arrangement under Part 26 of the U.K.’s Companies Act 2006 (the “Scheme”). Tomkins Acquisitions was a newly incorporated company formed for the purpose of implementing the Acquisition at the direction of Onex Corporation (“Onex”) and Canada Pension Plan Investment Board (“CPPIB,” collectively the “Sponsors”). Tomkins, LLC and Tomkins, Inc. are indirect wholly owned subsidiaries of Tomkins Acquisitions. On August 31, 2010, the requisite majorities of Tomkins’ shareholders voted to approve the Acquisition. On September 21, 2010, the High Court of Justice in England and Wales (the “Court”) sanctioned the Scheme and a Court hearing to confirm the corresponding reduction in share capital of Tomkins plc occurred on September 23, 2010. The Court-issued orders pursuant to the Court hearings were registered and became effective on September 24, 2010.

When used in this prospectus, the terms “Tomkins,” the “Company,” “we,” “our” and “us,” except as otherwise indicated or as the context otherwise indicates, means Pinafore Holdings B.V. (“Holdings”) and its subsidiaries, including, Tomkins Acquisitions, Tomkins, LLC and Tomkins, Inc., after giving effect to the consummation of the Acquisition.

During the second quarter of 2011, management began actively seeking a buyer for the businesses that comprise our Sensors & Valves operating segment within Industrial & Automotive. This operating segment is now classified as a discontinued operation. Historical financial information presented in this prospectus has accordingly been re-presented to reflect this classification and, unless stated otherwise, all amounts presented in this summary relate to continuing operations only.

Furthermore, unless stated otherwise, all references to amounts for Fiscal 2010 presented in this summary are on a pro forma basis as described in “Unaudited Pro Forma Financial Information.”

Our Company

We are a diversified global engineering and manufacturing company with a portfolio of market-leading businesses. Our products are highly engineered and used in the industrial, automotive and construction end markets. We have a broad collection of premier brands that are among the most globally recognized in their respective end markets. We estimate that approximately 80% of our sales for Fiscal 2010 were derived from businesses that we believe hold the number one position in the markets in which they operate. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. Approximately 40% of our Fiscal 2010 sales were generated from the global industrial replacement end market and automotive aftermarket, where we achieve higher margins. Our industrial replacement business provides us with exposure to a broad range of industrial end market segments that have an ongoing need for replacement parts, while the automotive aftermarket provides us with a stable source of revenue. The significant majority of our products, including those useful for the reduction of energy consumption and for safety improvement, are positioned in the premium end of their respective end markets, and as a result, allow for associated premium pricing. The prices of our products are low relative to the potential cost of their failure within the critical systems in which they are used, such as industrial machinery, automotive engines and heating, ventilating and air conditioning (“HVAC”) systems. We attribute our end market leadership positions to a combination of our brand strength, product quality and breadth and customer service and support. We are led by an experienced, proven management team that has successfully streamlined our portfolio to focus on our core businesses, and implemented wide-ranging, significant cost-saving restructuring initiatives.

Our revenue and earnings base is highly diversified by product, geography, end market and customer. We derive revenues from nearly every developed country across the globe and are well-positioned in most emerging markets with our industrial and automotive component products. In addition, our top ten customers represented only 22% of our Fiscal 2010 sales. We maintain long-standing customer relationships and have served our top 20 customers for an average of over 35 years, while some of our largest customer relationships span over 50 years. We also have developed strong relationships with industry-leading customers in emerging markets including Chery, Tata and Mahindra & Mahindra.

Our product portfolio consists of tens of thousands of SKUs, and we believe it comprises the broadest range of power transmission belts, fluid power hoses and air distribution products in the end markets in which we operate. This breadth, combined with our brand reputation, product quality, superior field sales and service support, long-standing customer relationships and ability to deliver on short lead times, has allowed us to establish and maintain our leading market positions.

During Fiscal 2010, we generated sales of $4.5 billion and our pro forma Adjusted EBITDA was $671.0 million. Our loss for the period in Q4 2010 was $270.2 million and our profit for the period in 9M 2010 was $243.6 million. Capital expenditure during Fiscal 2010 was $142.9 million. For a discussion of our pro forma Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our Fiscal 2010 sales from continuing operations can be broken down as follows:

Our Segments

Our business is divided into two business groups: Industrial & Automotive (“I&A”), which accounted for 78% of our Fiscal 2010 sales and Building Products (“BP”), which comprised the remaining 22% of our Fiscal 2010 sales. Our continuing I&A businesses include: (i) Gates—which we believe is the leading global manufacturer of power transmission belts and related products, as well as hydraulic and industrial hose and couplings; (ii) Dexter—which we believe is the leading North American manufacturer of axles used in utility, industrial and recreational trailers; and (iii) several other businesses. As there are no publicly available sources supporting these beliefs, they are based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. Based on comparison of our non-public data, such as our business unit’s sales with our estimates of market size, in addition to our review of certain publicly available third party market data from Air Movement and Control Association International, Inc. and the Air-Conditioning, Heating, and Refrigeration Institute, we believe our BP businesses collectively are the leading North American manufacturer of products used in the HVAC systems of commercial and residential buildings, including grilles, registers, diffusers (“GRDs”), terminal units, dampers, louvers and smoke vents, among other products. We also manufacture bathtubs and shower enclosures primarily used in residential applications.

The following table illustrates our business groups’ Fiscal 2010 sales, Fiscal 2010 Pro Forma Adjusted EBITDA and market position and estimated market share.

	INDUSTRIAL & AUTOMOTIVE 78% OF SALES AND 86% OF PRO FORMA ADJUSTED EBITDA			BUILDING PRODUCTS 22% OF SALES AND 14% OF PRO FORMA ADJUSTED EBITDA
	Power Transmission	Fluid Power	Other I&A	Air Distribution	Bathware
SALES $ IN MILLIONS	2,136.7	784.5	548.8	862.9	118.8

% OF TOTAL	48%	18%	12%	19%	3%

KEY PRODUCTS	• Accessory drive and synchronous belts • Idler pulleys and tensioners • Fuel efficient oil pumps • Powder metal components	• Hydraulic hoses and couplings • Transfer hoses • Engine hoses and assemblies • Hose service and management	• Axles • Chassis components • Standard and specialty hose clamps • Aftermarket accessories	• GRDs • Terminal units • Dampers • Louvers • Smoke vents • Chimney products • Air filters	• Fiberglass bathtubs • Acrylic bathtubs • Shower enclosures

	INDUSTRIAL & AUTOMOTIVE 78% OF SALES AND 86% OF PRO FORMA ADJUSTED EBITDA			BUILDING PRODUCTS 22% OF SALES AND 14% OF PRO FORMA ADJUSTED EBITDA
	Power Transmission	Fluid Power	Other I&A	Air Distribution	Bathware
BRANDS / BUSINESSES

LEADING MARKET POSITION (MARKET SHARE %)

• #1 in North America, Central

  America and South America

  industrial power transmission (35%)

• #1 in North America auto

  aftermarket power transmission

  and fluid power (30%)

• #1 in European auto aftermarket

  for synchronous belts (65%)

  and accessory drive belts (35%)

• U.S. fluid power (25%)

			• Dexter #1 in U.S. industrial axles (50%) • Ideal #1 in U.S. standard gear clamps (60%)	• ASC #1 in U.S. Commercial GRDs (50%) • Ruskin #1 in U.S. dampers (30%) • Hart & Cooley #1 in U.S. venting products (30%)	• #1 in U.S. fiberglass bathtubs (30%)

FISCAL 2010 SALES BREAKDOWN BY END MARKET (1)	• Auto AM: 34% • Auto OEM:41% • Ind. Rep: 15% • Ind. OEM: 10%	• Auto AM: 20% • Auto OEM: 0% • Ind. Rep: 49% • Ind. OEM: 31%	• Auto AM: 16% • Auto OEM: 3% • Ind. Rep: 17% • Ind. OEM: 46% • Mfr. Housing/ Rec. Vehicles: 18%	• Non-Res.: 74% • Res.: 26%	• Res.: 96% • Mfr. Housing: 4%

SELECT CUSTOMERS	• GM • Genuine Parts (NAPA & Motion Industries) • Ford • Renault Nissan • O’Reilly • SKF Autoparts • ADI • CARQUEST	• Genuine Parts (NAPA & Motion Industries) • John Deere • JCB • O’Reilly • Bobcat • CARQUEST • CNH Global • Caterpillar	• Redneck Trailer Supplies • Jayco • Forest River • Thor Industries • Nuera • Home Depot • Textrail • Repco • Fernco	• York Intl • Lennox • Tom Barrow • Home Depot • Norman S. Wright • Carrier Group • Trane Co • Watsco • Ferguson	• Home Depot • Ferguson • Hajoca • WinWholesale • Morrison

(1)	“Auto AM”=Auto Aftermarket, “Auto OEM”=Auto Original Equipment Manufacturers, “Ind. Rep”=Industrial Replacement, “Ind. OEM”=Industrial Original Equipment Manufacturers, “Mfr. Housing” = Manufactured Housing (i.e., trailer homes), “Rec. Vehicles”=Recreational Vehicles (i.e., motorhomes), “Non-Res.”=Non-Residential Construction, “Res.”=Residential Construction.

Industrial & Automotive

Power Transmission. We believe we are the world’s largest manufacturer of power transmission belts used in industrial equipment and automotive applications. Our Power Transmission products are sold under the Gates brand and include highly-engineered rubber and polyurethane accessory drives and synchronous belts, idler pulleys and tensioners. We are globally integrated with operations in 21 countries and maintain research, development and engineering capabilities worldwide. The largest component of our Power Transmission sales is to leading distributors for use in the industrial replacement end market and automotive aftermarket, which are higher margin businesses. The industrial replacement end market covers a broad range of industries, which have an ongoing need for replacement parts. The automotive aftermarket provides us with a stable source of revenue. We supply aftermarket belts and related components for substantially all light vehicles in North America and Europe. We also sell Power Transmission products directly to industrial and automotive original equipment manufacturers (“OEMs”). For Fiscal 2010, 63% of Power Transmission’s automotive OEM sales were to customers located outside of North America, primarily in continental Europe and Asia, including Renault, PSA/Peugeot, Mercedes, Hyundai and Chery. The end market segments for our industrial products are broad and primarily cover applications such as general industrial, agricultural equipment and motorcycles. We also have a nascent presence in elevators, white goods and wind turbines. The industrial replacement end market and automotive aftermarket collectively represented 49% of Power Transmission’s Fiscal 2010 sales, while 41% of Fiscal 2010 sales were to the automotive OEM end market. The remaining 10% of Fiscal 2010 sales were generated from the industrial OEM end market. On August 2, 2011, we finalized the sale of our Stackpole business, which specializes in powder metal and engineered powertrain components. Stackpole is included in the Power Transmission operating segment and operates predominantly in North America and Europe, generating annual sales of approximately $290 million. The business was sold to an affiliated investment fund of the Sterling Group, a Houston based private equity investment firm, for a cash consideration of $285 million.

Fluid Power. We are a leading manufacturer of hydraulic hoses, couplings and transfer hoses used in industrial applications and in the automotive aftermarket. Our hydraulic hoses and couplings are used in technically demanding operations and must be able to withstand extreme operating conditions. Our Fluid Power products are sold under the Gates brand and are used in a variety of end market segments, such as general industrial, construction, agriculture, oil and gas, mining and energy. We have continued to broaden our Fluid Power platform by providing hydraulic service offerings (e.g., tracking, monitoring and replacement, as well as hydraulic flushing services) to the oil and gas, marine and mining end market segments. Fluid Power has a global footprint across 13 countries and serves customers worldwide such as Motion Industries, John Deere, JCB, Bobcat and Caterpillar. The industrial replacement end market accounted for 49% of Fluid Power’s Fiscal 2010 sales, while 31% of Fiscal 2010 sales were to the industrial OEM end market and 20% of Fiscal 2010 sales were to the automotive aftermarket.

Other I&A. Other I&A is comprised of three businesses, Dexter, Ideal and Plews. Dexter accounts for more than half of Other I&A’s sales. Dexter is the leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments in the United States. Dexter sells products directly to OEMs and through national distributors. Ideal is the leading manufacturer of gear clamps primarily for the automotive aftermarket and sells principally in the United States, Mexico and China under a variety of brands. Plews, a wholly-owned manufacturer of automotive lubrication products and repair tools, was sold on April 20, 2011 to a consortium of investors in the US led by the private equity firm, Eigen Capital LLC. In Fiscal 2010, Plews’ sales were approximately $70 million. The cash consideration of $25 million received on the disposal approximated to the carrying amount of the net assets sold.

Building Products

Air Distribution. Based on comparison of our non-public data, such as our business unit’s sales with our estimates of market size, in addition to our review of certain publicly available third party market data from Air Movement and Control Association International, Inc. and the Air-Conditioning, Heating, and Refrigeration Institute, we believe we are the leading North American manufacturer of products that are used to distribute, recycle and vent air, and which are critical components of HVAC systems within non-residential and residential buildings. We design and manufacture a broad range of products, including, among others, GRDs, terminal units, fire and smoke dampers, louvers and fans for customers throughout North America. Our products are marketed under many established and well-known brand names including, Titus, Krueger, Ruskin and Hart & Cooley. We believe that we are the only nationwide U.S. provider of air distribution products across many of the primary categories in which we compete and we have an extensive multi-channel distribution network across the country. The majority of our products are sold through manufacturers’ representatives and building products wholesalers. The balance of our products are sold directly to HVAC OEMs, such as Carrier Group, York International and Lennox, as well as to home centers, specialty retailers and national accounts. We maintain a competitive advantage in this business by offering the broadest range of products, providing industry-leading customer service and delivering customized products on short lead times. We believe our portfolio of brands is recognized as representing the highest quality products, and building architects and engineers often specify them by name in building designs. The non-residential construction end market represented 74% of Air Distribution’s Fiscal 2010 sales, while 26% of Fiscal 2010 sales were to the residential construction end market. Within Air Distribution, 75% of Fiscal 2010 sales were into the new construction end market segment, while 25% of Fiscal 2010 sales were into the repair and refurbishment (“R&R”) end market segment, which includes all sales to home centers such as Home Depot and Lowes.

Bathware. We are a leading manufacturer of bathtubs and shower enclosures in the United States, accounting for approximately 30% of all fiberglass bathtubs sold in 2009. Our products are sold under the Aquatic brand name primarily through building products wholesalers, home center retailers and specialty distributors. Aquatic operates manufacturing plants and distribution warehouses across the United States, providing national distribution capabilities. The residential end market accounted for 96% of Bathware’s Fiscal 2010 sales, while the remaining 4% of Bathware’s Fiscal 2010 sales comprised sales to the manufactured housing industry.

Our End Markets

We operate a portfolio of global, market-leading businesses that manufacture and sell branded products for the industrial OEM and replacement, automotive OEM, automotive aftermarket, non-residential construction and residential construction end markets. Each end market has unique characteristics and drivers that contribute to our overall revenue diversification, stability and provide broad exposure to general economic growth. We expect that the cyclical nature of the industrial and automotive OEM end markets and the industrial aftermarket will benefit us to the extent there continues to be a recovery from recessionary lows. Additional end market demand characteristics that we believe we will continue to benefit from are: (i) the resilience, stability and higher-margin nature of the automotive aftermarket principally in North America and Europe and (ii) the continued secular growth in industrial and automotive OEM and replacement end markets in emerging markets globally. We also anticipate benefiting from the eventual recovery in the U.S. non-residential construction and residential construction end markets.

Industrial OEM & Replacement

We generated 34% of our Fiscal 2010 sales from the global industrial OEM and replacement end markets. Our Power Transmission and Fluid Power segments operating under the Gates brand accounted for 77% of our Fiscal 2010 sales to the industrial OEM and replacement end markets. Our industrial belts are used in manufacturing equipment, commercial vehicles, agricultural and construction equipment as well as a broad range of consumer and industrial products and applications. Our industrial fluid power products are used within hydraulic systems, for example, on construction equipment and to transfer and convey fluids, as well as food, water, steam, oil, chemicals, gas and air and serve the general industrial, construction, agriculture, oil and gas, marine and mining industries.

We believe the demand for our products in the industrial OEM and replacement end markets will continue to be driven by (i) the level of industrial production and capacity utilization, both of which still remain below long-term averages in North America and Europe, (ii) the level of durable goods orders and operating expenditures related to consumable items used in industrial production, (iii) the level of construction activity which drives demand for construction equipment that utilize our products, (iv) the level of global commodity prices that impact demand and utilization of equipment in a number of our end market segments including agriculture and oil and gas and (v) continued emerging market growth and infrastructure build.

Automotive OEM

We generated 20% of our Fiscal 2010 sales from supplying the global automotive OEM end market. Our Power Transmission segment operating under the Gates brand accounted for 98% of our Fiscal 2010 sales for this end market. The demand in this end market is directly related to global vehicle production. According to IHS/CSM, from 2000 through 2010, annual light vehicle production averaged 14.6 million units in North America and 19.5 million units in Europe. Current automotive industry conditions in North America and Europe have demonstrated early signs of recovery, though are still significantly below long-run averages. In 2010, North American production recovered to 11.9 million units from 8.6 million units the year before. In Europe, production increased by 13%, rising from 16.3 million units in 2009 to 18.5 million units in 2010. Approximately 11% of our automotive OEM sales are derived from the Chinese market where production grew at an annualized growth rate of 24% between 2004 and 2010. IHS/CSM forecasts 2011 to 2015 annualized light vehicle production growth of 6% globally, with 6% in North America, 3% in Europe and 11% in China. Evolving consumer preferences and recent regulations have made fuel economy and safety systems a growth area for automotive OEM suppliers, which we believe will benefit our business. Many of the products that we sell to the automotive OEM end market have been shown to improve safety and fuel economy, which positions us well to benefit from the trend toward safer, more fuel-efficient vehicles.

We believe the demand for our products in the automotive OEM end market will continue to be driven by (i) the level of global vehicle production, (ii) our ability to secure positions on new vehicle platforms relative to our competitors and (iii) evolving regulatory requirements related to fuel economy and safety.

Automotive Aftermarket

We generated 22% of our Fiscal 2010 sales from the automotive aftermarket primarily through our Gates products. Though the automotive aftermarket is influenced by fuel prices and consumer confidence, it is typically resilient during economic downturns. This resilience is a result of the stable underlying demand for replacement products, which is more influenced by non-discretionary maintenance and repair needs than it is by economic factors. For example, according to IHS/CSM, U.S. light vehicle production fell 34% in 2009 compared with the prior year, whereas, according to AAIA, aggregate U.S. automotive aftermarket sales declined only 2% during 2009 compared with the prior year. The U.S. light vehicle aftermarket represented $207 billion in aggregate sales in 2009 and is expected to reach over $230 billion by 2012, a compound annual growth rate (“CAGR”) of 4%, according to AAIA estimates. Global vehicle production is also an aftermarket revenue growth driver as it adds to the aggregate global vehicle population. JD Power estimates that the world’s total vehicle population in 2009 was 1.0 billion and expects it to grow at a CAGR of 3% from 2009 through 2015. In particular, JD Power expects that total vehicle population in emerging markets will continue to grow significantly during that period, with CAGRs of 14% in China and 10% in India, which should aid the development of the still nascent automotive aftermarket in those countries.

We believe that the demand for our products in the automotive aftermarket will continue to be driven by: (i) the size of the global vehicle population, which increases by the level of annual new vehicle production less the annual scrap rate, (ii) the average age of the global vehicle population as older vehicles typically require greater maintenance and repair and (iii) annual miles driven which correlates to the rate of vehicle wear and consequently demand for aftermarket products.

Non-Residential Construction

We generated 14% of our Fiscal 2010 sales from the non-residential construction end market, primarily from our Air Distribution segment. U.S. non-residential construction activity has been in decline since 2008, and, according to Dodge, in 2010, U.S. non-residential construction starts totaled 635 million square feet as compared with an average of 1.2 billion square feet over the 2006 to 2010 time period. McGraw-Hill is forecasting that the market will continue to stabilize in 2011 followed by more rapid growth in 2012 and 2013. Approximately 25% of our Building Products business group’s Fiscal 2010 sales were derived from R&R activities within our Air Distribution segment. We believe this will be a growth area given the increasing global drive to reduce energy consumption in buildings, which many of our products achieve. Globally, buildings use approximately one-third of the world’s energy, 25% of which is attributable to buildings’ air distribution systems. Our energy efficient air distribution products can help reduce energy consumption in this area.

We believe that demand in the non-residential construction end market, which is inherently local in nature, will be driven by underlying dynamics including: (i) local office vacancy rates, which are tied to employment levels, (ii) the availability of financing for new construction projects, (iii) public and private spending on healthcare, education and other social services and (iv) trends in the development of new urban areas and the re-development of existing urban areas.

Residential Construction

We generated 8% of our Fiscal 2010 sales from the residential construction end market, including the R&R end market segment. The U.S. residential construction end market has been weak throughout 2010 and early 2011, with seasonally adjusted annualized housing starts standing at 549,000 at the end of March 2011, compared with the total housing starts in 2010 of 587,000 units and the historical average housing start rate between 1980 and 2010 of 1.4 million units (as measured by the U.S. Census Bureau Housing Starts). According to the NAHB, housing starts are expected to recover to approximately 730,000 units by 2012 as long-term demographic factors and an expected economic recovery lead to absorption of the current excess housing supply. However, despite signs of recent stabilization and the long-term positive outlook for new residential construction, recent housing starts data suggests that near-term demand will continue to be restrained. According to the U.S. Census Bureau, R&R spending has declined 23% since 2006, and we expect it to resume growth as consumer confidence and unemployment improve.

We believe that demand in the new residential construction end market segment will continue to be driven by: (i) consumer confidence and employment levels, (ii) availability of financing along with interest rate stability, (iii) on-going population growth and relocation trends and (iv) the level of existing home sales which impacts housing inventory levels as well as the level of R&R activity.

Our Competitive Strengths

Industry Leading Businesses with Premier Brands. We believe that we hold the number one market position in businesses that comprise approximately 80% of our Fiscal 2010 sales. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. We believe we have achieved this leadership position by offering high quality products, industry-leading product portfolios that typically consist of tens of thousands of SKUs and superior customer service and field sales support, all of which drive brand loyalty and secure our long-standing brand reputations and customer relationships. The strength of our brands has been highlighted by our demonstrated ability to pass through or adjust prices for changes in input costs, and in certain markets to charge a premium price relative to our competitors. Our principal brands include the following:

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Gates, which we believe is the world’s largest manufacturer of power transmission belts and a leader in hydraulic and industrial hoses and couplings. The Gates brand has existed since 1917 and is globally synonymous with premium quality, reliability and customer service. Gates has approximately a 30% share of the overall automotive aftermarket for power transmission and fluid power products in North America. In its target market, which is the “do-it-for-me” traditional and retail, light vehicle automotive aftermarket in North America, Gates has a 40% share. In Europe, we estimate that Gates has approximately a 65% share of the synchronous belt market and approximately a 35% share of the accessory drive belt market.

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ASC, Ruskin and Hart & Cooley are three of the leading manufacturers of air distribution products in North America. Each of our primary Air Distribution brands maintains a share in excess of 30% of their respective product categories, and ASC, through several brands, has a share in excess of 50% of the market for commercial GRDs in the United States.

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Dexter is North America’s leading manufacturer of axles used in specialty utility, industrial and recreational trailers, which are typically made-to-order, with a U.S. market share in excess of 50% for those products.

•	Ideal is the leading gear clamp manufacturer with a market share in the United States of approximately 60%.

•	Aquatic is the leading producer of value-oriented fiberglass bathtubs, accounting for approximately 30% of all fiberglass bathtubs sold in 2009 in the United States.

Diversified Revenue and Earnings Base. We benefit from serving a diverse group of end markets and customers across the globe. This diversity helps mitigate the impact of any individual decline in any one end market during a given year. Approximately 40% of our Fiscal 2010 sales were generated from the global industrial replacement end market and automotive aftermarket, where we achieve higher margins. Our industrial replacement business provides us with exposure to a broad range of industrial end market segments that have an ongoing need for replacement parts. Our customer base consists of many of the world’s leading companies in their respective end markets, and it is broad and distinct across our segments, with no single customer representing more than 7% of our Fiscal 2010 sales. We generate revenue in most developed countries across the globe, and our emerging market presence has grown rapidly to now represent approximately 23% of our Fiscal 2010 I&A sales.

Broad Product Offering of Highly Engineered and Critical Components. Our broad product portfolio consists of tens of thousands of SKUs, which allows us to provide our customers with a comprehensive range of products. Most of our products are highly engineered components that perform critical functions within larger and more expensive systems, including industrial machinery, automotive engines and commercial HVAC applications.

The prices of our products are low relative to the potential cost of their failure within the critical systems in which they are used. Our engineering and new product development capabilities have contributed to our reputation as an innovator, solidifying our leadership position across our product categories. Additionally, our extensive product portfolio, strong brand reputation, intellectual property, knowledge and expertise applied across our broad range of SKUs, make us a valued partner to our customers and increases their reluctance to switch suppliers. Working with our customers to design and develop solutions tailored to their individual specifications is a valuable service that we provide, which further decreases their propensity to switch suppliers.

Long-Standing Customer and Distributor Relationships. We have cultivated long-standing customer relationships due to our strong brand reputation, consistent ability to meet product availability requirements, superior customer service and best-in-class quality. Some of our relationships with our largest customers span over 50 years. Our relationships with our top 20 customers have existed for more than 35 years on average. We believe we have cultivated relationships with an estimated 75% of the U.S. and European wholesale distributors to the automotive aftermarket, and are a key supplier to three of the largest North American distributors and retailers, NAPA, O’Reilly Auto Parts (both more than 50 years) and CARQUEST (approximately 45 years). In Europe, we have long-standing customer relationships with the leading automotive aftermarket distributors in each of Germany, France and the U.K. We maintain relationships with the largest global industrial replacement distributors, including Motion Industries (approximately 45 years) and Kaman (approximately 40 years). We have also cultivated exclusive relationships with over 100 leading distributors in the North American non-residential and residential construction end markets and maintain thousands of relationships for broad market coverage. Our extensive distribution network, comprehensive product portfolio and made-to-order components make it difficult for smaller domestic and emerging market competitors to penetrate our end markets.

Low-Cost Manufacturing and Global Engineering Footprint. Many of our manufacturing facilities are located in low-cost, emerging markets, including China, Mexico, Brazil, India, Eastern Europe and Turkey. We have substantially rebased our manufacturing footprint towards lower cost, higher growth regions, as we have opened, among other things, three new facilities in China, India and Turkey, while closing approximately 30% of our North American and European facilities in 2008 and 2009. As a result, we are positioned to realize continued margin growth as our end markets recover. We have already realized some of this margin expansion with the ongoing Adjusted EBITDA margin increasing 540 basis points (“bps”) between the first half of 2009 and Fiscal 2010. Continued international expansion allows us to conduct our engineering and manufacturing activities close to our customers across the globe, as well as to develop new relationships and to benefit from the higher growth rates in emerging markets.

Strong Margins and Free Cash Flow Generation. Our operating model generates strong profit margins and stable cash flows. In Fiscal 2010 we achieved an ongoing Adjusted EBITDA margin of 15.1%, compared with 11.4% in Fiscal 2009 and 11.8% in Fiscal 2008. We achieved this improvement in part through our two broad plant rationalization programs that were largely completed in 2008 and 2009, which we refer to as projects Eagle and Cheetah. Under these initiatives we closed more than 30 loss-making, redundant and underperforming facilities in North America and Western Europe and exited low-margin and unprofitable automotive OEM businesses, which were capital intensive, as well as unprofitable Building Products businesses. After significant investments in lower cost regions, we currently have relatively lower capital expenditure requirements than we did in the past, which we expect to continue even if the end market recovery accelerates.

Experienced and Proven Management Team. We are led by an experienced management team that implemented a significant restructuring program and reshaped our business portfolio through an extensive divestiture and rationalization program. Our management team is led by Jim Nicol who joined Tomkins in 2002 as CEO. Under his leadership, we have:

•	Executed projects Eagle and Cheetah, which we estimate will generate approximately $150 million in annual savings from 2011 onwards.

•	Divested or closed 26 non-core lower margin and commodity businesses to focus on higher margin, less capital intensive businesses.

•	Established a portfolio of industry-leading industrial, automotive and building product businesses.

•	Improved the ongoing Adjusted EBITDA margin by 330 bps in Fiscal 2010 compared with Fiscal 2008, despite sales being approximately 10% below the pre-restructuring levels of Fiscal 2007.

•	Embedded a culture of pay for performance throughout our organization.

Our Business Strategy

Leverage the Gates Brand. We will continue to leverage our Gates brand and footprint, which we believe, based on an internally commissioned study, is globally recognized by our customers as the highest quality power transmission belt brand and a leader in the fluid power market. We aim to enhance Gates’ strong reputation for superior quality, reliability and customer service by growing our service and distribution capabilities in the global industrial OEM and replacement end market and automotive aftermarket. We will also continue to invest in: (i) product development, such as our polyaramid-reinforced belts for motorcycles, carbon cord polychain belts, molded fabric belts used in high torque engines, belt boxes within wind turbines, ocean wave power generation systems and oil and gas applications and (ii) service capabilities, such as installing, monitoring, refurbishing and advising on system design for hydraulic applications in the oil and gas, marine and mining end market segments.

Utilize Global Presence and Brand Strength to Further Penetrate Emerging Markets. We continue to expand our market share in emerging markets such as China, Brazil, India and Eastern Europe, and our sales to emerging markets have grown from approximately 10% of I&A sales in 2004 to approximately 23% in Fiscal 2010. Gates has established and maintained a sales and manufacturing presence in both China and India since 1995. We have authorized distributors in almost all of China’s provinces, that have a total of over 130 retail stores across the country. We have recently completed new facilities to serve these markets, including our Fluid Power plant in Changzhou, China, which became operational in early 2010 and is the largest fluid power facility in our portfolio. We have also expanded our operations in India, Eastern Europe and Turkey, where we believe the recent high growth of light vehicle sales and industrial activity are expected to continue in the future. The automotive aftermarket opportunity in many of these emerging markets remains in its early stages as the average age of vehicles in these markets is currently lower than the age range that generates the most aftermarket activity, which is approximately five to ten years. Additionally, industrial activity is expected to increase with economic growth, which drives the industrial OEM and replacement end markets. We believe that exposure to these geographies will continue to drive our growth as automotive production increases, the aftermarket develops and general infrastructure and economic growth continues to expand at attractive rates.

Capitalize on Demand for Energy Efficient Products. We believe that we were among the first manufacturers to identify the growing environmentally-focused product trends in our industries and end markets. We continue to engineer products to enhance their energy and fuel efficiency. Such products include synchronous timing belts for micro-hybrid systems and variable vane oil pumps in our I&A businesses and energy recovery ventilators in our BP business. Demand for the advanced technology content integrated into these products continues to grow. In addition, a number of new regulatory guidelines in North America have emerged to promote energy efficient products in new non-residential and residential construction.

Further Enhance Margins and Free Cash Flow Generation. We will continue to develop product offerings across our businesses that contain proprietary technology and leverage our strong brands resulting in an ability to offer premium products and generate attractive margins. In response to a difficult economic climate, we have also reduced our fixed cost base. In 2008 and 2009, we substantially completed all of our comprehensive restructuring initiatives (projects Eagle and Cheetah), closing over 30 facilities and reducing headcount under these initiatives by 7,800. We anticipate reaching the full run-rate savings of $150 million during 2011. Our continual performance improvement initiatives within our plants is expected to enhance our margins further. We also believe our available manufacturing capacity and existing geographical plant footprint is sufficient to support significant increases in volume, which will result in positive operating leverage as the economy recovers. Additionally, many of our more capital-intensive operations, including several of our low-margin, more commodity-oriented automotive OEM businesses, have been divested over the past few years as part of a full-scale management initiative to focus on higher margin, lower capital intensity businesses.

Target Opportunities for Which There is a Significant Replacement Market. We will continue to develop our technology to manufacture market-leading products and then follow with aftermarket sales and support using such technology. This strategy has been successful across the Gates brand where products were customized for use in systems designed by OEMs then sold directly to the aftermarket to satisfy replacement needs. R&R activities, which are becoming a growing revenue driver in our BP business group, accounted for 25% of Air Distribution’s Fiscal 2010 sales.

Capitalize on Eventual Cyclical End Market Recovery. Although all of our end markets were impacted by the recent global economic recession to varying degrees, we believe many of our end markets have troughed and are experiencing varying degrees of recovery, with ongoing sales up 16% in Fiscal 2010 over Fiscal 2009, driven by increased demand throughout our global industrial and automotive end markets, as well as some amount of inventory re-stocking at our customers.

Continue to Evaluate Strategic Opportunities. We will continue to evaluate our portfolio on a strategic basis and seek to expand our presence in emerging markets. We may also consider divesting non-core businesses that may be less strategic in order to accelerate the deleveraging of our balance sheet.

Our Equity Sponsors

Onex Corporation

Onex is one of North America’s oldest and most successful investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams. It was founded in 1984, is listed on the Toronto Stock Exchange and operates out of offices in Toronto and New York. Onex manages investment platforms focused on private equity, real estate and credit securities. In total, Onex manages approximately $15 billion, which includes both third-party and proprietary capital. Onex’ businesses generate annual revenues of $35 billion, have assets of $40 billion and employ more than 212,000 people worldwide.

Over Onex’ history, it has had extensive experience investing in industrial, automotive and building products businesses. Onex’ recent investments in these sectors include Allison Transmission, TMS International, RSI Home Products and Spirit Aerosystems.

Canada Pension Plan Investment Board

CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPPIB assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At March 31, 2011, the assets of the Canada Pension Plan Fund totaled C$148 billion, of which C$32 billion was invested in private investments.

The Transactions

On July 27, 2010, Tomkins Acquisitions and the independent directors of Tomkins announced that they had agreed to the terms of a recommended cash acquisition of the entire issued and to be issued share capital of Tomkins, including the shares underlying the ADRs, by Tomkins Acquisitions for approximately £2.89 billion, to be implemented by way of the Scheme. The Scheme became effective on September 24, 2010. In connection with the Acquisition the following transactions occurred:

•	the Sponsors capitalized Tomkins Acquisitions (through its parent companies) with an aggregate equity contribution of approximately $2.1 billion;

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we drew down on the term loan portion of our senior secured credit facilities consisting of (i) a senior secured Term Loan A facility of $300.0 million; (ii) a senior secured Term Loan B facility of $1,700.0 million and (iii) a senior secured revolving credit facility of $300.0 million (no amounts were initially drawn) (collectively, our “senior secured credit facilities”);

•	we received the net proceeds from the sale of the initial notes;

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we commenced a tender offer for Tomkins’ 8% medium term notes due 2011 (the “2011 Notes”) and Tomkins Finance plc’s 6.125% medium term notes due 2015 (the “2015 Notes” and together with the 2011 Notes, the “medium term notes”);

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on the effective date of the Scheme, each ordinary share in the capital of Tomkins held by shareholders of Tomkins (except those shares held by shareholders of Tomkins who validly elected to receive loan notes in respect of some or all of their shares) were automatically cancelled and shareholders received 325 pence for each ordinary share held prior to cancellation, and upon cancellation of such shares, ordinary shares of $0.09 each in the capital of Tomkins (which have an aggregate nominal value equal to the aggregate nominal value of the cancelled shares) were issued to Tomkins Acquisitions; and

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those shares held by shareholders of Tomkins who validly elected to receive loan notes in respect of some or all of their shares were transferred to Tomkins Acquisitions, and such shareholders received loan notes with a nominal value of £1.00 per loan note on the basis of £1.00 worth of loan notes for every £1.00 of cash consideration that would otherwise be payable to such shareholder.

We refer to the Scheme, the Acquisition, the equity contribution, the borrowings under our senior secured credit facilities, the initial notes, the tender for the medium term notes and the other transactions described above as the “Transactions.” Subsequent to the completion of the Transactions, on November 19, 2010, we informed the medium term noteholders that a ratings downgrade had occurred, and certain holders of the medium term notes put their medium term notes to us. On December 30, 2010, we made a further offer to purchase the outstanding 2011 Notes at a price of 105.00% (plus accrued and unpaid interest). Acceptances were received in respect of £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011. On February 11, 2011, we agreed with the providers of the senior secured credit facilities to a re-pricing of Term Loan A and term loan B and amendments to certain of the covenants and other provisions of the senior secured credit facilities. The re-pricing became effective on February 17, 2011 and attracted a one-off premium payment by us of $16.8 million.

Ownership and Corporate Structure

Our simplified corporate structure following the Transactions is shown below. Except for entities in certain jurisdictions of organization, the entities inside the dotted box represent the Guarantors of the notes and the senior secured credit facilities. In addition, Pinafore Coöperatief (“Top Co-op”) and the entities represented by Gates Non-U.S. Subsidiaries are non-guarantors. The non-guarantor subsidiaries and any future non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distribution or other payments. The non-guarantor subsidiaries accounted for the following proportion of our ongoing operations: (i) 43% of pro forma sales in Fiscal 2010 and of sales in 6M 2011; (ii) 49% of pro forma Adjusted EBITDA in Fiscal 2010 and 51% of Adjusted EBITDA in 6M 2011; (iii) 45% of total assets at the end of Fiscal 2010 and at the end of 6M 2011; and (iv) 14% of total liabilities at the end of Fiscal 2010 and at the end of 6M 2011. Both (i) and (ii) are calculated excluding corporate center entities. See “Description of Senior Secured Second Lien Notes—Note Guarantees.”

Company Information

Tomkins was formed in London in 1925 under the name F. H. Tomkins Buckle Company Limited. On February 25, 1988, we changed our name to Tomkins plc and on September 24, 2010, Tomkins plc was converted into a private limited company, Tomkins Limited. Pinafore, LLC was formed as a Delaware limited liability company and Pinafore, Inc. was organized as a Delaware corporation for purposes of undertaking the offering of initial notes as co-issuers. On December 8, 2010, Pinafore, LLC and Pinafore, Inc. changed their names to Tomkins, LLC and Tomkins Inc., respectively. Pinafore Holdings B.V. is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. registered offices are located at Fred. Roeskestraat 123, 1076 EE, Amsterdam, The Netherlands. Our telephone number at this address is +31.20577.1177. Our website is www.tomkins.co.uk. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein.

THE EXCHANGE OFFER

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Senior Secured Second Lien Notes.”

On September 29, 2010, the issuers issued an aggregate of $1,150,000,000 million principal amount of 9% Senior Secured Second Lien Notes due October 1, 2018 (the “initial notes”) to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. As part of the offering, we entered into a registration rights agreement with the initial purchasers of the initial notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for such initial notes. Below is a summary of the exchange offer.

The Exchange Offer	Tomkins, LLC and Tomkins, Inc. (together, the “issuers”) are offering to exchange up to $1,035,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018, which have been registered under the Securities Act (the “exchange notes”), for any and all outstanding initial notes. The term “notes” refers to both the initial notes and the exchange notes.

To exchange your initial notes, you must properly tender them, and the issuers must accept them. You may tender outstanding initial notes only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The issuers will exchange all initial notes that you validly tender and do not validly withdraw prior to the withdrawal of the exchange offer. The issuers will issue registered exchange notes promptly after the expiration of the exchange offer.

The form and terms of the exchange notes will be substantially identical to those of the initial notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the initial notes prior to consummation of the exchange offer.

Upon completion of the exchange offer, there may not be a market for the initial notes and you may have difficulty selling them.

Resale of Exchange notes	We believe that, if you are not a broker-dealer, you may offer exchange notes (together with the guarantees thereof) for resale, resell and otherwise transfer the exchange notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

	•	acquired the exchange notes in the ordinary course of business;

	•	are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

	•	are not an “affiliate” (as defined under Rule 405 of the Securities Act) of the issuers or any guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2011, unless we extend it.

Withdrawal	You may withdraw your tender of initial notes under the exchange offer at any time prior to the expiration date of the exchange offer. We will return to you any of your initial notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which we may assert or waive. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	Each holder of initial notes that wishes to tender initial notes for exchange notes pursuant to the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the initial notes, to the exchange agent; or

• if initial notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company (“DTC”), to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “— Guaranteed Delivery.”

A holder of initial notes that tenders initial notes in the exchange offer must represent, among other things, that:

	•	the holder is not an “affiliate” of the issuers or any guarantor as defined under Rule 405 of the Securities Act;

	•	the holder is acquiring the exchange notes in its ordinary course of business;

	•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

	•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the exchange notes; and

	•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing initial notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Initial Notes	If:
	•	you beneficially own initial notes;

	•	those initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

	•	you wish to tender your initial notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the initial notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold initial notes in certificated form or if you own initial notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those initial notes but

	•	the certificates for your initial notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

	•	you cannot complete the procedure for book-entry transfer prior to the expiration date,

you may tender your initial notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedures.”

Consequences of Not Exchanging Initial Notes	If you do not tender your initial notes or we reject your tender, your initial notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legends on the initial notes. In general, the initial notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of initial notes will not be entitled to any further registration rights under the registration rights agreement.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

To the extent that initial notes are tendered and accepted in the exchange offer, the trading market for initial notes that remain outstanding after the exchange offer could be adversely affected.

Registration Rights Agreement	You are entitled to exchange your initial notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your initial notes.

Certain Tax Considerations	Your exchange of initial notes for exchange notes will not be treated as a taxable exchange for United States income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all initial notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration of the exchange offer.

Exchange Agent	Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

THE EXCHANGE NOTES

The exchange offer applies to the $1,035,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018. The form and the terms of the exchange notes will be identical in all material respects to the form and the terms of the initial notes except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act; and

•

will not be entitled to the specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances.

The exchange notes evidence the same debt as the initial notes exchanged for the exchange notes and will be entitled to the benefits of the same indenture under which the initial notes were issued, which are governed by New York law. See “Description of Senior Secured Second Lien Notes.”

Issuers	Tomkins, LLC and Tomkins, Inc.

Securities Offered	$1,035,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018.

Maturity Date	October 1, 2018

Interest	9% per annum

Interest Payment Dates	April 1 and October 1 of each year, commencing April 1, 2011

Guarantees

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a second priority senior secured basis by Holdings and certain of its subsidiaries (other than the issuers), subject to certain exceptions. See “Description of Senior Secured Second Lien Notes—Note Guarantees.”

The non-guarantor subsidiaries and any future non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distribution or other payments. The non-guarantor subsidiaries accounted for the following proportion of our ongoing operations: (i) 43% of pro forma sales in Fiscal 2010 and of sales in 6M 2011; (ii) 49% of pro forma Adjusted EBITDA in Fiscal 2010 and 51% of Adjusted EBITDA in 6M 2011; (iii) 45% of total assets at the end of Fiscal 2010 and at the end of 6M 2011; and (iv) 14% of total liabilities at the end of Fiscal 2010 and at the end of 6M 2011. Both (i) and (ii) are calculated excluding corporate center entities. In the event that Rule 3-10 of Regulation S-X under the Securities Act would require separate financial statements of any subsidiary that is a Guarantor to be filed with the SEC solely because such subsidiary’s guarantee is not a full and unconditional guarantee as reasonably determined by Holdings such guarantee will be automatically discharged and release. In the case of such discharge and release, the exchange notes would no longer be guaranteed by such entity even though the guarantee by such entity of our senior secured credit facilities would continue.

Collateral

The exchange notes will be secured by a second priority lien on substantially all of the assets of the issuers and Guarantors, subject to certain exceptions, permitted liens and the terms of the second lien intercreditor agreement described below.

The security supporting the exchange notes may be reduced in certain instances without a comparable reduction in the security supporting the senior secured credit facilities. You should read “Description of Senior Secured Second Lien Notes—Security for the Notes” for a more complete description of the security granted to the holders of the exchange notes.

Intercreditor Agreement	The liens securing the exchange notes are subordinated to those securing our senior secured credit facilities and subject to the terms of the second lien intercreditor agreement. The terms of such intercreditor agreement are set forth under “Description of Senior Secured Second Lien Notes—Security for the Notes.”

Optional Redemption

On or after October 1, 2014, the issuers may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of Senior Secured Second Lien Notes—Optional Redemption.” Prior to October 1, 2014, the issuers may redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date plus the “applicable premium.”

Additionally, on or prior to October 1, 2013, the issuers may redeem (i) up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of specified equity offerings at the redemption price specified in the “Description of Senior Secured Second Lien Notes—Optional Redemption” and (ii) no more than once in any twelve-month period, up to 10% of the original aggregate principal amount of the exchange notes at a price equal to 103% of the principal amount thereof, in each case, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

Change of Control	If a change of control occurs, the issuers must give holders of the exchange notes an opportunity to sell to them their exchange notes at a purchase price in cash equal to 101% of the principal amount of such exchange notes, plus accrued and unpaid interest to the date of purchase. The term “Change of Control” is defined under “Description of Senior Secured Second Lien Notes—Change of Control.”

Ranking	The exchange notes and guarantees will constitute the issuers’ and the Guarantors’ senior secured debt. Subject to the contractual arrangements described above under “Collateral” and “Intercreditor Agreement,” they will rank:

• effectively senior in right of payment with all of the issuers’ and the Guarantors’ existing and future senior unsecured debt to the extent of the collateral securing the exchange notes;

	•	senior to all of the issuers’ and the Guarantors’ existing and future subordinated debt;

	•	effectively subordinated to all of the issuers’ and the Guarantors’ first priority secured debt, including the borrowings under the issuers’ senior secured credit facilities, to the extent of the collateral securing such debt.

Restrictive Covenants	The indenture governing the exchange notes will contain covenants that limit the ability of the issuers and certain of their subsidiaries’ ability to:

	•	incur or guarantee additional indebtedness;

	•	issue qualified stock and preferred stock;

	•	pay dividends and make other restricted payments;

	•	create or incur certain liens;

	•	make certain investments;

	•	engage in sales of assets and subsidiary stock; and

	•	transfer all or substantially all of the issuers’ assets or enter into merger or consolidation transactions.

No Public Market	The exchange notes are new securities and there is currently no established trading market for the exchange notes. The initial purchasers have advised us that they presently intend to make a market in the exchange notes. However, you should be aware that they are not obligated to make a market in the exchange notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the exchange notes may not be available if you try to sell your exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial information and summary unaudited pro forma financial information for the periods and dates indicated. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and the consolidated audited financial statements of our business and notes thereto included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

The summary historical balance sheet data as of December 31, 2010 and January 2, 2010, and the summary historical income statement and cash flow data for Q4 2010, 9M 2010, Fiscal 2009 and Fiscal 2008 have been prepared in accordance with IFRS and have been derived from the audited consolidated financial statements included elsewhere in this prospectus.

The summary historical balance sheet data as of July 2, 2011, and the summary historical income statement and cash flow data for 6M 2011 and 6M 2010 have been prepared in accordance with IFRS and have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The summary unaudited pro forma financial information gives effect to the Events described in “Unaudited Pro Forma Financial Information” as if these events had occurred on January 3, 2010. The data is for information purposes only and does not purport to present what our results of operations would have been had the Events actually occurred on that date, nor does it project our results of operations for any future period. For information regarding the pro forma effects of the Events, see “Unaudited Pro Forma Financial Information.”

	Successor	Predecessor	Pro Forma	Successor	Predecessor
	6M 2011	6M 2010	Fiscal	Q4 2010	9M 2010	Fiscal Year
$ in millions			2010			2009	2008
Selected income statement data:
Continuing operations
Sales	$2,463.3	$2,225.7	$4,451.7	$1,181.3	$3,270.4	$3,866.5	$5,094.9
Cost of sales	(1,690.0)	(1,500.3)	(3,066.3)	(950.3)	(2,223.8)	(2,748.2)	(3,702.4)

Gross profit	773.3	725.4	1,385.4	231.0	1,046.6	1,118.3	1,392.5
Distribution costs	(263.5)	(245.2)	(499.1)	(137.1)	(362.0)	(441.7)	(556.7)
Administrative expenses	(345.0)	(211.9)	(635.2)	(217.3)	(327.3)	(437.0)	(470.0)
Transaction costs	(0.8)	(2.7)	(0.6)	(78.2)	(41.2)	—	—
Impairments	—	—	—	—	—	(73.0)	(341.3)
Restructuring costs	(18.2)	(8.5)	(13.7)	(3.7)	(10.0)	(140.9)	(25.8)
Net gain on disposals and on the exit of businesses	1.2	1.0	6.3	—	6.3	0.2	43.0
Gain on amendment of post-employment benefits	—	—	—	—	—	63.0	—
Share of profit/(loss) of associates	1.2	0.4	1.8	1.0	0.8	(0.7)	(2.5)

Operating profit/(loss)	148.2	258.5	244.9	(204.3)	313.2	88.2	39.2
Interest expense	(171.3)	(48.0)	(360.9)	(90.8)	(71.4)	(111.0)	(133.6)
Investment income	36.1	32.0	66.7	18.7	48.0	67.0	87.6
Other finance income/(expense)	10.5	(2.5)	25.3	(27.1)	(2.7)	(0.3)	(25.0)

Net finance costs	(124.7)	(18.5)	(268.9)	(99.2)	(26.1)	(44.3)	(71.0)

Profit/(loss) before tax	23.5	240.0	(24.0)	(303.5)	287.1	43.9	(31.8)
Income tax (expense)/benefit	(30.7)	(63.1)	38.3	34.1	(62.5)	(25.1)	(34.2)

(Loss)/profit for the period from continuing operations	(7.2)	176.9	14.3	(269.4)	224.6	18.8	(66.0)
Discontinued Operations
Profit/(loss) for the period from discontinued operations	18.4	11.9	15.0	(0.8)	19.0	(12.8)	19.5

Profit/(loss) for the period	11.2	188.8	29.3	(270.2)	243.6	6.0	(46.5)
Non-controlling interests	(13.0)	(18.7)	(27.1)	(0.9)	(26.2)	(21.6)	(18.1)

(Loss)/profit for the period attributable to equity shareholders	$(1.8)	$170.1	$2.2	$(271.1)	$217.4	$(15.6)	$(64.6)

	Successor	Predecessor	Pro Forma	Successor	Predecessor
	6M 2011	6M 2010	Fiscal	Q4 2010	9M 2010	Fiscal Year
$ in millions			2010			2009	2008
Selected operating segment data:
Sales:
Continuing operations
Industrial & Automotive:
Power Transmission	$1,202.4	$1,067.5	$2,136.7	$580.8	$1,555.9	$1,763.4	$2,125.2
Fluid Power	471.0	381.1	784.5	215.4	569.1	588.7	832.3
Other I&A	304.0	289.6	548.8	131.3	417.5	463.4	602.1

Total Industrial & Automotive	$1,977.4	$1,738.2	$3,470.0	$927.5	$2,542.5	$2,815.5	$3,559.6

Building Products:
Air Distribution	$431.3	$419.9	$862.9	$226.7	$636.2	$874.2	$1,112.3
Bathware	54.6	67.6	118.8	27.1	91.7	140.3	208.2

Total Building Products	$485.9	$487.5	$981.7	$253.8	$727.9	$1,014.5	$1,320.5

Ongoing segments	$2,463.3	$2,225.7	$4,451.7	$1,181.3	$3,270.4	$3,830.0	$4,880.1
Exited segments (1)	—	—	—	—	—	36.5	214.8

Total continuing operations	$2,463.3	$2,225.7	$4,451.7	$1,181.3	$3,270.4	$3,866.5	$5,094.9

Discontinued operation
Industrial & Automotive:
Sensors & Valves	237.3	201.8	402.2	107.9	294.3	313.6	421.0

	$2,700.6	$2,427.5	$4,853.9	$1,289.2	$3,564.7	$4,180.1	$5,515.9

Adjusted EBITDA (2):
Continuing operations
Industrial & Automotive:
Power Transmission	$249.2	$228.8	$433.5	$115.2	$318.2	$295.8	$333.0
Fluid Power	69.6	51.6	101.0	27.6	73.2	18.8	79.3
Other I&A	45.2	41.3	71.1	15.9	55.2	41.6	61.9

Total Industrial & Automotive	$364.0	$321.7	$605.6	$158.7	$446.6	$356.2	$474.2

Building Products:
Air Distribution	$44.5	$51.8	$103.5	$22.6	$80.5	$105.6	$132.7
Bathware	(1.7)	0.3	(2.9)	(1.2)	(1.7)	(0.1)	(2.1)

Total Building Products	$42.8	$52.1	$100.6	$21.4	$78.8	$105.5	$130.6
Corporate	(19.7)	(17.9)	(34.3)	(6.1)	(25.8)	(26.7)	(27.8)

Total ongoing segments	$387.1	$355.9	$671.9	$174.0	$499.6	$435.0	$577.0
Exited segments (1)	(0.3)	(0.4)	(0.9)	(0.2)	(0.7)	(12.9)	(0.1)

Continuing operations	$386.8	$355.5	$671.0	$173.8	$498.9	$422.1	$576.9

Discontinued operation
Industrial & Automotive:
Sensors & Valves	43.2	32.4	61.9	17.4	44.5	25.6	56.5

	$430.0	$387.9	$732.9	$191.2	$543.4	$447.7	$633.4

Selected cash flow data:
Net cash inflow from operating activities	$159.0	$97.8		$45.4	$194.7	$513.0	$544.2
Net cash outflow from investing activities	(18.9)	(72.9)		(4,098.8)	(103.0)	(135.3)	(124.0)
Net cash (outflow)/inflow from financing activities	(229.9)	(138.3)		4,551.2	(42.1)	(220.5)	(401.0)

	Successor		Predecessor
	As of
$ in millions	July 2, 2011	December 31, 2010	January 2, 2010
Selected balance sheet data:
Cash and cash equivalents	$370.0	$459.3	$445.0
Property, plant and equipment	1,008.1	1,359.1	1,122.8
Total assets	7,608.6	7,552.3	3,673.6
Total debt (3)	(3,126.7)	(3,165.0)	(707.9)

	Successor	Predecessor	Pro Forma	Successor	Historical
	6M 2011	6M 2010	Fiscal 2010	Q4 2010	9M2010	Fiscal Year
$ in millions						2009	2008
Selected financial data:
Ongoing segments
Sales	$2,463.3	$2,225.7	$4,451.7	$1,181.3	$3,270.4	$3,830.0	$4,880.1
Adjusted EBITDA (2)	387.1	355.9	671.9	174.0	499.6	435.0	577.0
Adjusted EBITDA Margin (2)	15.7%	16.0%	15.1%	14.7%	15.3%	11.4%	11.8%
Capital expenditure	$(56.9)	$(52.1)	$(142.9)	$(55.3)	$(87.6)	$(117.2)	$(170.4)
Trading cash flow (2)	170.5	66.7	152.9	8.8	144.1	422.0	442.8
Net debt at period end (2)	(2,921.4)	(269.5)	(2,865.0)	(2,865.0)	(138.1)	(211.4)	(479.9)
Cash interest (4)			243.6
Adjusted EBITDA (2)(5) to cash interest (4)			2.76x
First lien debt (6) to Adjusted EBITDA (2)(5)			2.94x
Total principal debt (7) to Adjusted EBITDA (2)(5)			5.02x

(1)	During the periods under review, we reported two exited segments: within Industrial & Automotive, the Stant and Standard-Thomson businesses that were sold during Fiscal 2008 (“Caps & Thermostats”); and within Building Products, the Philips Doors & Windows business that was closed during Fiscal 2009 (“Doors & Windows”).
(2)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”
(3)	Total debt comprises bank overdrafts, bank and other loans and obligations under finance leases as reported in our consolidated balance sheet. As at July 2, 2011 and December 31, 2010, bank and other loans included amounts outstanding under our senior secured credit facilities and the exchange notes offered hereby.
(4)	Cash interest represents interest paid during the period as would be reported in our consolidated cash flow statement.
(5)	For the purposes of these ratio calculations, Adjusted EBITDA excludes the $61.9 million contribution from the Sensors & Valves operating segment, which has been classified under IFRS as a discontinued operation. The proceeds from the anticipated sale of this segment are expected to be applied primarily to reducing principal debt, thereby reducing cash interest; however this is not reflected in the above ratios. Including the Adjusted EBITDA of Sensors & Valves, the ratios would be as follows:

Adjusted EBITDA (2) to cash interest (4)	3.01x
First lien debt (6) to Adjusted EBITDA (2)	2.69x
Total principal debt (7) to Adjusted EBITDA (2)	4.59x
(6)	Represents the senior secured credit facilities as set forth on the table presented in “Capitalization.”
(7)	See “Capitalization.”

RISK FACTORS

Investing in the exchange notes involves substantial risks. In evaluating whether to participate in the exchange offer, you should carefully consider, along with the other information provided to you in this prospectus, these risk factors. Additional risks and uncertainties that we currently believe are immaterial in nature could also impair our business, financial condition, results of operations and our ability to fulfill our obligations under the notes. Unless otherwise indicated, the risk factors set forth below generally apply to all our notes.

This prospectus also contains forward-looking statements that involve risks and uncertainties and the cautionary statement regarding the forward-looking statements set forth under the caption “Disclosure Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus.

Risks Relating to the Exchange Offer

If you fail to follow the exchange offer procedures, your initial notes will not be accepted for exchange.

We will not accept your initial notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your initial notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your initial notes. Therefore, if you want to tender your initial notes, please allow sufficient time to ensure timely delivery. If we do not receive your initial notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your initial notes, we will not accept your initial notes for exchange. Neither we nor the exchange agent is required to give notification of defects or irregularities with respect to the tenders of initial notes for exchange. If there are defects or irregularities with respect to your tender of initial notes, we will not accept your initial notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you choose not to exchange your initial notes in the exchange offer, the transfer restrictions currently applicable to your initial notes will remain in force and the market price of your initial notes may decline.

If you do not exchange your initial notes for exchange notes representing the same underlying indebtedness in the exchange offer, then you will continue to be subject to the transfer restrictions on the initial notes as set forth in the notes and the indenture that governs the notes. In general, the initial notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration right agreements, we do not intend to register resales of the initial notes under the Securities Act. You should refer to “Summary — The Exchange Offer,” and “The Exchange Offer — Procedures for Tendering Initial Notes” for information about how to tender your initial notes.

The tender of initial notes under the exchange offer will reduce the principal amount of the initial notes outstanding, which may have an adverse effect upon and increase the volatility and market price of the initial notes due to reduction in liquidity.

Lack of an active market for the exchange notes may adversely affect the liquidity and market price of the exchange notes.

There is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. Further, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry. In addition, if a large amount of initial notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, once issued, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Consequences of Failure to Exchange.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on the Exxon Capital Holdings Corp. SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc. SEC no-action letter (June 5, 1991) and Shearman & Sterling SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Relating to the Notes

We have substantial indebtedness, which could affect our ability to meet our obligations under the notes and may otherwise restrict our activities

As of July 2, 2011, we had total principal debt outstanding of $3,310.3 million. We are permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indenture governing the notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, the Sponsors have no continuing obligation to provide us with debt or equity financing.

The issuers are wholly owned financing subsidiaries of Holdings with no operations of their own and they are dependent upon payments under the intercompany loans from other subsidiaries of Holdings to meet their obligations under the notes.

The issuers are financing entities wholly owned by Holdings with limited assets and no business operations other than operations related to issuing and servicing the notes and engaging in related transactions. Upon the consummation of the initial notes offering, the issuers on-lent the proceeds from the notes issuance to other subsidiaries of Holdings through intercompany loans. The issuers’ ability to make payments on the notes is dependent directly on payments to the issuers under these intercompany loans. The ability of the obligors to make payments to the issuers under these intercompany loans will depend on a number of factors, some of which may be beyond our control. For example, if the obligors fail to generate or fail to have access to sufficient cash to make scheduled payments to the issuers under the intercompany loans, the issuers may not have any other source of funds to meet their payment obligations under the notes.

The notes will be structurally subordinated to all liabilities of the non-guarantor subsidiaries of Holdings.

The notes will be structurally subordinated to the indebtedness and other liabilities of the current and future subsidiaries of Holdings that do not guarantee the notes. The non-guarantor subsidiaries and any future non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distribution or other payments. The non-guarantor subsidiaries accounted for the following proportion of our ongoing operations: (i) 43% of pro forma sales in Fiscal 2010 and of sales in 6M 2011; (ii) 49% of pro forma Adjusted EBITDA in Fiscal 2010 and 51% of Adjusted EBITDA in 6M 2011; (iii) 45% of total assets at the end of Fiscal 2010 and at the end of 6M 2011; and (iv) 14% of total liabilities at the end of Fiscal 2010 and at the end of 6M 2011. Both (i) and (ii) are calculated excluding corporate center entities. In the event that Rule 3-10 of Regulation S-X under the Securities Act would require separate financial statements of any subsidiary that is a Guarantor to be filed with the SEC solely because such subsidiary’s guarantee is not a full and unconditional guarantee as reasonably determined by Holdings such guarantee will be automatically discharged and release. In the case of such discharge and release, the notes would no longer be guaranteed by such entity even though the guarantee by such entity of our senior secured credit facilities would continue. Substantially all, but not all, of our foreign entities that guarantee the senior secured credit facilities are expected to guarantee the notes. Any right that we or the Guarantors have to receive any assets of the non-guarantor subsidiaries and any future non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries and any future non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The terms of our senior secured credit facilities and the indenture governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing our senior secured credit facilities and the indenture governing the notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	issue qualified stock and preferred stock;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, our senior secured credit facilities require us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. An adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained or, if obtained, would be on terms acceptable to us.

A failure to comply with the covenants contained in our senior secured credit facilities or the indenture governing the notes could result in an event of default under our senior secured credit facilities or the indenture governing the notes, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or the indenture governing the notes, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, any of which could result in an event of default under the notes.

Such actions by lenders under our senior secured credit facilities could cause cross defaults under our other indebtedness, including the indenture governing the notes.

We have pledged and will pledge substantially all of our assets as collateral under our senior secured credit facilities and the indenture governing the notes subject to certain exceptions. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness. See “Description of Certain Indebtedness” and “Description of Senior Secured Second Lien Notes.”

The collateral securing our obligations under the notes and the guarantees is shared with other creditors. If there is a default, the value of the collateral may not be sufficient to repay the first priority lien creditors and the holders of the notes and guarantees. The collateral securing the notes may be divided under certain circumstances.

Our obligations under the notes and the guarantees related thereto will be secured by a second priority lien on all of the collateral securing our obligations under our senior secured credit facilities (subject to certain exceptions described in “—The capital stock securing the notes will in certain circumstances be released automatically from the respective liens and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC,” and excluding certain assets as described in “Description of Senior Secured Second Lien Notes”) on a second priority basis. The relative priority of the liens on the collateral will be governed by an intercreditor agreement. Accordingly, any proceeds received upon a realization of the collateral securing our senior secured credit facilities on a first priority basis will first be applied to the costs and expenses incurred with such realization and second to obligations (including expenses and other amounts) under our senior secured credit facilities, before any amounts will be available to pay the holders of notes. See “Description of Senior Secured Second Lien Notes—Security for the Notes” and “Description of Senior Secured Second Lien Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the ability to sell the collateral in an orderly sale, the condition of the economies in which our operations are located, the availability of buyers and other factors. The book value of the collateral should not be relied on as a measure of realizable value for such assets. Portions of the collateral may be illiquid and may have no readily ascertainable market value. The collateral is located in a number of countries, and the multi-jurisdictional nature of any foreclosure on the collateral may limit the realizable value of the collateral. To the extent that holders of other secured debt or third parties enjoy liens (including statutory liens), whether or not permitted by the indenture, such holders or third parties may have rights and remedies with respect to the collateral securing the notes and the guarantees that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes and the guarantees. As a result, if there is a default, the value of the collateral may not be sufficient to repay our senior secured credit facilities and the holders of the notes.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest. Should our obligations under the notes equal or exceed the fair market value of the collateral securing the notes, the holders of the notes may be deemed to have an unsecured claim.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the issuers or the Guarantors, holders of the notes will be entitled to post-petition interest under the U.S. Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes may be deemed to have an unsecured claim if the issuers’ obligation under the notes equals or exceeds the fair market value of the collateral securing the notes. Holders of the notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the notes has been prepared in connection with this offering of the notes and, therefore, the value of the collateral trustees’ interests in the collateral may not equal or exceed the principal amount of the notes. We cannot assure you that there will be sufficient collateral to satisfy our and the Guarantors’ obligations under the notes.

The right of holders of notes to exercise remedies with respect to the collateral is extremely limited, even during an event of default under the indenture governing the notes.

The rights of the holders of notes with respect to the collateral are extremely limited, even during an event of default under the indenture governing the notes. If first priority obligations are outstanding, any actions that may be taken in respect of any of the collateral securing the notes, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, are controlled and directed by holders of our first lien debt. In those circumstances, the notes collateral agent, on behalf of the itself, the trustee and the holders of the notes, will not have the ability to control or direct such actions, even if an event of default under the indenture governing the notes has occurred or if the rights of the trustee, the notes collateral agent and the holders of the notes are or may be adversely affected. The administrative agent and the lenders under our senior secured credit facilities are under no obligation to take into account the interests of the trustee under the indenture governing the notes, the collateral agent and the holders of the notes when determining whether and how to exercise their rights with respect to the collateral securing our senior secured credit facilities on a first priority basis, subject to the applicable intercreditor agreements, and their interests and rights may be significantly different from or adverse to yours. To the extent that collateral is released from the first priority liens, subject to certain conditions the second priority liens securing the notes and the guarantees related thereto will also automatically be released without any noteholder consent or notice to the collateral agent, except that such release of liens does not apply with respect to the release of collateral in connection with the full payment of our obligations under our senior secured credit facilities or a refinancing of our obligations thereunder. See “Description of Senior Secured Second Lien Notes—Security for the Notes— Second Lien Intercreditor Agreement” and “Description of Second Lien Notes—Security for the Notes—Release of Collateral.”

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral trustees for the notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustees would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, our first priority credit facility and any other first lien or pari passu debt secured by the common collateral, the indebtedness under the notes would be “undersecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent relating to such notes is not able to take the actions necessary to perfect any of these liens on or about the date of the indenture governing such notes. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at or after the time such property and rights are acquired and identified. We and our Guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent for the notes will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The capital stock securing the notes will in certain circumstances be released automatically from the respective liens and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the notes and the security documents provide that, in the event that Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation) requires the filing with the SEC of separate financial statements of any of our subsidiaries the capital stock of which is pledged as collateral securing the notes, the portion (or, if necessary, all) of such capital stock necessary to eliminate such filing requirement will automatically be deemed released and not to have been part of the collateral securing the notes. In such event, we and the trustee will amend or modify the security documents without the consent of any holder of the notes to the extent necessary to evidence such release. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock. The capital stock pledged as collateral under the senior secured credit facilities is not subject to a similar provision and any capital stock pledged as collateral under any of our future indebtedness may not be subject to a similar provision.

The Rule 3-16 requirement to file with the SEC separate financial statements of a subsidiary is triggered if the aggregate principal amount, par value, or book value of the capital stock as carried by the registrant, or the market value of such capital stock, whichever is greatest, equals 20 percent or more of the principal amount of the notes. Any pledge of the capital stock of any of our subsidiaries is automatically released to the extent the value of the capital stock of any individual subsidiary subject to the pledge is in excess of 20 percent of the principal amount of the applicable notes. Any increase in value of the capital stock of our subsidiaries may lead to further releases of capital stock from the collateral securing the notes. Moreover, the realizable value of the capital stock in the event of a foreclosure may be significantly less than the management estimates of market value.

Corporate benefit, capital maintenance laws and other limitations on the guarantees and the security interests may adversely affect the validity and enforceability of the guarantees of the notes and the security interests.

The laws of certain of the jurisdictions in which the Guarantors are organized limit the ability of these subsidiaries to guarantee debt of a related company or grant security on account of a related company’s debts. These limitations arise under various provisions or principles of corporate law which include rules governing capital maintenance, under which, among others, the risks associated with a guarantee or grant of security on account of a parent company’s debt need to be reasonable and economically and operationally justified from the Guarantor’s or grantor’s perspective, as well as thin capitalization and fraudulent transfer principles. If these limitations were not observed, the guarantees and the grant of security interests by these Guarantors could be subject to legal challenge. In these jurisdictions, the guarantees will contain language limiting the amount of debt guaranteed so that applicable local law restrictions will not be violated. Certain of the security documents will contain similar limitations. Accordingly if you were to enforce the guarantees by a Guarantor in one of these jurisdictions or seek to enforce a security interest in collateral granted by a Guarantor in one of these jurisdictions, your claims are likely to be limited. In some cases, where the amount that can be guaranteed or secured is limited by reference to the net assets and legal capital of the Guarantor or by reference to the outstanding debt owed by the relevant Guarantor to an issuer under intercompany loans that amount might have reached zero or close to zero at the time of any insolvency or enforcement. Furthermore, although we believe that the guarantees by these Guarantors and the security interests granted by these Guarantors will be validly given in accordance with local law restrictions, there can be no assurance that a third-party creditor would not challenge these guarantees and security interests and prevail in court.

The security interests over the collateral is granted to the collateral agent rather than directly to the holders of the notes. The ability of the collateral agent to enforce the collateral may be restricted by local law.

In certain jurisdictions, including Germany and The Netherlands, the security over the collateral that (if and when granted) will constitute security for the obligations of the issuers under the notes and the indenture governing the notes will not be granted directly to the noteholders but only in favor of the collateral agent, as beneficiary of parallel debt or analogous obligations (the “Parallel Debt”). This Parallel Debt is created to satisfy a requirement under the applicable laws that the collateral agent, as grantee of certain types of collateral, be a creditor of the relevant security provider. The Parallel Debt is in the same amount and payable at the same time as the obligations of the issuers under the indenture governing the notes and the notes (the “Principal Obligations”). Any payment in respect of the Principal Obligations shall discharge the corresponding Parallel Debt and any payment in respect of the Parallel Debt shall discharge the corresponding Principal Obligations. Although the collateral agent will have, pursuant to the Parallel Debt, a claim against the issuers for the full principal amount of the notes, noteholders bear some risks associated with a possible insolvency or bankruptcy of the collateral agent. The Parallel Debt obligations referred to above are contained in the indenture governing the notes, which are governed by New York law. There is no assurance that such a structure will be effective before applicable courts as there is no judicial or other guidance as to its efficacy, and therefore the ability of the collateral agent to enforce the collateral may be restricted.

The granting of the security interests in the collateral in connection with the issuance of the notes may create hardening periods for such security interests in accordance with the law applicable in certain jurisdictions.

The granting of new security interests in the collateral in connection with the notes may create hardening periods for such security interests in certain jurisdictions. The applicable hardening period for these new security interests will run as from the moment each new security interest has been granted or perfected. At each time, if the security interest granted or recreated were to be enforced before the end of the respective hardening period applicable in such jurisdiction, it may be declared void and/or it may not be possible to enforce it.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of the notes to return payments received.

If we or any Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the notes or the guarantees. A court might do so if it found that when we issued the notes or the Guarantor entered into its guarantee, or in some states when payments became due under the notes or the guarantees, we or the Guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the applicable Guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee, if we or a Guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or guarantees you would no longer have any claim against us or the applicable Guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Local insolvency laws may not be as favorable to you as U.S. bankruptcy laws or those of another jurisdiction with which you are familiar.

Certain of the Guarantors are incorporated in one of the United Kingdom, Australia, Belgium, Brazil, The British Virgin Islands, Canada, Germany, Luxembourg, Mexico, The Netherlands, Northern Ireland, Mauritius, Russia, Turkey or the United Arab Emirates. The insolvency laws of these jurisdictions may not be as favorable to your interests as the laws of the United States or other jurisdictions with which you are familiar. In the event that any one or more of the Company, the Guarantors or any other of the Company’s subsidiaries experienced financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings.

Insolvency laws and other limitations on the guarantees and the security interests, including fraudulent conveyance statutes, may adversely affect their validity and enforceability and enforcing your rights as a noteholder or under the guarantees across multiple jurisdictions may prove difficult.

Our obligations under the notes will be guaranteed by the Guarantors and secured by security interests over the collateral. The Guarantors are organized under the laws of the United States, the United Kingdom, Australia, Belgium, Brazil, The British Virgin Islands, Canada, Germany, Luxembourg, Mexico, The Netherlands, Northern Ireland, Mauritius, Russia, Turkey or the United Arab Emirates. Although laws differ among these jurisdictions, in general, applicable fraudulent transfer and conveyance and equitable principles, insolvency laws and, in the case of the guarantees and the security interests, limitations on the enforceability of judgments obtained in courts in such jurisdictions could limit the enforceability of the guarantee against a Guarantor and the enforceability of the security interests. The court may also in certain circumstances avoid the security interest or the guarantee where the company is close to or in the vicinity of insolvency. The following discussion of fraudulent transfer, conveyance and insolvency law, although an overview, describes generally applicable terms and principles, which are defined under the relevant jurisdiction’s fraudulent transfer and insolvency statutes.

In an insolvency proceeding, it is possible that creditors of the Guarantors or the appointed insolvency administrator may challenge the guarantees and the security interests, and intercompany obligations generally, as fraudulent transfers or conveyances, preferences or transactions at an undervalue or on other grounds. If so, such laws may permit a court, if it makes certain findings, to:

•	avoid or invalidate all or a portion of a Guarantor’s obligations under its guarantee or the security interests;

•	direct that holders of the notes return any amounts paid under a guarantee or any security to the relevant Guarantor or to a fund for the benefit of the Guarantor’s creditors; and

•	take other action that is detrimental to you.

If we cannot satisfy our obligations under the notes and any guarantee or security interest is found to be a fraudulent transfer or conveyance or is otherwise set aside, we cannot assure you that we can ever repay in full any amounts outstanding under the notes. In addition, the liability of each Guarantor under its guarantee or the security interests will be limited to the amount that will result in such guarantee or security interests not constituting a fraudulent conveyance or improper corporate distribution or otherwise being set aside. The amount recoverable from the Guarantors under the security documents will also be limited. However, there can be no assurance as to what standard a court would apply in making a determination of the maximum liability of each. Also, there is a possibility that the entire guarantee or security interests may be set aside, in which case, the entire liability may be extinguished.

In order to initiate any of these actions under fraudulent transfer or other applicable principles, courts would need to find that, at the time the guarantees were issued or the security interests created, the Guarantor:

•

issued such guarantee or created such security interest with the intent of hindering, delaying or defrauding current or future creditors or with a desire to prefer some creditors over others, or created such security after its insolvency;

•	issued such guarantee or created such security interest in a situation where a prudent businessman as a shareholder of such Guarantor would have contributed equity to such Guarantor;

•	did not issue such guarantee or create such security interest in good faith or in the best interests of such Guarantor; or

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received less than reasonably equivalent value for incurring the debt represented by the guarantee or security interest on the basis that the guarantee or security interest were incurred for our benefit, and only indirectly the Guarantor’s benefit, or some other basis and (1) was insolvent or rendered insolvent by reason of the issuance of the guarantee or the creation of the security interest, or subsequently became insolvent for other reasons; (2) was engaged, or about to engage, in a business transaction for which the Guarantor’s assets were unreasonably small; or (3) intended to incur, or believed it would incur, debts beyond its ability to make required payments as and when they would become due.

Different jurisdictions evaluate insolvency on various criteria, but a Guarantor generally may, in different jurisdictions, be considered insolvent at the time it issued a guarantee or created any security interest if:

•	its liabilities exceed the fair market value of its assets;

•	it cannot pay its debts as and when they become due; and/or

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the present saleable value of its assets is less than the amount required to pay its total existing debts and liabilities, including contingent and prospective liabilities, as they mature or become absolute.

Although we believe that we are solvent, there can be no assurance which standard a court would apply in determining whether a Guarantor was “insolvent” as of the date the guarantees were issued or the security interests were created or that, regardless of the method of valuation, a court would not determine that a Guarantor was insolvent on that date, or that a court would not determine, regardless of whether or not a Guarantor was insolvent on the date its guarantee was issued or security interests were created, that payments to holders of the notes constituted fraudulent transfers on other grounds.

Certain collateral is subject to potential environmental liabilities and the collateral agent may determine not to foreclose on it.

The notes will be secured in part by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes. Moreover, the trustee and the collateral agent may need to evaluate the impact of potential environmental liabilities before determining to foreclose on the collateral consisting of real property because secured lenders that hold or enforce a security interest in real property may, under certain circumstances, be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of regulated materials at or from such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the noteholders.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our first priority credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets securing such facilities and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes or unless such obligation is suspended. See “Description of Senior Secured Second Lien Notes—Change of Control.” We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the credit agreement governing our senior secured credit facilities and the indenture governing the notes limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our senior secured credit facilities or holders of the notes to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver. A change of control is defined in the indenture governing the notes. See “Description of Senior Secured Second Lien Notes—Change of Control.”

Certain private equity investment funds affiliated with the Sponsors own a significant majority of our equity and their interests may not be aligned with yours.

The Sponsors and certain of their affiliates and co-investors own 100% of the economic interests of Top Co-op, the direct parent of Holdings, and, therefore, will have the power to control all of our affairs and policies. The Sponsors will also control the election of directors, the appointment of management, the entering into mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected will have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of the Sponsors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsors, as equity holders, might conflict with your interests as a noteholder. The Sponsors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, the Sponsors are in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours.

Risks Relating to Our Business

Conditions in the global economy and the major end markets we serve may materially and adversely affect the business and results of operations of our businesses should they deteriorate.

The business and operating results of our I&A and BP business groups have been, and will continue to be, affected by worldwide economic conditions, including conditions in the general industrial, automotive, non-residential and residential construction end markets we serve. As a result of continuing effects from the slowdown in global economic growth, the credit market crisis, declining consumer and business confidence, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges affecting the global economy, some of our customers may experience the deterioration of their businesses, cash flow shortages or difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase our products and services and may not be able to fulfill their obligations to us in a timely fashion.

Further, our vendors may be experiencing similar conditions, which may impact their ability to fulfill their obligations to us. If the global economic slowdown continues for a significant period or there is significant further deterioration in the global economy, our results of operations, financial position and cash flows could be materially adversely affected.

Our strategy to expand our geographical reach may be impacted by economic, political and other risks associated with international operations, and this could adversely affect our business.

One of our key strategies is to expand our geographic reach, and as a result, a substantial portion of our operations are conducted and located outside the U.S. We have manufacturing, sales and service facilities spanning four continents and sell to customers in over 70 countries. Moreover, a significant amount of our manufacturing functions and sources of our raw materials and components are from Asia, principally China. Accordingly, our business and results of operations, as well as the business and results of operations of our vendors, suppliers and customers, are subject to risks associated with doing business internationally, including:

•	changes in foreign currency exchange rates;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	potentially negative consequences from changes in tax laws or tax examinations;

•	instability in a specific country’s or region’s political, economic or social conditions, particularly in emerging markets and the Middle East;

•	difficulty in staffing and managing widespread operations;

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•	differing and, in some cases, more stringent labor regulations;

•	partial or total expropriation;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements and required compliance with a variety of foreign laws, including environmental regulations and laws;

•	the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements;

•	differing local product preferences and product requirements;

•	strong competition from companies that are already established in the markets we seek to enter;

•	inability to repatriate income or capital; and

•	difficulty in administering and enforcing corporate policies, which may be different than the normal business practices of local cultures.

Dependence on the continued operation of our manufacturing facilities.

While we are not heavily dependent on any single manufacturing facility, major disruptions at a number of our manufacturing facilities, due to labor unrest, natural disasters, terrorist attacks, significant mechanical failure of our facilities, or other catastrophic event, could result in significant interruption of our business and a potential loss of customers and sales or could significantly increase our operating costs.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as other laws governing our international operations; if we fail to comply with these laws we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and other anti-corruption laws. The FCPA and these other laws generally prohibit us and our employees and intermediaries from bribing or making other prohibited payments to foreign officials or other persons to obtain or retain business or gain some other business advantage. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations, and we participate in joint ventures and relationships with third parties whose actions could potentially subject us to liability under the FCPA. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of Treasury’s Office of Foreign Asset Control, and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations, and transfer pricing regulations (collectively, “Trade Control laws”).

Because of these legal and regulatory requirements, we have instituted policies, procedures and certain ongoing training of employees with regard to business ethics and designed to ensure that we and our employees comply with the FCPA and other anti-corruption laws and Trade Control laws. However, there is no assurance that our efforts have been and will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA, or other legal requirements. If we are not in compliance with the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities could also have an adverse impact on our business, financial condition and results of operations.

We face competition in all areas of our business and may not be able to successfully compete with our competitors, which could lead to lower levels of profits and reduce the amount of cash we generate.

We are subject to competition from other producers of products that are similar to ours. Our customers often demand delivery of our products on a tight time schedule and in a number of geographic markets. If our quality of service declines or we cannot meet the demands of our customers, they may utilize the services of our competitors. Our competitors include manufacturers that may be better capitalized, may have a more extensive low-cost sourcing strategy and presence in low-cost regions or may receive significant governmental support and as a result, may be able to offer more aggressive pricing. If we are unable to continue to provide technologically superior or better quality products or to price our products competitively, our ability to compete could be harmed and we could lose customers or market share.

If we are unable to obtain raw materials at favorable prices in sufficient quantities, or at the time we require them, our operating margins and results of operations may be adversely affected.

We purchase our energy, steel, aluminum, rubber and rubber-based materials from outside sources. We do not traditionally have long-term contracts with raw material suppliers. The costs of these raw materials have been volatile historically and are influenced by factors that are outside our control. In recent years, the prices for energy, metal alloys and certain other of our raw materials have been extremely volatile. While we strive to avoid this risk through the use of price escalation mechanisms with respect to our raw materials in our customer contracts and we seek to offset our increased costs where gains are achieved in operational efficiencies, if we are unable to pass increases in the costs of our raw materials on to our customers, our operating margins and results of operations may be adversely affected if operational efficiencies are not achieved.

Additionally, our businesses compete globally for key production inputs. The availability of certain raw materials, energy or other key inputs may be disrupted by any number of geopolitical factors, including political unrest and significant weather events. Such disruptions may require additional capital or operating expenditure by us or force reductions in our production volumes.

The non-residential construction end market is cyclical and affects market conditions for our products and services.

The non-residential construction end market is cyclical, and the downturn in the non-residential construction end market has caused a decline in the demand for our products. Certain of our products are primarily used in the non-residential construction end market and therefore our sales and earnings are strongly influenced by decreased non-residential construction activity. Non-residential construction activity can decline because of many other factors that we cannot control, such as a decline in general economic activity or the availability of credit, a decrease in infrastructure spending, an increase in raw material and overall construction costs and interest rate increases.

A portion of our business relies on home improvement and new home construction activity levels, both of which are inherently cyclical and recently experienced a significant downturn.

A portion of our business relies on residential new construction and repair and refurbishment end markets. The residential new construction market, which is cyclical in nature, has undergone a significant downturn marked by declines in the demand for new homes, an oversupply of new and existing homes on the market and a reduction in the availability of financing for homebuyers. The oversupply of existing homes held for sale has been exacerbated by a growing number of home mortgage foreclosures, which has contributed to the downward pressure on home prices. Low levels of consumer confidence, high levels of unemployment and the downward pressure on home prices have made it more difficult for some homeowners to make additional investments in their homes, such as remodeling projects. Further, disruptions in the credit markets have limited the ability of consumers to finance home improvements. In addition, the economic turmoil has caused certain shifts in consumer preferences and purchasing practices and has resulted in changes in the business models and strategies of our customers. Such shifts, which may or may not be long-term, have altered the nature and prices of products demanded by the end consumer and our customers. If we do not timely and effectively respond to these changing consumer preferences, our relationships with our customers could be adversely affected, the demand for our products could be reduced and our market share could be negatively affected.

If we lose our senior management or key personnel, our business may be materially and adversely affected.

The success of our business is largely dependent on our senior management team, as well as on our ability to attract and retain other qualified key personnel. In addition, there is significant demand in our industry for skilled workers. We cannot assure you that we will be able to retain all of our current senior management personnel and to attract and retain other necessary personnel, including skilled workers, necessary for the development of our business. The loss of the services of senior management and other key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to recalls, product liability claims or may incur costs related to product warranties that may materially and adversely affect our business.

Meeting or exceeding many government-mandated safety standards is costly and requires manufacturers to remedy defects related to motor vehicle safety through recall campaigns if the products do not comply with safety standards. If we, customers or government regulators determine that a product is defective or does not comply with safety standards prior to the start of production, the launch of a product could be delayed until such defect is remedied. The costs associated with any protracted delay of a product launch or a recall campaign to remedy defects in products that have been sold could be substantial.

We face an inherent risk of product liability claims if product failure results in any claim for injury or loss. Litigation is inherently unpredictable and these claims, regardless of their outcome, may be costly, divert management attention and adversely affect our reputation. Supplier consolidation and the increase in low-cost country sourcing may increase the likelihood of receiving defective materials, thereby increasing the risk of product failure and resulting liability claims. In addition, even if we are successful in defending against a claim relating to our products, claims of this nature could cause our customers to lose confidence in our products and us.

From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to participate in the warranty of their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. We cannot assure you that costs associated with providing product warranties will not be material.

Our insurance may not fully cover all future losses we may incur.

Manufacturers of products such as ours are subject to inherent risks. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or provide effective coverage under all circumstances and against all hazards or liabilities to which we may be subject. Specifically, our insurance may not be sufficient to replace facilities or equipment that are damaged in part or in full. Damages or third party claims for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available. Additionally, our insurance may subject us to significant deductibles, self-insured retentions, retrospectively rated premiums or similar costs. Any losses not covered by insurance could have a material adverse effect on us. We typically purchase business interruption insurance for our facilities. However, if we have a stoppage, our insurance policies may not cover every contingency and may not be sufficient to cover all of our lost revenues. In the future, we may be unable to purchase sufficient business interruption insurance at desirable costs.

We supply products to industries which are subject to inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in unforeseen and damaging events. These risks may expose us, as an equipment operator and supplier, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. The insurance we carry against many of these risks may not be adequate to cover our claims or losses. Further, insurance covering the risks we expect to face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we were not able to obtain liability insurance, our business, results of operations, cash flows and financial condition could be negatively impacted. If our clients suffer damages as a result of the occurrence of such events, they may reduce their business with us.

We are subject to risks from litigation that may materially impact our operations.

We face an inherent business risk of exposure to various types of claims and lawsuits. We are involved in various intellectual property, product liability, product warranty, environmental claims and lawsuits, including other legal proceedings that arise in the ordinary course of our business. Although it is not possible to predict with certainty the outcome of every claim and lawsuit and the range of probable loss, we believe these lawsuits and claims will not individually or in the aggregate have a material impact on our results. However, we could in the future be subject to various lawsuits, including intellectual property, product liability, product warranty, environmental claims and antitrust claims, among others and incur judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period.

Failure to develop, obtain and protect intellectual property rights could adversely affect our competitive position.

Our success depends on our ability to develop technologies and inventions used in our products and to brand such products, to obtain intellectual property rights in such technologies, inventions, and brands, and to protect and enforce such intellectual property rights. In this regard, we rely on U.S. and foreign trademark, patent, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions. Nevertheless, the technologies and inventions developed by our engineers in the future may not prove to be as valuable as those of competitors, or competitors may develop similar or identical technologies and inventions independently of us and before we do.

We may not be able to obtain patents or other intellectual property rights in our new technologies and inventions or, if we do, the scope of such rights may not be sufficiently broad to afford us any significant commercial advantage over our competitors. Owners of intellectual property rights that we need to conduct our business as it evolves may be unwilling to license such intellectual property rights to us on terms we consider reasonable. Competitors and others may successfully challenge the ownership, validity, and/or enforceability of our intellectual property rights. In the past, pirates have counterfeited certain of our products and sold them under our trademarks, which has led to loss of sales. It is difficult to police such counterfeiting, particularly on a worldwide basis, and the efforts we take to stop such counterfeiting may not be effective.

Our other efforts to enforce our intellectual property rights against infringers may not prove successful and will likely be time-consuming and expensive and divert management’s attention from the day-to-day operation of our business. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows. We operate in industries with respect to which there are many patents, and it is not possible for us to ascertain that none of our products infringes any patents. If we were found to infringe any patent rights or other intellectual property rights of others, we could be required to pay substantial damages or we could be enjoined from offering certain products and services.

Our information technology systems suffer from certain deficiencies, which we are in the process of remedying.

Through acquisitions of other companies, we have inherited multiple stand-alone Enterprise Resource Planning (“ERP”) systems, and in general our information technology (“IT”) systems are decentralized. This decentralization leads to security risks and makes access to common applications cumbersome. We are in the midst of several large-scale IT projects, including with respect to ERP systems, consolidation of applications and servers, and global Wide Area Network. The costs of such projects may exceed the amounts we have budgeted for them, and any material failures in the execution of such projects may hinder our day-to-day operations.

Longer product lives of automotive parts are adversely affecting aftermarket demand for some of our products.

The average useful life of automotive parts has steadily increased in recent years due to innovations in products, technologies and manufacturing processes. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. This has adversely impacted, and could continue to adversely impact, our aftermarket sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our aftermarket products.

Pricing pressures from our customers may adversely affect our business.

We face the greatest pricing pressure from our customers in the automotive Original Equipment (“OE”) end market. Virtually all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the award. We are also, from time to time, subject to pricing pressures from customers in our other markets. If we are not able to offset price reductions through improved operating efficiencies and reduced expenditures or new product introduction, those price reductions may have a material adverse effect on our results of operations.

We may not be able to accurately forecast demand or meet significant increases in demand for our products.

We order raw materials and supplies and plan production based on discussions with our customers and internal forecasts of demand. If we are unable to accurately forecast demand for our products, in terms of both volume and specific products, we may experience delayed product shipments and customer dissatisfaction. Additionally, if demand increases significantly from what has been a historical low for production over the last two years, both we and our suppliers may have difficulty meeting such demand, particularly if such demand increases occur rapidly. Failure to accurately forecast demand or meet significant increases in demand could have an adverse impact on our business, financial condition and operating results.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs and the lack of adequate financing could negatively impact our business.

In the current volatile credit market, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by a credit facility, allowing access to additional credit features and otherwise accessing capital and/or honoring loan commitments. If our lenders failed to honor their legal commitments under our senior secured revolving credit facility, it could be difficult in this environment to replace our senior secured revolving credit facility on similar terms.

We may in the future dispose of non-core businesses or acquire related businesses, which we may not be able to successfully integrate, and we may be unable to recoup our investment in these businesses.

From time to time we may make strategic acquisitions of complementary businesses to expand our product portfolio and geographic presence and may dispose of non-core businesses. Acquisitions and disposals, particularly investments in emerging markets, involve legal, economic and political risks. We also encounter risks in the selection of appropriate investment and disposal targets, execution of the transactions and integration of acquired businesses.

While we believe we have successfully integrated the operations we have acquired, we may not be able to effectively integrate newly acquired companies or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. As a result, we may not be able to recoup our investment in those acquisitions or achieve the economic benefits that we anticipate from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations.

Environmental compliance costs and liabilities and responses to concerns regarding climate change could affect our financial condition, results of operations and cash flows adversely.

Our operations and properties are subject to stringent U.S. and foreign, federal, state, local and provincial laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management and disposal and workplace health and safety. Such laws and regulations affect all of our operations, are continually changing, are generally different in every jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial clean-up costs for our properties (many of which are sites of long-standing manufacturing operations) and the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental releases of regulated materials. We must conform our operations and properties to these laws and adapt to regulatory requirements in all jurisdictions as these requirements change.

Hydrocarbons, chlorinated solvents or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased or operated by us or on, under or from other locations where such substances or wastes have been taken for disposal. As a result, these properties may be subject to investigatory, cleanup and monitoring requirements under U.S. and foreign, federal, state, local and provincial environmental laws and regulations. Such liability may be imposed without regard to the legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party also is liable.

We have experienced, and expect to continue to experience, both operating and capital costs to comply with environmental laws and regulations, including costs (both legal and technical) associated with the clean-up and investigation of some of our current and former properties as well as our offsite disposal locations. We are currently performing environmental investigations and remediation at a number of former and current facilities in the United States and Canada, as well as at a facility in Belgium. We have incurred and will continue to incur costs to investigate and remediate conditions at those sites. We are also incurring costs associated with contamination at approximately twenty offsite waste disposal sites. We have established reserves with respect to such remediation matters. In addition to these costs, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements, or new claims for property damage, personal injury or damage to natural resources arising from environmental matters could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

In addition, increasing efforts globally to control emissions of carbon dioxide, methane and other greenhouse gases (“GHG”), have the potential to impact our facilities, products or customers. Certain countries, states, provinces and regulatory agencies have taken steps, or are in the process of evaluating options, including so-called “cap and trade” systems, to regulate GHG emissions. The stringency of these measures varies among jurisdictions where we have operations. These developments and further legislation that is likely to be enacted in other countries, states or provinces could affect our operations both positively and negatively. Changes in other environmental regulations could also adversely affect the demand for or suitability of some of our products.

We are exposed to exchange rate fluctuations in the international markets in which we operate. A decrease in the value of any of these currencies relative to the U.S. dollar could reduce profits from international operations and the recorded value of our international net assets.

We conduct operations in many areas of the world involving transactions denominated in a variety of functional currencies, which are other than our reporting currency. We are subject to currency exchange rate risk to the extent that our costs may be denominated in currencies other than those in which we earn and report revenues and vice versa. In addition, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and our various functional currencies have had, and will continue to have, an impact on our earnings.

We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

Our reporting currency is the U.S. dollar. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in a currency other than functional currency are included in the consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our international results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our international results of operations will continue to vary with exchange rate fluctuations.

A fluctuation in the value of any of these currencies relative to the U.S. dollar could reduce our profits from non-U.S. operations and the translated value of the net assets of our non-U.S. operations when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

We anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. As a result, to the extent we expand geographically, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We may be adversely impacted by work stoppages and other labor matters.

As of July 2, 2011, we had approximately 28,200 employees worldwide. Approximately 2,400 of our employees in the United States and Canada are represented by various unions under collective bargaining agreements, including several that expire over the next twelve months. While we have no reason to believe that we will be impacted by work stoppages and other labor matters, we cannot assure that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes, work stoppages, or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce. In addition, many of our customers have unionized work forces. If one or more of our customers experience a material work stoppage, it could have a material adverse effect on our business, results of operations and financial condition.

If we are required to make unexpected payments to any pension plans applicable to our employees, our financial condition may be adversely affected.

Some of our and our subsidiaries’ employees participate in defined benefit pension plans. The plans in the U.K. have a pension deficit as calculated under IAS19. The largest U.S. defined benefit pension plan, the Gates Group Retirement Plan also has a pension deficit. Tomkins has guaranteed the obligations of Gates UK Limited to its pension plan, and the obligations of Tomkins’ subsidiary that is the “principal employer” of the one section of the 2008 pension plan that is not directly sponsored by Tomkins. Various factors, such as changes in actuarial estimates and assumptions (including in relation to life expectancy and rate of return on assets) as well as actual return on assets, can increase the expenses and liabilities of the defined benefit pension plans. The assets and liabilities of the plans must be valued from time to time under applicable funding rules and as a result we may be required to increase the cash payments we make under these defined benefit pension plans. For a further description of the pension deficit see the notes to our financial statements included elsewhere in this prospectus.

We could also be required at any time to make accelerated payments up to the full buy-out deficit in our defined benefit pension plans, which would likely be far higher than the normal ongoing funding cost of the plans, if we receive a “Contribution Notice” or a “Financial Support Direction” from the U.K. Pensions Regulator or if we are required to terminate one or more of the U.S. defined benefit pension plans by the U.S. Pension Benefit Guarantee Corporation (“PBGC”). A Contribution Notice typically can be issued where there has been an act or omission which is materially detrimental to the pension plan or has as one of its main purposes the prevention of the recovery of a debt due to the plan or the compromise or settlement of such a debt. A Financial Support Direction can be issued at any time where the employer in the plan is either a services company or insufficiently resourced (meaning that its net assets are less than fifty percent of its share of the buy-out deficit in the relevant plan, and there are other group companies who have sufficient assets to make up the difference). The PBGC may institute proceedings to terminate a U.S. defined benefit pension plan for a number of reasons, including if it determines that a plan will be unable to pay benefits when due or if the possible long-run loss of the PBGC with respect to a plan may reasonably be expected to increase unreasonably if the plan is not terminated.

Our reported results of operations and financial condition may be adversely affected to the extent that we are required to make any additional payments to any relevant defined benefit pension plans in excess of the amounts assumed in our current plans or that we must report higher pension plan expenses under IAS19.

Terrorist acts, conflicts and wars may materially adversely affect our business, financial condition and results of operations.

As a company with a large international footprint, we are subject to increased risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to terrorist acts, conflicts and wars, wherever located around the world. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential conflicts or wars have created many economic and political uncertainties. Although it is impossible to predict the occurrences or consequences of any such events, they could result in a decrease in demand for our products, make it difficult or impossible to deliver products to our customers or to receive components from our suppliers, create delays and inefficiencies in our supply chain and result in the need to impose employee travel restrictions, and thereby adversely affect our business, financial condition, results of operations and cash flows.

We have taken, and continue to take, cost-reduction actions, which may expose us to additional production risk and we may not be able to maintain the level of cost reductions that we have achieved.

We have been reducing costs in all of our businesses and have discontinued product lines, exited businesses, consolidated manufacturing operations and reduced our employee population. The impact of these cost-reduction actions on our sales and profitability may be influenced by many factors and we may not be able to maintain the level of cost savings that we have achieved depending on our ability to successfully complete these efforts. In connection with the implementation and maintenance of our cost-reduction measures, we may face delays in implementation of anticipated workforce reductions, a decline in employee morale and a potential inability to meet operational targets due to an inability to retain or recruit key employees.

We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

The markets in which we operate are subject to technological change. Our long-term operating results depend substantially upon our ability to continually develop, introduce, and market new and innovative products, to modify existing products, to respond to technological change, and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of initial notes, the terms of which are identical in all material respects to the exchange notes, including with respect to the interest rate and maturity, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of July 2, 2011. The table below should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements, including the related notes, appearing elsewhere in this prospectus.

$ in millions	As of July 2, 2011 Actual (Unaudited)
Cash and cash equivalents	$370.0

Collateralized cash (1)	$18.3

Senior secured credit facilities(2):
Revolving credit facility	—	(3)
Term Loan A facility	281.2
Term Loan B facility	1,668.9
Second Lien Notes	1,150.0	(4)
Loan note alternative	16.0
Medium term notes	185.2
Other existing indebtedness	9.0

Total principal debt	3,310.3
Shareholders’ equity	2,209.6

Total capitalization	$5,519.9

(1)	Included within trade and other receivables in our consolidated balance sheet.
(2)	We initially borrowed $300.0 million under the Term Loan A facility and $1,700.0 million under the Term Loan B facility. On December 29, 2010, we prepaid $4.0 million against the Term Loan A facility and $22.7 million against the Term Loan B facility. During 6M 2011, we made amortization payments of $14.8 million against the Term Loan A facility and of $8.4 million against the Term Loan B facility.
(3)	We have a revolving credit facility of $300 million. See “Description of Certain Indebtedness—Description of Senior Secured Credit Facilities.” As at July 2, 2011, there were no drawings for cash but there were letters of credit amounting to $38.7 million outstanding against the facility.
(4)	On August 3, 2011, we issued notice to the holders of the Second Lien Notes of our intention to exercise a call option in full, which became effective on September 2, 2011. The redemption of $115.0 million will be funded by the proceeds from the disposal of Stackpole (see note 21 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus).

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

The unaudited pro forma financial information has been prepared to reflect the following Events:

•	the Acquisition;

•	the incurrence of indebtedness under our senior secured credit facilities and the initial notes which was used to partially finance the Acquisition;

•

the tender offer to purchase the outstanding 2011 Notes and 2015 Notes that we made in September 2011 as a requirement of the senior secured credit facility agreement (settlement of the tendered notes occurred in October 2010);

•

the exercise by certain holders of our 2011 Notes and 2015 Notes of their right to put the notes to us that occurred in November 2010 (the put rights having arisen as a consequence of the ratings downgrade that resulted from the Acquisition); and

•

the tender offer to purchase the outstanding 2011 Notes that we made in December 2010 as a requirement of the senior secured credit facility agreement (settlement of the tendered notes took place in January 2011).

The Events are described in more detail in “Summary—The Transactions” included elsewhere in this prospectus.

Basis of preparation

The unaudited pro forma financial information comprises the unaudited pro forma condensed consolidated income statements of Holdings (i) for the year ended December 31, 2010 (“Fiscal 2010”), which is based on the consolidated income statement of the Predecessor for the period from January 3, 2010 to September 24, 2010 (“9M 2010”) and on the consolidated income statement of the Successor for the period from September 25, 2010 to December 31, 2010 (“Q4 2010”) that are included elsewhere in this prospectus; and (ii) for the 26-week period ended July 3, 2010 (“6M 2010”), which is based on the unaudited condensed consolidated income statements for the period that is included elsewhere in this prospectus. Pro forma financial information for 6M 2010 is presented for the purposes of facilitating the discussion in management discussion and analysis of the 6M 2011 results.

The unaudited pro forma adjustments described in the accompanying notes give effect to the Events as if they had occurred on January 3, 2010. The unaudited pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable and supportable.

The unaudited pro forma financial information does not give effect to items of income and expense (including costs directly attributable to the Acquisition) that were incurred in connection with the Events but will not have a continuing impact for us beyond the twelve months following completion of the Events.

The unaudited pro forma financial information is presented solely for informational purposes and is not intended to represent or be indicative of the consolidated income statement of the Company had the Events been completed as of January 3, 2010, nor is it necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Holdings and related notes included elsewhere in this prospectus.

The unaudited pro forma adjustments do not reflect any other transactions since January 3, 2010.

The Acquisition

Tomkins Acquisitions made an offer to acquire the entire issued and to be issued share capital of Tomkins for 325 pence per ordinary share in cash.

The purchase consideration was $4,615.4 million (converted from Sterling into U.S. dollars using the exchange rate implicit in forward currency contracts entered into by the Sponsors to hedge their currency exposure with regard to the purchase consideration) and included the cost of acquiring all shares that were the subject of share option and other share-based incentive schemes. The purchase consideration was settled as to $4,535.0 million in cash, $45.5 million in loan notes and $34.9 million in options granted over ordinary “B” shares in Holdings.

The Acquisition was accounted for by Holdings as a business combination in accordance with IFRS 3 (Revised 2008) “Business Combinations.” Goodwill amounting to $1,742.1 million was recognized on the Acquisition which represented the excess of the aggregate of the purchase consideration and the amount of the non-controlling interests in Tomkins over the identifiable assets and liabilities of Tomkins measured at the effective date of the Acquisition, as follows:

$ in millions
Consideration	4,615.4
Non-controlling interests	304.5

4,919.9
Identifiable assets and liabilities acquired	(3,177.8)

Goodwill	1,742.1

Holdings initially recognized the identifiable assets and liabilities of Tomkins measured at their fair value at the effective date of the Acquisition, except for the following items that were measured in accordance with the relevant accounting policies set out in note 3 to the consolidated financial statements of Holdings:

•	pensions and other post-employment benefit arrangements;

•	equity instruments related to the replacement of share-based incentives awarded to the employees of Tomkins;

•	deferred tax assets and liabilities of Tomkins; and

•	assets classified as held for sale.

Non-controlling interests in Tomkins were measured at the proportionate share of the non-controlling interests in the identifiable assets and liabilities of Tomkins.

A detailed analysis of the identifiable assets and liabilities of Tomkins at the effective date of the Acquisition is presented in note 41 to the consolidated financial statements of Holdings.

Management has not yet finalized its assessment of the fair values at the effective date of the Acquisition of certain identifiable intangible assets and items of property, plant and equipment. Management expects to finalize the assessment during the third quarter of 2011 and does not expect any adjustments arising from the completion of the assessment to give rise to any material changes to the unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year Ended December 31, 2010

(dollars in millions)

	Successor	Predecessor	Pro Forma Adjustments								Pro Forma
	Q4 2010	9M 2010	Acquisition accounting adjustments		Draw- down of new debt		Repayment of Tomkins debt		Other		Fiscal 2010
Continuing operations
Sales	1,181.3	3,270.4	—		—		—		—		4,451.7
Cost of sales	(950.3)	(2,223.8)	107.8	(A)	—		—		—		(3,066.3)

Gross profit	231.0	1,046.6	107.8		—		—		—		1,385.4
Distribution costs	(137.1)	(362.0)	—		—		—		—		(499.1)
Administrative expenses	(217.3)	(327.3)	(88.2	) (A),(B)	—		—		(2.4	) (F)	(635.2)
Transaction costs	(78.2)	(41.2)	118.8	(B)	—		—		—		(0.6)
Restructuring costs	(3.7)	(10.0)	—		—		—		—		(13.7)
Net gain on disposals and on the exit of businesses	—	6.3	—		—		—		—		6.3
Share of profit of associates	1.0	0.8	—		—		—		—		1.8

Operating (loss)/profit	(204.3)	313.2	138.4		—		—		(2.4)		244.9

Interest expense	(90.8)	(71.4)	—		(208.7	) (C)	10.0	(D)	—		(360.9)
Investment income	18.7	48.0	—		—		—		—		66.7
Other finance (expense)/income	(27.1)	(2.7)	47.6	(B)	—		7.5	(E)	—		25.3

Net finance (costs)/income	(99.2)	(26.1)	47.6		(208.7)		17.5		—		(268.9)

(Loss)/profit before tax	(303.5)	287.1	186.0		(208.7)		17.5		(2.4)		(24.0)
Income tax benefit/(expense)	34.1	(62.5)	(5.9	) (G)	72.6	(G)	—		—		38.3

(Loss)/profit for the period from continuing operations	(269.4)	224.6	180.1		(136.1)		17.5		(2.4)		14.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Six Months Ended July 3, 2010

(dollars in millions)

	Predecessor	Pro Forma Adjustments								Pro Forma
	6M 2010	Acquisition accounting adjustments		Draw- down of new debt		Repayment of Tomkins debt		Other		6M 2010
Continuing operations
Sales	2,225.7	—		—		—		—		2,225.7
Cost of sales	(1,500.3)	(19.7	) (A)	—		—		—		(1,520.0)

Gross profit	725.4	(19.7)		—		—		—		705.7
Distribution costs	(245.2)	—		—		—		—		(245.2)
Administrative expenses	(211.9)	(68.9	) (A)	—		—		(1.5	) (F)	(282.3)
Transaction costs	(2.7)	2.3	(B)	—		—		—		(0.4)
Restructuring costs	(8.5)	—		—		—		—		(8.5)
Net gain on disposals and on the exit of businesses	1.0	—		—		—		—		1.0
Share of profit of associates	0.4	—		—		—		—		0.4

Operating profit	258.5	(86.3)		—		—		(1.5)		170.7

Interest expense	(48.0)	—		(138.0	) (C)	4.4	(D)	—		(181.6)
Investment income	32.0	—		—		—		—		32.0
Other finance expense	(2.5)	—		—		(1.6	) (E)	—		(4.1)

Net finance costs	(18.5)	—		(138.0)		2.8		—		(153.7)

Profit before tax	240.0	(86.3)		(138.0)		2.8		(1.5)		17.0
Income tax (expense)/benefit	(63.1)	31.6	(G)	51.8	(G)	—		—		20.3

Profit for the period from continuing operations	176.9	(54.7)		(86.2)		2.8		(1.5)		37.3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED INCOME STATEMENT

(dollars in millions)

Adjustments relating to the Acquisition

(A) Acquisition accounting adjustments

We have adjusted for the effect on the unaudited pro forma financial information of certain of the acquisition accounting adjustments to the carrying amount of the identifiable assets and liabilities of Tomkins as at the effective date of the Acquisition as follows:

Cost of Sales

Pro forma cost of sales for Fiscal 2010 has been increased by $28.7 million to reflect the additional depreciation expense that would have been recognized during 9M 2010 on the fair value uplift to the carrying amount of the property, plant and equipment held by Tomkins. Similarly, pro forma cost of sales for 6M 2010 has been increased by $19.7 million.

As a result of accounting for the Acquisition, the carrying amount of the inventory held by Tomkins was uplifted by $136.5 million. As this inventory was sold by our businesses during Q4 2010, the effect of the uplift was a non-recurring increase of $136.5 million to cost of sales during Q4 2010 which has therefore been reversed in arriving at pro forma cost of sales for Fiscal 2010.

$ in millions	Pro forma Fiscal 2010	Pro forma 6M 2010
Additional depreciation expense	(28.7)	(19.7)
Reversal of fair value uplift to inventory	136.5	—

Adjustment to cost of sales	107.8	(19.7)

Administrative Expenses

Pro forma administrative expenses for Fiscal 2010 have been increased by $100.8 million principally to reflect the additional amortization expense that would have been recognized during 9M 2010 on the fair value uplift to the carrying amount of the identifiable intangible assets held by Tomkins on the date of the Acquisition. Similarly, pro forma administrative expenses for 6M 2010 have been increased by $68.9 million.

(B) Costs relating to the Acquisition

Administrative Expenses

During the third quarter of 2010, the Predecessor recognized an accelerated compensation expense of $12.6 million in its continuing operations in respect of the early vesting of certain of its employee share schemes as a consequence of the Acquisition. As there is no continuing impact on Holdings, the additional compensation expense has been reversed as a pro forma adjustment in Fiscal 2010.

Transaction Costs

Costs recognized by continuing operations in relation to the Acquisition during the second, third and fourth quarters of 2010 amounted to $118.8 million (including $2.3 million incurred in 6M 2010). As there is no continuing impact on Holdings, all of these transaction costs have been reversed as pro forma adjustments in Fiscal 2010 and in 6M 2010.

Other Finance (Expense)/Income

During Q4 2010, the Successor recognized a currency translation loss of $47.6 million on the Acquisition due to the change in the rate of exchange between Sterling (in which the purchase consideration was denominated) and the U.S. dollar (the functional currency of the acquiring entity) in the period between the effective date of the Acquisition and the payment of the consideration to the former shareholders in Tomkins. As there is no continuing impact on Holdings, the currency translation loss has been reversed as a pro forma adjustment in Fiscal 2010.

Draw-Down of New Debt

(C) Additional Interest Expense

We have adjusted the pro forma financial information to reflect the interest expense that would have been recognized had the notes and the amounts drawn against the senior secured credit facilities as at December 31, 2010 been outstanding throughout Fiscal 2010.

We have calculated the additional interest expense on the notes using the effective interest rate method, based on the coupon rate of 9% and taking into account the deferred financing costs attributed to the notes.

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either based on LIBOR plus an applicable margin or, at our option, based on a base rate as defined in the credit agreement plus an applicable margin. Both LIBOR and the base rate are subject to a floor.

We have calculated the additional interest expense on our senior secured credit facilities using the effective interest rate method, based on the amounts drawn against the facilities and the terms of the facilities as they existed as at December 31, 2010 and taking into account the deferred financing costs that were attributed to the amounts drawn under the facilities. We have not taken into account the effect on interest expense of the re-pricing of the senior secured credit facilities that became effective on February 17, 2011.

As at December 31, 2010, interest payable in relation to our borrowings under the senior secured credit facilities was based upon 3-month U.S.$ LIBOR, which was 0.29% but was subject to a floor of 1.75%. Accordingly, the interest expense has been calculated as follows:

•

on the $296.0 million outstanding against the Term Loan A credit facility, based on interest payable at 6.00% per annum (LIBOR floor + the applicable margin of 4.25%) and the amortization of the commitment fee and other attributable financing costs over the 5-year term of the facility;

•

on the $300 million revolving credit facility, fees totalling 4.50% per annum on the $40.3 million drawn by way of letters of credit, a commitment fee of 0.75% per annum on the unutilised portion of the facility which amounted to $259.7 million and the amortization of attributable deferred financing costs over the 5-year term of the facility; and

•

on the $1,677.3 million outstanding against the Term Loan B credit facility, based on interest payable at 6.25% per annum (LIBOR floor + the applicable margin of 4.50%) and the amortization of the commitment fee and other attributable financing costs over the 6-year term of the facility.

On inception of the senior secured credit facilities, the applicable prevailing market interest rates were lower than the floor which applied to LIBOR or the base rate as defined in the credit agreement. Consequently, the floor (an embedded interest rate derivative) was required to be separated from each of the host loan contracts. On inception of the facilities, the fair value of the embedded derivatives was a liability of $69.8 million. We recognized the embedded derivative as a separate liability in the Successor’s balance sheet and reduced by an equivalent amount the carrying amounts of the borrowings under the Term Loan A facility and the Term Loan B facility. We are amortizing to profit or loss the adjustments to the carrying amounts of the borrowings under the Term Loan A facility and the Term Loan B facility using the effective interest method over the respective terms of the facilities. We have adjusted the unaudited pro forma financial information to reflect the additional amortization of $14.8 million for Fiscal 2010 and $7.3 million for 6M 2010, that would have been recognized had inception of the senior secured credit facilities occurred at the beginning of Fiscal 2010.

The pro forma adjustments to interest expense may be analysed as follows:

$ in millions	Pro forma Fiscal 2010			Pro forma 6M 2010
	Interest payable	Other interest expense	Total	Interest payable	Other interest expense	Total
Second Lien Notes	(78.8)	(5.0)	(83.8)	(52.3)	(3.3)	(55.6)
Term Loan A credit facility	(13.0)	(3.5)	(16.5)	(8.8)	(2.6)	(11.4)
Term Loan B credit facility	(78.4)	(10.4)	(88.8)	(52.4)	(8.1)	(60.5)
Revolving credit facility (including letters of credit)	—	(4.8)	(4.8)	—	(3.2)	(3.2)
Amortization of embedded derivatives	—	(14.8)	(14.8)	—	(7.3)	(7.3)
Adjustment to interest expense	(170.2)	(38.5)	(208.7)	(113.5)	(24.5)	(138.0)

Repayment of the Tomkins Debt

(D) Reduction of Interest Expense

Subsequent to the Acquisition, certain of the existing Tomkins debt was redeemed and/or replaced by the new debt. We have adjusted the pro forma financial information such that the interest expense has been reduced by the interest expense that was recognized during the relevant period on the Tomkins debt that was replaced by the Holdings debt subsequent to the Acquisition.

Repayment of Medium Term Notes

When it was acquired by Holdings, Tomkins had £150 million of the 2011 Notes and £250 million of the 2015 Notes outstanding. Following the Acquisition, the principal amount outstanding on the 2011 Notes was reduced by £47.9 million to £102.1 million and the principal amount outstanding on the 2015 Notes was reduced by £232.8 million to £17.2 million.

Under the terms of the senior secured credit facilities, Holdings was required to commence a tender offer to purchase the outstanding notes prior to the effective date of the Acquisition and, to the extent that any of the 2011 Notes remained outstanding 90 days after the effective date of the Acquisition, Holdings was required to commence a further tender offer for all outstanding 2011 Notes.

On September 13, 2010, Holdings made the first tender offer required under the senior secured credit facilities to purchase the outstanding 2011 Notes, at a price of 105.787%, and the outstanding 2015 Notes, at a price of 100.50%. Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million.

On November 19, 2010, Holdings notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the medium term notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the Acquisition and that this constituted a put event under the terms of the medium term notes entitling the holders to redeem the medium term notes at par. Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million.

On December 30, 2010, Holdings made the second tender offer required under the senior secured credit facilities to purchase the outstanding 2011 Notes, at a price of 105.00% (plus accrued and unpaid interest). Acceptances were received in respect of a further £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011 for consideration of £5.1 million.

We have calculated the reduction in the interest expense due to the redemption of the 2011 Notes and the 2015 Notes using the effective interest rate method, taking into account the deferred financing costs that were attributed to the medium term notes prior to the Acquisition and the fair value adjustments to the carrying amounts of the medium term notes that were recognized on the effective date of the Acquisition.

Overall, therefore, we have reduced interest expense by $27.4 million in Fiscal 2010 and by $17.2 million in 6M 2010, on the assumption that the redemptions of the 2011 Notes and the 2015 Notes took place at the beginning of Fiscal 2010.

Sale of Interest Rate Swaps

Prior to the Acquisition, Tomkins held interest rate swaps to swap the interest payable on the 2011 Notes and the 2015 Notes from fixed to floating interest rates. On September 16, 2010, Tomkins sold these interest rate swaps in anticipation of the Events.

From the beginning of Fiscal 2010 to the date on which they were sold, the interest receivable under the fixed legs of the interest rate swaps exceeded the interest payable under the fixed legs of the interest rate swaps such that they had the effect of reducing the interest payable on the 2011 Notes and the 2015 Notes. We have therefore increased interest expense by $19.0 million in Fiscal 2010 and by $14.1 million in 6M 2010, on the assumption that the interest rate swaps were sold at the beginning of Fiscal 2010.

Letters of Credit

Prior to the Acquisition, Tomkins had a revolving credit facility that was replaced by the revolving credit facility provided under the senior secured credit facilities. During 9M 2010, Tomkins made no borrowings against the revolving credit facility but incurred fees in relation to letters of credit issued under the facility that amounted to $1.6 million, of which $1.3 million was incurred in 6M 2010. As the letters of credit were replaced by letters of credit issued under senior secured credit facilities, we have eliminated these fees from the interest expense recognized in the respective periods.

The pro forma adjustment to interest expense may be analysed as follows:

$ in millions	Pro forma Fiscal 2010			Pro forma 6M 2010
	Interest	Other interest expense	Total	Interest payable	Other interest expense	Total
2011 Notes	4.8	3.7	8.5	3.1	2.9	6.0
2015 Notes	18.8	0.1	18.9	11.0	0.2	11.2
Sale of interest rate swaps	(19.0)	—	(19.0)	(14.1)	—	(14.1)
Revolving credit facility (including letters of credit)	—	1.6	1.6	—	1.3	1.3

Adjustment to interest expense	4.6	5.4	10.0	—	4.4	4.4

(E) Adjustment to Other Finance (Expense)/Income

Hedge Ineffectiveness

Prior to the Acquisition, Tomkins had as fair value hedges in relation to the 2011 Notes and the 2015 Notes the interest rate swaps that it held to swap the interest payable on the notes from fixed to floating interest rates. During 9M 2010, Tomkins recognized a net loss of $1.7 million in other finance (expense)/income because there was deemed to be ineffectiveness in the hedging relationship for accounting purposes. Included in this net loss was a net gain of $2.5 million in 6M 2010. We have eliminated these gains and losses from other finance (expense)/income because the interest rate swaps were sold by Tomkins in anticipation of the Events.

Currency Translation Losses

The 2011 Notes and the 2015 Notes and the interest rate swaps that were designated as fair value hedges in relation to them were denominated in Sterling. Translation of these items into the functional currency of the subsidiaries of Holdings that hold them give rise to currency translation differences that are recognised in other finance (expense)/income. We have eliminated from other finance (expense)/income a net currency translation loss of $4.9 million in Fiscal 2010 and a net currency translation loss of $0.9 million in 6M 2010, which was attributable to the translation of the 2011 Notes and the 2015 Notes that were redeemed subsequent to the Acquisition and to the interest rate swaps that were sold by Tomkins in anticipation of the Events.

Loss on Redemption of Medium Term Notes

We have eliminated from other finance (expense)/income the loss of $0.9 million that Holdings recognized on the redemption of the 2011 Notes and the 2015 Notes subsequent to the Acquisition.

The pro forma adjustment to other finance (expense)/income may be analysed as follows:

$ in millions	Fiscal 2010	6M 2010
Hedge ineffectiveness	1.7	(2.5)
Currency translation loss	4.9	0.9
Loss on redemption of notes	0.9	—

Adjustment to other finance (expense)/income	7.5	(1.6)

Other Adjustments

(F) Management Fees Payable to the Sponsors

Holdings is required to pay to the Sponsors annual management fees amounting to $3.0 million. Administrative expenses for Q4 2010 included an expense of $0.6 million in relation to these management fees. Additional expenses of $2.4 million in Fiscal 2010 and $1.5 million in 6M 2010 have been recognized as pro forma adjustments such that the unaudited pro forma financial information reflects the annual management fees payable by Holdings.

(G) Income Tax Adjustments

We have apportioned the pro forma adjustments to the tax jurisdictions in which they would have been recognized and we have tax effected them based on their effect on taxable income in the relevant jurisdiction using the applicable statutory tax rate. In particular, we have tax effected the pro forma adjustments that affect taxable income in the U.K. at the U.K. statutory tax rate of 28% and those that affect taxable income in the United States at the United States statutory tax rate that is applicable to the entity concerned of 37.5%.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected historical financial information for the periods and dates indicated. The following information is only a summary and should be read in conjunction with “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and the audited consolidated financial statements of our business and notes thereto included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

The historical financial information as of December 31, 2010 and January 2, 2010 and for Q4 2010, 9M 2010, Fiscal 2009 and Fiscal 2008 have been prepared in accordance with IFRS and have been derived from the audited consolidated financial statements included elsewhere in this prospectus.

The historical financial information as of July 2, 2011 and for 6M 2011 and 6M 2010 have been prepared in accordance with IFRS and have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The historical financial information as of January 3, 2009, December 29, 2007 and December 30, 2006 and for the fiscal years ended December 29, 2007 (“Fiscal 2007”) and December 30, 2006 (“Fiscal 2006”) have also been prepared in accordance with IFRS and have been derived from audited consolidated financial statements not separately presented herein and for Fiscal 2007 and Fiscal 2006 after restatement for the retrospective application of “Amendments to IFRS 2 Share-based Payment – Vesting Conditions and Cancellations,” and after re-presentation of the Sensors & Valves operating segment as a discontinued operation (see note 15 to the audited consolidated financial statements included elsewhere in this prospectus).

	Successor	Predecessor	Successor	Predecessor
	6M 2011	6M 2010	Q4 2010	9M 2010	Fiscal
$ in millions					2009	2008	2007	2006
Selected Consolidated Income Statement Data:
Continuing Operations
Sales	$2,463.3	$2,225.7	$1,181.3	$3,270.4	$3,866.5	$5,094.9	$5,472.6	$5,478.2
Impairments	—	—	—	—	(73.0)	(314.3)	(0.8)	(2.9)
Restructuring costs	(18.2)	(8.5)	(3.7)	(10.0)	(140.9)	(25.8)	(27.9)	(23.9)
Net gain on disposals and on the exit of businesses	1.2	1.0	—	6.3	0.2	43.0	94.1	5.7
Gain on amendment of post-employment benefits	—	—	—	—	63.0	—	—	—
Operating profit/(loss)	148.2	258.5	(204.3)	313.2	88.2	39.2	554.2	515.0

Profit/(loss) before tax	23.5	240.0	(303.5)	287.1	43.9	(31.8)	499.1	447.2
Income tax (expense)/benefit	(30.7)	(63.1)	34.1	(62.5)	(25.1)	(34.2)	(124.1)	(54.7)

(Loss)/profit for the period from continuing operations	(7.2)	176.9	(269.4)	224.6	18.8	(66.0)	375.0	392.5
Discontinued Operations
Profit/(loss) for the period from discontinued operations	18.4	11.9	(0.8)	19.0	(12.8)	19.5	(56.5)	(31.0)

Profit/(loss) for the period	11.2	188.8	(270.2)	243.6	6.0	(46.5)	318.5	361.5
Non-controlling interests	(13.0)	(18.7)	(0.9)	(26.2)	(21.6)	(18.1)	(25.0)	(20.5)

(Loss)/profit for the period attributable to equity shareholders	$(1.8)	$170.1	$(271.1)	$217.4	$(15.6)	$(64.6)	$293.5	$341.0

Selected Cash Flow Data:
Net cash inflow from operating activities	$159.0	$97.8	$45.4	$194.7	$513.0	$544.2	$552.5	$465.4
Net cash (outflow)/inflow from investing activities	(18.9)	(72.9)	(4,098.8)	(103.0)	(135.3)	(124.0)	12.2	(379.1)
Net cash (outflow)/inflow from financing activities	(229.9)	(138.3)	4,551.2	(42.1)	(220.5)	(401.0)	(630.4)	(182.7)

	Successor		Predecessor
	As of		As of
	July 2, 2011	December 31, 2010	January 2, 2010	January 3, 2009	December 29, 2007	December 30, 2006
Selected Balance Sheet Data:
Cash and cash equivalents	$370.0	$459.3	$445.0	$291.9	$295.9	$337.6
Property, plant and equipment	1,008.1	1,359.1	1,122.8	1,167.3	1,414.4	1,360.3
Total assets	7,608.6	7,552.3	3,673.6	3,770.7	4,472.9	4,565.8
Total debt(1)	(3,126.7)	(3,165.0)	(707.9)	(813.0)	(885.6)	(1,141.2)

(1)	Total debt includes bank overdrafts, bank and other loans and obligations under finance leases.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the periods presented:

	Successor	Predecessor	Pro Forma	Successor	Predecessor
	6M	6M	Fiscal	Q4	9M	Fiscal
	2011	2010	2010	2010	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges(1)	1.15	11.62	0.92	—	9.44	1.71	0.63	6.84	5.58
Deficiency in ratio(2)			(25.3)	(304.5)			(28.7)

(1)	The ratio of earnings to fixed charges has been calculated based on financial information prepared in accordance with IFRS. For the purpose of calculating this ratio, earnings consist of (loss)/profit before tax from continuing operations before our share of the profit or loss of associates, plus fixed charges and the distributed earnings of associates and less the preference security dividend requirement. Fixed charges consist of interest expense, including the amortization of debt issuance costs, an estimate of the interest within rental expense and, for Fiscal 2007 and Fiscal 2006, the preference security dividend requirements of consolidated subsidiaries.

(2)	Earnings were deficient to cover fixed charges by $25.3 million for pro forma fiscal 2010, $304.5 million for Q4 2010 and by $28.7 million for Fiscal 2008. Earnings for Q4 2010 were negatively impacted by charges related to the Acquisition, including:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by the Group of $144.2 million;

•	transaction costs of $78.2 million incurred in relation to the Acquisition; and

•

a currency translation loss of $47.6 million on the acquisition of Tomkins due to the change in the rate of exchange between the pound sterling (in which the purchase consideration was denominated) and the U.S. dollar (the functional currency of the acquiring entity), in the period between the effective date of the acquisition and the payment of the consideration to the former shareholders in Tomkins.

During Q4 2010, we also recognized a compensation expense in relation to share-based incentives of $72.4 million that was disproportionately high for the quarter due to the immediate vesting of certain of the awards.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On March 31, 2011, Holdings issued its first annual financial report to holders of the Notes, which contained the audited consolidated financial statements and related notes for the 14-week period from September 25, 2010 to December 31, 2010 (“Q4 2010”), for the 38-week period from January 3, 2010 to September 24, 2010 (“9M 2010”), for the 52-week period from January 4, 2009 to January 2, 2010 (“Fiscal 2009”) and for the 53-week period from December 30, 2007 to January 3, 2009 (“Fiscal 2008”) that are presented elsewhere in this prospectus.

On August 9, 2011, Holdings issued its interim financial report for the 26-week period from January 1, 2011 to July 2, 2011 (“6M 2011”) which contained the unaudited condensed consolidated financial statements for that period and related notes that are presented elsewhere in this prospectus.

Management’s Discussion and Analysis should be read in conjunction with the financial statements specified above, which were prepared in accordance with IFRS and present separately the periods prior to the Acquisition (“Predecessor”) and the periods after the Acquisition (“Successor”). The Predecessor financial statements do not reflect the effects of the accounting for or the financing of the Acquisition. To facilitate a discussion of certain results of operations across periods, we have presented the results for the year ended December 31, 2010 (“Fiscal 2010”) and for the 26-week period from January 3, 2010 to July 3, 2010 (“6M 2010”) on a pro forma basis taking in account the effects of the Events as if they had occurred on January 3, 2010. For information regarding the pro forma effects of the Events, see “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus and “—Effect of the Acquisition” below.

We first discuss, inter alia, the results of our operations in Fiscal 2010 compared with Fiscal 2009 and in Fiscal 2009 compared with Fiscal 2008 and the material changes in our liquidity and capital resources during Fiscal 2010. We then go on to discuss the results of our operations in 6M 2011 compared with 6M 2010, the material changes in our liquidity and capital resources during 6M 2011 and the outlook in our end markets for the remainder of 2011.

We assess the performance of our businesses using a variety of measures. Certain of these measures are not explicitly defined under IFRS and are therefore termed “non-GAAP measures.” Under the heading “—Non-GAAP Measures” below, we identify and explain the relevance of each of the non-GAAP measures presented in Management’s Discussion & Analysis, show how they are calculated and present a reconciliation to the most directly comparable measure defined under IFRS. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures defined under IFRS. The non-GAAP measures that we use may not be directly comparable with similarly-titled measures used by other companies.

The statements in Management’s Discussion and Analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Information” and the historical audited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus.

OVERVIEW

Our Business

We are a diversified global engineering and manufacturing company with a portfolio of market-leading businesses. Our products are highly engineered and used in the industrial, automotive and construction end markets. We have a broad collection of premier brands that are among the most globally recognized in their respective end markets. We estimate that approximately 80% of our pro forma sales for Fiscal 2010 were derived from businesses that we believe hold the number one position in the markets in which they operate. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. Approximately 40% of our Fiscal 2010 pro forma sales were generated from the global industrial replacement end market and automotive aftermarket, where we achieve higher margins. Our industrial replacement business provides us with exposure to a broad range of industrial end market segments that have an ongoing need for replacement parts, and the automotive aftermarket also provides us with a stable source of revenue. The significant majority of our products, including those useful for the reduction of energy consumption and for safety improvement, are positioned at the premium end of their respective end markets. The prices of our products are low relative to the potential cost of their failure within the critical systems in which they are used, such as industrial machinery, automotive engines and HVAC systems. We attribute our end market leadership positions to a combination of our brand strength, product quality and breadth, and customer service and support. We are led by an experienced, proven management team that has successfully streamlined our portfolio to focus on our core businesses, and implemented wide-ranging, significant cost-saving restructuring initiatives.

Effect of the Acquisition

As a result of the Acquisition and the application of purchase accounting, certain of our assets and liabilities were adjusted to their fair values on the date of the Acquisition. These adjusted valuations will result in additional depreciation and amortization in the Successor periods.

Specifically, we anticipate an increase in our cost of sales due to the increased carrying value of our property, plant and equipment and an increase in our administrative expenses due to the amortization of our intangible assets. As a result of the Acquisition we have recognized certain intangible assets that we consider have indefinite useful lives and there has been a significant increase in the carrying amount of goodwill compared with the Predecessor periods. Both goodwill and intangible assets with indefinite useful lives are not amortized but are subject to annual impairment testing. See “—Critical Accounting Estimates—Impairment of Long-Lived Assets” and “Unaudited Pro Forma Financial Information.”

Additionally, as discussed below in “—Liquidity and Capital Resources,” we incurred significant indebtedness in connection with the consummation of the Acquisition, including the offering of the initial notes, and our total indebtedness and related interest expenses will be significantly higher than in the Predecessor periods.

Restructuring Initiatives

In response to the adverse economic conditions prevailing during late 2007 and 2008, we launched two major restructuring initiatives during 2008 and 2009, which we refer to as projects Eagle and Cheetah. Project Eagle was launched in early 2008 to reduce our cost base, improve our competitiveness and increase our operating margins. Project Cheetah was launched in early 2009 to refocus our manufacturing footprint towards low-cost and high growth regions and within our most efficient facilities. These projects have had a material impact on our results of operations, capital resources and cash flows.

Our Segments

Our revenue and earnings base is highly diversified by product, geography, end market and customer. We derive revenues from nearly every developed country across the globe and our industrial and automotive component products are well-positioned in most emerging markets.

We are organized for management reporting purposes into two business groups: Industrial & Automotive and Building Products. We distinguish within our continuing operations between those of our operating segments that are ongoing, which we identify as “ongoing segments”, and those that we have exited but do not meet the conditions to be classified as discontinued operations, which we identify as “exited segments.”

•

Industrial & Automotive manufactures a wide range of systems and components for the industrial OE and replacement end markets, as well as the automotive OE end market and automotive aftermarket throughout the world. I&A is comprised of three ongoing operating segments: Power Transmission, Fluid Power and Other I&A.

•

Building Products is comprised of two ongoing operating segments: Air Distribution and Bathware. Air Distribution supplies certain HVAC system components to the non-residential and residential construction end markets, mainly in North America. Bathware manufactures bathtubs and shower enclosures primarily used in residential applications.

During the periods under review, we reported two exited segments within continuing operations: within Industrial & Automotive, the Stant and Standard-Thomson businesses that were sold during in Fiscal 2008 (“Caps & Thermostats”); and within Building Products, the Philips Doors & Windows business that was closed during Fiscal 2009 (“Doors & Windows”).

During the second quarter of 2011, management began actively seeking a buyer for the businesses that comprise our Sensors & Valves operating segment within Industrial & Automotive. This operating segment is now classified as a discontinued operation.

Highlighting our geographical diversification approximately 37% of our Fiscal 2010 pro forma sales were generated outside North America.

	Contribution to Fiscal 2010 Pro Forma Sales
	North America	Europe	Asia	Rest of World	Total
Industrial & Automotive
Power Transmission	20.1%	13.3%	11.9%	2.7%	48.0%
Fluid Power	11.0%	2.4%	1.9%	2.3%	17.6%
Other I&A	10.9%	0.1%	0.2%	1.1%	12.3%

	42.0%	15.8%	14.0%	6.1%	77.9%

Building Products
Air Distribution	17.9%	0.8%	0.5%	0.2%	19.4%
Bathware	2.7%	0.0%	0.0%	0.0%	2.7%

	20.6%	0.8%	0.5%	0.2%	22.1%

Total continuing operations	62.6%	16.6%	14.5%	6.3%	100.0%

Our top ten customers represented only 22% of our Fiscal 2010 pro forma sales. We maintain long-standing customer relationships and have served our top 20 customers for an average of over 35 years, while some of our largest customer relationships span over 50 years. We have also developed strong relationships with industry-leading customers in emerging markets.

Our product portfolio consists of tens of thousands of SKUs, and we believe it comprises the broadest range of power transmission belts, fluid power hoses and air distribution products in the end markets in which we operate. This breadth, combined with our brand reputation, product quality, superior field sales and service support, long-standing customer relationships and ability to deliver on short lead times, has allowed us to establish and maintain our leading market positions.

Highlighting the diversity of our end markets, our Fiscal 2010 pro forma sales analyzed by end market were as follows:

$ in millions	Industrial Original Equipment	Industrial replacement	Automotive aftermarket	Automotive Original Equipment	Non-residential	Residential	Other(1)	Total
Industrial & Automotive:
Power Transmission	216.4	328.1	712.9	879.3	—	—	—	2,136.7
Fluid Power	240.7	388.6	153.6	1.6	—	—	—	784.5
Other I&A	251.5	92.0	91.3	16.6	—	—	97.4	548.8

	708.6	808.7	957.8	897.5	—	—	97.4	3,470.0

Building Products:
Air Distribution	—	—	—	—	638.4	224.5	—	862.9
Bathware	—	—	—	—	—	114.4	4.4	118.8

	—	—	—	—	638.4	338.9	4.4	981.7

Total continuing operations	708.6	808.7	957.8	897.5	638.4	338.9	101.8	4,451.7

(1)	Other includes manufactured housing and recreational vehicles

Industry Trends

Industrial & Automotive

Industrial end markets accounted for 43.7% of I&A’s Fiscal 2010 pro forma sales, with 20.4% to the industrial OE end market and 23.3% to the industrial replacement end market. U.S. industrial production, as measured by the U.S. Federal Reserve Industrial Production index, continued to improve throughout 2010 and was on average 6% higher than 2009. The industrial OE end market and replacement end markets improved during 2010 due to increased industrial activity that led to an increase in demand for our products and some restocking by our customers. The European market followed a similar trend, with industrial production steadily increasing through 2010. Asia continued to perform strongly during 2010, although there were signs of some slowdown in the rate of growth in the Chinese and Japanese markets. We do not expect the earthquake in Japan to have a significant adverse effect on our activities in Japanese markets.

The automotive aftermarket, which comprised 27.6% of I&A’s Fiscal 2010 pro forma sales increased in all of the regions in which we operate but particularly in Asia, due to growth in end user demand and the increased number of cars in use. In the automotive OE market, which accounted for 25.9% of I&A’s Fiscal 2010 pro forma sales, volumes in 2010 were higher as a result of an improvement in the global automotive markets compared with Fiscal 2009, especially in North America. According to IHS/CSM, global automotive production was up 24% in 2010 compared with 2009, with volumes in North America up 39% and, in Europe, volumes up 14%, driven mainly by export demand and stimulus programs.

Building Products

Non-residential construction in North America accounted for 65.0% of Building Products’ Fiscal 2010 pro forma sales. According to Dodge, in the United States, non-residential construction starts declined on a square foot basis by 16% in 2010 compared with 2009, and by 8% on a value basis. The U.S. Architectural Billings Index, which is regarded as a leading indicator of future commercial construction activity, remained under 50 for most of 2010, indicating a continued contraction in construction activity for at least the next nine to 12 months.

Residential construction in North America accounted for 34.6% of Building Products’ Fiscal 2010 pro forma sales. The U.S. residential construction market, as measured by housing starts, remained broadly flat for the majority of the first half of 2010 but declined in May and June 2010 following the expiration on April 30, 2010 of federal tax credits designed to stimulate housing sales. Housing starts remained low for most of the rest of the year, as a result of high unemployment, tighter restrictions on mortgage lending and the high inventory of unsold homes. According to the U.S. Census Bureau, year-end housing inventories for new and existing homes were at 6.9 months and 8.1 months respectively. These figures are above the 10-year averages (6.0 months for new homes and 5.9 months for existing homes), implying limited potential increase in construction activity for the near future. Housing sales were also impacted by the poor economic conditions, with new and existing home sales falling by 8% and 3% respectively in 2010 compared with 2009, as measured by the U.S. Census Bureau.

RESULTS OF OPERATIONS

Unless otherwise indicated, all commentary in Management’s Discussion and Analysis is for continuing operations.

Fiscal 2010 compared with Fiscal 2009

Group summary

$ in millions	Successor Q4 2010*	Predecessor 9M 2010*	Pro Forma Adjustments	Pro Forma Fiscal 2010*	Predecessor Fiscal 2009*
Continuing operations
Sales	1,181.3	3,270.4	—	4,451.7	3,866.5
Cost of sales	(950.3)	(2,223.8)	107.8	(3,066.3)	(2,748.2)

Gross profit	231.0	1,046.6	107.8	1,385.4	1,118.3
Distribution costs	(137.1)	(362.0)	—	(499.1)	(441.7)
Administrative expenses	(217.3)	(327.3)	(90.6)	(635.2)	(437.0)
Transaction costs	(78.2)	(41.2)	118.8	(0.6)	—
Impairments	—	—	—	—	(73.0)
Restructuring costs	(3.7)	(10.0)	—	(13.7)	(140.9)
Net gain on disposals and on the exit of businesses	—	6.3	—	6.3	0.2
Gain on amendment of post-employment benefits	—	—	—	—	63.0
Share of profit/(loss) of associates	1.0	0.8	—	1.8	(0.7)

Operating (loss)/profit	(204.3)	313.2	136.0	244.9	88.2

Interest expense	(90.8)	(71.4)	(198.7)	(360.9)	(111.0)
Investment income	18.7	48.0	—	66.7	67.0
Other finance (expense)/income	(27.1)	(2.7)	55.1	25.3	(0.3)

Net finance costs	(99.2)	(26.1)	(143.6)	(268.9)	(44.3)

(Loss)/profit before tax	(303.5)	287.1	(7.6)	(24.0)	43.9

*	Re-presented (see note 15 to the consolidated financial statements included elsewhere in this prospectus).

Sales

Sales from continuing operations were $1,181.3 million in Q4 2010 and were $3,270.4 million in 9M 2010. Pro forma sales for Fiscal 2010 were $4,451.7 million, compared with $3,866.5 million for Fiscal 2009, an increase of 15.1%. Most of our end markets strengthened during the period, which caused a corresponding increase in sales volumes across our businesses. Acquisitions made during the period, in particular the acquisition of Koch Filter Corporation in February 2010, increased Fiscal 2010 pro forma sales by $52.8 million compared with Fiscal 2009. Fiscal 2010 pro forma sales also benefited by $31.4 million compared with Fiscal 2009 from changes in average currency exchange rates. However, Fiscal 2010 pro forma sales included no contribution from Doors & Windows, an exited segment that contributed sales of $36.5 million prior to its closure during Fiscal 2009. Excluding the impact of acquisitions, the closure of Doors & Windows and exchange rate movements, Fiscal 2010 pro forma sales rose by $537.5 million, or 15.3%, compared with Fiscal 2009.

Cost of Sales

Cost of sales was $950.3 million in Q4 2010 and $2,223.8 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $3,066.3 million compared with $2,748.2 million for Fiscal 2009, an increase of 11.6% that was driven principally by higher production volumes and the effect of accounting for the Acquisition.

Production volumes increased significantly in the I&A businesses in response to the sales growth experienced during Fiscal 2010 compared with Fiscal 2009, but these increases were slightly offset by reduced volumes in the Building Products businesses due to the continued weakness in North American construction end markets. Production cost savings resulted from our restructuring initiatives, particularly in the Power Transmission and Fluid Power segments. During Fiscal 2010, we also benefited from decreases in certain material costs, but incurred marginally higher labor costs.

Pro forma cost of sales for Fiscal 2010 includes an additional depreciation expense of $39.3 million due to the fair value uplift to the carrying amount of the property, plant and equipment held by Tomkins at the date of the Acquisition.

Gross Profit

Gross profit was $231.0 million in Q4 2010 and $1,046.6 million in 9M 2010. Pro forma gross profit for Fiscal 2010 was $1,385.4 million compared with $1,118.3 million for Fiscal 2009.

Our gross profit margin was 19.6% in Q4 2010, significantly down compared with the 9M 2010 margin of 32.0% as a result of the purchase accounting adjustments included in cost of sales. Pro forma gross profit margin for Fiscal 2010 was 31.1%, broadly in line with the gross profit margin for 9M 2010, and slightly higher than the gross profit margin of 28.9% achieved in Fiscal 2009, principally due to the production cost savings.

Distribution Costs

Distribution costs recognized during Q4 2010 were $137.1 million and were $362.0 million during 9M 2010. Pro forma distribution costs for Fiscal 2010 were $499.1 million compared with $441.7 million for Fiscal 2009, an increase of 3.4 % that was broadly commensurate with the increase in sales volumes. Efficiency gains in I&A drove the slight improvement in distribution costs as a percentage of sales, from 11.4% of sales in Fiscal 2009 to 11.2% on a pro forma basis in Fiscal 2010.

Administrative Expenses

Administrative expenses recognized during Q4 2010 were $217.3 million and were $327.3 million during 9M 2010. Pro forma administrative expenses for Fiscal 2010 were $635.2 million, compared with $437.0 million for Fiscal 2009, an increase of $198.2 million that was related principally share-based incentives and the effect of accounting for the Acquisition. Administrative expenses as a percentage of sales increased from 11.3% in Fiscal 2009 to 14.3% on a pro forma basis in Fiscal 2010.

Pro forma administrative expenses for Fiscal 2010 include a compensation expense of $78.0 million in relation to share-based incentives, a significant increase compared with the compensation expense of $10.4 million that was recognized during Fiscal 2009 which is principally due to the new share schemes that were put in place after the Acquisition.

Pro forma administrative expenses for Fiscal 2010 include an additional amortization expense of $132.3 million due to the fair value uplift to the carrying amount of the identifiable intangible assets held by Tomkins at the date of the Acquisition.

Transaction Costs

Transaction costs recognized in relation to acquisitions were $78.2 million during Q4 2010 and were $41.2 million during 9M 2010. Pro forma transaction costs for Fiscal 2010 amounted to $0.6 million, principally in relation to the acquisition of Koch Filter Corporation in February 2010. Acquisition-related costs incurred by us in relation to businesses acquired before January 3, 2010 were not expensed but were included in the cost of acquisition.

Impairments

We recognized no impairment of long-lived assets during Fiscal 2010.

During Fiscal 2009, we recognized impairments amounting to $73.0 million, comprising $18.9 million on goodwill and intangible assets arising on acquisitions, $38.6 million on assets that became impaired as a consequence of our restructuring initiatives and $15.5 million on receivables held in relation to the disposal of businesses in previous years.

Restructuring Costs

We recognized restructuring costs of $3.7 million during Q4 2010 and $10.0 million during 9M 2010 in connection with projects Eagle and Cheetah. In both periods, the costs related principally to the cessation of certain of Power Transmission’s manufacturing facilities in North America and were partially offset by gains on various asset disposals.

During Fiscal 2009, we recognized restructuring costs of $140.9 million. I&A recognized restructuring costs of $117.0 million, which principally related to the cessation of Power Transmission’s manufacturing operations in Aachen, Germany, the rationalization of its powder metal facility at Mississauga, Ontario, and the closures of its pulley and tensioner facility at London, Ontario, and FormFlo in the U.K.; the cessation of Fluid Power’s hose manufacturing activities in Erembodegem, Belgium and the substantial closure of its assembly facility at St. Neots, U.K.; and, in Other I&A, the closure of Ideal’s manufacturing facility at St. Augustine, Florida and the rationalization of Dexter’s manufacturing facilities. Building Products recognized restructuring costs of $26.6 million, which principally related to the closure of the Philips Doors and Windows business.

Net Gain on Disposals and on the Exit of Businesses

During Q4 2010, we recognized no gain or loss on the disposal or exit of businesses. During 9M 2010, we recognized a net gain of $9.6 million on the disposal of property, plant and equipment, principally in Building Products as a consequence of the restructuring of Bathware and the closure of Doors & Windows. This net gain was offset by an additional loss of $3.3 million on the disposal of a subsidiary that took place in Fiscal 2008 and a loss on the disposal of Hydrolink’s operations in Kazakhstan.

During Fiscal 2009, we recognized a net gain of $0.2 million in relation to the disposal of businesses in prior years.

Gain on Amendment of Post-Employment Benefits

During Fiscal 2009, we recognized a one-off gain of $63.0 million on the amendment of post-employment benefit plans in North America.

Operating profit

During Q4 2010 we incurred an operating loss of $204.3 million but during 9M 2010 we recognized an operating profit of $313.2 million. Pro forma operating profit for Fiscal 2010 was $244.9 million, compared with an operating profit of $88.2 million for Fiscal 2009.

Adjusted EBITDA

Adjusted EBITDA was $173.8 million for Q4 2010 and $498.9 million for 9M 2010. Pro forma adjusted EBITDA for Fiscal 2010 was $671.0 million, an increase of $248.9 million over the adjusted EBITDA for Fiscal 2009 of $422.1 million that was due largely to the effect of increased sales volumes and the benefits of our restructuring initiatives. Our pro forma adjusted EBITDA margin was 15.1% for Fiscal 2010, compared with our EBITDA margin of 10.9% for Fiscal 2009.

A reconciliation of operating profit or loss for the period to adjusted EBITDA for each of the periods under review is presented under the heading “—Non-GAAP Measures.”

Interest Expense

$ in millions	Successor Q4 2010*	Predecessor 9M 2010*	Pro Forma Adjustments	Pro Forma Fiscal 2010*	Predecessor Fiscal 2009*
Bank overdrafts	—	6.0	—	6.0	4.6
Term loans	38.4	—	120.1	158.5	—
Other bank loans	—	0.5	1.5	2.0	4.3
Second Lien Notes	27.9	—	83.8	111.7	—
2011 Notes	1.9	13.3	(8.5)	6.7	19.9
2015 Notes	3.3	17.2	(18.9)	1.6	24.8
Net interest on interest rate swaps	—	(19.0)	19.0	—	(20.2)

	71.5	18.0	197.0	286.5	33.4
Finance leases	—	0.2	—	0.2	0.4
Other	4.0	3.2	1.7	8.9	7.6

	75.5	21.4	198.7	295.6	41.4
Post-employment benefits:
– Interest on benefit obligation	15.3	50.0	—	65.3	69.6

	90.8	71.4	198.7	360.9	111.0

*	Re-presented (see note 15 to the consolidated financial statements included elsewhere in this prospectus).

Interest expense was $90.8 million in Q4 2010 and $71.4 million in 9M 2010. Pro forma interest expense was $360.9 million for Fiscal 2010 compared with $111.0 million for Fiscal 2009, the increase being due largely to the additional borrowings that were drawn down to finance the Acquisition.

At the beginning of Q4 2010, we borrowed $2,000.0 million by way of floating rate term loans issued under the senior secured credit facilities and issued $1,150.0 million 9% Senior Secured Second Lien Notes that mature on October 1, 2018 to finance the Acquisition. We recognized a pro forma interest expense of $270.2 million on these additional borrowings during Fiscal 2010.

When it was acquired, Tomkins had the following notes outstanding under a Euro Medium Term Note Programme: £150 million 8% notes repayable at par on December 20, 2011 (the “2011 Notes”); and £250 million 6.125% notes repayable at par on September 16, 2015 (the “2015 Notes”). During Q4 2010, as a result of our tender offer and the triggering of a put option held by the lenders, the principal amount outstanding on the 2011 Notes was reduced from £150.0 million to £102.1 million and the principal amount outstanding on the 2015 Notes was reduced from £250.0 million to £17.2 million. As a result, the pro forma interest expense in relation to the 2011 Notes and the 2015 Notes was $8.3 million in Fiscal 2010 compared with $44.7 million in Fiscal 2009.

Prior to the Acquisition, Tomkins held interest rate swaps to swap the 2011 Notes and the 2015 Notes from fixed interest rates to floating interest rates. During 9M 2010, these interest rate swaps had the effect of reducing our interest expense by $19.0 million (Fiscal 2009: $20.2 million). On September 16, 2010, these interest rate swaps were sold in anticipation of the Transactions. Accordingly, their beneficial effect was eliminated in arriving at the pro forma interest expense for Fiscal 2010.

In Fiscal 2010, interest on the benefit obligations of our defined benefit and post-employment heath care plans was $65.3 million, $4.3 million lower than in Fiscal 2009 due to the decline in market interest rates during Fiscal 2010.

Investment Income

$ in millions	Successor Q4 2010	Predecessor 9M 2010*	Pro Forma Adjustments	Pro Forma Fiscal 2010*	Predecessor Fiscal 2009*
Bank deposits	1.3	2.3	—	3.6	2.6
Other	1.1	1.1	—	2.2	1.9

	2.4	3.4	—	5.8	4.5

Post-employment benefits:			—
– Expected return on plan assets	16.3	44.6	—	60.9	62.5

	18.7	48.0	—	66.7	67.0

*	Re-presented (see note 15 to the consolidated financial statements included elsewhere in this prospectus).

Investment income was $18.7 million in Q4 2010 and $48.0 million in 9M 2010. Pro forma investment income was $66.7 million in Fiscal 2010 compared with $67.0 million in Fiscal 2009. Interest earned on bank and other deposits was higher during Fiscal 2010 compared with Fiscal 2009 due principally to the higher average interest-bearing cash balances. However, the higher interest income was outweighed by the effect during the period of the lower expected return on the assets held by our defined benefit pension plans at the beginning of Fiscal 2010 compared with at the beginning of Fiscal 2009.

Other Finance (Expense)/Income

$ in millions	Successor Q4 2010	Predecessor 9M 2010	Pro forma adjustments $ in millions	Pro forma Fiscal 2010 $ in millions	Predecessor Fiscal 2009
Loss/(gain) on derivatives held for hedging purposes	—	(1.7)	1.7	—	1.3
Translation (loss)/gain on hedging instruments	(1.5)	(1.0)	4.9	2.4	(1.6)
Gain on embedded derivatives	22.9	—	—	22.9	—
Translation loss on the Acquisition	(47.6)	—	47.6	—	—
Loss on redemption of notes	(0.9)	—	0.9	—	—

	(27.1)	(2.7)	55.1	25.3	(0.3)

Other finance expense was $27.1 million in Q4 2010 and $2.7 million in 9M 2010. Pro forma other finance income was $25.3 million in Fiscal 2010 compared with an expense of $0.3 million in Fiscal 2009.

Prior to the Acquisition, Tomkins had designated as fair value hedges in relation to the 2011 Notes and the 2015 Notes the interest rate swaps that it held to swap the interest payable on the notes from fixed to floating rates. During 9M 2010, Tomkins recognized a loss of $1.7 million in other finance expense because there was deemed to be ineffectiveness in the hedging relationship for accounting purposes. As the interest rate swaps were sold in anticipation of the Transactions, we have eliminated that loss in arriving at pro forma other finance income for Fiscal 2010. During Fiscal 2009, we recognized a gain of $1.3 million due to hedge ineffectiveness of the interest rate swaps.

Other finance expense included a currency translation loss on hedging instruments of $1.5 million in Q4 2010 and $1.0 million in 9M 2010. In arriving at pro forma other finance income for Fiscal 2010, we have eliminated a net currency translation loss of $4.9 million which was attributable to the translation of the 2011 Notes and the 2015 Notes and to the interest rate swaps that were designated as fair value hedges in relation to them. Accordingly, pro forma other finance income for Fiscal 2010 includes a net currency translation gain of $2.4 million on hedging instruments compared with a net currency translation loss of $1.6 million that was included in other finance expense for Fiscal 2009.

Borrowings against the senior secured credit facilities that were drawn down to finance the Acquisition bear interest at floating rates, subject to a floor (an embedded interest rate derivative that was required to be recognized separately from the term loans). During Q4 2010, we recognized a gain of $22.9 million due to the change in the fair values of the embedded interest rate derivatives as a credit to other finance expense.

During Q4 2010, we incurred a currency translation loss of $47.6 million on the Acquisition due to the change in the rate of exchange between Sterling (in which the purchase consideration was denominated) and the U.S. dollar (the functional currency of the acquiring entity), in the period between the effective date of the Acquisition and the payment of the consideration to the former shareholders in Tomkins. Also during Q4 2010, we incurred a loss of $0.9 million on repayments of the 2011 Notes and the 2015 Notes. As these losses represented non-recurring effects of the Transactions, they were eliminated in arriving at pro forma other finance income for Fiscal 2010.

Income Tax Benefit/(Expense)

We recognized an income tax benefit of $34.1 million on a loss before tax of $303.5 million in Q4 2010 and an income tax expense of $62.5 million on a profit before tax of $287.1 million in 9M 2010. For Fiscal 2010, the pro forma income tax benefit was $38.3 million on the pro forma loss before tax of $24.0 million, compared with the income tax expense of $25.1 million that we recognized on the profit before tax of $43.9 million in Fiscal 2009.

Analysis by Ongoing Business Segment

In the discussion below, each segment’s pro forma sales for Fiscal 2010 are equal to the sum of the actual sales for the Predecessor and Successor periods in Fiscal 2010.

Industrial & Automotive

Power Transmission

$ in millions, unless otherwise stated	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	580.8	1,555.9	—	2,136.7	1,763.4	21.2%
Operating expenses	601.9	1,302.8	23.4	1,928.1	1,620.6

Operating (loss)/profit	(21.1)	253.1	(23.4)	208.6	142.8
Adjusted EBITDA	115.2	318.2	0.1	433.5	295.8
Adjusted EBITDA margin	19.8%	20.5%		20.3%	16.8%

Pro forma sales in our Power Transmission segment were $2,136.7 million for Fiscal 2010 compared with $1,763.4 million for Fiscal 2009, an increase of 21.2%, that was due primarily to increased volumes resulting from further strengthening of all of our end markets, particularly the industrial end markets. Sales to the industrial OE and replacement markets (together 25.5% of Power Transmission’s Fiscal 2010 pro forma sales) grew by 33.0% compared with Fiscal 2009, because of improved demand. Sales to the automotive OE market (41.1% of Power Transmission’s Fiscal 2010 pro forma sales), were up by 27.1% during Fiscal 2010 compared with Fiscal 2009, driven by strong growth in North America and China. In North America, this growth was due to the unprecedentedly low sales volumes in the prior year as a result of extended plant shutdowns and significantly depressed sales by automotive OE manufacturers (“OEMs”), including the Chapter 11 restructurings of General Motors and Chrysler. Sales to the higher margin automotive aftermarket (33.4% of Power Transmission’s Fiscal 2010 pro forma sales) continued to perform well, increasing by 7.7% compared with Fiscal 2009 due to increased demand by end users driven by the increased size and age of the global vehicle population, the greater number of miles driven, and, additionally in China, government subsidies.

Operating expenses in our Power Transmission segment totaled $601.9 million in Q4 2010 and $1,302.8 million in 9M 2010. Pro forma operating expenses were $1,928.1 million in Fiscal 2010 compared with $1,620.6 million in Fiscal 2009. Cost of sales in our Power Transmission segment totaled $474.8 million in Q4 2010 and $1,033.6 million in 9M 2010. Pro forma cost of sales was $1,452.9 million in Fiscal 2010 compared with $1,210.6 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 increased by approximately $250 million compared with Fiscal 2009 due to higher production volumes, but this increase was partially offset by a combination of efficiency improvements and other benefits arising from restructuring projects of approximately $26 million and lower raw material prices of approximately $9 million. In addition, pro forma operating expenses for Fiscal 2010 increased by approximately $11 million as a result of higher labor-related costs of approximately $6 million and higher freight costs of approximately $5 million, compared with Fiscal 2009. Pro forma depreciation and pro forma amortization amounted to $213.2 million in Fiscal 2010 compared with $81.8 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of long-lived assets. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $6.7 million compared with $2.1 million in Fiscal 2009. While there was no impairment of long-lived assets recognized in Fiscal 2010, Power Transmission recognized impairments of $23.2 million in Fiscal 2009. In Fiscal 2010, pro forma restructuring costs were $9.0 million compared with $75.6 million for Fiscal 2009. In Fiscal 2009, Power Transmission recognized a one-off gain of $29.7 million on the amendment of our post-employment benefit plans in North America.

Our Power Transmission segment incurred an operating loss of $21.1 million for Q4 2010, but the segment recognized an operating profit of $253.1 million for 9M 2010. Pro forma operating profit was $208.6 million for Fiscal 2010, an increase of $65.8 million compared with Fiscal 2009.

Adjusted EBITDA in our Power Transmission segment was $115.2 million for Q4 2010 and $318.2 million for 9M 2010. Pro forma adjusted EBITDA was $433.5 million for Fiscal 2010 compared with $295.8 million for Fiscal 2009, an increase of 46.6% that was due principally to higher volumes in Fiscal 2010 and the effects of our restructuring initiatives. Power Transmission’s adjusted EBITDA margin increased to 20.3% on a pro forma basis in Fiscal 2010 compared with 16.8% in Fiscal 2009.

Fluid Power

$ in millions, unless otherwise stated	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	215.4	569.1	—	784.5	588.7	33.3%
Operating expenses	234.9	523.8	(26.9)	731.8	611.4

Operating (loss)/profit	(19.5)	45.3	26.9	52.7	(22.7)
Adjusted EBITDA	27.6	73.2	0.2	101.0	18.8
Adjusted EBITDA margin	12.8%	12.9%		12.9%	3.2%

Pro forma sales in our Fluid Power segment were $784.5 million for Fiscal 2010 compared with $588.7 million for Fiscal 2009, an increase of 33.3% that was due primarily to increased volumes (approximately $180 million) as well as a contribution of $15.9 million from acquisitions, particularly Hydrolink, which was acquired in July 2009. Sales to the industrial replacement market (49.5% of Fluid Power’s Fiscal 2010 pro forma sales) were up by 33.1% compared with Fiscal 2009 due to increased utilization of industrial equipment driven by the economic recovery, particularly in North America. Sales to the industrial OE market (30.7% of Fluid Power’s Fiscal 2010 pro forma sales) were up by 49.9% in Fiscal 2010 compared with Fiscal 2009, due to the continued recovery in all of our regional end markets. Sales to the higher margin automotive aftermarket (19.6% of Fluid Power’s Fiscal 2010 pro forma sales) were up by 13.7% globally, due principally to the improved economic conditions.

Operating expenses in our Fluid Power segment totaled $234.9 million in Q4 2010 and $523.8 million in 9M 2010. Pro forma operating expenses were $731.8 million in Fiscal 2010 compared with $611.4 million in Fiscal 2009. Cost of sales in our Fluid Power segment totaled $179.0 million in Q4 2010 and $384.6 million in 9M 2010. Pro forma cost of sales was $533.1 million in Fiscal 2010 compared with $432.3 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 increased by approximately $120 million compared with Fiscal 2009 due to higher production volumes, and by approximately $8 million as a result of rising raw material prices. These increases were partially offset by efficiency improvements and other benefits arising from restructuring projects of approximately $40 million. Pro forma operating expenses for Fiscal 2010 were approximately $8 million higher compared with Fiscal 2009 as a result of increased freight costs, but this was partially offset by savings of approximately $6 million in labor-related costs. Pro forma depreciation and pro forma amortization amounted to $43.2 million in Fiscal 2010 compared with $33.7 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of the relevant long-lived assets. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $3.9 million compared with $0.7 million in Fiscal 2009. While there was no impairment of long-lived assets recognized in Fiscal 2010, Fluid Power recognized impairments of $12.5 million in Fiscal 2009. In Fiscal 2010, restructuring costs were $1.4 million compared with $26.0 million for Fiscal 2009. In Fiscal 2009, Fluid Power recognized a one-off gain of $31.4 million on the amendment of our post-employment benefit plans in North America.

Our Fluid Power segment incurred an operating loss of $19.5 million for Q4 2010, but the segment recognized an operating profit for 9M 2010 of $45.3 million. Pro forma operating profit was $52.7 million for Fiscal 2010 compared with an operating loss of $22.7 million for Fiscal 2009.

Adjusted EBITDA in our Fluid Power segment was $27.6 million for Q4 2010 and $73.2 million for 9M 2010. Pro forma adjusted EBITDA was $101.0 million for Fiscal 2010 compared with $18.8 million for Fiscal 2009, the improvement being due principally to the increased sales volumes and the effects of our restructuring initiatives. Fluid Power’s adjusted EBITDA margin improved significantly to 12.9% on a pro forma basis in Fiscal 2010 compared with 3.2% in Fiscal 2009.

Other Industrial & Automotive

$ in millions, unless otherwise stated	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	131.3	417.5	—	548.8	463.4	18.4%
Operating expenses	153.9	375.1	(12.4)	516.6	449.6

Operating (loss)/profit	(22.6)	42.4	12.4	32.2	13.8
Adjusted EBITDA	15.9	55.2	—	71.1	41.6
Adjusted EBITDA margin	12.1%	13.2%		13.0%	9.0%

Pro forma sales in our Other I&A segment were $548.8 million for Fiscal 2010 compared with $463.4 million for Fiscal 2009, an increase of 18.4% that was due primarily to increased volumes. The industrial and utility trailer markets (62.6% of Other I&A’s Fiscal 2010 pro forma sales) increased over the prior year as industrial demand began to recover from the depressed levels experienced in Fiscal 2009. Approximately 90% of the Fiscal 2010 sales to these end markets were made to the recovering North American markets. The recreational vehicle end market (16.6% of Other I&A’s Fiscal 2010 pro forma sales) also grew strongly in North America primarily due to customer restocking, particularly in the first half of Fiscal 2010, improving by 41.6% during Fiscal 2010 compared with Fiscal 2009.

Operating expenses in our Other I&A segment totaled $153.9 million in Q4 2010 and $375.1 million in 9M 2010. Pro forma operating expenses were $516.6 million in Fiscal 2010 compared with $449.6 million in Fiscal 2009. Cost of sales in our Other I&A segment totaled $106.7 million in Q4 2010 and $311.9 million in 9M 2010. Pro forma cost of sales was $399.3 million in Fiscal 2010 compared with $365.7 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 increased by approximately $50 million compared with Fiscal 2009 due to higher production volumes, partially offset by efficiency improvements and other benefits arising from restructuring projects of approximately $9 million. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $10.9 million compared with $0.5 million in Fiscal 2009. Pro forma depreciation and pro forma amortization amounted to $26.7 million in Fiscal 2010 compared with $16.4 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of the relevant long-lived assets. In Fiscal 2010, restructuring costs were $1.1 million compared with $12.2 million for Fiscal 2009.

Our Other I&A segment incurred an operating loss of $22.6 million for Q4 2010, but the segment recognized an operating profit for 9M 2010 of $42.4 million. Pro forma operating profit was $32.2 million for Fiscal 2010 compared with $13.8 million for Fiscal 2009.

Adjusted EBITDA in our Other I&A segment was $15.9 million for Q4 2010 and $55.2 million for 9M 2010. Pro forma adjusted EBITDA was $71.1 million for Fiscal 2010 compared with $41.6 million for Fiscal 2009, the improvement being due principally to higher sales volumes and the effects of our restructuring initiatives. Other I&A’s adjusted EBITDA margin improved to 13.0% on a pro forma basis in Fiscal 2010 compared with 9.0% in Fiscal 2009.

Building Products

Air Distribution

$ in millions, unless otherwise stated	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	226.7	636.2	—	862.9	874.2	(1.3)%
Operating expenses	231.7	584.4	(0.4)	815.7	826.1

Operating (loss)/profit	(5.0)	51.8	0.4	47.2	48.1
Adjusted EBITDA	22.6	80.5	0.4	103.5	105.6
Adjusted EBITDA margin	10.0%	12.7%		12.0%	12.1%

Pro forma sales in our Air Distribution segment were $862.9 million for Fiscal 2010 compared with $874.2 million for Fiscal 2009, a decline of 1.3% that was due primarily to a combination decreased volumes (approximately $45 million) and adverse selling price variances (approximately $6 million), partially offset by a $36.7 million increase due to the acquisition of Koch Filter Corporation in February 2010. Sales into the non-residential construction markets (74.0% of Air

Distribution’s Fiscal 2010 pro forma sales) rose marginally compared with Fiscal 2009, as the continued decline in North American new build markets was offset by growth in the North American refurbishment market. Sales to the residential construction market (26.0% of Air Distribution’s Fiscal 2010 pro forma sales) declined by 7.2% in Fiscal 2010 compared with Fiscal 2009 due to the continued weakness in the North American residential construction market.

Operating expenses in our Air Distribution segment totaled $231.7 million in Q4 2010 and $584.4 million in 9M 2010. Pro forma operating expenses were $815.7 million in Fiscal 2010 compared with $826.1 million in Fiscal 2009. Cost of sales in our Air Distribution segment totaled $172.0 million in Q4 2010 and $435.8 million in 9M 2010. Pro forma cost of sales was $604.3 million in Fiscal 2010 compared with $616.4 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 decreased by approximately $27 million compared with Fiscal 2009 due to lower production volumes. Pro forma operating expenses for Fiscal 2010 also decreased compared with Fiscal 2009 by approximately $18 million as a result of efficiency improvements and other benefits arising from restructuring projects and by approximately $5 million due to the acquisition in February 2010 of Koch Filter Corporation. Pro forma depreciation and pro forma amortization amounted to $45.9 million in Fiscal 2010 compared with $31.9 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of the relevant long-lived assets. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $7.6 million compared with $1.9 million in Fiscal 2009. While there was no impairment of long-lived assets recognized in Fiscal 2010, Air Distribution recognized impairments of $18.6 million in Fiscal 2009. In Fiscal 2010, restructuring costs were $1.7 million compared with $5.1 million for Fiscal 2009.

Our Air Distribution segment incurred an operating loss of $5.0 million for Q4 2010, but the segment recognized an operating profit for 9M 2010 of $51.8 million. Pro forma operating profit was $47.2 million for Fiscal 2010 compared with $48.1 million for Fiscal 2009.

Adjusted EBITDA in our Air Distribution segment was $22.6 million for Q4 2010 and $80.5 million for 9M 2010. Pro forma adjusted EBITDA was $103.5 million for Fiscal 2010 compared with $105.6 million for Fiscal 2009, with the slight reduction being due largely to the decline in sales which was offset partially by improved cost efficiencies. Air Distribution’s pro forma adjusted EBITDA margin was slightly lower at 12.0% on a pro forma basis for Fiscal 2010 compared with 12.1% for Fiscal 2009.

Bathware

$ in millions, unless otherwise stated	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	27.1	91.7	—	118.8	140.3	(15.3)%
Operating expenses	31.5	95.8	2.5	129.8	153.1

Operating loss	(4.4)	(4.1)	(2.5)	(11.0)	(12.8)
Adjusted EBITDA	(1.2)	(1.7)	—	(2.9)	(0.1)
Adjusted EBITDA margin	(4.4)%	(1.9)%		(2.4)%	(0.1)%

Pro forma sales in our Bathware segment were $118.8 million for Fiscal 2010 compared with $140.3 million for Fiscal 2009, a decline of 15.3%, due almost entirely to a drop in sales volumes. Bathware sells primarily to the U.S. residential construction market, which continued to be weak throughout Fiscal 2010 and declined further towards the end of the period.

Operating expenses in our Bathware segment totaled $31.5 million in Q4 2010 and $95.8 million in 9M 2010. Pro forma operating expenses were $129.8 million in Fiscal 2010 compared with $153.1 million in Fiscal 2009. Cost of sales in our Bathware segment totaled $18.0 million in Q4 2010 and $57.9 million in 9M 2010. Pro forma cost of sales was $76.9 million in Fiscal 2010 compared with $89.0 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 decreased by approximately $11 million compared with Fiscal 2009 due to lower production volumes, and by approximately $2 million as a result of efficiency improvements and other benefits arising from restructuring projects. Pro forma operating expenses for Fiscal 2010 also decreased compared with Fiscal 2009 by approximately $2 million as a result of savings on freight costs. Bathware recognized a gain of $3.2 million on the exit and disposal of businesses in Fiscal 2010. Pro forma depreciation and pro forma amortization amounted to $10.7 million in Fiscal 2010 compared with $8.4 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of the relevant long-lived assets. In Fiscal 2009, Bathware recognized restructuring costs of $1.6 million and impairments of $2.5 million.

Our Bathware segment reported an operating loss of $4.4 million for Q4 2010 and $4.1 million for 9M 2010. Pro forma operating loss was $11.0 million for Fiscal 2010 compared with a loss of $12.8 million for Fiscal 2009.

Adjusted EBITDA in our Bathware segment was a loss of $1.2 million for Q4 2010 and $1.7 million for 9M 2010. Pro forma adjusted EBITDA was a loss of $2.9 million for Fiscal 2010, which was higher than the loss of $0.1 million for Fiscal 2009 due to the continued decline in the residential construction end market during Fiscal 2010.

Corporate

Corporate reported an operating loss of $131.0 million for Q4 2010 and $78.6 million for 9M 2010. Pro forma operating loss was $87.4 million in Fiscal 2010 compared with an operating loss of $48.1 million in Fiscal 2009. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $48.4 million compared with $5.1 million in Fiscal 2009. While there was no impairment of long-lived assets recognized in Fiscal 2010, Corporate recognized impairments of $15.5 million in Fiscal 2009. Corporate also recognized a pro forma management fee payable to the Sponsors of $3.0 million in Fiscal 2010.

Corporate incurred an adjusted EBITDA loss of $6.1 million for Q4 2010 and a loss of $25.8 million for 9M 2010. Pro forma adjusted EBITDA was a loss of $34.3 million for Fiscal 2010 compared with a loss of $26.7 million for Fiscal 2009.

Discontinued Operations

Discontinued operations includes the Sensors & Valves operating segment. In addition, during Fiscal 2010, we recognized additional losses of $7.2 million (Fiscal 2009: $3.9 million) in relation to businesses sold in previous years that were classified as discontinued operations.

Sensors & Valves

$ in millions	Successor Q4 2010	Predecessor 9M 2010	Pro Forma Adjustments	Pro Forma Fiscal 2010	Predecessor Fiscal 2009	Pro Forma Fiscal 2010 vs Fiscal 2009 % Change
Sales	107.9	294.3	—	402.2	313.6	28.3%
Operating expenses	107.4	267.6	1.0	376.0	317.0

Operating profit/(loss)	0.5	26.7	(1.0)	26.2	(3.4)
Adjusted EBITDA	17.4	44.5	—	61.9	25.6
Adjusted EBITDA margin	16.1%	15.1%		15.4%	8.2%

To facilitate a discussion of the results of operations of the discontinued Sensors & Valves operating segment, we have presented above the results for the year on a pro forma basis taking into account the effects of the Events as if they had occurred on January 3, 2010. For further detail regarding the pro forma effects of the Events, see “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus. The impact of pro forma adjustments on the Sensors & Valves operating segment may be summarized as follows:

$ in millions	Fiscal 2010
Cost of sales:
– Additional depreciation expense	(2.5)
– Reversal of fair value uplift to inventory	7.7

5.2
Administration expenses:
– Additional depreciation expense	(0.4)
– Additional amortization expense	(7.0)
– Accelerated compensation expense in respect of the early vesting of employee share schemes	0.9

(6.5)
Transaction costs	0.3

(1.0)

Pro forma sales in our Sensors & Valves segment were $402.2 million for Fiscal 2010 compared with $313.6 million for Fiscal 2009, an increase of 28.3%, that was primarily the result of the higher product volumes demanded by the automotive OE market (which comprised 77.1% of Sensors & Valves’ Fiscal 2010 pro forma sales), particularly in North America and Asia. During Fiscal 2009, extended plant shutdowns, which were particularly extensive in the North American automotive OE end market (particularly during the Chapter 11 restructurings of General Motors and Chrysler), and significantly depressed sales by automotive OEMs, affected sales levels at the Schrader Electronics business. These positive volume variances were slightly offset by approximately $12 million of adverse selling price variances. Schrader International’s automotive aftermarket business, which accounts for the remainder of Sensors & Valves’ sales, grew as a result of improving conditions in those markets compared with Fiscal 2009.

Operating expenses in our Sensors & Valves segment totaled $107.4 million in Q4 2010 and $267.6 million in 9M 2010. Pro forma operating expenses were $376.0 million in Fiscal 2010 compared with $317.0 million in Fiscal 2009. Cost of sales in our Sensors & Valves segment totaled $87.6 million in Q4 2010 and $214.1 million in 9M 2010. Pro forma cost of sales was $296.5 million in Fiscal 2010 compared with $248.0 million in Fiscal 2009. Pro forma cost of sales for Fiscal 2010 increased by $48.5 million compared with Fiscal 2009 due principally to higher production volumes. Pro forma depreciation and pro forma amortization amounted to $35.3 million in Fiscal 2010 compared with $25.0 million in Fiscal 2009, the increase being due principally to the purchase accounting uplift to the carrying amounts of the relevant long-lived assets. Pro forma operating profit for Fiscal 2010 was approximately $4 million higher compared with Fiscal 2009 as a result of increased freight costs. In Fiscal 2010, the pro forma compensation expense in respect of share-based incentives was $2.1 million compared with $0.8 million in Fiscal 2009. A release of $1.7 million of the provision for restructurings was recognized in Fiscal 2010 compared with an expense of $3.2 million for Fiscal 2009.

Our Sensors & Valves segment recognized an operating profit of $0.5 million for Q4 2010 and $26.7 million for 9M 2010. Pro forma operating profit was $26.2 million for Fiscal 2010 compared with an operating loss of $3.4 million for Fiscal 2009.

Adjusted EBITDA in our Sensors & Valves segment was $17.4 million for Q4 2010 and $44.5 million for 9M 2010. Pro forma adjusted EBITDA was $61.9 million for Fiscal 2010 compared with $25.6 million for Fiscal 2009, with the improvement being due principally to higher sales volumes to the North American automotive OE market. Sensors & Valves’ adjusted EBITDA margin improved to 15.4 % on a pro forma basis in Fiscal 2010 compared with 8.2% in Fiscal 2009.

Fiscal 2009 Compared with Fiscal 2008

Group summary

	Fiscal
$ in millions	2009*	2008*
Continuing operations
Sales	3,866.5	5,094.9
Cost of sales	(2,748.2)	(3,702.4)

Gross profit	1,118.3	1,392.5
Distribution costs	(441.7)	(556.7)
Administrative expenses	(437.0)	(470.0)
Impairments	(73.0)	(341.3)
Restructuring costs	(140.9)	(25.8)
Net gain on disposals and on the exit of businesses	0.2	43.0
Gain on amendment of post-employment benefits	63.0	—
Share of loss of associates	(0.7)	(2.5)

Operating profit	88.2	39.2

Interest expense	(111.0)	(133.6)
Investment income	67.0	87.6
Other finance expense	(0.3)	(25.0)

Net finance costs	(44.3)	(71.0)

Profit before tax	43.9	(31.8)

*	Re-presented (see note 15 to the consolidated financial statements included elsewhere in this prospectus).

Sales

Sales from continuing operations were $3,866.5 million for Fiscal 2009 compared with $5,094.9 million for Fiscal 2008, a decline of 24.1%. Most of our end markets experienced significant weakening, particularly in the first half of 2009, which caused a corresponding decline in sales volumes of approximately $1,030 million across our businesses. This decline was somewhat softened by positive price variances of approximately $70 million. Sales fell by $204.6 million for Fiscal 2009 compared with Fiscal 2008 due to changes in average currency exchange rates. Sales were also reduced by $79.5 million for Fiscal 2009 due to the disposal of two non-core businesses in Fiscal 2008, but this was partially offset by the contribution of recent acquisitions made in Fiscal 2009 which added $26.4 million to sales for Fiscal 2009 compared with Fiscal 2008.

Cost of Sales

Cost of sales was $2,748.2 million for Fiscal 2009 compared with $3,702.4 million for Fiscal 2008.

During Fiscal 2009, we reduced our production levels in response to declining sales volumes and in order to reduce inventory in support of management’s continuing effort to control working capital levels. Due to these lower volumes, raw material, direct labor and other variable direct costs incurred each declined by more than 30% for Fiscal 2009 compared with Fiscal 2008. In addition, during Fiscal 2009, we benefited from reductions in our cost base of approximately $35 million resulting from projects Eagle and Cheetah, and reductions in material costs of approximately $23 million, compared with Fiscal 2008. Depreciation was 16.4% lower for Fiscal 2009 compared with Fiscal 2008, reflecting the impact of restructuring initiatives during 2009, the impairment of property, plant and equipment that was recognized in Fiscal 2008 and management’s strict control over capital expenditure levels. Other overhead expenses were 24.7% lower for Fiscal 2009 compared with Fiscal 2008 due to the impact of restructuring initiatives during Fiscal 2009.

Gross Margin

Gross margin increased from 27.3% for Fiscal 2008 to 28.9% for Fiscal 2009 due primarily to the reduction of our cost base resulting from projects Eagle and Cheetah, with raw material costs as a percentage of sales decreasing from 42.2% for Fiscal 2008 to 36.4% for Fiscal 2009 and the labor cost base improved from 8.4% of sales for Fiscal 2008 to 7.6% for Fiscal 2009.

Distribution Costs

Distribution costs were $441.7 million for Fiscal 2009 compared with $556.7 million for Fiscal 2008, a decrease of 20.7%. Distribution costs fell primarily in response to lower sales volumes, but also as a result of lower energy costs which resulted in freight cost savings of approximately $45 million.

Administrative Expenses

Administrative expenses were $437.0 million for Fiscal 2009 compared with $470.0 million for Fiscal 2008, a decrease of 7.0%. Administrative expenses declined primarily due to savings of approximately $40 million from strategic initiatives and efficiency improvements, focusing on headcount reductions and reduced professional and consultancy fees.

Impairments

We recognized impairment charges of $73.0 million for Fiscal 2009, comprising $18.9 million related to goodwill and intangible assets, $38.6 million on assets that had become impaired as a consequence of our restructuring initiatives and $15.5 million on receivables held in connection with the disposal of businesses in prior years.

During Fiscal 2008 impairments were $341.3 million, of which $228.6 million related to goodwill and $112.7 million related to property, plant and equipment, largely as a result of the significant deterioration during 2008 of the North American automotive OE and U.S. residential construction end markets.

Restructuring Costs

During Fiscal 2009, restructuring costs amounted to $140.9 million and primarily related to the restructuring of our manufacturing operations under projects Eagle and Cheetah. During Fiscal 2008, restructuring costs were $25.8 million and these were largely related to the closure of manufacturing facilities as well as $5.6 million in relation to the outsourcing of certain information technology services.

Net Gain on Disposals and on the Exit of Businesses

During Fiscal 2009, we recognized a net gain of $0.2 million in relation to the disposal of businesses in prior years. During Fiscal 2008, we recognized a gain of $43.2 million as a result of the disposal of Stant and Standard-Thomson.

Gain on Amendment of Post-Employment Benefits

Effective September 30, 2009, we closed our principal defined benefit pension plans in the United States and Canada to future service accrual and the deferred pension benefits accrued under those plans were frozen, based on the pensionable salaries of participating employees at that date. In addition, we closed the Gates post-retirement healthcare plan in the United States to employees who had not retired by December 31, 2009 and reduced the benefits payable to existing beneficiaries. As a result of these amendments, we recognized a gain of $63.0 million for Fiscal 2009, of which $35.3 million related to pensions and $27.7 million to healthcare benefits.

Operating Profit

Operating profit was $88.2 million for Fiscal 2009 compared with $39.2 million for Fiscal 2008.

Adjusted EBITDA

Our adjusted EBITDA was $422.1 million for Fiscal 2009 compared with $576.9 million for Fiscal 2008, a decline of 26.8% that was due largely to the effect of reduced sales volumes. Our adjusted EBITDA margin was 10.9% in Fiscal 2009, compared with 11.3% in Fiscal 2008. Although the margin fell in the first half of 2009, it recovered in the second half of 2009, reflecting the effect of improving sales and the reduction in our cost base that resulted from our restructuring initiatives.

A reconciliation of operating profit or loss for the period to adjusted EBITDA for each of the periods under review is presented under the heading “—Non-GAAP Measures.”

Net Finance Costs

Net finance costs were $44.3 million for Fiscal 2009 compared with $71.0 million for Fiscal 2008. Net interest payable on net borrowings was lower at $36.9 million for Fiscal 2009 compared with $43.3 million for Fiscal 2008 due to lower than average net debt and lower average interest rates during Fiscal 2009 compared with Fiscal 2008.

Net finance cost recognized in relation to post-employment benefits was $7.1 million for Fiscal 2009 compared with $2.7 million for Fiscal 2008 and is shown as follows:

	Fiscal
$ in millions	2009*	2008*
Interest cost on benefit obligation	$69.6	$78.0
Expected return on plan assets	(62.5)	(75.3)

Net finance cost	$7.1	$2.7

*	Re-presented (see note 15 to the consolidated financial statements included elsewhere in this prospectus).

Other finance expense was $0.3 million for Fiscal 2009 compared with $25.0 million for Fiscal 2008. This primarily related to gains and losses on financial instruments held by us to hedge our currency translation exposures that either did not qualify for hedge accounting or in respect of which there was hedge ineffectiveness.

Income Tax Expense

We recognized an income tax expense of $25.1 million on a profit before tax of $43.9 million in Fiscal 2009, compared with an income tax expense of $34.2 million on a loss before tax of $31.8 million in Fiscal 2008.

Analysis by Ongoing Business Segment

Industrial & Automotive

Market Background

US industrial production, as measured by the U.S. Federal Reserve Industrial Production index, was down on average 10% in 2009 compared with 2008. The industrial OE and industrial replacement markets were down around 25-35%, due to a combination of declining end customer demand and destocking. In the second half of the year, the markets began to stabilize, with some limited growth, particularly in the industrial replacement markets as demand improved and destocking eased. The European market followed a similar trend, with industrial production down 14%. Following a tough start to 2009, Asia continued to grow, particularly in China, where industrial production was up 12% in 2009. Japan performed poorly, with machine orders down 32% in 2009.

The North American automotive aftermarket, remained broadly flat compared with 2008, assisted by lower gasoline prices in the U.S. and marginally higher car usage (as measured by the U.S. Department of Transport in terms of miles driven). A similar trend was seen in the European and Asian markets.

In the automotive OE market, volumes in the first half of 2009 were affected by extended plant shutdowns and consumer concerns over the viability of some automotive companies, particularly General Motors and Chrysler, who both filed for Chapter 11 protection (the recoverability of our receivables due from these companies was not affected by these filings). Automotive production was down around 30% globally in the first half of 2009 compared with 2008, with volumes in North America down approximately 50% and volumes in Europe down around 34%. Government stimulus plans mitigated the impact of the decline, particularly in Europe and Asia, where the stimulus plans ran for the majority of 2009. In the second half the year, production levels increased compared with the first half, with global volumes up 26%, North American volumes up 46% and European volumes up 13% due to lower inventory levels and higher demand.

Power Transmission

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	1,763.4	2,125.2	(17.0)%
Operating expenses	1,620.4	2,195.8

Operating profit/(loss)	143.0	(70.6)
Adjusted EBITDA	295.8	333.0
Adjusted EBITDA margin	16.8%	15.7%

Sales in our Power Transmission segment were $1,763.4 million for Fiscal 2009 compared with $2,125.2 million for Fiscal 2008, a decline of 17.0%. Adjusted for the effect of adverse currency exchange rate fluctuations, sales declined by $211.2 million compared with Fiscal 2008, primarily as a result of lower volumes in most of the Power Transmission segment’s end markets in the regions in which it operates. Positive price variances of approximately $16 million helped to offset these negative volume variances. Notable exceptions were China, which performed well during 2009, showing double digit percentage growth, and the Gates automotive aftermarket business (38% of Power Transmission’s sales for Fiscal 2009), which continued to demonstrate its resilience. Sales to the industrial OEM and industrial replacement end markets (23% of Power Transmission’s sales for Fiscal 2009) declined by 28% due to a decline in volumes and some destocking by our customers. Sales to the automotive OEM end market (39% of Power Transmission’s sales for Fiscal 2009) decreased approximately 20%, driven by lower automotive production levels, particularly in North America and Europe.

Operating expenses in our Power Transmission segment totaled $1,620.4 million in Fiscal 2009 and $2,195.8 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $1,210.6 million compared with $1,489.5 million in Fiscal 2008. Cost of sales in Fiscal 2009 reduced by approximately $170 million compared with Fiscal 2008 due to lower production volumes and by approximately $15 million as a result of lower depreciation charges. Operating expenses for Fiscal 2009 were approximately $30 million lower compared with Fiscal 2008 due to efficiency improvements and other benefits arising from restructuring projects, and also benefited from a gain of approximately $5 million as a result of lower freight costs compared with Fiscal 2008. Power Transmission’s operating expenses also included restructuring costs of $75.6 million for Fiscal 2009 compared with $13.8 million for Fiscal 2008, impairments of $23.2 million for Fiscal 2009 compared with $284.6 million for Fiscal 2008 and a gain of $29.7 million on the amendment of post-employment benefits in Fiscal 2009. Restructuring costs recognized in the first half of 2009 were primarily related to the cessation of manufacturing operations in Aachen, Germany, and the closure of the facilities in Mississauga and London, Canada and FormFlo in the U.K. Restructuring costs for Fiscal 2008 were primarily related to the closure of the manufacturing facility in Moncks Corner, South Carolina. Impairments recognized in Fiscal 2009 arose as a consequence of restructuring initiatives. During Fiscal 2008, Power Transmission recognized a $194.6 million impairment of goodwill and a further $90.0 million impairment of property, plant and equipment due to the significant deterioration of the North American automotive OE and industrial end markets.

Operating profit in our Power Transmission segment was $143.0 million for Fiscal 2009 compared with a loss of $70.6 million for Fiscal 2008.

Adjusted EBITDA in our Power Transmission segment was $295.8 million for Fiscal 2009 compared with $333.0 million for Fiscal 2008, a decline of 11.2%. Adjusted EBITDA margin increased to 12.0% in Fiscal 2009, compared with 10.7% in Fiscal 2008.

Fluid Power

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	588.7	832.3	(29.3)%
Operating expenses	611.5	803.3

Operating (loss)/profit	(22.8)	29.0
Adjusted EBITDA	18.8	79.3
Adjusted EBITDA margin	3.2%	9.5%

Sales in our Fluid Power segment were $588.7 million for Fiscal 2009 compared with $832.3 million for Fiscal 2008, a decline of 29.3% due largely to reduced sales volumes. Positive price variances of approximately $30 million partially offset the negative impact of lower volumes. Adjusted for the effect of adverse currency exchange rate fluctuations, sales declined by $210.0 million compared with Fiscal 2008. Sales to the industrial OEM market (27% of Fluid Power’s sales for Fiscal 2009) were down 46% compared with Fiscal 2008 due to continued severely depressed industrial activity caused by the global economic recession. Sales to the industrial replacement end market were down 24% for Fiscal 2009 compared with Fiscal 2008 due to a decline in volumes and some destocking by our customers. Overall, sales increased by 8.8% in the second half of 2009 compared with the first half, due to more stable market conditions and a reduction in destocking by our customers.

Operating expenses in our Fluid Power segment totaled $611.5 million in Fiscal 2009 and $803.3 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $432.3 million compared with $599.4 million in Fiscal 2008. Cost of sales in Fiscal 2009 reduced by approximately $150 million compared with Fiscal 2008 due to lower production volumes and by approximately $9 million as a result of savings on material costs. Operating expenses for Fiscal 2009 were approximately $20 million lower compared with Fiscal 2008 due to efficiency improvements and other benefits arising from restructuring projects, and also benefited from a gain of approximately $8 million as a result of lower freight costs compared with Fiscal 2008. Fluid Power’s operating expenses also included restructuring costs of $26.0 million for Fiscal 2009 compared with $1.9 million for Fiscal 2008, impairments of $12.5 million for Fiscal 2009 compared with $11.7 million for Fiscal 2008 and a gain on the amendment of post-employment benefits of $31.4 million for Fiscal 2009. Restructuring costs recognized in Fiscal 2009 principally related to the cessation of hose manufacturing activities in Erembodegem, Belgium and the substantial closure of an assembly facility in St. Neots, U.K. Impairments recognized in Fiscal 2009 arose as a consequence of restructuring initiatives. Impairments recognized in Fiscal 2008 were related to the property, plant and equipment of certain of the Fluid Power segment’s businesses in Europe.

Our Fluid Power segment incurred an operating loss of $22.8 million in Fiscal 2009 compared with an operating profit of $29.0 million for Fiscal 2008.

Adjusted EBITDA in our Fluid Power segment was $18.8 million for Fiscal 2009 compared with $79.3 million for Fiscal 2008, the decline being principally due to the significant reduction in sales volumes and initiatives to reduce inventory levels. Adjusted EBITDA margin declined to 3.2% in Fiscal 2009, compared with 9.5% in Fiscal 2008.

Other Industrial & Automotive

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	463.4	602.1	(23.0)%
Operating expenses	449.6	560.5

Operating profit	13.8	41.6
Adjusted EBITDA	41.6	61.9
Adjusted EBITDA margin	9.0%	10.3%

Sales in our Other I&A segment were $463.4 million for Fiscal 2009 compared with $602.1 million for Fiscal 2008, a decline of 23.0% due largely to reduced sales volumes. Adjusted for the effect of adverse currency exchange rate fluctuations, sales declined by $134.2 million compared with Fiscal 2008. The industrial and recreational vehicle markets (approximately 80% of Other I&A’s sales for Fiscal 2009), continued to decline due to the low level of industrial activity, particularly in the Dexter business as a result of lower demand in the utility, industrial and recreational trailer markets.

Operating expenses in our Other I&A segment totaled $449.6 million in Fiscal 2009 and $560.5 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $365.7 million compared with $468.9 million in Fiscal 2008. Cost of sales in Fiscal 2009 reduced by approximately $110 million compared with Fiscal 2008 due to lower production volumes partially offset by increased labor-related costs of approximately $5 million. Other I&A’s operating expenses also included restructuring costs of $12.2 million for Fiscal 2009 compared with $3.2 million for Fiscal 2008, as well as impairments of $0.7 million and a gain on the amendment of post-employment benefits of $1.7 million for Fiscal 2009. Restructuring costs recognized in Fiscal 2009 were primarily related to the closure of Ideal’s manufacturing facility at St. Augustine, Florida and the rationalization of Dexter’s manufacturing facilities.

Operating profit in our Other I&A segment was $13.8 million for Fiscal 2009 compared with $41.6 million for Fiscal 2008.

Adjusted EBITDA in our Other I&A segment was $41.6 million for Fiscal 2009 compared with $61.9 million for Fiscal 2008, the decline being principally due to significantly reduced sales volumes. Adjusted EBITDA margin declined to 9.0% in Fiscal 2009, compared with 10.3% in Fiscal 2008.

Building Products

Market Background

In the U.S., non-residential construction declined on a square foot basis by 46% in 2009 compared with 2008, and by 33% on a value basis (as measured by Dodge). Building Products’ key sector is offices followed by education, hospitals, public buildings and hotels. All of Building Products’ sectors declined, with office and hotels the worst affected, declining by around 60% in square footage compared with 2008. However, the public buildings sector rose by around 10% on a value basis compared with 2008. The U.S. Architectural Billings Index, which is regarded as a leading indicator of future commercial construction activity, remained under 50, indicating continuing contraction in activity. Office vacancy rates continued to rise.

The U.S. residential construction market declined by 39% in 2009 compared with 2008 to 554,000 housing starts (according to the NAHB), the fourth straight year of decline and a record low. In 2009, housing starts were over 70% lower than the peak of around 2 million units in 2005. Around the middle of 2009, the market stabilized at around 600,000 units on an annualized basis. Housing inventories fell throughout the year, reaching 8.1 months for new homes and 7.2 for existing homes. Home prices, as measured by the Case-Shiller Index, fell throughout the first half of 2009 but recovered in the second half, showing month-on-month gains from May to October. Existing home sales improved throughout 2009, achieving year-on-year increases from July onwards. The U.S. tax credit stimulus was in place for the majority of 2009 and provided some stability to the market.

Air Distribution

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	874.2	1,112.3	(21.4)%
Operating expenses	826.0	1,051.1

Operating profit	48.2	61.2
Adjusted EBITDA	105.6	132.7
Adjusted EBITDA margin	12.1%	11.9%

Sales in our Air Distribution segment were $874.2 million for Fiscal 2009 compared with $1,112.3 million for Fiscal 2008, a decline of 21.4% due largely to reduced sales volumes. Positive price variances of approximately $11 million partially offset the negative impact of lower volumes. Adjusted for the effect of adverse currency exchange rate fluctuations, sales declined by $223.3 million compared with Fiscal 2008. After a strong start in the early part of Fiscal 2009, sales into the non-residential construction markets weakened as a result of the declining market conditions and consequently orders and backlogs continued to weaken throughout Fiscal 2009. As a result, sales in our non-residential businesses (72% of Air Distribution’s sales for Fiscal 2009) decreased by 21% for Fiscal 2009. Sales to the residential construction market (28% of Air Distribution’s sales for Fiscal 2009) declined in the first half of 2009 but stabilized in the second half of 2009. Overall, sales in our residential business were down 24% for Fiscal 2009 compared with Fiscal 2008.

Operating expenses in our Air Distribution segment totaled $826.0 million in Fiscal 2009 and $1,051.1 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $616.4 million compared with $837.5 million in Fiscal 2008. Cost of sales in Fiscal 2009 reduced by approximately $160 million compared with Fiscal 2008 due to lower production volumes. These benefits were somewhat offset by increased labor-related costs of approximately $5 million. Operating expenses for Fiscal 2009 were approximately $37 million lower compared with Fiscal 2008 due to efficiency improvements and other benefits arising from restructuring projects, and also benefited from a gain of approximately $15 million as a result of lower freight costs compared with Fiscal 2008. Air Distribution’s operating expenses also included restructuring costs of $5.1 million for Fiscal 2009 compared with $3.6 million for Fiscal 2008 and impairments of $18.6 million for Fiscal 2009 compared with $34.0 million for Fiscal 2008. Impairments recognized in Fiscal 2008 related to a decline in the U.S. residential construction end market.

Operating profit in our Air Distribution segment was $48.2 million for Fiscal 2009 compared with $61.2 million for Fiscal 2008.

Adjusted EBITDA in our Air Distribution segment was $105.6 million for Fiscal 2009 compared with $132.7 million for Fiscal 2008, the decline being principally due to reduced sales volumes in both the non-residential and residential construction end markets. However, the adjusted EBITDA margin increased slightly to 12.1% in Fiscal 2009, compared with 11.9% in Fiscal 2008.

Bathware

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	140.3	208.2	(32.6)%
Operating expenses	153.1	222.4

Operating loss	(12.8)	(14.2)
Adjusted EBITDA	(0.1)	(2.1)
Adjusted EBITDA margin	(0.1)%	(1.0)%

Sales in our Bathware segment were $140.3 million for Fiscal 2009 compared with $208.2 million for Fiscal 2008, a decline of 32.6% due largely to reduced sales volumes. Bathware sells primarily to the U.S. residential construction and remodeling markets, which continued to weaken, particularly in the first half of 2009.

Operating expenses in our Bathware segment totaled $153.1 million in Fiscal 2009 and $222.4 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $89.0 million compared with $130.9 million in Fiscal 2008. Cost of sales in Fiscal 2009 reduced by approximately $33 million compared with Fiscal 2008 due to lower production volumes and by approximately $5 million as a result of lower labor-related costs. Operating expenses for Fiscal 2009 were approximately $14 million lower compared with Fiscal 2008 due to lower freight costs, and also benefited from a gain of approximately $8 million as a result of efficiency improvements and other benefits arising from restructuring projects. Bathware’s operating expenses also included restructuring costs of $1.6 million for Fiscal 2009 compared with $2.2 million for Fiscal 2008, as well as an impairment charge of $2.5 million for Fiscal 2009 which arose as a consequence of our restructuring initiatives.

Our Bathware segment incurred an operating loss of $12.8 million for Fiscal 2009 and a loss of $14.2 million for Fiscal 2008.

Adjusted EBITDA in our Bathware segment was a loss of $0.1 million for Fiscal 2009 and a loss of $2.1 million for Fiscal 2008. Bathware benefited from our cost reduction and restructuring initiatives but this was partially offset by lower overhead absorption due to reduced production levels.

Corporate

Corporate costs were $32.2 million in Fiscal 2009 compared with $37.0 million in Fiscal 2008. Also, in Fiscal 2009, Corporate recognized an impairment of $15.5 million on receivables held in relation to the disposal of businesses in previous years.

Corporate incurred an adjusted EBITDA loss of $26.7 million for Fiscal 2009 compared with a loss of $27.8 million for Fiscal 2008.

Discontinued Operations

Discontinued operations includes the Sensors & Valves operating segment. In addition, during Fiscal 2009, we recognized additional losses of $3.9 million (Fiscal 2008: $nil) in relation to businesses sold in previous years that were classified as discontinued operations.

Sensors & Valves

$ in millions, unless otherwise stated	Fiscal 2009	Fiscal 2008	Fiscal 2009 vs Fiscal 2008 % Change
Sales	313.6	421.0	(25.5)%
Operating expenses	317.1	393.3

Operating (loss)/profit	(3.5)	27.7
Adjusted EBITDA	25.6	56.5
Adjusted EBITDA margin	8.2%	13.4%

Sales in the Sensors & Valves segment were $313.6 million for Fiscal 2009 compared with $421.0 million for Fiscal 2008, a decline of 25.5% due largely to reduced sales volumes. Adjusted for the effect of adverse currency exchange rate fluctuations, sales fell by $64.6 million compared with Fiscal 2008, primarily as a result of lower volumes in the automotive OE end market (74% of Sensors & Valves’ sales for Fiscal 2009). Schrader International’s automotive aftermarket business, which accounts for the remainder of the Sensors & Valves segment’s sales, was affected by low customer demand and declined compared with 2008.

Operating expenses in our Sensors & Valves segment totaled $317.1 million in Fiscal 2009 and $393.3 million in Fiscal 2008. Cost of sales in Fiscal 2009 was $248.0 million compared with $320.9 million in Fiscal 2008. The significant impacts on cost of sales during the period included a reduction of approximately $60 million due to lower production volumes, partially offset by savings on material costs of approximately $5 million and savings from strategic initiatives of approximately $4 million. Sensors & Valves’ operating expenses also included restructuring costs of $3.2 million for Fiscal 2009 compared with $0.2 million for Fiscal 2008 and impairments of $1.1 million for Fiscal 2008.

Our Sensors and Valves segment incurred an operating loss of $3.5 million in Fiscal 2009 compared with an operating profit of $27.7 million for Fiscal 2008.

Adjusted EBITDA in our Sensors & Valves segment was $25.6 million for Fiscal 2009 compared with $56.5 million for Fiscal 2008, the decline being principally due to lower sales volumes. Adjusted EBITDA margin declined to 8.2% in Fiscal 2009 compared with 13.4% in Fiscal 2008.

LIQUIDITY AND CAPITAL RESOURCES

Background

Our primary liquidity and capital resource needs are for working capital, debt service requirements, capital expenditure, facility expansions and acquisitions. We expect to finance our cash requirements with cash on hand, cash flows from operations and, where necessary, borrowings under the revolving credit portion of our senior secured credit facilities. Prior to the Acquisition, our liquidity and capital resource needs were the same in nature but debt servicing requirements were substantially lower and capital expenditure was not subject to any limitation (from Fiscal 2011 onwards, capital expenditure is limited to $175 million per year under the senior secured credit facilities). We have historically relied on our cash flow from operations and various debt and equity financings for liquidity.

Based on our current operations, we believe that cash on hand, together with cash flows from operations and available borrowings under the revolving credit portion of our senior secured credit facilities, will be adequate to meet our cash requirements for the next twelve months. However, our ability to make scheduled payments of principal of, to pay interest on, and to refinance, our indebtedness, including the notes, to comply with the financial covenants under our debt agreements, and to fund our other liquidity requirements will depend on our ability to generate cash in the future, which is subject to a number of factors some of which may be beyond our control, including general economic, financial and competitive factors.

Cash Flow

Cash generated from operations was $281.5 million for Fiscal 2010 compared with $532.1 million for Fiscal 2009, a decline of $250.6 million.

During Fiscal 2010, cash generated from operations included a cash outflow of $114.4 million (Fiscal 2009: $nil) on transaction costs relating to business combinations and an outflow of $53.2 million (Fiscal 2009: $80.1 million) in relation to restructuring costs.

During Fiscal 2009, cash generated from operations benefited from a decline of $244.0 million in working capital, due largely to a reduction in inventory in response to declining sales volumes. During Fiscal 2010, however, cash generated from operations was adversely affected by an increase of $221.7 million in working capital (after adjusting for the uplift of $144.2 million to the carrying amount of inventory on the Acquisition), which was due principally to an increase in receivables and inventories resulting from the recovery in sales volumes. Excluding cash outflow on transaction costs relating to business combinations, restructurings costs and movements in working capital, operating cash flow was $670.8 million compared with $368.2 million in Fiscal 2009, an increase of $302.6 million, which was due largely to the improvement in our profitability as measured by adjusted EBITDA.

Gross capital expenditure was $155.9 million during Fiscal 2010, compared with $123.0 million for Fiscal 2009. Excluding the proceeds on asset sales arising from restructurings of $24.1 million (Fiscal 2009: $10.8 million), net capital expenditure for Fiscal 2010 was $152.7 million (Fiscal 2009: $120.9 million).

The table below shows the movements in net debt:

	Successor	Predecessor
$ in millions	Q4 2010	9M 2010	Fiscal 2010	Fiscal 2009
Cash generated from operations	66.3	215.2	281.5	532.1
Capital expenditure	(60.2)	(95.7)	(155.9)	(123.0)
Disposal of property, plant and equipment	2.7	24.6	27.3	12.9

Trading cash flow	8.8	144.1	152.9	422.0
Income taxes paid (net)	(20.9)	(20.5)	(41.4)	(19.1)
Interest paid (net)	(56.7)	(2.1)	(58.8)	(34.3)
Financing costs paid	(182.4)	—	(182.4)	(6.3)
Dividends paid	—	(56.9)	(56.9)	(48.3)
Acquisitions and disposals (net)	(4,531.5)	(45.2)	(4,576.7)	(36.3)
Issue of ordinary shares	2,142.3	(0.7)	2,141.6	(1.3)
Other movements	4.8	52.7	57.5	(4.3)
Foreign currency movements	(46.4)	1.9	(44.5)	(3.6)

Cash movement in net debt	(2,682.0)	73.3	(2,608.7)	268.5
Non-cash movements in net debt	(44.9)	—	(44.9)	—

(Increase)/decrease in net debt	(2,726.9)	73.3	(2,653.6)	268.5

Treasury Management

Our central treasury function is responsible for procuring our financial resources and maintaining an efficient capital structure, together with managing our liquidity, foreign exchange and interest rate exposures.

All treasury operations are conducted within strict policies and guidelines that are approved by the Board. Compliance with those policies and guidelines is monitored by the regular reporting of treasury activities to the Board.

A key element of our treasury philosophy is that funding, interest rate and currency decisions and the location of cash and debt balances are determined independently from each other. Our borrowing requirements are met by raising funds in the most favorable markets. Management aims to retain a portion of net debt in the foreign currencies in which the net assets of our operations are denominated. The desired currency profile of net debt is achieved by entering into currency derivative contracts.

Management does not hedge the proportion of foreign operations effectively funded by shareholders’ equity. While the net income of foreign operations is not hedged, the effect of currency fluctuations on our reported net income is partly offset by interest payable on net debt denominated in foreign currencies.

From time to time, we also enter into currency derivative contracts to manage currency transaction exposures.

Where necessary, the desired interest rate profile of net debt in each currency is achieved by entering into interest rate derivative contracts.

Our portfolio of cash and cash equivalents is managed such that there is no significant concentration of credit risk in any one bank or other financial institution. Management monitors closely the credit quality of the institutions with which it holds deposits. Similar considerations are given to our portfolio of derivative financial instruments.

Our borrowing facilities are monitored against forecast requirements and timely action is taken to put in place, renew or replace credit lines. Management’s policy is to reduce liquidity risk by diversifying our funding sources and by staggering the maturity of its borrowings.

We have established credit ratings of Ba3 Stable with Moody’s and BB- Negative with Standard & Poor’s. Credit ratings are subject to regular review by the credit rating agencies and may change in response to economic and commercial developments.

An analysis of our exposure to liquidity risk, credit risk and market risk is presented in note 34 to the consolidated financial statements presented elsewhere in this prospectus.

Borrowings

As at December 31, 2010, our borrowings principally consisted of two term loans under the senior secured credit facilities and the notes that were issued to finance the Acquisition.

Our borrowings as at December 31, 2010 may be analyzed as follows:

$ in millions	Carrying amount		Principal amount
	Successor	Predecessor	Successor	Predecessor
	As at December 31, 2010	As at January 2, 2010	As at December 31, 2010	As at January 2, 2010
Bank overdrafts	7.1	4.8	7.1	4.8
Bank and other loans:
– Secured
Term Loan A	271.2	—	296.0	—
Term Loan B	1,540.9	—	1,677.3	—
Second Lien Notes	1,098.3	—	1,150.0	—
Other bank loans	—	0.9	—	0.9

	2,910.4	0.9	3,123.3	0.9

– Unsecured
Bank loans	—	1.2	—	1.2
2011 Notes	172.2	256.5	165.5	241.9
2015 Notes	27.1	439.6	26.5	403.1
Loan notes	44.9	0.3	45.1	1.1

	244.2	697.6	237.1	647.3

	3,161.7	703.3	3,367.5	653.0

A reconciliation of the carrying amount to the principal amount of our borrowings is presented in note 30 to the consolidated financial statements included elsewhere in this prospectus.

Secured Borrowings

The senior secured credit facilities and the notes were issued by Tomkins, Inc. and Tomkins, LLC, which are both wholly owned subsidiaries of Holdings, and are jointly and severally and fully and unconditionally guaranteed by the Holdings and certain other of Holdings’wholly-owned subsidiaries (the “Guarantors”). An analysis of the security given is presented in note 47 to the consolidated financial statements included elsewhere in this prospectus.

Bank Loans

Senior Secured Credit Facilities

We have senior secured credit facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility.

We initially borrowed $300.0 million under the Term Loan A credit facility and $1,700.0 million under the Term Loan B credit facility. On December 29, 2010, we prepaid $4.0 million against the Term Loan A credit facility and $22.7 million against the Term Loan B credit facility. As at December 31, 2010, the principal amount outstanding under the Term Loan A credit facility was $296.0 million and that under the Term Loan B credit facility was $1,677.3 million.

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at December 31, 2010, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $40.3 million.

Subject to certain conditions, the revolving credit facility may be increased by up to $100.0 million and the Term Loan B credit facility increased by, or new term loan facilities established up to, $400.0 million (less any increase in the revolving credit facility).

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at our option, a base rate as defined in the credit agreement plus an applicable margin. As of December 31, 2010, the applicable margin for the Term Loan B credit facility is 4.5% per annum for LIBOR and 3.5% per annum for base rate. As of December 31, 2010, the applicable margin for the Term Loan A credit facility and the revolving credit facility is between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR is subject to a 1.75% floor and base rate is subject to a 2.75% floor. As at December 31, 2010, borrowings under the Term Loan A credit facility attracted an interest rate of 6.0% per annum and those under the Term Loan B credit facility attracted an interest rate of 6.25% per annum (in both cases, to be next re-set on March 31, 2011). Each letter of credit issued under the revolving credit facility attracts a participation fee equal to the applicable LIBOR margin under the revolving credit facility to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the revolving credit facility (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016. The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments and commencing on March 31, 2011 with the balance payable on maturity.

We may voluntarily prepay loans or reduce commitments under the senior secured credit facilities, in whole or in part, subject to minimum amounts without premium or penalty, other than in the case of certain re-pricing transactions with respect to the Term Loan B credit facility prior to September 29, 2011, which shall be subject to a 1% premium. If we prepay LIBOR rate loans other than at the end of an applicable interest period, it is required to reimburse the lenders for any consequential losses or expenses. We must prepay the Term Loan A credit facility and Term Loan B credit facility with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and a percentage of excess cash flow based on a total leverage to EBITDA ratio, in each case subject to certain exceptions such as reinvestment rights.

On February 11, 2011, we agreed with the providers of the senior secured credit facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. It was agreed that for both Term Loan A and Term Loan B the applicable margin for LIBOR will be reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate will be reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. The re-pricing became effective on February 17, 2011 and attracted a one-off premium payment by us of $16.8 million.

Multi-Currency Revolving Credit Facility

As at January 2, 2010, Tomkins had in place a £400 million multi-currency revolving credit facility and had in place a $450 million forward-start facility that commenced on the expiry of the existing facility in August 2010 and was itself due to expire in May 2012. Borrowings under the facility attracted interest at floating rates determined by reference to LIBOR. As at January 2, 2010 and during 9M 2010, there were no drawings against the facility, which was replaced by the senior secured credit facilities on the Acquisition.

Other borrowings

Second Lien Notes

On September 29, 2010, we issued the $1,150.0 million notes.

On and after October 1, 2014, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

At any time prior to October 1, 2014, we may redeem the notes at our option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate U.S. Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

At any time, or from time to time, prior to October 1, 2013, but not more than once in any twelve-month period, we may redeem up to 10% of the original aggregate principal amount of the notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date.

Notwithstanding the foregoing, at any time and from time to time prior to October 1, 2013, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of equity offerings by Top Co-op, Holdings’ immediate and ultimate parent entity, or certain of its subsidiaries at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date, provided that at least 65% of the original aggregate principal amount of the notes remain outstanding after each such redemption (calculated after giving effect to any issuance of additional notes) and we satisfy certain other conditions.

In the event of a change of control over Holdings, each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that we have previously elected to redeem the notes.

2011 Notes and 2015 Notes

When it was acquired by the Group, Tomkins had outstanding the £150 million 2011 Notes and the £250 million 2015 Notes.

Each of the 2011 Notes and the 2015 Notes contain a put option giving the holders the option to put their notes to the relevant issuer at par plus accrued interest in the event of a change of control or certain acquisitions and disposals and, in either case, a ratings downgrade occurring as a result of such transaction.

On September 13, 2010, we offered to purchase the outstanding 2011 Notes at a price of 105.787% (plus accrued and unpaid interest) and the outstanding 2015 Notes at a price of 100.50% (plus accrued and unpaid interest). Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million (plus accrued interest of £3.0 million).

On November 19, 2010, we notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the Acquisition and that this constituted a put event entitling the holders to redeem the notes at par (plus accrued and unpaid interest). Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million (plus accrued interest of £2.0 million).

As at December 31, 2010, the principal amount of the outstanding 2011 Notes was £107.0 million and that of the 2015 Notes was £17.2 million.

On December 30, 2010, we made a further offer to purchase the outstanding 2011 Notes at a price of 105.00% (plus accrued and unpaid interest). Acceptances were received in respect of £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011 and the principal amount of the outstanding 2011 Notes was thereby reduced to £102.1 million.

Loan Note Alternative

Under the terms of the Acquisition, certain shareholders in Tomkins Limited elected to receive loan notes rather than cash in respect of all or part of the consideration payable on the purchase of their shares in Tomkins Limited, subject to a maximum aggregate amount of £50 million (the “Loan Note Alternative”). As at December 31, 2010, loan notes with a principal amount of £29.0 million were outstanding under the Loan Note Alternative. The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on July 1, 2011).

The loan notes fall due for repayment, at par, on December 31, 2015. From June 30, 2011 until December 31, 2015, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. At any time on or after six months after the date of issue of the loan notes, we may purchase any of the loan notes at any price by tender, private treaty or otherwise.

Although the loan notes are unsecured, we are required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

Maturity of Borrowings

As at December 31, 2010, the maturity of the principal amount of our borrowings was as follows:

$ in millions	Falling due
	Within 1 year	Between 1 and 2 years	Between 2 and 5 years	After 5 years	Total
Bank overdrafts	7.1	—	—	—	7.1

Bank and other loans:
– Secured
Term Loan A	29.6	29.6	236.8	—	296.0
Term Loan B	16.9	16.8	50.3	1,593.3	1,677.3
Second Lien Notes	—	—	—	1,150.0	1,150.0

	46.5	46.4	287.1	2,743.3	3,123.3
– Unsecured
2011 Notes	165.5	—	—	—	165.5
2015 Notes	—	—	26.5	—	26.5
Loan notes	44.9	0.2	—	—	45.1

	210.4	0.2	26.5	—	237.1

	264.0	46.6	313.6	2,743.3	3,367.5

Seasonality of Borrowings

We operate in a wide range of markets and geographic locations and, as a result, there is little seasonality in our borrowing requirements. Fluctuations in our borrowings are caused principally by the timing of capital expenditure and interest payments.

Subsequent to the Acquisition, when our borrowings increased substantially, the principal amount of our borrowings decreased from $3,842.8 million to stand at $3,367.5 million as at December 31, 2010.

Borrowing Headroom

As at December 31, 2010, our committed revolving credit facility of $300.0 million was undrawn for cash but there were letters of credit outstanding against the facility amounting to $40.3 million. Also, we have drawn $7.2 million against uncommitted borrowing facilities and had outstanding performance bonds, letters of credit and bank guarantees amounting to $66.0 million (in addition to those outstanding under the revolving credit facility).

Overall, therefore, our committed borrowing headroom was $186.5 million, in addition to cash balances of $506.3 million (including collateralized cash of $47.0 million).

Borrowing Covenants

We are subject to covenants, representations and warranties in respect of the senior secured credit facilities including two financial covenants as defined in the credit agreement that were tested for the first time for the covenant test period ended December 31, 2010. Firstly, the ratio of consolidated total debt to consolidated EBITDA (the “total leverage ratio”) must not exceed 6.1 times (for the covenant test period ended December 31, 2010, the ratio was 4.23 times). Secondly, the ratio of consolidated EBITDA to consolidated net interest (the “interest coverage ratio”) must not be less than 1.8 times (for the covenant test period ended December 31, 2010, the ratio was 5.48 times).

Going forward, the compliance with these financial covenants will be tested for a period to the end of each calendar quarter. The limits against which the financial covenants are tested become progressively stricter for each test period until December 31, 2012. Thereafter, the total leverage ratio must not exceed 5.25 times and the interest coverage ratio must not be less than 2.1 times.

The limits for the forthcoming year are set out below:

	Total leverage ratio Must not exceed		Interest coverage ratio Must not be less than
Covenant test period ended:
– March 31, 2011	6.10	x	1.80	x
– June 30, 2011	6.10	x	1.80	x
– September 30, 2011	6.00	x	1.85	x
– December 31, 2011	5.75	x	1.95	x
– March 31, 2012	5.55	x	2.00	x

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Cash Balances

We manage our cash balances such that there is no significant concentration of credit risk in any one bank or other financial institution. We monitor closely the quality of the institutions that hold our deposits. Similar considerations are given to our portfolio of derivative financial instruments. As at December 31, 2010 95% of our cash balances were held with institutions rated at least A-1 by Standard & Poor’s and P-1 by Moody’s.

Our central treasury function is responsible for maximizing the return on surplus cash balances within the constraints of our liquidity and credit policy. We achieve this, where possible, by controlling directly all surplus cash balances and pooling arrangements on an ongoing basis and by reviewing the efficiency of all other cash balances across our businesses on a weekly basis.

Our policy is to apply funds from one part of our business to meet the obligations of another, wherever possible, in order to ensure maximum efficiency in the use of our funds. No material restrictions apply that limit the application of this policy.

As at December 31, 2010, cash balances amounted to $459.3 million, of which $348.8 million was interest-bearing. All interest bearing deposits attract interest at floating rates. As at December 31, 2010, the weighted average interest rate on interest-bearing cash balances was 1.0%.

Other Assets and Liabilities

Intangible Assets

Goodwill

Goodwill recognized on the Acquisition was calculated as follows:

$ in millions
Consideration	4,615.4
Non-controlling interests	304.5

4,919.9
Net assets acquired	(3,177.8)

Goodwill recognized on Acquisition	1,742.1
Foreign currency translation	3.3

Goodwill recognized as at December 31, 2010	1,745.4

Goodwill recognized on the Acquisition is provisional because management has been unable to finalize its assessment of the fair values at the acquisition date of certain identifiable intangible assets and items of property, plant and equipment, but expects to complete the assessment during the third quarter of 2011.

Goodwill is principally attributable to expected future opportunities to increase sales and further enhance margins by further developing Tomkins’ product range and service capabilities (with an emphasis on the growing markets for energy-efficient and environmentally-friendly products), extending Tomkins’ global presence by further penetrating markets in the emerging economies, and by pursuing performance improvement initiatives. Of the goodwill recognized as at December 31, 2010, $1,540.0 million is allocated to I&A (of which $1,109.6 million is allocated to the Power Transmission operating segment) and $205.4 million is allocated to Building Products.

Further details on the accounting for Acquisition are provided in note 41 to the consolidated financial statements included elsewhere in this prospectus.

Other intangible assets

As at January 2, 2010, the carrying amount of other intangible assets was $78.0 million. During 9M 2010, we recognized additions of $12.6 million and incurred amortization of $17.0 million. As a result of the accounting for the Acquisition, we recognized a fair value uplift of $2,227.8 million to the carrying amount of the identifiable intangible assets held by Tomkins (which principally comprised brands and trade names, customer relationships and technology and know-how). During Q4 2010, the amortization expense recognized in respect of other intangible assets was $44.2 million. As at December 31, 2010, the carrying amount of other intangible assets was $2,268.5 million, that were initially recognized at their fair values on the Acquisition.

Applied research and development is important to our manufacturing businesses and there are centers in the U.S., Europe and Japan that focus on the introduction of new and improved products, the application of technology to reduce unit and operating costs and to improve services to customers. During Fiscal 2010, pro forma research and development expenditure was $85.9 million (Fiscal 2009: $78.6 million), of which $2.8 million (Fiscal 2009: $0.6 million) was capitalized.

Property, plant and equipment

As at January 2, 2010, the carrying amount of property, plant and equipment was $1,122.8 million. During 9M 2010, we recognized additions of $99.8 million and incurred a depreciation expense of $120.1 million. As a result of the accounting for the Acquisition, we recognized a fair value uplift of $260.2 million to the carrying amount of the property, plant and equipment held by Tomkins. Additions during Q4 2010 were $60.4 million and the depreciation expense for the period was $54.0 million. As at December 31, 2010, the carrying amount of property, plant and equipment was $1,359.1 million, including $4.2 million held under finance leases.

Our manufacturing facilities, distribution centers and offices are located in a number of countries, with a large proportion in North America. We own the majority of these facilities and continues to improve and replace them to meet the needs of our individual operations. As at December 31, 2010, I&A operated from 145 facilities in 25 countries, and Building Products operated from 62 facilities, predominantly in North America. As at December 31, 2010, the geographic analysis of our property, plant and equipment was as follows:

	Carrying amount
	$ in millions	%
U.S.	534.8	39.3
U.K.	80.0	5.9
Rest of Europe	168.3	12.4
Rest of the world:
– Canada	169.3	12.5
– China	135.4	10.0
– Mexico	79.1	5.8
– Brazil	74.5	5.5
– Other countries	117.7	8.6
	576.0	42.4

	1,359.1	100.0

Due to the diverse nature of our business, there was no individual facility, the loss of which would have a material adverse impact on our operations. Equally, there are no plans to construct, expand or improve facilities that would, on completion or cancellation, significantly affect our operations.

Post-employment benefits

Pensions

We operate a number of defined benefit pension plans, principally in the U.K. and the U.S., of which most are funded. All of the plans are closed to new entrants. During Fiscal 2009, management closed the principal pension plans in North America to future service accrual and the deferred pension benefits accrued under them were frozen. As a result, most of our pension plans are now closed to future service accrual by current employees. Funded plans receive contributions from us and, where they remain eligible, current employees, at rates that are determined by independent actuaries taking into account any funding objectives prescribed by local legislation.

As at December 31, 2010, the present value of the benefit obligation was $1,128.5 million (January 2, 2010: $1,116.0 million). Excluding the effects of currency exchange rate changes, the obligation increased by $20.6 million during Fiscal 2010.

As at December 31, 2010, the fair value of the plan assets was $1,011.1 million (January 2, 2010: $924.5 million). Excluding the effect of currency exchange rate changes, the plan assets increased by $95.4 million during Fiscal 2010.

On an actuarial basis, the net deficit in the plan was $117.4 million (January 2, 2009: $191.5 million) but, for accounting purposes, we were unable to recognize surpluses on certain of the plans amounting to $28.2 million (January 2, 2010: $8.6 million). Accordingly, the net pension liability recognized in the consolidated financial statements was $145.6 million (January 2, 2010: $200.1 million).

$ in millions	Successor	Predecessor
	As at December 31, 2010	As at January 2, 2010
Benefit obligation	(1,128.5)	(1,116.0)
Plan assets	1,011.1	924.5

Deficit in the plans	(117.4)	(191.5)
Effect of the asset ceiling	(28.2)	(8.6)

Net pension liability	(145.6)	(200.1)

During Fiscal 2010, we contributed $44.0 million (Fiscal 2009: $52.7 million) to the defined benefit plans and expect to contribute approximately $46.9 million to them during 2011. Additionally, following negotiations with the trustees and regulatory authorities in connection with the Acquisition, we agreed to make one-off contributions amounting to $23.0 million to certain defined benefit pension plans in the U.S. and the U.K., of which $5.0 million was paid to the U.S. plans during Q4 2010 and $18.0 million was paid to the U.K. plans in January 2011, and agreed to forego optional short-term pension funding relief in the U.S. amounting to approximately $35.0 million.

Management of the risks associated with our defined benefit pension plans is the responsibility of our treasury function. Our primary objective is to identify and manage the risks associated with both the assets and liabilities of the defined benefit pension plans and we continue to work with the trustees of our pension plans to improve the management of our defined benefit pension risks.

The principal risks affecting the present value of the benefit obligation are: interest rate risk, inflation risk and mortality risk.

Management of the plan assets is the responsibility of trustee boards, over which we have varying degrees of influence depending on local regulations. We have made the trustee boards aware of our preference that, where plan assets are invested so as to match the cash flow and risk profiles of the benefit obligations, these arrangements are effective, and that other plan assets not so invested are held in investment grade bonds or broad-based local equity indices.

For some years, our U.S. plans have hedged the interest rate risk implicit in their benefit obligations. As at December 31, 2010, the benefit obligation of the funded U.S. plans amounted to $572.9 million, of which 96.7% was hedged using a combination of bonds and interest rate swaps with an average duration of 10.2 years.

For our business as a whole, we estimate that a 0.5% decrease in market interest rates would increase the benefit obligation by 3.6%, or $40.2 million. Only 9.2% of the benefit obligation of $1,128.5 million as at December 31, 2010 is exposed to future salary increases. We estimate that a 0.5% increase in the salary scale would increase the benefit obligation by $0.3 million.

Unless the benefit obligation is subject to a buy-out or buy-in, it is not practical to mitigate the effects of mortality risk. We estimate that if the average life expectancy of plan members increased by one year at age 65, the benefit obligation would increase by 2.6%, or $29.2 million.

During Fiscal 2010, the expense recognized in relation to defined contribution pension plans was $31.2 million (Fiscal 2009: $33.4 million).

Other benefits

We provide other post-employment benefits, principally health and life insurance cover, to certain of our employees in North America through a number of unfunded plans. During Fiscal 2009, management closed the Gates plan in the U.S. to new retirees and reduced the benefits payable to existing beneficiaries.

As at December 31, 2010, the liability recognized in respect of these plans was $130.0 million (January 2, 2010: $142.1 million). Excluding the effect of currency exchange rate changes, the liability increased by $9.3 million during Fiscal 2010.

Benefits paid during Fiscal 2010 were $14.8 million (Fiscal 2009: $14.9 million).

Taxation

As at December 31, 2010, we recognized income tax liabilities amounting to $106.8 million (January 2, 2010: $94.7 million). Income tax recoverable was $11.0 million (January 2, 2010: $49.0 million).

As at December 31, 2010, we recognized a net deferred tax liability of $783.7 million (January 2, 2010: net deferred tax asset of $57.6 million), the change being principally due to the recognition of deferred tax on the fair value uplifts to the carrying amounts of long-lived assets on the Acquisition. Deferred tax assets of $825.1 million (January 2, 2010: $783.7 million) were not recognized in respect of tax losses and credits carried forward because it is not considered probable that taxable profits will be available against which they can be utilized.

As at December 31, 2010, deferred tax liabilities were not recognized on temporary differences amounting to $1,375.0 million associated with investments in subsidiaries. Deferred tax liabilities were not recognized on these temporary differences because we are able to control the timing of their reversal and it is probable that they will reverse in the foreseeable future. Income tax may be payable on these temporary differences if circumstances change, for example on the repatriation of assets from the subsidiaries concerned or on the sale or liquidation of one or more of them.

Contractual Obligations

As at December 31, 2010, our contractual obligations were as follows:

		Earliest period in which payment/(receipt) due
$ in millions	Total	Less than 1 year	1 – 3 years	3 – 5 years	After 5 years
Bank and other loans:
– Principal	3,360.4	256.9	93.0	267.2	2,743.3
– Interest payments(1)(2)	1,522.7	243.5	451.5	437.1	390.6
Derivative financial instruments:
– Payments(2)(3)	473.1	473.1	—	—	—
– Receipts(2)(3)	(470.8)	(470.8)	—	—	—
Finance leases	4.9	0.7	0.8	0.8	2.6
Operating leases	220.1	45.1	63.3	45.3	66.4
Post-employment benefits(4)	64.9	64.9	—	—	—
Purchase obligations(5)	49.0	34.6	7.5	6.9	—

Total(6)	5,224.3	648.0	616.1	757.3	3,202.9

(1)	Future interest payments include payments on fixed and floating rate debt and are presented before the effect of interest rate derivatives.
(2)	Floating rate interest payments and payments and receipts on the floating rate legs of interest rate derivatives are estimated based on market interest rates prevailing as at December 31, 2010.
(3)	Receipts and payments on foreign currency derivatives are estimated based on market exchange rates prevailing as at December 31, 2010.
(4)

Post-employment benefit obligations represent our expected cash contributions to our defined benefit plans in 2011. It is not practicable to present expected cash contributions for subsequent years because they are determined annually on an actuarial basis to provide for current and future benefits.

(5)

A “purchase obligation” is an agreement to purchase goods or services that is enforceable and legally-binding on us and that specifies all significant terms, including: the fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(6)

We have not included in the table our income tax liabilities because it is not practicable to reliably estimate the timing of the related cash outflows in future years as these cash flows will only be determined after final audit by the tax authorities of previously-filed tax returns.

Off-balance sheet arrangements

We have not entered into any transaction, agreement or other contractual arrangement that is considered to be an off balance sheet arrangement that is required to be disclosed other than operating lease commitments that are analyzed in note 44 to the consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various types of market risks including the effects of adverse fluctuations in foreign currency exchange rates, adverse movements in commodity prices for products we use in our manufacturing and adverse changes in interest rates. To reduce our exposure to these risks, we maintain risk management controls and policies to monitor these risks and take appropriate actions to attempt to mitigate such forms of market risks.

The disclosure below is our general quantitative and qualitative risk after conclusion of the Transactions. Further information and quantitative analysis is included in footnote 34 of the consolidated financial statements included elsewhere in this prospectus.

Foreign currency exchange rate risks. We have global operations and thus make investments and enter into transactions denominated in various foreign currencies. Our operating results are impacted by buying, selling and financing in currencies other than the functional currency of our operating companies. From time to time, we may enter into currency derivative contracts to manage currency transaction exposures.

Interest rate risk. We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure after the consummation of the Transactions relates to outstanding amounts under our senior secured credit facilities. Our senior secured credit facilities provide for variable rate borrowings of up to $2,300.0 million including availability of $300.0 million under the revolving portion of our senior secured credit facility.

Commodity price risk. We purchase certain raw materials that are subject to price volatility caused by fluctuations in supply and demand as well as other factors. To help mitigate the impact of higher commodity prices we have multiple-source and geographically diverse procurement policies and have negotiated fixed price supply contracts with many of our commodity suppliers. In addition, we continue to negotiate with our customers to provide for the sharing of increased raw material costs. From time to time, we may enter into commodity contracts to manage our exposure to changes in commodity prices.

Seasonality

Industrial & Automotive

Sales to automotive OEMs do not tend to exhibit seasonal patterns while sales into the aftermarket are generally stronger during the winter months reflecting higher levels of demand for replacement parts for vehicles during those months. Sales to Industrial OEMs are strongest from October to April for outdoor power equipment and from February to June for agricultural equipment.

For the Fluid Power segment, moderate seasonality is primarily driven by consumer demand and crop-related seasonal activities. Production of construction equipment declines in the summer months followed by a resurgence of activity in the late fall, early winter and spring. The remaining markets served by the Fluid Power segment do not exhibit significant seasonal patterns.

Building Products

Sales to the construction industry generally slow down in November and December before the Thanksgiving, Christmas and New Year holiday season and are generally stronger in the spring and summer months. Sales can also be affected regionally by severe weather. Heating product sales are more concentrated in the fall and cooling product sales in the spring.

Inflation

Inflation affects the cost of raw materials, goods and services we use. High energy costs and fluctuations in commodity prices can affect the cost of all raw materials and components. We seek to mitigate the adverse effects of inflation primarily through arrangements with our customers, improved productivity and strategic buying initiatives and have historically been able to pass on cost increases to our customers as a result of rising prices for our material inputs.

RESULTS OF OPERATIONS

6M 2011 Compared with 6M 2010

During the second quarter of 2011, management began actively seeking prospective buyers for our Schrader, Stackpole and Ideal businesses. The Schrader Electronics and Schrader International businesses constitute the Sensors & Valves operating segment and this segment has consequently been classified as a discontinued operation.

Unless otherwise indicated, all commentary in Management’s Discussion and Analysis is for continuing operations.

Summary

	Successor	Predecessor
$ in millions	6M 2011	6M 2010*	Pro forma adjustments 6M 2010	Pro forma 6M 2010
Continuing operations
Sales	2,463.3	2,225.7	—	2,225.7
Cost of sales	(1,690.0)	(1,500.3)	(19.7)	(1,520.0)

Gross profit	773.3	725.4	(19.7)	705.7
Distribution costs	(263.5)	(245.2)	—	(245.2)
Administrative expenses	(345.0)	(211.9)	(70.4)	(282.3)
Transaction costs	(0.8)	(2.7)	2.3	(0.4)
Restructuring costs	(18.2)	(8.5)	—	(8.5)
Net gain on disposals and on the exit of businesses	1.2	1.0	—	1.0
Share of profit of associates	1.2	0.4	—	0.4

Operating profit	148.2	258.5	(87.8)	170.7

Interest expense	(171.3)	(48.0)	(133.6)	(181.6)
Investment income	36.1	32.0	—	32.0
Other finance income/(expense)	10.5	(2.5)	(1.6)	(4.1)

Net finance costs	(124.7)	(18.5)	(135.2)	(153.7)

Profit before tax	23.5	240.0	(223.0)	17.0

* Re-presented (see note 7 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus).

Sales

Sales in 6M 2011 were $2,463.3 million compared with $2,225.7 million on both an actual and pro forma basis in 6M 2010, an increase of 10.7%. I&A’s sales were 13.8% higher compared with 6M 2010, due mainly to improvements in the industrial OE and replacement markets and the automotive OE markets. Sales to the industrial markets grew by 20.2%, with sales to the automotive OE markets growing by 13.4%. Sales to the automotive aftermarket increased by 6.2% during 6M 2011 compared with 6M 2010. Higher selling prices contributed approximately a further $30 million to the improvement over 6M 2010. Building Products’ sales for 6M 2011 were down by 0.3% compared with 6M 2010, as sales growth to the non-residential construction markets combined with the impact of the acquisition of Koch Filter (which was completed on February 26, 2010) were offset by the continued weakness in the residential construction markets, predominantly in the US.

The disposal of Plews during April 2011 had a negative impact of $16.4 million on 6M 2011 sales compared with 6M 2010, however this was more than offset by a positive movement of $66.0 million in average currency exchange rates during 6M 2011 compared with 6M 2010.

Cost of Sales

Cost of sales was $1,690.0 million compared with $1,500.3 million in 6M 2010. Pro forma cost of sales in 6M 2010 was $1,520.0 million. The increase of 11.2% in 6M 2011 compared with pro forma 6M 2010 was driven principally by higher production volumes. Raw material price increases of approximately $61 million across our businesses were partially offset by savings from efficiency initiatives of approximately $20 million.

Gross Profit

Gross profit was $773.3 million compared with $725.4 million in 6M 2010. Pro forma gross profit in 6M 2010 was $705.7 million. Our gross profit margin for 6M 2011 was 31.4%, broadly unchanged compared with pro forma 6M 2010.

Distribution Costs

Distribution costs increased largely in line with the increase in sales volumes to $263.5 million from $245.2 million on both an actual and pro forma basis in 6M 2010. Improved absorption of fixed costs due to the higher production volumes, combined with efficiency gains in I&A, drove the slight improvement in distribution costs as a percentage of sales from 11.0% in 6M 2010 to 10.7% in 6M 2011, despite higher freight costs.

Administrative Expenses

Administrative expenses were $345.0 million compared with $211.9 million in 6M 2010. Pro forma administrative expenses in 6M 2010 were $282.3 million. Administrative expenses in 6M 2011 were higher than on a pro forma basis in 6M 2010 principally because the compensation expense that was recognized in relation to the new share schemes that were put in place after the acquisition of Tomkins was $44.2 million higher than that recognized in 6M 2010 on the Predecessor schemes operated by Tomkins.

Restructuring Costs

Restructuring costs were $18.2 million compared with $8.5 million on both an actual and pro forma basis in 6M 2010. Restructuring costs of $28.8 million were recognized during 6M 2011, principally in relation to Project Sierra, an initiative that focuses on identifying and implementing cost reduction opportunities and efficiency improvements across many of our businesses. Also during 6M 2011, a provision for restructuring costs of $10.6 million was released due to the reversal of the decision to close a division of Stackpole, a business included within the Power Transmission operating segment, following the recovery in the demand for its products.

Operating Profit

Operating profit was $148.2 million compared with $258.5 million in 6M 2010. Pro forma operating profit in 6M 2010 was $170.7 million.

Adjusted EBITDA

Adjusted EBITDA was $386.8 million compared with $355.5 million in 6M 2010. Pro forma adjusted EBITDA in 6M 2010 was $354.4 million. The adjusted EBITDA margin was relatively stable, dipping slightly to 15.7% in 6M 2011 compared with 15.9% on a pro forma basis in 6M 2010. Increased cost absorption due to the higher I&A production volumes driven by the improved end markets was offset by higher raw material costs and the ongoing weak performance of US construction markets.

A reconciliation of operating profit or loss to adjusted EBITDA for each of the periods under review is presented under the heading “—Non-GAAP Measures.”

Interest expense

Interest expense was $171.3 million compared with $48.0 million in 6M 2010. Pro forma interest expense in 6M 2010 was $181.6 million. Interest expense may be analyzed as follows:

	Successor	Predecessor
$ in millions	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010
Bank overdrafts	—	4.1	—	4.1
Interest on bank and other loans:
Term loans	67.4	—	79.2	79.2
Other bank loans	1.3	1.0	0.2	1.2
Second Lien Notes	57.5	—	55.6	55.6
2011 Notes	3.4	9.3	(6.3)	3.0
2015 Notes	0.8	12.0	(11.2)	0.8
Net interest on interest rate swaps	—	(14.4)	14.4	—

	130.4	12.0	131.9	143.9
Finance leases	0.1	0.1	—	0.1
Other	8.2	2.0	1.7	3.7

	138.7	14.1	133.6	147.7

Post-employment benefits:
– Interest on benefit obligation	32.6	33.9	—	33.9

	171.3	48.0	133.6	181.6

Investment income

Investment income was $36.1 million compared with $32.0 million on both an actual and a pro forma basis in 6M 2010, the increase being largely due to the improvement in the expected return on the assets held by our defined benefit pension plans.

	Successor	Predecessor
$ in millions	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010

Bank deposits	1.5	1.5	—	1.5
Other	0.7	0.7	—	0.7

	2.2	2.2	—	2.2

Post-employment benefits:
– Expected return on plan assets	33.9	29.8	—	29.8

	36.1	32.0	—	32.0

Other finance income/(expense)

Other finance income was $10.5 million compared with an expense of $2.5 million in 6M 2010. Pro forma other finance expense in 6M 2010 was $4.1 million. The change in other finance income/(expense) in 6M 2011 compared with pro forma 6M 2010 was due largely to the effect of currency translation differences on hedging instruments. During 6M 2011, we also recognized a gain of $2.8 million on the change in the fair value of the interest rate floor attaching to borrowings under the Senior Secured Credit Facilities (an embedded derivative that was required to be recognized separately from the term loans).

	Successor	Predecessor
$ in millions	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010
Gain on derivatives held for hedging purposes	—	2.5	(2.5)	—
Gain on embedded derivatives	2.8	—	—	—
Translation gain/(loss) on hedging instruments	7.8	(5.0)	0.9	(4.1)
Loss on redemption of notes	(0.1)	—	—	—

	10.5	(2.5)	(1.6)	(4.1)

Income tax expense/(benefit)

During the 6M 2011, the income tax expense attributable to continuing operations was $30.7 million (6M 2010: tax expense of $63.1 million) on a profit before tax of $23.5 million (6M 2010: profit before tax of $240.0 million). On a pro forma basis, we recognized an income tax benefit of $20.3 million on a profit before tax of $17.0 million in 6M 2010.

Our effective tax rate in 6M 2011 was significantly higher than the statutory tax rates that are applicable in the jurisdictions in which we operate, principally due to the non-deductibility for tax purposes of the compensation expense recognized on share-based payments, the recognition of deferred tax liabilities on temporary differences associated with investments in subsidiaries and tax credits in relation to which we were unable to recognize deferred tax assets.

Analysis by Ongoing Business Segment

Industrial & Automotive

Market Background

During the first six months of 2011, the industrial markets accounted for 46.0% of I&A’s continuing sales, with 22.5% to the industrial OE market and 23.5% to the industrial replacement market.

US industrial production, as measured by the US Federal Reserve Industrial Production index, continued to grow in 2011, albeit at a low rate, and stood 0.5% higher in June 2011 compared with December 2010 and 3.4% higher than June 2010. The European industrial production index (as measured by Eurostat) followed a similar trend. Industrial markets in Asia started to soften, with industrial production in China growing by 14.3% in the year to June 2011 compared with 15.7% for 2010 as a whole (as measured by the National Bureau of Statistics of China). Sales to the industrial markets in North America, Europe and Asia accounted for 27.6%, 7.4% and 6.7% respectively of I&A’s continuing sales in 6M 2011.

The automotive aftermarket, which comprised 25.9% of I&A’s continuing sales in the first six months of 2011, grew but at a slower pace than in 2010. In the US, miles driven (as measured by the U.S. Department of Transportation), a key driver of vehicle repair, was down by 1.0% in the year to May 2011 compared with the corresponding period in 2010, and gasoline prices at the end of June 2011 were 23% higher than December 2010 and 35% higher than in the second quarter of 2010. High gasoline prices normally correlate with reduced car maintenance spending.

The automotive OE market, which accounted for 25.5% of I&A’s continuing sales in the first six months of 2011, was adversely affected by the earthquake in Japan. Global production volumes (according to IHS/CSM) were up by 2% compared with the corresponding period in 2010, with volumes in North America up by 8%, Europe up by 6%, China up by 9% and Japan/Korea down by 21% compared with the corresponding period in 2010.

Power Transmission

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	1,202.4	1,067.5	—	1,067.5	12.6%
Operating expenses	1,074.4	884.5	67.0	951.5

Operating profit	128.0	183.0	(67.0)	116.0
Adjusted EBITDA	249.2	228.8	—	228.8
Adjusted EBITDA margin	20.7%	21.4%		21.4%

Sales were $1,202.4 million (6M 2010: $1,067.5 million), an increase of 12.6%. Sales were higher principally due to the strengthening of sales volumes to the industrial OE and replacement markets (26.9% of Power Transmission’s 6M 2011 sales) and the automotive OE markets (41.0% of Power Transmission’s 6M 2011 sales). In the industrial markets, strong growth was achieved in both Europe and Asia (together contributing $38.1 million of the increase in 6M 2011 sales compared with 6M 2010). In automotive OE, sales to the European markets grew strongly, increasing by 31.1%, and there was also continued growth in sales to North American markets, which were up by 18.8%. Overall, sales to the industrial markets were 20.6% higher compared with 6M 2010, and sales to the automotive OE market were 12.9% higher compared with 6M 2010. Sales to the higher margin automotive aftermarket (32.1% of Power Transmission’s sales) grew by 6.4% compared with 6M 2010.

Operating expenses in our Power Transmission segment totaled $1,074.4 million in 6M 2011 and $884.5 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $951.5 million. Cost of sales in 6M 2011 was $809.3 million (6M 2010: $701.2 million), compared with pro forma cost of sales in 6M 2010 of $712.6 million, the increase driven primarily by higher production volumes. The benefits of strategic initiatives of approximately $15 million were offset by higher material costs of approximately $18 million, compared with pro forma 6M 2010. Depreciation and amortization amounted to $111.9 million in 6M 2011 compared with $106.6 million in pro forma 6M 2010. Power Transmission’s operating result included a compensation expense in respect of share-based incentives of $4.0 million for 6M 2011 compared with $0.8 million in 6M 2010, and restructuring costs of $6.1 million in 6M 2011 compared with $5.4 million in 6M 2010.

Operating profit in our Power Transmission segment was $128.0 million for 6M 2011 (6M 2010: $183.0 million). Pro forma operating profit for 6M 2010 was $116.0 million.

Adjusted EBITDA was $249.2 million, compared with $228.8 million on both an actual and pro forma basis in 6M 2010. The adjusted EBITDA margin fell slightly to 20.7% (6M 2010: 21.4%), principally as a result of higher raw material costs.

On August 2, 2011, we finalized the sale of our Stackpole business, which is included in the Power Transmission operating segment, for a cash consideration of $285.0 million. The annual sales for the business are approximately $290 million.

Fluid Power

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	471.0	381.1	—	381.1	23.6%
Operating expenses	430.0	349.8	5.4	355.2

Operating profit	41.0	31.3	(5.4)	25.9
Adjusted EBITDA	69.6	51.6	0.1	51.7
Adjusted EBITDA margin	14.8%	13.5%		13.6%

Sales were $471.0 million (6M 2010: $381.1 million), an increase of 23.6%, predominantly as a result of increased volumes, but also including approximately $10 million improvement as a result of price increases. Sales to the industrial OE market, which accounted for 34.3% of Fluid Power’s 6M 2011 sales, were up by 40.3% in 6M 2011 compared with 6M 2010, due to the continued recovery in industrial markets, principally in North America and Asia. Sales to the industrial replacement market, which accounted for 47.4% of Fluid Power’s 6M 2011 sales, were up by 17.9% in 6M 2011 compared with 6M 2010. Sales to the automotive aftermarket, which accounted for 18.1% of Fluid Power’s sales, grew by 12.6% in 6M 2011 compared with 6M 2010.

Operating expenses in our Fluid Power segment totaled $430.0 million in 6M 2011 and $349.8 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $355.2 million. Cost of sales in 6M 2011 was $311.4 million (6M 2010: $256.0 million), compared with pro forma cost of sales in 6M 2010 of $258.1 million, the increase driven primarily by higher production volumes. Depreciation and amortization amounted to $19.7 million in 6M 2011 compared with $21.3 million in pro forma 6M 2010. Fluid Power’s operating result included a compensation expense in respect of share-based incentives of $2.5 million for 6M 2011 compared with $0.4 million in 6M 2010, and restructuring costs of $6.7 million in 6M 2011 compared with $2.6 million in 6M 2010.

Operating profit in our Fluid Power segment was $41.0 million for 6M 2011 (6M 2010: $31.3 million). Pro forma operating profit for 6M 2010 was $25.9 million.

Adjusted EBITDA was $69.6 million (6M 2010: $51.6 million). Pro forma adjusted EBITDA for 6M 2010 was $51.7 million. The adjusted EBITDA margin was 14.8% compared with 13.6% on a pro forma basis in 6M 2010. This improvement in adjusted EBITDA was driven predominantly by the higher sales volumes. An improved operating performance in our European region (which was $8.7 million higher compared with 6M 2010), was partially offset by costs of approximately $4 million associated with the disruption of the Glade Spring facility in Virginia following severe weather early in the quarter. These costs are expected to be substantially recovered in future quarters through the settlement of insurance claims.

Other Industrial & Automotive

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	304.0	289.6	—	289.6	5.0%
Operating expenses	279.2	257.4	6.3	263.7

Operating profit	24.8	32.2	(6.3)	25.9
Adjusted EBITDA	45.2	41.3	—	41.3
Adjusted EBITDA margin	14.9%	14.3%		14.3%

Other I&A includes the Dexter and Ideal businesses, and the Plews business until its sale on April 20, 2011. During the second quarter of 2011, management began actively seeking prospective buyers for the Ideal business and its assets and liabilities are consequently classified as held for sale.

Sales were $304.0 million (6M 2010: $289.6 million) an increase of 5.0%. Excluding the Plews business, sales grew by 11.1% from $255.1 million to $283.4 million, predominantly as a result of increased volumes, but also including approximately $6 million improvement as a result of price increases. Sales to the industrial utility trailer market, which accounted for 42.9% of Other I&A’s 6M 2011 sales, grew by 14.3% compared with 6M 2010 due to the continued recovery in this end market. Sales to the industrial replacement market (17.1% of Other I&A’s sales) grew by 8.1% during 6M 2011 compared with 6M 2010, largely due to the strengthening industrial markets in Europe.

Operating expenses in our Other I&A segment totaled $279.2 million in 6M 2011 and $257.4 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $263.7 million. Cost of sales in 6M 2011 was $227.3 million (6M 2010: $213.6 million), compared with pro forma cost of sales in 6M 2010 of $214.9 million, the increase driven primarily by higher material costs of approximately $9 million. Depreciation and amortization amounted to $12.3 million in 6M 2011 compared with $13.9 million in pro forma 6M 2010. Other I&A’s operating result included a compensation expense in respect of share-based incentives of $7.4 million for 6M 2011 compared with $0.2 million in 6M 2010, and restructuring costs of $0.6 million in 6M 2011 compared with $1.1 million in 6M 2010.

Operating profit in our Other I&A segment was $24.8 million for 6M 2011 (6M 2010: $32.2 million). Pro forma operating profit for 6M 2010 was $25.9 million.

Adjusted EBITDA was $45.2 million compared with $41.3 million on both an actual and pro forma basis in 6M 2010. The adjusted EBITDA margin improved from 14.3% in 6M 2010 to 14.9% in 6M 2011, primarily as a result of higher volumes.

Plews was sold on April 20, 2011 to a consortium of financial partners in the US led by the private equity firm, Eigen Capital LLC. The cash consideration of $25.0 million received on the disposal approximated to the carrying amount of the net assets sold.

Building Products

Market Background

Non-residential construction in North America accounted for 63.1% of Building Products’ sales in 6M 2011. In the US, non-residential construction declined on a square foot basis by 8% for the first six months of 2011 compared with the first six months of June 2010, and by 9% on a dollar value basis (as measured by Dodge, June 2011). The US Architectural Billings Index (measured by the American Institute of Architects), which is regarded as a leading indicator of future commercial construction activity, declined throughout the first six months of 2011 indicating weakening in future construction activity.

Residential construction in North America accounted for 29.0% of Building Products’ sales in 6M 2011. The US residential construction market continues to be weak, with average seasonally adjusted annualized housing starts in 6M 2011 of 579,000, down from 587,000 for 2010 as a whole (measured by the U.S. Census Bureau Housing Starts). Housing inventories, at 6.3 months for new homes and 9.5 months for existing homes (as reported by the NAHB) still remain above the level at which new construction is initiated. In April, house prices (as measured by the S&P/Case-Shiller Home Price Index) rose for the first time in eight months, however the index at May remained lower than the same month last year.

Air Distribution

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	431.3	419.9	—	419.9	2.7%
Operating expenses	414.8	385.9	7.9	393.8

Operating profit	16.5	34.0	(7.9)	26.1
Adjusted EBITDA	44.5	51.8	0.3	52.1
Adjusted EBITDA margin	10.3%			12.4%

Sales were $431.3 million (6M 2010: $419.9 million), an increase of 2.7%. Sales to the non-residential construction markets, which accounted for 79.1% of Air Distribution’s 6M 2011 sales, improved year-on-year as a result of higher volumes in this market. Sales to the residential construction market, which accounted for 20.9% of Air Distribution’s 6M 2011 sales, declined by 4.1% in 6M 2011 due largely to reduced volumes resulting from the continued weakness of the US market. Residential construction activity declined year-on-year and continues to be adversely affected by high levels of housing inventory, declining house prices and low demand.

Operating expenses in our Air Distribution segment totaled $414.8 million in 6M 2011 and $385.9 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $393.8 million. Cost of sales in 6M 2011 was $305.4 million (6M 2010: $288.1 million), compared with pro forma cost of sales in 6M 2010 of $292.1 million, the increase driven primarily by higher material costs of approximately $13 million. Depreciation and amortization amounted to $22.3 million in 6M 2011 compared with $22.8 million in pro forma 6M 2010. Air Distribution’s operating result included a compensation expense in respect of share-based incentives of $5.1 million for 6M 2011 compared with $1.0 million in 6M 2010, and restructuring costs of $0.6 million in 6M 2011 compared with $1.3 million in 6M 2010.

Operating profit in our Air Distribution segment was $16.5 million for 6M 2011 (6M 2010: $34.0 million). Pro forma operating profit for 6M 2010 was $26.1 million.

Adjusted EBITDA was $44.5 million (6M 2010: $51.8 million). Pro forma adjusted EBITDA for 6M 2010 was $52.1 million. The adjusted EBITDA margin fell to 10.3% in 6M 2011 from 12.4% in 6M 2010 on a pro forma basis, primarily as a result of higher raw material costs (approximately $13 million impact on adjusted EBITDA) and higher freight costs (approximately $4 million impact on adjusted EBITDA). These adverse impacts were partially offset by pricing initiatives of approximately $9 million.

Bathware

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	54.6	67.6	—	67.6	(19.2)%
Operating expenses	62.0	67.7	1.9	69.6

Operating loss	(7.4)	(0.1)	(1.9)	(2.0)
Adjusted EBITDA	(1.7)	0.3	—	0.3
Adjusted EBITDA margin	(3.1)%			0.4%

Sales were $54.6 million (6M 2010: $67.6 million), a decline of 19.2% due largely to reduced sales volumes. Bathware sells primarily to the US residential construction and remodelling market, which has declined year-on-year.

Operating expenses in our Bathware segment totaled $62.0 million in 6M 2011 and $67.7 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $69.6 million. Cost of sales in 6M 2011 was $36.6 million (6M 2010: $41.6 million), compared with pro forma cost of sales in 6M 2010 of $42.5 million, the decrease driven primarily by lower production volumes. Depreciation and amortization amounted to $4.7 million in 6M 2011 compared with $5.4 million on a pro forma basis in 6M 2010. Bathware’s operating result for 6M 2011 included restructuring costs of $0.8 million, while no restructuring costs were incurred in 6M 2010. In 6M 2011, the segment recognized a pro forma net gain on disposal and exit of businesses of $3.2 million.

We incurred an operating loss in our Bathware segment of $7.4 million for 6M 2011 (6M 2010: operating loss of $0.1 million). The pro forma operating loss for 6M 2010 was $2.0 million.

Bathware produced an adjusted EBITDA loss of $1.7 million for 6M 2011 compared with a $0.3 million profit on both an actual and pro forma basis in 6M 2010, largely as a result of the decline in sales volumes. The adjusted EBITDA margin declined from 0.4% for 6M 2010 to (3.1)% for 6M 2011.

Corporate

Corporate incurred an adjusted EBITDA loss of $19.7 million (6M 2010: $17.9 million). The pro forma adjusted EBITDA loss for 6M 2010 was $19.4 million. The increase in the loss during 6M 2011 compared with pro forma 6M 2010 resulted largely from changes in foreign currency exchange rates.

Discontinued operation

Discontinued operations includes the Sensors & Valves operating segment. In addition, during 6M 2010, we recognized additional losses of $4.1 million in relation to businesses sold in previous years that were classified as discontinued operations.

Sensors & Valves

	Successor	Predecessor
$ in millions, unless otherwise stated	6M 2011	6M 2010	Pro forma adjustments 6M 2010	Pro forma 6M 2010	6M 2011 vs 6M 2010 % Change
Sales	237.3	201.8	—	201.8	17.6%
Operating Expenses	213.4	180.8	6.8	187.6

Operating profit	23.9	21.0	(6.8)	14.2
Adjusted EBITDA	43.2	32.4	—	32.4
Adjusted EBITDA margin	18.2%	16.1%		16.1%

To facilitate a discussion of the results of operations of the discontinued Sensors & Valves operating segment, we have presented above the results for 6M 2010 on a pro forma basis taking into account the effects of the Events as if they had occurred on January 3, 2010. For further detail regarding the pro forma effects of the Events, see “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus. The impact of pro forma adjustments on the Sensors & Valves operating segment may be summarized as follows:

$ in millions	6M 2010
Cost of sales:
– Additional depreciation expense	(1.7)
– Reversal of fair value uplift to inventory	—

(1.7)
Administration expenses:
– Additional depreciation expense	(0.3)
– Additional amortization expense	(4.8)
– Accelerated compensation expense in respect of the early vesting of employee share schemes	—

(5.1)
Transaction costs	—

(6.8)

Sensors & Valves includes the Schrader Electronics and Schrader International businesses. These businesses are in the process of being sold and the operating segment has been classified as a discontinued operation.

Sales were $237.3 million (6M 2010: $201.8 million) an increase of 17.6%, principally as a result of higher volumes in the automotive OE market, which accounted for 77.4% of the segment’s sales and which grew 18.7% in 6M 2011 compared with 6M 2010. The industrial OE and automotive aftermarket businesses, which account for the remainder of Sensors & Valves’ sales, also grew as a result of improving conditions in those markets, increasing by 23.7% and 11.7% respectively.

Operating expenses in our Sensors & Valves segment totaled $213.4 million in 6M 2011 and $180.8 million in 6M 2010. Pro forma operating expenses in 6M 2010 were $187.6 million. Cost of sales in 6M 2011 was $172.3 million (6M 2010: $146.2 million), compared with pro forma cost of sales in 6M 2010 of $147.9 million, the increase driven primarily by higher production volumes. Depreciation and amortization amounted to $18.7 million in 6M 2011 compared with $17.8 million in pro forma 6M 2010. Sensors & Valves’ operating result included a compensation expense in respect of share-based incentives of $0.6 million for 6M 2011 compared with $0.4 million in 6M 2010.

Operating profit in our Sensors & Valves segment was $43.2 million for 6M 2011 (6M 2010: $21.0 million). Pro forma operating profit for 6M 2010 was $14.2 million.

Adjusted EBITDA was $43.2 million compared with $32.4 million on both an actual and pro forma basis in 6M 2010. The adjusted EBITDA margin improved from 16.1% in 6M 2010 to 18.2% in 6M 2011, driven mainly by the strong performance in the automotive OE market.

LIQUIDITY AND RESOURCES

Cash flow

Cash generated from operations was $215.0 million in 6M 2011 compared with $100.0 million in 6M 2010. Operating cash flow before movements in working capital was $353.5 million compared with $328.5 million in 6M 2010, an increase of $25.0 million that was due largely to the improvement in our profitability as measured by adjusted EBITDA. Movements in working capital during 6M 2011 gave rise to a further improvement in cash generated from operations of $90.0 million compared with 6M 2010.

Cash outflow on restructurings was $17.4 million (6M 2010: $8.1 million), net of proceeds on related asset sales of $13.4 million (6M 2010: $21.1 million).

Gross capital expenditure was $60.0 million (6M 2010: $55.7 million). Excluding the proceeds on asset sales arising from restructurings, net capital expenditure was $57.9 million (6M 2010: $54.4 million).

Trading cash flow was $170.5 million (6M 2010: $66.7 million).

The table below shows the movements in net debt:

$ million	SUCCESSOR 6M 2011	PREDECESSOR 6M 2010
Opening net debt	(2,865.0)	(211.4)

Cash generated from operations	215.0	100.0
Capital expenditure	(60.0)	(55.7)
Disposal of property, plant and equipment	15.5	22.4

Trading cash flow	170.5	66.7
Income taxes paid (net)	(56.0)	(2.2)
Interest (net)	(106.7)	(9.5)
Financing costs paid	(34.8)	—
Ordinary dividends	—	(56.9)
Acquisitions and disposals (net)	11.1	(42.0)
Dividend paid to a minority shareholder in a subsidiary	(43.9)	(9.9)
Ordinary share movements	—	(5.3)
Other movements	(0.9)	—
Foreign currency movements	4.3	1.0

Increase in net debt	(56.4)	(58.1)

Closing net debt	(2,921.4)	(269.5)

A reconciliation of the above table to the consolidated cash flow statement is presented on page 19.

Borrowings

As at July 2, 2011, our borrowings principally consisted of two term loans under the Senior Secured Credit Facilities and the Second Lien Notes that were used to finance the acquisition of Tomkins.

Our borrowings as at July 2, 2011 may be analyzed as follows:

	Carrying amount		Principal amount
$ million	As at July 2, 2011	As at December 31, 2010	As at July 2, 2011	As at December 31, 2010
Bank overdrafts	4.4	7.1	4.4	7.1
Bank and other loans:
– Secured
Term Loan A	261.8	271.2	281.2	296.0
Term Loan B	1,540.9	1,540.9	1,668.9	1,677.3
Second Lien Notes	1,102.8	1,098.3	1,150.0	1,150.0

	2,905.5	2,910.4	3,100.1	3,123.3

– Unsecured
2011 Notes	173.9	172.2	163.9	165.5
2015 Notes	22.3	27.1	21.3	26.5
Other borrowings	17.4	44.9	17.4	45.1

	213.6	244.2	202.6	237.1

	3,123.5	3,161.7	3,307.1	3,367.5

Details of our borrowings together with a reconciliation of their carrying amount to their principal amount are presented in note 15 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Re-pricing of Senior Secured Facilities

Borrowings under the Senior Secured Credit Facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at our option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors. On inception of the facilities, the applicable margin for the Term Loan B credit facility was 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for the Term Loan A credit facility and the revolving credit facility was between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR was subject to a 1.75% floor and base rate was subject to a 2.75% floor. Effective February 17, 2011, we agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. For both Term Loan A and Term Loan B the applicable margin for LIBOR was reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate was reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, we recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $23.4 million and the decrease of $18.1 million in the interest rate floor liability as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

In addition, during Q2 2011, we agreed with the providers of the Senior Secured Credit Facilities on further amendments to the credit agreement, primarily an increase in the value of permitted prepayments of junior debt outstanding under other facilities. The costs of $3.2 million associated with these revisions were recognized as adjustments to the carrying amounts of the borrowings outstanding under the Senior Secured Credit Facilities.

Redemption of Second Lien Notes

In accordance with the terms of our Second Lien Notes, prior to October 1, 2013, but not more than once in any 12 month period, we may redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount plus accrued and unpaid interest up to but not including the redemption date. On August 3, 2011, we issued notice to the holders of the Second Lien Notes of our intention to exercise this call option in full, which became effective on September 2, 2011. The redemption of $115.0 million will be funded by the proceeds from the disposal of Stackpole (see note 21 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus).

Borrowing headroom

As at July 2, 2011, our committed revolving credit facility of $300.0 million was undrawn for cash but there were letters of credit outstanding against the facility amounting to $38.7 million. Also, we had drawn $5.3 million against uncommitted borrowing facilities and had outstanding performance bonds, letters of credit and bank guarantees amounting to $66.0 million (in addition to those outstanding under the revolving credit facility).

Overall, therefore, our committed borrowing headroom was $190.0 million, in addition to cash balances of $388.3 million (including collateralized cash of $18.3 million).

Borrowing covenants

We are subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two principal financial covenants as defined in the credit agreement that were tested for the first time for the period ended December 31, 2010. Firstly, the ratio of ‘consolidated total debt’ to ‘consolidated EBITDA’ (the ‘total leverage ratio’) must not exceed 6.1 times (for the covenant test period ended July 2, 2011, the ratio was 3.91 times). Secondly, the ratio of ‘consolidated EBITDA’ to ‘consolidated net interest’ (the ‘interest coverage ratio’) must not be less than 1.8 times (for the covenant test period ended July 2, 2011, the ratio was 4.41 times).

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

OUTLOOK

Our sales and earnings base is highly diversified by product, geography, end market and customer. We derive sales from nearly every developed country across the globe and are well-positioned in markets for our industrial and automotive components in most major emerging markets.

Industrial & Automotive markets

Industrial and automotive markets, which accounted for the majority of our sales in 6M 2011, are forecast to continue to grow in 2011. However, growth rates are expected to be lower in 2011 than in 2010 due to the strong performance of our end markets in 2010, the absence of the exceptional inventory restocking demand that we saw particularly in the first half of 2010 and the softening economic environment. The following is a summary of our global outlook for I&A end markets for the remainder of 2011:

•	Industrial OE markets are forecast to grow between 10 to 12%.

•	Industrial replacement markets are forecast to grow at the same pace as global industrial OE markets.

•	Global automotive OE markets are measured by vehicle production and are forecast by IHS/CSM to grow by 4.1% in 2011 to 74.8 million units.

•	Automotive aftermarkets are forecast to grow by around 3%.

Construction markets

Construction markets in the US, which accounted for the remainder of our sales, are expected to remain weak for the remainder of 2011. The following is a summary of our outlook for US construction markets in 2011:

•

Non-residential construction markets are forecast by McGraw-Hill to decline by 1% for 2011. However, as our products are installed later in the building process, we expect to further lag the market in 2011.

•

Residential construction markets are measured by US housing starts and are forecast to be flat in 2011, at around 580,000 housing starts. We no longer expect any improvement in the market in the second half of 2011 compared with the first half.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be reported.

The following critical accounting policies have been identified as those that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Impairment of Long-Lived Assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill and other intangible assets that have indefinite useful lives are subject to an annual impairment test. Due to the nature of our operations, it is generally not possible to estimate the recoverable amount for individual long-lived assets and impairment tests are usually based on the value in use of the CGU or group of CGUs to which the asset belongs.

Value in use represents the net present value of the cash flows expected to arise from the relevant CGU or group of CGUs and its calculation requires management to estimate those cash flows and to apply a suitable discount rate to them.

Management bases the estimated cash flows of the CGU or group of CGUs on assumptions such as the future changes in sales volumes, future changes in selling prices, and future changes in material prices, salaries and other costs. Management determines a discount rate for each CGU or group of CGUs using a capital asset pricing model, which is based on variables including the applicable risk-free interest rates and, for determining the cost of equity, the long-term equity risk premium and the assumed share price volatility relative to the market and, for determining the cost of debt, the assumed credit risk spreads.

As at December 31, 2010, the carrying amount of long-lived assets was $5,373.0 million. Impairment losses may be recognized on these assets within the next financial year if there are adverse changes in the variables and assumptions underlying the estimated future cash flows of the CGUs or the discount rates that are applied to those cash flows. The sensitivity of the carrying amount of goodwill to the key assumptions underlying the value in use calculations is discussed in note 20 to the consolidated financial statements presented elsewhere in this prospectus.

Inventory

Inventories are stated at the lower of cost and net realizable value, with due allowance for excess, obsolete or slow-moving items. Net realizable value is based on current assessments of future demand, market conditions and new product development initiatives. As at December 31, 2010, the carrying value of inventories was $693.5 million, net of allowances of $7.9 million. Should demand for our products decline during the next financial year, additional allowances may be necessary in respect of excess or slow-moving items.

Derivative Financial Instruments

Derivative financial instruments are recognized as an asset or a liability measured at their fair value at the balance sheet date. The fair value of derivatives continually changes in response to changes in prevailing market conditions and applicable credit risk spreads.
Where permissible under IAS 39, we use hedge accounting to mitigate the impact of changes in the fair value of derivatives on profit or loss but our results may be affected by changes in the fair values of derivatives where hedge accounting cannot be applied or due to hedge ineffectiveness.

Post-Employment Benefits

We operate pension plans throughout the world, covering the majority of our employees. Pension benefits are provided by way of both defined contribution plans and defined benefit plans. Our defined benefit pension plans are closed to new entrants. We also provide other post-employment benefits, principally health and life insurance cover, to certain of our employees in North America by way of unfunded defined benefit plans.

We account for post-employment benefits in accordance with IAS 19 ‘Employee Benefits’, whereby the cost of defined benefit plans is determined based on actuarial valuations of the plans that are carried out annually at the balance sheet date. The actuarial valuations are dependent on assumptions about the future that are made by management on the advice of independent qualified actuaries.

If actual experience differs from these assumptions, there could be a material change in the amounts recognized by us in respect of defined benefit plans in the next financial year.

As at December 31, 2010, the present value of the benefit obligation was $1,258.5 million. The benefit obligation is calculated using a number of assumptions including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in medical costs. The present value of the benefit obligation is calculated by discounting the benefit obligation using market yields on high-quality corporate bonds at the balance sheet date. As at December 31, 2010, the fair value of the plan assets was $1,011.1 million.

The plan assets consist largely of listed securities and their fair values are subject to fluctuation in response to changes in market conditions.

Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognized in other comprehensive income. During 2010, we recognized a net actuarial gain of $70.1 million. Further actuarial gains and losses will be recognized during the next financial year.

An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans that will be recognized in profit or loss in the next financial year is presented in note 35 to the consolidated financial statements presented elsewhere in this prospectus.

Taxation

We are subject to income tax in most of the jurisdictions in which we operate. Management is required to exercise significant judgment in determining our provision for income taxes.

Estimation is required of taxable profit in order to determine our current tax liability. Management’s judgment is required in relation to uncertain tax positions whereby additional current tax may become payable in the future following the audit by the tax authorities of previously-filed tax returns. It is possible that the final outcome of these uncertain tax positions may differ from management’s estimates.

Estimation is also required of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax liabilities are recognized for all taxable temporary differences but, where there exist deductible temporary differences, management’s judgment is required as to whether a deferred tax asset should be recognized based on the availability of future taxable profits. As at December 31, 2010, we recognized net deferred tax liabilities amounting to $779.9 million. Deferred tax assets of $825.1 million were not recognized in respect of tax losses and tax credits carried forward. It is possible that the deferred tax assets actually recoverable may differ from the amounts recognized if actual taxable profits differ from management’s estimates.

As at December 31, 2010, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,375.0 million. Deferred tax liabilities have not been recognized on these temporary differences because we are able to control the timing of their reversal and it is not probable that they will reverse in the foreseeable future. Income tax may become payable on these temporary differences if circumstances change, for example upon the repatriation of assets from the subsidiaries concerned or on the sale or liquidation of one or more of them.

Workers’ Compensation

Provision is made for claims for compensation for injuries sustained by our employees while at work. Our liability for claims made but not fully settled is calculated on an actuarial basis. Historical data trends are used to estimate the liability for unreported incidents. As at December 31, 2010, the workers’ compensation provision amounted to $21.6 million. Further provision may be necessary within the next financial year if the actual cost of settling claims exceeds management’s estimates.

Environmental Liabilities

Provision is made for the estimated cost of known environmental remediation obligations in relation to our current and former manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors for each remediation project the costs incurred to date against expected total costs to complete and operates procedures to identify possible remediation obligations that are presently unknown.

As at December 31, 2010, the provision for environmental remediation costs amounted to $12.0 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting our legal or constructive remediation obligations.

Product Warranties

Provision is made for the estimated cost of future warranty claims on our products. Management bases the provision on historical experience of the nature, frequency and average cost of warranty claims and takes into account recent trends that might suggest that the historical claims experience may differ from future claims. As at December 31, 2010, our provision for warranty claims amounted to $12.1 million. Further provision may be necessary within the next financial year if actual claims experience differs from management’s estimates.

ACCOUNTING PRONOUNCEMENTS YET TO BE ADOPTED

Recently-issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined below. Management does not expect that the adoption of the first phase of IFRS 9 and the Improvements to IFRS 2010 will have a material impact on our results or financial position. Management has not yet been able to assess the potential impact on our results or financial position of the other pronouncements.

IFRS 9 “Financial Instruments”

In November 2009, the IASB issued IFRS 9 which represents the first phase of its replacement of IAS 39 and introduces new requirements for the classification and measurement of financial assets and removes the need to separately account for certain embedded derivatives. IFRS 9 is effective for annual periods commencing on or after 1 January 2013.

“Improvements to IFRS 2010”

In May 2010, the IASB published amendments to seven IFRS that address a number of issues, including the measurement in a business combination of non-controlling interests and the un-replaced or voluntarily replaced share-based payment awards of an acquired entity, the presentation of the analysis of other comprehensive income by item and clarification of certain disclosures about financial instruments. The amendments are effective for annual periods beginning on or after either July 1, 2010 or January 1, 2011.

IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of Interests in Other Entities”

In May 2011, the IASB published a package of new and revised standards addressing the accounting for consolidation, involvements on joint arrangements and disclosure of involvements with other entities. Each of the standards is effective for annual periods beginning on or after January 1, 2013 with earlier adoption permitted provided each of the other standards in the package is adopted on a concurrent basis.

IFRS 10 replaces the consolidation guidance in IAS 27 “Consolidated and Separate Financial Statements” and SIC-12 “Consolidation – Special Purpose Entities” by introducing a single consolidation model for all entities based on control, irrespective of the nature of the investee, i.e. whether an entity is controlled through voting rights of investors or through other contractual arrangements.

IFRS 11 introduces new accounting requirements for joint arrangements, replacing IAS 31 “Interests in Joint Ventures”. IFRS 11 classifies a joint arrangement as either a joint operation (combining the existing concepts of jointly controlled assets and jointly controlled operations) or a joint venture (equivalent to the existing concept of a jointly controlled entity). IFRS 11 requires that a joint operator recognizes its share of the assets, liabilities, revenues and expenses of the joint operation while a joint venturer would account for its interest in the joint venture using the equity method of accounting. Proportional consolidation of an interest in a joint venture will no longer be permitted.

IFRS 12 requires enhanced disclosures about both consolidated entities and unconsolidated entities in which an entity has an involvement so that users of financial statements may evaluate the basis of control, any restrictions on consolidated assets and liabilities, and the nature of and risks associated with its interests in other entities.

IFRS 13 “Fair Value Measurement”

In May 2011, the IASB issued IFRS 13 which replaces the guidance on fair value measurement that is contained in existing IFRS with a single standard. IFRS 13 does not change the requirements regarding which items should be measured or disclosed at fair value but defines fair value, provides guidance on how to determine fair value and requires disclosures about fair value measurements. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 with earlier adoption permitted.

Amendments to IAS 1 “Presentation of Financial Statements”

In June 2011, the IASB made certain amendments to IAS 1. While the option to present a separate income statement and statement of comprehensive income is retained, sub-totals must be presented within other comprehensive income for those elements that may be subsequently transferred to profit or loss and those elements that may not. The amendments to IAS 1 are effective for annual periods beginning on or after July 1, 2012.

Amendments to IAS 19 “Employee Benefits”

In June 2011, the IASB published amendments to IAS 19 that require the immediate recognition of changes in the assets and benefit obligations of defined benefit pension and other post-employment benefit plans. Changes in the net defined benefit obligation or asset will be disaggregated into three components: service costs; net interest and remeasurements. Service costs and net interest will be recognized in profit or loss. Remeasurements will be recognized in other comprehensive income and may not be subsequently transferred to profit or loss. Net interest will be calculated by applying the market yield on high quality corporate bonds to the net benefit obligation or asset. The amendments to IAS 19 also revise the definition of short-term employee benefits and provide guidance on the recognition of termination benefits and are effective for annual periods beginning on or after January 1, 2013.

NON-GAAP MEASURES

Background

We assess the financial performance of our businesses using a variety of measures. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with IFRS, or are calculated using financial measures that are not calculated in accordance with IFRS. We present below a reconciliation of each of the non-GAAP measures to the most directly comparable measure calculated and presented in accordance with IFRS and discuss its limitations. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with IFRS or those calculated using financial measures that are calculated in accordance with IFRS. The non-GAAP measures described below may not be directly comparable with similarly-titled measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP measure that represents profit or loss for the period before net finance costs, income taxes, depreciation and amortization. We present EBITDA because it is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA represents EBITDA before additional specific items that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses. Adjusted EBITDA is the measure used by the Board to assess the trading performance of our businesses and is therefore the measure of segment profit that we present under IFRS. Adjusted EBITDA is also presented on a consolidated basis because management believes it is important to consider our profitability on a basis consistent with that of our operating segments. When presented on a consolidated basis, adjusted EBITDA is a non-GAAP measure. Management believes that adjusted EBITDA should, therefore, be made available to securities analysts, investors and other interested parties to assist in their assessment of the trading performance of our businesses.

During the periods under review, the items excluded from EBITDA in arriving at adjusted EBITDA were:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by the Group;

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in relation to business combinations;

•	impairments, comprising impairments of goodwill and intangible assets recognized in accounting for business combinations and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	the gain recognized on amendments to certain post-employment benefit plans in North America.

When Tomkins was acquired by the Group, the carrying amount of its inventory was measured at fair value which included an uplift to its previous carrying amount to reflect the profit attributable to the production effort embodied in the inventory held at the acquisition date. When the inventory was sold during Q4 2010, the uplift to its carrying amount at the acquisition date was reflected as an addition to cost of sales. Had the Acquisition not occurred, the profit attributable to the production effort would have been recognized in profit or loss during Q4 2010. We have excluded from adjusted EBITDA the effect of the uplift on cost of sales in Q4 2010 in order that adjusted EBITDA for Q4 2010 is comparable with adjusted EBITDA in the preceding and future periods. However, to facilitate a discussion certain results of operations across periods, we have presented our results for Fiscal 2010 on a pro forma basis. For the reasons explained in “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus pro forma EBITDA for Fiscal 2010 excludes the effect of the uplift to inventory and it therefore does not appear in the reconciliation of pro forma EBITDA to pro forma adjusted EBITDA for Fiscal 2010.

Differences exist among our businesses in the extent to which their employees receive share-based incentives. We therefore exclude from adjusted EBITDA the compensation expense in relation to share-based incentives in order to assess the relative trading performance of our businesses.

We exclude from adjusted EBITDA those acquisition-related costs that are required to be expensed in accordance with IFRS 3 (Revised 2008) “Business Combinations” because we do not believe that they relate to our trading performance. Similarly, we have excluded from adjusted EBITDA the advisory fees incurred by Tomkins in relation to the Acquisition.

Other items are excluded from adjusted EBITDA because they are individually or collectively material items that are not considered to be representative of the trading performance of our businesses during the periods under review. Restructuring costs and the net gain or loss on disposals and on the exit of businesses reflect specific actions taken by management to improve our future profitability; impairments of long-lived assets represent the excess of their carrying amount over the amount that is expected to be recovered from them in the future; and the gain recognized on the amendments to certain post-employment benefit plans in North America represents reductions in the benefit obligations recognized in respect of the past service of participating employees.

EBITDA and adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used in conjunction with, not as substitutes for, profit or loss for the period. Management compensates for these limitations by separately monitoring profit or loss for the period.

For the avoidance of any confusion, the non-GAAP measures “EBITDA” and “adjusted EBITDA” differ in certain respects to “consolidated EBITDA” as defined in the financial covenants attaching to the Senior Secured Credit Facilities.

The following table contains reconciliations of the profit or loss for the period to adjusted EBITDA for pro forma Fiscal 2010, Fiscal 2009 and Fiscal 2008, and, additionally, for 6M 2011 and pro forma 6M 2010:

	Successor	Predecessor	Successor	Predecessor	Pro Forma	Predecessor
$ in millions	6M 2011	Pro Forma 6M 2010	Q4 2010*	9M 2010*	Fiscal 2010	Fiscal 2009*	Fiscal 2008*
Profit/(loss) for the period	11.2	42.4	(270.2)	243.6	29.3	6.0	(46.5)
(Profit)/loss for the period from discontinued operations	(18.4)	(5.1)	0.8	(19.0)	(15.0)	12.8	(19.5)

(Loss)/profit for the period from continuing operations	(7.2)	37.3	(269.4)	224.6	14.3	18.8	(66.0)
Income tax expense/(benefit)	30.7	(20.3)	(34.1)	62.5	(38.3)	25.1	34.2

Profit/(loss) before tax	23.5	17.0	(303.5)	287.1	(24.0)	43.9	(31.8)
Net finance costs	124.7	153.7	99.2	26.1	268.9	44.3	71.0

Operating profit/(loss)	148.2	170.7	(204.3)	313.2	244.9	88.2	39.2
Amortization	77.2	77.2	41.3	16.2	154.2	24.4	24.8
Depreciation	94.0	93.2	47.5	104.9	185.9	148.4	177.0

EBITDA	319.4	341.1	(115.5)	434.3	585.0	261.0	241.0
Inventory uplift	—	—	136.5	—	—	—	—
Share-based incentives	49.6	5.4	70.9	19.7	78.0	10.4	11.8
Transaction costs	0.8	0.4	78.2	41.2	0.6	—	—
Impairments	—	—	—	—	—	73.0	341.3
Restructuring costs	18.2	8.5	3.7	10.0	13.7	140.9	25.8
Net gain on disposals and on the exit of businesses	(1.2)	(1.0)	—	(6.3)	(6.3)	(0.2)	(43.0)
Gain on amendment of post-employment benefits	—	—	—	—	—	(63.0)	—

Adjusted EBITDA	386.8	354.4	173.8	498.9	671.0	422.1	576.9

*	Re-presented (see note 15 to the audited consolidated financial statements included elsewhere in this prospectus).

The following tables contain reconciliations of the operating profit or loss to the adjusted EBITDA of each of our operating segments for pro forma Fiscal 2010, Fiscal 2009 and Fiscal 2008, and, additionally, for 6M 2011 and pro forma 6M 2010:

6M 2011

$ in millions	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Restructuring costs	(Gain)/loss on disposals and on the exit of businesses	Adjusted EBITDA
Continuing operations
Industrial & Automotive:
– Power Transmission	128.0	58.5	53.4	4.0	—	6.1	(0.8)	249.2
– Fluid Power	41.0	4.9	14.8	2.5	—	6.7	(0.3)	69.6
– Other I&A	24.8	5.5	6.8	7.4	—	0.6	0.1	45.2

	193.8	68.9	75.0	13.9	—	13.4	(1.0)	364.0
Building Products:
– Air Distribution	16.5	7.4	14.9	5.1	—	0.6	—	44.5
– Bathware	(7.4)	0.8	3.9	0.2	—	0.8	—	(1.7)

	9.1	8.2	18.8	5.3	—	1.4	—	42.8
Corporate	(54.2)	0.1	0.2	30.4	0.8	3.4	(0.4)	(19.7)

Total ongoing segments	148.7	77.2	94.0	49.6	0.8	18.2	(1.4)	387.1
Exited segments	(0.5)	—	—	—	—	—	0.2	(0.3)

Continuing operations	148.2	77.2	94.0	49.6	0.8	18.2	(1.2)	386.8

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	23.9	5.8	12.9	0.6	—	—	—	43.2

Total Group	172.1	83.0	106.9	50.2	0.8	18.2	(1.2)	430.0

Pro Forma 6M 2010

$ in millions	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Restructuring costs	Loss/(gain) on disposals and on the exit of businesses	Adjusted EBITDA
Continuing operations
Industrial & Automotive:
– Power Transmission	116.0	57.0	49.6	0.8	—	5.4	—	228.8
– Fluid Power	25.9	7.1	14.2	0.6	0.2	2.6	1.1	51.7
– Other I&A	25.9	5.4	8.5	0.2	—	1.1	0.2	41.3

	167.8	69.5	72.3	1.6	0.2	9.1	1.3	321.8
Building Products:
– Air Distribution	26.0	6.7	16.2	1.0	0.2	1.3	0.7	52.1
– Bathware	(2.1)	1.0	4.5	0.1	—	—	(3.2)	0.3

	23.9	7.7	20.7	1.1	0.2	1.3	(2.5)	52.4
Corporate	(24.4)	0.1	0.1	2.7	–	—	2.1	(19.4)

Total ongoing segments	167.3	77.3	93.1	5.4	0.4	10.4	0.9	354.8
Exited segments	3.3	—	0.1	—	—	(1.9)	(1.9)	(0.4)

Continuing operations	170.6	77.3	93.2	5.4	0.4	8.5	(1.0)	354.4

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	14.2	5.3	12.5	0.4	—	—	—	32.4

Total Group	184.8	82.6	105.7	5.8	0.4	8.5	(1.0)	386.8

Pro Forma Fiscal 2010

$ in millions	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Restructuring costs	(Gain)/loss on disposals and on the exit of businesses	Adjusted EBITDA
Continuing operations
Industrial & Automotive:
– Power Transmission	208.6	113.6	99.6	6.7	—	9.0	(4.0)	433.5
– Fluid Power	52.7	14.0	29.2	3.9	0.3	1.4	(0.5)	101.0
– Other I&A	32.2	10.8	15.9	10.9	—	1.1	0.2	71.1

	293.5	138.4	144.7	21.5	0.3	11.5	(4.3)	605.6
Building Products:
– Air Distribution	47.2	13.7	32.2	7.6	0.3	1.7	0.8	103.5
– Bathware	(11.0)	1.9	8.8	0.5	—	0.1	(3.2)	(2.9)

	36.2	15.6	41.0	8.1	0.3	1.8	(2.4)	100.6
Corporate	(87.4)	0.2	0.2	48.4	—	2.0	2.3	(34.3)

Total ongoing segments	242.3	154.2	185.9	78.0	0.6	15.3	(4.4)	671.9
Exited segments	2.6	—	—	—	—	(1.6)	(1.9)	(0.9)

Continuing operations	244.9	154.2	185.9	78.0	0.6	13.7	(6.3)	671.0

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	26.2	10.7	24.6	2.1	—	(1.7)	—	61.9

Total Group	271.1	164.9	210.5	80.1	0.6	12.0	(6.3)	732.9

Fiscal 2009*

$ in millions	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Impairments	Restructuring costs	(Gain)/loss on disposals and on the exit of businesses	Gain on amendment of post- employment benefits	Adjusted EBITDA
Continuing operations
Industrial & Automotive:
– Power Transmission	143.0	7.5	74.3	1.9	23.2	75.6	—	(29.7)	295.8
– Fluid Power	(22.8)	8.2	25.5	0.8	12.5	26.0	—	(31.4)	18.8
– Other I&A	13.8	1.2	15.2	0.5	0.7	12.2	(0.3)	(1.7)	41.6

	134.0	16.9	115.0	3.2	36.4	113.8	(0.3)	(62.8)	356.2
Building Products:
– Air Distribution	48.2	7.2	24.7	1.8	18.6	5.1	—	—	105.6
– Bathware	(12.8)	0.1	8.3	0.2	2.5	1.6	—	—	(0.1)

	35.4	7.3	33.0	2.0	21.1	6.7	—	—	105.5
Corporate	(48.2)	0.2	0.2	5.2	15.5	0.5	0.1	(0.2)	(26.7)

Total ongoing segments	121.2	24.4	148.2	10.4	73.0	121.0	(0.2)	(63.0)	435.0
Exited segments	(33.0)	—	0.2	—	—	19.9	—	—	(12.9)

Continuing operations	88.2	24.4	148.4	10.4	73.0	140.9	(0.2)	(63.0)	422.1

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	(3.5)	1.2	23.8	0.9	—	3.2	—	—	25.6

Total Group	84.7	25.6	172.2	11.3	73.0	144.1	(0.2)	(63.0)	447.7

*	Re-presented (see note 15 to the audited consolidated financial statements included elsewhere in this prospectus).

Fiscal 2008*

$ in millions	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Impairments	Restructuring costs	Loss/(gain) on disposals and on the exit of businesses	Adjusted EBITDA
Continuing operations
Industrial & Automotive:
– Power Transmission	(70.6)	7.8	96.1	1.3	284.6	13.8	—	333.0
– Fluid Power	29.0	8.8	27.3	0.6	11.7	1.9	—	79.3
– Other I&A	41.6	1.1	15.8	—	—	3.2	0.2	61.9

	—	17.7	139.2	1.9	296.3	18.9	0.2	474.2

Building Products:
– Air Distribution	61.2	6.6	26.3	1.0	34.0	3.6	—	132.7
– Bathware	(14.2)	0.2	9.6	0.1	—	2.2	—	(2.1)

	47.0	6.8	35.9	1.1	34.0	5.8	—	130.6
Corporate	(37.3)	0.3	0.1	8.8	—	0.3	—	(27.8)

Total ongoing segments	9.7	24.8	175.2	11.8	330.3	25.0	0.2	577.0
Exited segments	29.5	—	1.8	—	11.0	0.8	(43.2)	(0.1)

Continuing operations	39.2	24.8	177.0	11.8	341.3	25.8	(43.0)	576.9

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	27.7	1.2	26.1	0.2	1.1	0.2	—	56.5

Total Group	66.9	26.0	203.1	12.0	342.4	26.0	(43.0)	633.4

*	Re-presented (see note 15 to the audited consolidated financial statements included elsewhere in this prospectus).

Adjusted EBITDA Margin

Adjusted EBITDA margin is a non-GAAP measure that represents Adjusted EBITDA expressed as a percentage of sales.

We use Adjusted EBITDA margin to measure the success of our businesses in managing their cost base and improving profitability.

	Successor	Predecessor	Successor	Predecessor	Pro Forma	Predecessor
$ in millions, unless otherwise stated	6M 2011	Pro Forma 6M 2010	Q4 2010*	9M 2010*	Fiscal 2010	Fiscal 2009*	Fiscal 2008*
Continuing operations
Sales ($ in millions)	2,463.3	2,225.7	1,181.3	3,270.4	4,451.7	3,866.5	5,094.9
Adjusted EBITDA	386.8	354.4	173.8	498.9	671.0	422.1	576.9
Adjusted EBITDA margin	15.7%	15.9%	14.7%	15.3%	15.1%	10.9%	11.3%

*	Re-presented (see note 15 to the audited consolidated financial statements included elsewhere in this prospectus).

Trading cash flow

Trading cash flow is a non-GAAP measure that we use as a measure of the cash generated by our businesses from their trading activities.

Trading cash flow represents cash generated from operations less net capital expenditure (cash outflows on the purchase of property, plant and equipment and non-integral computer software, less proceeds on the disposal of property, plant and equipment).

A reconciliation of cash generated from operations to trading cash flow is presented in the analysis of the movement in net debt presented under “Net debt” below.

	Successor	Predecessor	Aggregated	Successor	Predecessor
$ in millions	6M 2011	6M 2010	Fiscal 2010	Q4 2010	9M 2010	Fiscal 2009	Fiscal 2008
Total operations
Trading cash flow	170.5	66.7	152.9	8.8	144.1	422.0	442.8

Trading cash flow reflects net capital expenditure which may fluctuate considerably from one year to another in an individual business, depending on the timing of capital projects and asset disposals. Management, therefore, uses trading cash flow in conjunction with, not as a substitute for, cash generated from operations in assessing the cash generation of our businesses.

Net debt

Management uses net debt, rather than the narrower measure of net cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of our liquidity and in assessing the strength of our balance sheet.

Net debt represents the net total of:

•	the principal amount of our borrowings (bank overdrafts and bank and other loans);

•	the carrying amount of finance lease obligations;

•	the carrying amount of cash and cash equivalents and collateralized cash (included in trade and other receivables); and

•	the fair value of the foreign currency derivatives that are held to hedge foreign currency translation exposures.

Net debt may be analyzed as follows:

	Successor		Predecessor
$ in millions	As at July 2, 2011	As at December 31, 2010	As at January 2, 2010	As at January 3, 2009
Total operations
Borrowings:
– Bank overdrafts	(4.4)	(7.1)	(4.8)	(13.7)
– Bank and other loans	(3,302.7)	(3,360.4)	(646.1)	(735.3)

	(3,307.1)	(3,367.5)	(650.9)	(749.0)
Obligations under finance leases	(3.2)	(3.3)	(4.6)	(6.9)

Debt	(3,310.3)	(3,370.8)	(655.5)	(755.9)
Cash and cash equivalents	370.0	459.3	445.0	291.9
Collateralized cash	18.3	47.0	2.1	3.8
Foreign currency derivatives	0.6	(0.5)	(3.0)	(19.7)

Net debt	(2,921.4)	(2,865.0)	(211.4)	(479.9)

A reconciliation of the carrying amount to the principal amount of our borrowings as at December 31, 2010 is presented in note 30 to the consolidated financial statements included elsewhere in this prospectus. A similar reconciliation as at July 2, 2011 is presented in note 15 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Analysis of movements in net debt

We present below an analysis of the movement in net debt that shows the effect on net debt of each of the items presented in the consolidated cash flow statement.

	Successor	Predecessor	Aggregated	Successor	Predecessor
$ in millions	6M 2011	6M 2010	Fiscal 2010	Q4 2010	9M 2010	Fiscal 2009
Cash generated from operations	215.0	100.0	281.5	66.3	215.2	532.1
Capital expenditure:

— Purchase of property, plant and equipment	(57.2)	(52.9)	(150.2)	(60.2)	(90.0)	(115.2)
— Purchase of computer software	(2.8)	(2.8)	(5.7)	—	(5.7)	(7.8)

	(60.0)	(55.7)	(155.9)	(60.2)	(95.7)	(123.0)
Disposal of property, plant and equipment	15.5	22.4	27.3	2.7	24.6	12.9

Trading cash flow	170.5	66.7	152.9	8.8	144.1	422.0
Tax:

— Income taxes paid	(57.1)	(46.1)	(88.5)	(22.3)	(66.2)	(50.3)
— Income taxes received	1.1	43.9	47.1	1.4	45.7	31.2

	(56.0)	(2.2)	(41.4)	(20.9)	(20.5)	(19.1)
Interest:

— Interest element of finance lease rental payments	(0.1)	(0.1)	(0.2)	—	(0.2)	(0.4)
— Interest received	1.2	2.4	14.7	1.4	13.3	3.6
— Interest paid	(107.8)	(11.8)	(73.3)	(58.1)	(15.2)	(37.5)

	(106.7)	(9.5)	(58.8)	(56.7)	(2.1)	(34.3)
Financing costs paid	(34.8)	—	(182.4)	(182.4)	—	(6.3)
Ordinary dividends	—	(56.9)	(56.9)	—	(56.9)	(48.3)
Acquisitions and disposals:

— Purchase of subsidiaries, net of cash acquired	(2.4)	(40.7)	(4,576.2)	(4,535.0)	(41.2)	(26.5)
— Sales of businesses and subsidiaries, net of cash disposed	27.0	(1.3)	—	4.0	(4.0)	0.7
— Purchase of non-controlling interest	(13.1)	—	—	—	—	—
— Debt acquired on acquisition of subsidiaries	—	—	—	—	—	(7.8)
— Investment in associates	(0.4)	—	(0.5)	(0.5)	—	(2.7)

	11.1	(42.0)	(4,576.7)	(4,531.5)	(45.2)	(36.3)
Ordinary share movements:

— Issue of ordinary shares	—	0.9	2,147.8	2,142.3	5.5	0.1
— Purchase of own shares	—	(6.2)	(6.2)	—	(6.2)	(1.4)

	—	(5.3)	2,141.6	2,142.3	(0.7)	(1.3)
Other movements:

— Capitalization of development costs	(0.3)	(0.5)	(2.8)	(2.3)	(0.5)	(0.6)
— Dividends received from associates	0.5	0.5	0.5	—	0.5	0.3
— Settlement of interest rate swaps	—	—	64.7	—	64.7	—
— Premium on redemption of notes	—	—	(4.6)	(4.6)	—	—
— Return of management investment	(0.7)	—	—	—	—	—
— Investment by a minority shareholder in a subsidiary	—	—	11.7	11.7	—	4.7
— Dividend paid to a minority shareholder in a subsidiary	(43.9)	(9.9)	(12.0)	—	(12.0)	(8.7)

	(44.8)	(9.9)	57.5	4.8	52.7	(4.3)
Foreign currency movements:

— Net cash and cash equivalents	3.2	(3.9)	(44.3)	(45.6)	1.3	4.8
— Other net debt	(6.7)	57.9	22.3	1.4	20.9	(48.1)
— Receipts/(payments) on foreign currency derivatives	7.8	(53.0)	(22.5)	(2.2)	(20.3)	39.6

	4.3	1.0	(44.5)	(46.4)	1.9	(3.7)

Cash movement in net debt	(56.4)	(58.1)	(2,608.7)	(2,682.0)	73.3	268.4

Non-cash movements	—	—	(44.9)	(44.9)	—	—

(Increase)/decrease in net debt	(56.4)	(58.1)	(2,653.6)	(2,726.9)	73.3	268.4

BUSINESS

Company Overview

We are a diversified global engineering and manufacturing company with a portfolio of market-leading businesses. Our products are highly engineered and used in the industrial, automotive and construction end markets. We have a broad collection of premier brands that are among the most globally recognized in their respective end markets. We estimate that approximately 80% of our sales for Fiscal 2010 were derived from businesses that we believe hold the number one position in the markets in which they operate. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. Approximately 40% of our Fiscal 2010 sales were generated from the global industrial replacement end market and automotive aftermarket, where we achieve higher margins. Our industrial replacement business provides us with exposure to a broad range of industrial end market segments that have an ongoing need for replacement parts, while the automotive aftermarket provides us with a stable source of revenue. The significant majority of our products, including those useful for the reduction of energy consumption and for safety improvement, are positioned in the premium end of their respective end markets, and as a result, allow for associated premium pricing. The prices of our products are low relative to the potential cost of their failure within the critical systems in which they are used, such as industrial machinery, automotive engines and HVAC systems. We attribute our end market leadership positions to a combination of our brand strength, product quality and breadth and customer service and support. We are led by an experienced, proven management team that has successfully streamlined our portfolio to focus on our core businesses, and implemented wide-ranging, significant cost-saving restructuring initiatives.

Our revenue and earnings base is highly diversified by product, geography, end market and customer. We derive revenues from nearly every developed country across the globe and are well-positioned in most emerging markets with our industrial and automotive component products. In addition, our top ten customers represented only 22% of our Fiscal 2010 pro forma sales. We maintain long-standing customer relationships and have served our top 20 customers for an average of over 35 years, while some of our largest customer relationships span over 50 years. We also have developed strong relationships with industry-leading customers in emerging markets including Chery, Tata and Mahindra & Mahindra.

Our product portfolio consists of tens of thousands of SKUs, and we believe it comprises the broadest range of power transmission belts, fluid power hoses and air distribution products in the end markets in which we operate. This breadth, combined with our brand reputation, product quality, superior field sales and service support, long-standing customer relationships and ability to deliver on short lead times, has allowed us to establish and maintain our leading market positions.

Our History

We were founded in 1925 as F.H. Tomkins Buckle Company, a small British manufacturer of buckles and fasteners. In the 1980’s and 1990’s we embarked on a succession of acquisitions, which rapidly grew our sales, product range and global reach. Major acquisitions included the U.S.-based Gates Corporation in 1996, which signaled a move into the industrial and automotive markets and the Stant and Schrader businesses that further bolstered this division. We also expanded our businesses into the North American residential and non-residential construction markets and several other end markets through additional acquisitions. Recognizing the need to strengthen and build upon our market leadership positions in core engineering markets, we began a process of streamlining our activities by disposing of a number of businesses during the period from 1998 to 2001.

Jim Nicol joined us as CEO in 2002 and implemented a strategy of divesting under-performing and lower margin businesses, while also acquiring businesses with higher growth and margin potential such as A.E. Hydraulic and Fleximak, in order to create a globally diversified portfolio of market-leading industrial businesses. In our Air Distribution group there have been a number of strategic acquisitions that have provided strong product, manufacturing and customer synergies, and, in the case of Trion, have allowed for an important manufacturing capability in Asia. Today, our businesses are focused on lean manufacturing, sharing best practices, product innovation and geographic expansion.

Our Competitive Strengths

Industry Leading Businesses with Premier Brands. We believe that we hold the number one market position in businesses that comprise approximately 80% of our Fiscal 2010 sales. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. We believe we have achieved this leadership position by offering high quality products, industry-leading product portfolios that typically consist of tens of thousands of SKUs and superior customer service and field sales support, all of which drive brand loyalty and secure our long-standing brand reputations and customer relationships. The strength of our brands has been highlighted by our demonstrated ability to pass through or adjust prices for changes in input costs, and in certain markets to charge a premium price relative to our competitors. Our principal brands include the following:

•

Gates, which we believe is the world’s largest manufacturer of power transmission belts and a leader in hydraulic and industrial hoses and couplings. The Gates brand has existed since 1917 and is globally synonymous with premium quality, reliability and customer service. Gates has approximately a 30% share of the overall automotive aftermarket for power transmission and fluid power products in North America. In its target market, which is the “do-it-for-me” traditional and retail, light vehicle automotive aftermarket in North America, Gates has a 40% share. In Europe, we estimate that Gates has approximately a 65% share of the synchronous belt market and approximately a 35% share of the accessory drive belt market.

•

ASC, Ruskin and Hart & Cooley are three of the leading manufacturers of air distribution products in North America. Each of our primary Air Distribution brands maintains a share in excess of 30% of their respective product categories, and ASC, through several brands, has a share in excess of 50% of the market for commercial GRDs in the United States.

•

Dexter is North America’s leading manufacturer of axles used in specialty utility, industrial and recreational trailers, which are typically made-to-order, with a U.S. market share in excess of 50% for those products.

•	Ideal is the leading gear clamp manufacturer with a market share in the United States of approximately 60%.

•	Aquatic is the leading producer of value-oriented fiberglass bathtubs, accounting for approximately 30% of all fiberglass bathtubs sold in 2009 in the United States.

Diversified Revenue and Earnings Base. We benefit from serving a diverse group of end markets and customers across the globe. This diversity helps mitigate the impact of any individual decline in any one end market during a given year. Approximately 40% of our Fiscal 2010 sales were generated from the global industrial replacement end market and automotive aftermarket, where we achieve higher margins. Our industrial replacement business provides us with exposure to a broad range of industrial end market segments that have an ongoing need for replacement parts. Our customer base consists of many of the world’s leading companies in their respective end markets, and it is broad and distinct across our segments, with no single customer representing more than 7% of our Fiscal 2010 sales. We generate revenue in most developed countries across the globe, and our emerging market presence has grown rapidly to now represent approximately 23% of our Fiscal 2010 I&A sales.

Broad Product Offering of Highly Engineered and Critical Components. Our broad product portfolio consists of tens of thousands of SKUs, which allows us to provide our customers with a comprehensive range of products. Most of our products are highly engineered components that perform critical functions within larger and more expensive systems, including industrial machinery, automotive engines and commercial HVAC applications. The prices of our products are low relative to the potential cost of their failure within the critical systems in which they are used. Our engineering and new product development capabilities have contributed to our reputation as an innovator, solidifying our leadership position across our product categories. Additionally, our extensive product portfolio, strong brand reputation, intellectual property, knowledge and expertise applied across our broad range of SKUs, make us a valued partner to our customers and increases their reluctance to switch suppliers. Working with our customers to design and develop solutions tailored to their individual specifications is a valuable service that we provide, which further decreases their propensity to switch suppliers.

Long-Standing Customer and Distributor Relationships. We have cultivated long-standing customer relationships due to our strong brand reputation, consistent ability to meet product availability requirements, superior customer service and best-in-class quality. Some of our relationships with our largest customers span over 50 years. Our relationships with our top 20 customers have existed for more than 35 years on average. We believe we have cultivated relationships with an estimated 75% of the U.S. and European wholesale distributors to the automotive aftermarket, and are a key supplier to three of the largest North American distributors and retailers, NAPA, O’Reilly Auto Parts (both more than 50 years) and CARQUEST (approximately 45 years). In Europe, we have long-standing customer relationships with the leading automotive aftermarket distributors in each of Germany, France and the U.K. We maintain relationships with the largest global industrial replacement distributors, including Motion Industries (approximately 45 years) and Kaman (approximately 40 years). We have also cultivated exclusive relationships with over 100 leading distributors in the North American non-residential and residential construction end markets and maintain thousands of relationships for broad market coverage. Our extensive distribution network, comprehensive product portfolio and made-to-order components make it difficult for smaller domestic and emerging market competitors to penetrate our end markets.

Low-Cost Manufacturing and Global Engineering Footprint. Many of our manufacturing facilities are located in low-cost, emerging markets, including China, Mexico, Brazil, India, Eastern Europe and Turkey. We have substantially rebased our manufacturing footprint towards lower cost, higher growth regions, as we have opened, among other things, three new facilities in China, India and Turkey, while closing approximately 30% of our North American and European facilities in 2008 and 2009. As a result, we are positioned to realize continued margin growth as our end markets recover. We have already realized some of this margin expansion with the ongoing Adjusted EBITDA margin increasing 540 basis points (“bps”) between the first half of 2009 and Fiscal 2010. Continued international expansion allows us to conduct our engineering and manufacturing activities close to our customers across the globe, as well as to develop new relationships and to benefit from the higher growth rates in emerging markets.

Strong Margins and Free Cash Flow Generation. Our operating model generates strong profit margins and stable cash flows. In Fiscal 2010 we achieved an ongoing Adjusted EBITDA margin of 15.1% compared with 11.4% in Fiscal 2009 and 11.8% in Fiscal 2008. We achieved this improvement in part through our two broad plant rationalization programs that were largely completed in 2008 and 2009, which we refer to as projects Eagle and Cheetah. Under these initiatives we closed more than 30 loss-making, redundant and underperforming facilities in North America and Western Europe and exited low-margin and unprofitable automotive OEM businesses, which were capital intensive, as well as unprofitable Building Products businesses. After significant investments in lower cost regions, we currently have relatively lower capital expenditure requirements than we did in the past, which we expect to continue even if the end market recovery accelerates.

Experienced and Proven Management Team. We are led by an experienced management team that implemented a significant restructuring program and reshaped our business portfolio through an extensive divestiture and rationalization program. Our management team is led by Jim Nicol who joined Tomkins in 2002 as CEO. Under his leadership, we have:

•	Executed projects Eagle and Cheetah, which we estimate will generate approximately $150 million in annual savings from 2011 onwards.

•	Divested or closed 26 non-core lower margin and commodity businesses to focus on higher margin, less capital intensive businesses.

•	Established a portfolio of industry-leading industrial, automotive and building product businesses.

•	Improved the ongoing Adjusted EBITDA margin by 330 bps in Fiscal 2010 compared with Fiscal 2008, despite sales being approximately 10% below the pre-restructuring levels of Fiscal 2007.

•	Embedded a culture of pay for performance throughout our organization.

Business Strategies

Leverage the Gates Brand. We will continue to leverage our Gates brand and footprint, which we believe, based on an internally commissioned study, is globally recognized by our customers as the highest quality power transmission belt brand and a leader in the fluid power market. We aim to enhance Gates’ strong reputation for superior quality, reliability and customer service by growing our service and distribution capabilities in the global industrial OEM and replacement end market and automotive aftermarket. We will also continue to invest in: (i) product development, such as our polyaramid-reinforced belts for motorcycles, carbon cord polychain belts, molded fabric belts used in high torque engines, belt boxes within wind turbines, ocean wave power generation systems and oil and gas applications and (ii) service capabilities, such as installing, monitoring, refurbishing and advising on system design for hydraulic applications in the oil and gas, marine and mining end market segments.

Utilize Global Presence and Brand Strength to Further Penetrate Emerging Markets. We continue to expand our market share in emerging markets such as China, Brazil, India and Eastern Europe, and our sales to emerging markets have grown from approximately 10% of I&A sales in 2004 to approximately 23% in Fiscal 2010. Gates has established and maintained a sales and manufacturing presence in both China and India since 1995. We have authorized distributors in almost all of China’s provinces, that have a total of over 130 retail stores across the country. We have recently completed new facilities to serve these markets, including our Fluid Power plant in Changzhou, China, which became operational in early 2010 and is the largest fluid power facility in our portfolio. We have also expanded our operations in India, Eastern Europe and Turkey, where we believe the recent high growth of light vehicle sales and industrial activity are expected to continue in the future. The automotive aftermarket opportunity in many of these emerging markets remains in its early stages as the average age of vehicles in these markets is currently lower than the age range that generates the most aftermarket activity, which is approximately five to ten years. Additionally, industrial activity is expected to increase with economic growth, which drives the industrial OEM and replacement end markets. We believe that exposure to these geographies will continue to drive our growth as automotive production increases, the aftermarket develops and general infrastructure and economic growth continues to expand at attractive rates.

Capitalize on Demand for Energy Efficient Products. We believe that we were among the first manufacturers to identify the growing environmentally-focused product trends in our industries and end markets. We continue to engineer products to enhance their energy and fuel efficiency. Such products include synchronous timing belts for micro-hybrid systems and variable vane oil pumps in our I&A businesses and energy recovery ventilators in our Building Products business. Demand for the advanced technology content integrated into these products continues to grow. In addition, a number of new regulatory guidelines in North America have emerged to promote energy efficient products in new non-residential and residential construction.

Further Enhance Margins and Free Cash Flow Generation. We will continue to develop product offerings across our businesses that contain proprietary technology and leverage our strong brands resulting in an ability to offer premium products and generate attractive margins. In response to a difficult economic climate, we have also reduced our fixed cost base. In 2008 and 2009, we substantially completed all of our comprehensive restructuring initiatives (projects Eagle and Cheetah), closing over 30 facilities and reducing headcount under these initiatives by 7,800. We anticipate reaching the full run-rate savings of $150 million during 2011. Our continual performance improvement initiatives within our plants is expected to enhance our margins further. We also believe our available manufacturing capacity and existing geographical plant footprint is sufficient to support significant increases in volume, which will result in positive operating leverage as the economy recovers. Additionally, many of our more capital-intensive operations, including several of our low-margin, more commodity-oriented automotive OEM businesses, have been divested over the past few years as part of a full-scale management initiative to focus on higher margin, lower capital intensity businesses.

Target Opportunities for Which There is a Significant Replacement Market. We will continue to develop our technology to manufacture market-leading products and then follow with aftermarket sales and support using such technology. This strategy has been successful across the Gates brand where products were customized for use in systems designed by OEMs then sold directly to the aftermarket to satisfy replacement needs.

R&R activities, which are becoming a growing revenue driver in our Building Products business group, accounted for 25% of Air Distribution’s Fiscal 2010 sales.

Capitalize on Eventual Cyclical End Market Recovery. Although all of our end markets were impacted by the recent global economic recession to varying degrees, we believe many of our end markets have troughed and are experiencing varying degrees of recovery, with ongoing sales up 16% in Fiscal 2010 over Fiscal 2009, driven by increased demand throughout our global industrial and automotive end markets, as well as some amount of inventory re-stocking at our customers.

Continue to Evaluate Strategic Opportunities. We will continue to evaluate our portfolio on a strategic basis and seek to expand our presence in emerging markets. We may also consider divesting non-core businesses that may be less strategic in order to accelerate the deleveraging of our balance sheet.

Our Segments

Our business is divided into two business groups: I&A, which accounted for 78% of our Fiscal 2010 sales, and Building Products, which comprised the remaining 22% of our Fiscal 2010 sales. Our I&A businesses include: (i) Gates—which we believe is the leading global manufacturer of power transmission belts and related products, as well as hydraulic and industrial hose and couplings; (ii) Dexter—which we believe is the leading North American manufacturer of axles used in utility, industrial and recreational trailers; and (iii) several other businesses. As there are no publicly available sources supporting these beliefs, they are based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors. Based on comparison of our non-public data, such as our business unit’s sales with our estimates of market size, in addition to our review of certain publicly available third party market data from Air Movement and Control Association International, Inc. and the Air-Conditioning, Heating, and Refrigeration Institute, we believe our Building Products businesses collectively are the leading North American manufacturer of products used in the HVAC systems of commercial and residential buildings, including GRDs, terminal units, dampers, louvers and smoke vents, among other products. We also manufacture bathtubs and shower enclosures primarily used in residential applications.

Industrial & Automotive

The Industrial & Automotive business group manufactures a wide range of systems and components for the industrial and automotive markets, principally through its three ongoing operating segments: (i) Power Transmission, (ii) Fluid Power and (iii) Other Industrial & Automotive. I&A has corporate offices in the United States and Canada. We supply a wide variety of industries, including the transportation, energy and natural resources and agricultural markets. Our products are sold through a range of distribution channels: direct to customers (principally for the OEM end market) and through distributor channels (principally for the aftermarket business). The primary raw materials used by I&A are rubber materials, steel and a range of fibers and fabrics, all of which are principally sourced locally.

Power Transmission

Power Transmission. We believe we are the world’s largest manufacturer of power transmission belts used in industrial equipment and automotive applications. Our Power Transmission products are sold under the Gates brand and include highly-engineered rubber and polyurethane accessory drives and synchronous belts, idler pulleys and tensioners. We are globally integrated with operations in 21 countries and maintain research, development and engineering capabilities worldwide. The largest component of our Power Transmission sales is to leading distributors for use in the industrial replacement end market and automotive aftermarket, which are higher margin businesses. The industrial replacement end market covers a broad range of industries, which have an ongoing need for replacement parts. The automotive aftermarket provides us with a stable source of revenue. We supply aftermarket belts and related components for substantially all light vehicles in North America and Europe. We also sell Power Transmission products directly to industrial and automotive OEMs. For Fiscal 2010, 63% of Power Transmission’s automotive OEM sales were to customers located outside of North America, primarily in continental Europe and Asia, including Renault, PSA/Peugeot, Mercedes, Hyundai and Chery. The end market segments for our industrial products are broad and primarily cover applications such as general industrial, agricultural equipment and motorcycles. We also have a nascent presence in elevators, white goods and wind turbines. The industrial replacement end market and automotive aftermarket collectively represented 49% of Power Transmission’s Fiscal 2010 sales, while 41% of Fiscal 2010 sales were to the automotive OEM end market. The remaining 10% of Fiscal 2010 sales were generated from the industrial OEM end market.

On August 2, 2011, we finalized the sale of our Stackpole business, which specializes in powder metal and engineered powertrain components. Stackpole is included in the Power Transmission operating segment and operates predominantly in North America and Europe, generating annual sales of approximately $290 million. The business was sold to an affiliated investment fund of the Sterling Group, a Houston based private equity investment firm, for a cash consideration of $285 million.

Fluid Power

Fluid Power. We are a leading manufacturer of hydraulic hoses, couplings and transfer hoses used in industrial applications and in the automotive aftermarket. Our hydraulic hoses and couplings are used in technically demanding operations and must be able to withstand extreme operating conditions. Our Fluid Power products are sold under the Gates brand and are used in a variety of end market segments, such as general industrial, construction, agriculture, oil and gas, mining and energy. We have continued to broaden our Fluid Power platform by providing hydraulic service offerings (e.g., tracking, monitoring and replacement, as well as hydraulic flushing services) to the oil and gas, marine and mining end market segments. Fluid Power has a global footprint across 13 countries and serves customers worldwide such as Motion Industries, John Deere, JCB, Bobcat and Caterpillar. The industrial replacement end market accounted for 49% of Fluid Power’s Fiscal 2010 sales, while 31% of Fiscal 2010 sales were to the industrial OEM end market and 20% of Fiscal 2010 sales were to the automotive aftermarket.

Other I&A

Other I&A. Other I&A is comprised of three businesses, Dexter and Ideal. Dexter accounts for more than half of Other I&A’s sales. Dexter is the leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments in the United States. Dexter sells products directly to OEMs and through national distributors. Ideal is the leading manufacturer of gear clamps primarily for the automotive aftermarket and sells principally in the United States, Mexico and China under a variety of brands. Plews, a wholly-owned manufacturer of automotive lubrication products and repair tools, was sold on April 20, 2011 to a consortium of investors in the US led by the private equity firm, Eigen Capital LLC. In Fiscal 2010, Plews’ sales were approximately $70 million. The cash consideration of $25 million received on the disposal approximated to the carrying amount of the net assets sold.

Industrial & Automotive End Markets

We operate a portfolio of global, market-leading businesses that manufacture and sell branded products for the industrial OEM and replacement, automotive OEM, automotive aftermarket, non-residential construction and residential construction end markets. Each end market has unique characteristics and drivers that contribute to our overall revenue diversification, stability and provide broad exposure to general economic growth. We expect that the cyclical nature of the industrial and automotive OEM end markets and the industrial aftermarket will benefit us to the extent there continues to be a recovery from recessionary lows. Additional end market demand characteristics that we believe we will continue to benefit from are:

•	the resilience, stability and higher-margin nature of the automotive aftermarket principally in North America and Europe; and

•	the continued secular growth in industrial and automotive OEM and replacement end markets in emerging markets globally.

Industrial OEM & Replacement. We generated 34% of our Fiscal 2010 sales from the global industrial OEM and replacement end markets. Our Power Transmission and Fluid Power segments operating under the Gates brand accounted for 77% of our Fiscal 2010 sales to the industrial OEM and replacement end markets. Our industrial belts are used in manufacturing equipment, commercial vehicles, agricultural and construction equipment as well as a broad range of consumer and industrial products and applications. Our industrial fluid power products are used within hydraulic systems, for example, on construction equipment and to transfer and convey fluids, as well as food, water, steam, oil, chemicals, gas and air and serve the general industrial, construction, agriculture, oil and gas, marine and mining industries.

We believe the demand for our products in the industrial OEM and replacement end markets will continue to be driven by:

•	the level of industrial production and capacity utilization, both of which still remain below long-term averages in North America and Europe;

•	the level of durable goods orders and operating expenditures related to consumable items used in industrial production;

•	the level of construction activity which drives demand for construction equipment that utilize our products;

•	the level of global commodity prices that impact demand and utilization of equipment in a number of our end market segments including agriculture and oil and gas; and

•	continued emerging market growth and infrastructure build.

Automotive OEM. We generated 20% of our Fiscal 2010 sales from supplying the global automotive OEM end market. Our Power Transmission segment operating under the Gates brand accounted for 98% of our Fiscal 2010 sales for this end market. The demand in this end market is directly related to global vehicle production. According to IHS/CSM, from 2000 through 2010, annual light vehicle production averaged 14.6 million units in North America and 19.5 million units in Europe. Current automotive industry conditions in North America and Europe have demonstrated early signs of recovery, though are still significantly below long-run averages. In 2010, North American production recovered to 11.9 million units from 8.6 million units the year before. In Europe, production increased by 13%, rising from 16.3 million units in 2009 to 18.5 million units in 2010. Approximately 11% of our automotive OEM sales are derived from the Chinese market where production grew at an annualized growth rate of 24% between 2004 and 2010. IHS/CSM forecasts 2011 to 2015 annualized light vehicle production growth of 6% globally, with 6% in North America, 3% in Europe and 11% in China. Evolving consumer preferences and recent regulations have made fuel economy and safety systems a growth area for automotive OEM suppliers, which we believe will benefit our business. Many of the products that we sell to the automotive OEM end market have been shown to improve safety and fuel economy, which positions us well to benefit from the trend toward safer, more fuel-efficient vehicles.

We believe the demand for our products in the automotive OEM end market will continue to be driven by:

•	the level of global vehicle production;

•	our ability to secure positions on new vehicle platforms relative to our competitors; and

•	evolving regulatory requirements related to fuel economy and safety.

Automotive Aftermarket. We generated 22% of our Fiscal 2010 sales from the automotive aftermarket primarily through our Gates products. Though the automotive aftermarket is influenced by fuel prices and consumer confidence, it is typically resilient during economic downturns. This resilience is a result of the stable underlying demand for replacement products, which is more influenced by non-discretionary maintenance and repair needs than it is by economic factors. For example, according to IHS/CSM, U.S. light vehicle production fell 34% in 2009 compared with the prior year, whereas, according to AAIA, aggregate U.S. automotive aftermarket sales declined only 2% during 2009 compared with the prior year. The U.S. light vehicle aftermarket represented $207 billion in aggregate sales in 2009 and is expected to reach over $230 billion by 2012, a compound annual growth rate (“CAGR”) of 4%, according to AAIA estimates. Global vehicle production is also an aftermarket revenue growth driver as it adds to the aggregate global vehicle population. JD Power estimates that the world’s total vehicle population in 2009 was 1.0 billion and expects it to grow at a CAGR of 3% from 2009 through 2015. In particular, JD Power expects that total vehicle population in emerging markets will continue to grow significantly during that period, with CAGRs of 14% in China and 10% in India, which should aid the development of the still nascent automotive aftermarket in those countries.

We believe that the demand for our products in the automotive aftermarket will continue to be driven by:

•	the size of the global vehicle population, which increases by the level of annual new vehicle production less the annual scrap rate;

•	the average age of the global vehicle population as older vehicles typically require greater maintenance and repair; and

•	annual miles driven, which correlates to the rate of vehicle wear and consequently demand for aftermarket products.

Building Products

The Building Products business group manufactures a wide range of air distribution products and systems, and bathware products (bathtubs, shower cubicles and luxury whirlpools) for the residential construction and non-residential construction end markets. Building Products sells its products through a range of distribution channels, principally to suppliers to the construction industry, building contractors, OEM and retailers for both the new build and refurbishment sectors. Over 90% of Fiscal 2010 sales are to the North American markets, but there is an increasing customer base in India, Thailand, China, Europe and the Middle East. The primary raw materials used by the business group are steel, aluminum, resin and fiberglass.

Air Distribution

Air Distribution. Based on comparison of our non-public data, such as our business unit’s sales with our estimates of market size, in addition to our review of certain publicly available third party market data from Air Movement and Control Association International, Inc. and the Air-Conditioning, Heating, and Refrigeration Institute, we believe we are the leading North American manufacturer of products that are used to distribute, recycle and vent air, and which are critical components of HVAC systems within non-residential and residential buildings. We design and manufacture a broad range of products, including, among others, GRDs, terminal units, fire and smoke dampers, louvers and fans for customers throughout North America. Our products are marketed under many established and well-known brand names including, Titus, Krueger, Ruskin and Hart & Cooley. We believe that we are the only nationwide U.S. provider of air distribution products across many of the primary categories in which we compete and we have an extensive multi-channel distribution network across the country. The majority of our products are sold through manufacturers’ representatives and building products wholesalers. The balance of our products are sold directly to HVAC OEMs, such as Carrier Group, York International and Lennox, as well as to home centers, specialty retailers and national accounts. We maintain a competitive advantage in this business by offering the broadest range of products, providing industry-leading customer service and delivering customized products on short lead times. We believe our portfolio of brands is recognized as representing the highest quality products, and building architects and engineers often specify them by name in building designs. The non-residential construction end market represented 74% of Air Distribution’s Fiscal 2010 sales, while 26% of Fiscal 2010 sales were to the residential construction end market. Within Air Distribution, 75% of Fiscal 2010 sales were into the new construction end market segment, while 25% of Fiscal 2010 sales were into the R&R end market segment, which includes all sales to home centers such as Home Depot and Lowes.

Bathware

Bathware. We are a leading manufacturer of bathtubs and shower enclosures in the United States, accounting for approximately 30% of all fiberglass bathtubs sold in 2009. Our products are sold under the Aquatic brand name primarily through building products wholesalers, home center retailers and specialty distributors. Aquatic operates manufacturing plants and distribution warehouses across the United States, providing national distribution capabilities. The residential end market accounted for 96% of Bathware’s Fiscal 2010 sales, while the remaining 4% comprised sales to the manufactured housing industry.

Building Products End Markets

The majority of our Building Products business group serves the non-residential construction markets (65% of Fiscal 2010 Building Products sales), while the remainder (35%) sells primarily to the residential construction end market. Nearly all of our Building Products sales are to the North American construction markets.

Non-Residential Construction End Market

We generated 14% of our Fiscal 2010 sales from the non-residential construction end market, primarily from our Air Distribution segment. U.S. non-residential construction activity has been in decline since 2008, and, according to Dodge, in 2010, U.S. non-residential construction starts totaled 635 million square feet as compared with an average of 1.2 billion square feet over the 2006 to 2010 time period. McGraw-Hill is forecasting that the market will continue to stabilize in 2011 followed by more rapid growth in 2012 and 2013. Approximately 25% of our Building Products business group’s Fiscal 2010 sales were derived from R&R activities within our Air Distribution segment. We believe this will be a growth area given the increasing global drive to reduce energy consumption in buildings, which many of our products achieve. Globally, buildings use approximately one-third of the world’s energy, 25% of which is attributable to buildings’ air distribution systems. Our energy efficient air distribution products can help reduce energy consumption in this area.

We believe that demand in the non-residential construction end market, which is inherently local in nature, will be driven by underlying dynamics including:

•	local office vacancy rates, which are tied to employment levels;

•	the availability of financing for new construction projects;

•	public and private spending on healthcare, education and other social services; and

•	trends in the development of new urban areas and the re-development of existing urban areas.

Residential Construction End Market

We generated 8% of our Fiscal 2010 sales from the residential construction end market, including the R&R end market segment. The U.S. residential construction end market has been weak throughout 2010 and early 2011, with seasonally adjusted annualized housing starts standing at 549,000 at the end of March 2011, compared with the total housing starts in 2010 of 587,000 units and the historical average housing start rate between 1980 and 2010 of 1.4 million units (as measured by the U.S. Census Bureau Housing Starts). According to the NAHB, housing starts are expected to recover to approximately 730,000 units by 2012 as long-term demographic factors and an expected economic recovery lead to absorption of the current excess housing supply. However, despite signs of recent stabilization and the long-term positive outlook for new residential construction, recent housing starts data suggests that near-term demand will continue to be restrained. According to the U.S. Census Bureau, R&R spending has declined 23% since 2006, and we expect it to resume growth as consumer confidence and unemployment improve.

We believe that demand in the new residential construction end market segment will continue to be driven by:

•	consumer confidence and employment levels;

•	availability of financing along with interest rate stability;

•	on-going population growth and relocation trends; and

•	the level of existing home sales which impacts housing inventory levels as well as the level of R&R activity.

Customers

We have cultivated deep-seated customer relationships due to our strong brand reputation, consistent ability to meet product availability requirements, superior customer service and best-in-class quality. Some of our relationships with our largest customers span over 50 years. Our relationships with our top 20 customers have existed for more than 35 years on average. We believe we have cultivated relationships with an estimated 75% of the U.S. and European wholesale distributors to the automotive aftermarket, and are a key supplier to three of the largest North American distributors and retailers, NAPA, O’Reilly Auto Parts (both more than 50 years) and CARQUEST (approximately 45 years). In Europe, we have long-standing customer relationships with the leading automotive aftermarket distributors in each of Germany, France and the U.K. We maintain relationships with the largest global industrial replacement distributors, including Motion Industries (approximately 45 years) and Kaman (approximately 40 years). We have also cultivated exclusive relationships with over 100 leading distributors in the North American non-residential and residential construction end markets and maintain thousands of relationships for broad market coverage. Our extensive distribution network, comprehensive product portfolio and made-to-order components make it difficult for smaller domestic and emerging market competitors to penetrate our markets. For example, our Air Distribution products are often specified into building designs by engineers and architects. Our top five customers by business segment and their contribution to group sales are listed below.

Industrial	% of Fiscal 2010 sales	Automotive	% of Fiscal 2010 sales
Genuine Parts/Motion Industries	2.4	General Motors(1)	5.3
John Deere	1.3	Genuine Parts/NAPA	3.2
Redneck Trailer Supplies	1.1	Ford(1)	2.8
Jayco	0.8	Renault-Nissan(1)	1.8
JCB	0.5	O’Reilly	1.7

(1)	Includes sales of automotive OEM and automotive aftermarket products.

Air Distribution	% of Fiscal 2010 sales	Bathware	% of Fiscal 2010 sales
York International	0.5	Home Depot	0.5
Lennox	0.5	Ferguson Enterprises	0.4
Tom Barrow	0.4	Hajoca	0.1
Home Depot	0.4	WinWholesale	0.1
Norman S Wright	0.4	Morrison Supply	0.1

We have thousands of customers around the world and have developed long-standing business relationships with many of them. We have a significant concentration of customers in the United States, however we sell to nearly every developed country globally. We serve a diverse range of end markets, and serve customers across a broad range of end market segment. No single customer accounts for more than 7% of our sales and there are typically no significant amounts due from any one customer.

Products

The following are some of our key products in each of our segments.

Competition

Although our end markets are competitive, we believe that most of our products are technologically superior or of better quality than those of our competitors. Additionally, in certain cases we choose to match the prices of lower cost suppliers. We focus on differentiating our products through high quality, efficiency and performance as well as providing superior customer service and field sales support. We also maintain a broad collection of premier global brands which are among the most globally recognized in their respective industries, and we estimate that approximately 80% of our sales are derived from businesses that we believe hold the number one position in their respective markets. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales for our competitors.

Industrial & Automotive: We believe that Gates is the world’s largest manufacturer of power transmission belts and hydraulic and industrial hoses. Gates’ key Power Transmission competitors include Goodyear Engineered Products, Dayco, Continental, Carlisle and Optibelt. The economic downturn caused significant financial distress for certain competitors, including Dayco (a division of Mark IV Industries), which filed for bankruptcy in April of 2009. These events strengthened Gates’ competitive position during the downturn. Gates’ key Fluid Power competitors include Parker Hannifin and Eaton Hydraulics. Furthermore, Dexter and Ideal are leaders in their markets. Dexter’s key competitors are Axis and Alko, while Ideal does not face substantial competition from one specific player.

Building Products: Based on comparison of our non-public data, such as our business unit’s sales with our estimates of market size, in addition to our review of certain publicly available third party market data from Air Movement and Control Association International, Inc. and the Air-Conditioning, Heating and Refrigeration Institute, we believe we are the leading North American manufacturer of products that are used to distribute, recycle and vent air, and which are critical components of HVAC systems within non-residential and residential buildings. Hart & Cooley is the market leader in Residential GRDs and competes with U.S. Aire and Tru Aire. This market is relatively fragmented as our competitors are regionally based. The key brands in our Air Distribution group are the market leaders in several non-residential HVAC applications where the key competitors include Greenheck, Price Industries, Metal Aire and Schebler. Additionally, we are a leading manufacturer of bathtubs and shower enclosures in the United States, accounting for approximately 30% of all fiberglass bathtubs sold in 2009. We face competition from Kohler, Jacuzzi Brands, American Standard and MAAX.

Sales, Marketing and Distribution

Our broad sales and distribution operations allow us to be strategically positioned to serve our customers efficiently across the globe and to provide local knowledge of product and application requirements. This network allows us to meet our customers’ product availability requirements with short lead times. Our global sales and service support presence helps reinforce customer and distributor relationships. These sales and distribution capabilities are not easy to replicate and provide us with an enduring competitive advantage and barrier to entry. Our global presence makes it difficult for smaller regional and low-cost country manufacturers to penetrate our markets.

Manufacturing and Properties

Our manufacturing facilities, distribution centers and offices are located in a number of countries, with a large proportion in North America. We own the majority of these facilities and continue to improve and replace them to meet the needs of our individual operations. As at December 31, 2010, I&A operated from 131 facilities in 25 countries, and Building Products operated from 62 facilities, predominantly in North America.

Employees

As of December 31, 2010, we had 25,526 employees excluding non-executive directors in our continuing operating segments. Our I&A business employed 18,242, our Building Products business employed 7,157 and 127 were employed in our corporate functions. Approximately 12,000 of our employees are located in the United States and the rest are located in 30 other countries worldwide. A more detailed breakdown of employees by operating segment is as follows:

Number of Employees
Industrial & Automotive
– Power Transmission	10,210
– Fluid Power	5,192
– Other I&A	2,840

Total Industrial & Automotive	18,242

Building Products
– Air Distribution	6,425
– Bathware	732

Total Building Products	7,157
Corporate centers	127

Total Continuing Operations	25,526

Certain of our employees are subject to collective bargaining agreements. In the United States and Canada, 20 of our facilities are subject to collective bargaining agreements, the majority of which are with the Sheet Metal Workers Union. Historically, the cost associated with the use of union labor versus non-union labor has not been materially different. To date, employee relations have been flexible and constructive as we have pursued lean manufacturing in our plants. In the United States, there have not been any strikes or material work stoppages or business interruptions in over 15 years, the most recent being in 1993 at one of Ruskin’s plants in Lexington, KY. There have been several minor work stoppages with respect to our European employees, but short work stoppages are common in many European jurisdictions and the longest recent stoppage lasted for four days in Nevers, France in 2006.

Raw Materials

We maintain a diversified supply base for the raw material inputs that we use in our manufacturing operations. In Fiscal 2010, we spent $1.6 billion or approximately 52% of our cost of goods sold on raw materials, with the top 10 representing an approximate $1.3 billion or 77% of total input purchases. The primary raw materials used by our I&A business group are rubber, steel, fibers and fabrics. In our Building Products business group, we primarily employ steel and aluminum in our products. Our top five raw materials represented 65% of total raw material purchases in Fiscal 2010, and are steel (23%), rubber (16%), fibers and fabric (12%), aluminum (8%) and iron (6%). We have historically been able to pass on cost increases to our customers when we have experienced rising prices for our material inputs. We maintain contracts with key component suppliers and often in these agreements we are able to include raw material clauses, which allow us to minimize the lag between an increase in costs and a raise in the prices for our products. These materials are generally sourced locally and are typically available from multiple qualified sources in quantities sufficient for our needs.

Patents and Trademarks

We market and sell our products and services under numerous trademarks, which we believe carry strong identities in the markets we serve. We also hold various patent and licenses with respect to our products. However, as we have many product lines, the loss or expiration of any particular patent or license would not materially affect our sales and profits.

Research and Development

Applied research development is important to our businesses and integral to our leading market positions. We have three groups in the United States, Europe and Japan that focus on the introduction of new and improved products with a particular emphasis on energy efficiency and safety, the application of technology to reduce unit and operating costs and improving services to our customers. Our research and development expenditures were $69.1 million for Fiscal 2010, $62.5 million for Fiscal 2009 and $75.7 million for Fiscal 2008.

Regulations

We are subject to a variety of laws and regulations, including but not limited to those of the United States, that impose requirements that govern many aspects of our operations. These requirements include but are not limited to environmental, health and safety laws and legal requirements that are intended to curtail bribery and corruption.

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Historically, the costs to comply with environmental, health and safety requirements have not been material. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Under certain laws and regulations, such as the federal U.S. Superfund law, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. We are currently performing environmental investigations and remediation at a number of former and current facilities in the United States and Canada, as well as another facility in Belgium. We have incurred and will continue to incur costs to investigate and remediate conditions at those sites. We are also incurring costs associated with contamination at approximately twenty offsite waste disposal sites. We have established reserves of $12.0 million with respect to such remediation and other environmental matters. In the future, we may incur similar liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior, or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. As discussed in “Risk Factors—Environmental compliance costs and liabilities and responses to concerns regarding climate change could affect our financial condition, results of operations and cash flows adversely,” we are and may from time to time be subject to personal injury and/or property damage lawsuits in which private parties allege damages arising from exposure to hazardous materials used, or alleged to be used, by us in the past.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. For example, legislation and regulations limiting emissions of greenhouse gases are at various stages of consideration and implementation, and if fully implemented, could negatively impact the market for the products we distribute and, consequently, our business. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs could increase, which may have a material adverse effect on our business, financial condition and results of operations.

The FCPA, makes it a criminal offense for a U.S. corporation or other U.S. domestic concern corruptly to make or authorize payments or gifts of anything of value directly or indirectly to foreign officials for the purpose of obtaining or retaining business or to obtain any other unfair or improper advantage. We are also subject to laws and regulations covering subject matter similar to that of the FCPA that have been enacted by countries outside of the United States. Failure to comply with these laws could subject us to, among other things, penalties and legal expenses, which could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

We are from time to time party to legal proceedings which arise in the normal course of business. We are not currently involved in any material litigation, the outcome of which would, in management’s judgment based on information currently available, have a material adverse effect on our financial condition, results of operations or cash flows.

Exchange Controls

There are no limits under the laws of The Netherlands or in our articles of association on non-residents of The Netherlands holding or voting our ordinary shares. Currently, there are no exchange controls under the laws of The Netherlands on the conduct of our operations or affecting the remittance of dividends, except that (i) the transfer of funds to jurisdictions subject to general economic sanctions adopted in connection with policies of the United Nations, European Commission or similar measures imposed directly by the Government of the Netherlands may be restricted.

PRINCIPAL SHAREHOLDERS

Tomkins Acquisitions is a direct, wholly owned subsidiary of Holdings. Holdings is a company incorporated under the laws of The Netherlands, the outstanding capital stock of which is, or will be, owned by Pinafore Coöperatief U.A., the Sponsors, management and 7607555 Canada Inc., a Canadian corporation investing in securities in order to assist CPPIB with its regulatory requirements pursuant to the Regulations under the Canada Pension Plan Investment Board Act with respect to the holding of securities.

At the closing of the Acquisition, the Sponsors, the third party investor, and certain of their affiliates capitalized Top Co-op with an aggregate equity contribution of approximately $2.1 billion. The Sponsors, the third party investor, and certain of their affiliates and co-investors hold 100% of Top Co-op’s membership interests on a fully diluted basis. Certain members of management invested in Holdings and have been granted options to acquire shares in Holdings under our option plan described under “Management—Retirement Plans and Incentive Plans and Awards.”

MANAGEMENT

Our executive officers and the managing board of Pinafore Holdings B.V. are as follows:

Name	Age	Position
James Nicol	57	Chief Executive Officer and Director C
John Zimmerman	48	Chief Financial Officer
David Carroll	54	Executive Vice President, Business Development
Terry O’Halloran	63	Chief Operating Officer, Building Products
Alan Power	48	President, Industrial and Automotive
Kosty Gilis	37	Director A
Donald West	73	Director A
Anthony Morgan	39	Director B
Ryan Selwood	38	Director B
Johan Broekhuis	36	Director C
Edwin Denekamp	41	Director C
Pieter Hallebeek	35	Director C
Roelof Langelaar	40	Director C
Ronald Rosenboom	50	Director C

James Nicol

Mr. James Nicol has held the position of Chief Executive Officer since joining us in February 2002 and currently serves as a Managing Director on the Board of Directors of Holdings. Previously, Mr. Nicol was the President and Chief Operating Officer of Magna International Inc, a global automotive parts company. He joined Magna International Inc. in 1987 as Vice-President, Special Projects, following a successful career as a commercial lawyer. Mr. Nicol also founded TRIAM Automotive Inc. in 1992, and he returned to Magna International Inc. as Vice Chairman when it acquired TRIAM Automotive Inc. in 1998. He has earned degrees from York University and the London School of Economics.

John Zimmerman

Mr. John Zimmerman currently serves as our Chief Financial Officer. He joined us as Vice President of Corporate Development in 1999 and was appointed as Chief Financial Officer in October 2007. Mr. Zimmerman is a Chartered Accountant (S.A.) and practiced for many years at Deloitte in South Africa. He joined Braxton Associates in Toronto in 1990 and later became a partner at Orenda Corporate Finance in 1994. Mr. Zimmerman currently serves on the Board of Trustees at Colorado Academy. Mr. Zimmerman earned his Bachelor of Commerce (Hons) degree from the University of Cape Town, South Africa.

Terry O’Halloran

Mr. Terry O’Halloran currently serves as our Chief Operating Officer, Building Products. He joined us in 1985 as Vice President of Operations and has held the positions of Group President—Air Systems Division, President of Ruskin Company and President of Air Systems Components. He earned his Masters in Business Administration degree from the University of Dallas and a Bachelor in Business Administration from Texas Wesleyan University.

David Carroll

Mr. David Carroll currently serves as our Executive Vice President, Business Development. He has served with us since 2003 and has held positions of Executive Vice-President (Tomkins) and Executive Vice-President, Business Development. Previously, Mr. Carroll was Executive Vice President, Marketing and Corporate Planning of Magna International Inc., a global automotive parts company. He joined Magna International Inc. in 1984 as a Sales Coordinator. He earned a Bachelors in Business Administration with Honors and Masters in Business Administration both from the University of Western Ontario.

Alan Power

Mr. Alan Power currently serves as our President, Industrial and Automotive. He joined us in September 2008. Previously, Mr. Power was President and Chief Operating Officer of Van Rob Inc., an auto parts company, President, Chief Executive Officer and Chairman of National Rubber Technologies, a manufacturer of rubber products, and President and Chief Executive Officer of Decoma International, an auto parts supplier. He earned his Mechanical Engineering degree from Technical University of Nova Scotia.

Kosty Gilis

Mr. Kosty Gilis currently serves as a Managing Director on the Board of Directors of Holdings. He is a Managing Director at Onex. Since joining Onex in 2004, he has worked on the acquisition of Allison Transmission and has been actively involved in sourcing, evaluating and conducting due diligence on a number of acquisition opportunities. Prior to joining Onex, Mr. Gilis spent four years at Willis Stein & Partners, a Chicago-based private equity firm, where he completed acquisitions and advised portfolio companies in the consumer products, industrial manufacturing and business services industries. Previously, Mr. Gilis was a management consultant at Bain & Company, where he worked on strategic and operational issues for clients in a variety of industries. Mr. Gilis currently serves on the board of directors of Allison Transmission Holdings Inc. Mr. Gilis earned a Master in Business Administration from the Harvard Graduate School of Business Administration and a Bachelor of Science in Economics from the Wharton School at University of Pennsylvania.

Donald West

Mr. Donald West currently serves as a Managing Director on the Board of Directors of Holdings. Mr. West is the Director of Tax –U.S. Operations for OMI Management U.S. Limited Partnership, a subsidiary of Onex Corporation, where he has worked since 1983. Mr. West currently serves on the board of directors of Caliber Collison, Mister Carwash and Sport Supply Group. Mr. West holds a Bachelors of Science in Business Administration from the Ohio State University and is a Certified Public Accountant.

Anthony Morgan

Mr. Anthony Morgan currently serves as a Managing Director on the Board of Directors of Holdings. He is a Vice President at CPPIB based in Toronto. Since joining CPPIB in 2008, he has worked on the acquisition of Bank of America Merchant Services, Aricent Inc and Livingston International. Prior to joining CPPIB, Mr. Morgan worked for eight years in private equity in London, as a Partner at Alchemy Partners and an Investment Manager at Permira. Previously, Mr. Morgan was a management consultant at Mitchell Madison Group, where he worked on strategic and operational issues for clients in a variety of industries. Mr. Morgan currently serves on the boards of directors of Aricent Technologies and Livingston International. Mr. Morgan earned a Master of Business Administration from the Harvard Business School where he was a Fulbright Scholar, a Masters in Manufacturing Engineering from Cambridge University and a Bachelor of Engineering from Cambridge University.

Ryan Selwood

Mr. Ryan Selwood currently serves as a Managing Director on the Board of Directors of Holdings. He is a Senior Principal at CPPIB and is currently based in London, leading CPPIB’s Principal Investing activities in Europe. Since joining CPPIB in 2006, Ryan has had experience across a wide variety industries ranging from financial services to technology. Ryan led CPPIB’s investment into CHC Helicopter. Prior to joining CPPIB, Mr. Selwood was a Vice-President at Merrill Lynch & Co. in the Financial Institutions Group in the Investment Banking Division in New York and Toronto. Ryan holds his MBA and law degrees from York University and a BA from the University of Western Ontario.

Johan Broekhuis

Mr. Johan Broekhuis was appointed as a Managing Director on the Board on October 1, 2011. Next to this position, he is also a director of a number of Dutch-based private companies. Mr. Broekhuis is currently employed as a business unit manager with ATC Management B.V. (“ATC”), which he joined in 2011. Previously he worked as a senior corporate lawyer in a leading international law firm and as an associate in a leading Benelux law firm. Mr. Broekhuis graduated from the University of Leiden (the Netherlands) in 2000.

Edwin Denekamp

Mr. Edwin Denekamp was appointed as a Managing Director on the Board on September 1, 2010. Mr. Denekamp is currently employed as senior manager with ATC, which he joined in 2002. He is also a non-executive director of a number of Dutch-based private companies. Previously he worked for another Dutch based corporate service provider. He has earned a Bachelors in Business Administration in 1995.

Pieter Hallebeek

Mr. Pieter Hallebeek was appointed as a Managing Director on the Board on October 26, 2010. Mr. Hallebeek is currently employed as senior manager with ATC, which he joined in 2005. He is also a non-executive director of a number of Dutch-based private companies. Previously he worked for another Dutch-based corporate service provider and as a corporate lawyer in a leading international law firm. Mr. Hallebeek graduated from the VU University Amsterdam in 2000.

Roelof Langelaar

Mr. Roel Langelaar was appointed as a Managing Director on the Board on September 1, 2010. Next to this position, he is member of the board of directors of ATC, and a non-executive director of a number of Dutch-based private companies. Mr. Langelaar Joined ATC in 2003. Previously he worked for Rabobank Nederland and ING Bank N.V. Mr. Langelaar has earned a Bachelors in Business Administration in 1999.

Ronald Rosenboom

Mr. Ronald Rosenboom was appointed as a Managing Director on the Board on September 1, 2010. Mr. Rosenboom is currently employed as business unit director with ATC, which he joined in 2003. He is also a non-executive director of a number of Dutch-based private companies. Previously he worked nine years for another Dutch-based corporate service provider. His last position was assistant managing director. He has earned a Bachelors in Business Administration in 1984.

Managing Director and Executive Officer Compensation

The table below shows compensation paid or payable to our directors and executive officers in respect of their services to us, including Mr. Nicol, Mr. Zimmerman, Mr. O’Halloran, Mr. Power, Mr. Pappayliou, Mr. Carroll, Mr. Rosenboom, Mr. Haneveer, Mr. Denekamp, Mr. Langelaar and Mr. Hallebeek as of December 31, 2010. The individuals designated as Managing Director A and Managing Director B did not receive compensation from us during 2010. Mr. Pappayliou retired effective March 31, 2011. Mr. Haneveer stepped down from the Board effective October 1, 2011.

($ in thousands)	Successor	Predecessor
	Q4 2010	9M 2010	Fiscal 2009	Fiscal 2008
Short-term employee benefits:
– Salaries and fees	1,121	3,230	4,928	6,064
– Bonus cash	2,609	4,314	3,397	1,504
– Benefits-in-kind	71	149	168	308
– Social security contributions	12	27	425	509
– Termination benefits	—	—	755	37

	3,813	7,720	9,673	8,422
Share-based incentives:
– Retention awards	3,080	—	—	—
– ABIP
Bonus shares	—	557	829	324
Deferred shares	—	1,113	1,659	647
– Gain on the vesting of PSP awards	14,979	—	—	—
– Gain on the exercise of share options	1,306	173	—	—

	19,365	1,843	2,488	971
Pension contributions	355	1,039	1,260	2,603

	23,533	10,602	13,421	11,996

Retirement Plans and Incentive Plans and Awards

Retirement Plans. Except for Mr. O’Halloran and Mr. Pappayliou, none of the members of our senior management who are employees participate or participated in any plan or program that provides pension or other retirement benefits (other than defined contribution plans such as the 401(k) plan in which members of our senior management in the U.S. participate). Instead, each of the members of our senior management who are employees receives a monthly supplemental payment in addition to regular base salary that is intended to allow the executive to make contributions to a personal retirement program of his choice. Mr. O’Halloran and Mr. Pappayliou participate or participated in one of our defined benefit pension plans and are also entitled to supplemental pension benefits in accordance with the terms of their employment agreement.

Annual Bonus Incentive Plan. In addition to annual base salary, members of senior management who are employees participate in the Tomkins Annual Bonus Incentive Plan, pursuant to which participants may earn annual bonuses. Bonus payments are determined based upon the amount of bonusable profit for the calendar year. Bonuses are payable quarterly and each member of senior management is entitled to a specified percentage of the applicable bonusable profit. Bonus payments are made in cash or in a combination of cash and “B” ordinary shares in Holdings (and/or rights to receive “B” ordinary shares in Holdings, subject to the satisfaction of future service requirements).

Pre-Acquisition Equity Incentive Programs. Prior to the Acquisition, we maintained several equity incentive award programs consisting of certain share option schemes and a Performance Share Plan. In connection with the Acquisition all outstanding options under the share option schemes were converted (directly or indirectly) into the right to receive, upon cancellation or exercise of the options, an amount equal to the difference between the aggregate amount of cash consideration payable in respect of the underlying shares subject to the options and the aggregate exercise price of such options.

In addition, all outstanding awards in connection with our Performance Share Plan fully vested as a result of the Acquisition and were paid in cash at that time, except that as an alternative to this accelerated vesting and payment under the Performance Share Plan, certain members of our senior management who are employees and certain other employees who were not resident in the U.S. elected to cancel their Performance Share Plan awards (the ‘PSP awards’) in exchange for awards of options to purchase equity interests in Holdings (the ‘Replacement Options’). The shares covered by each Replacement Option had a market value at the time of the award equal to the market value of the shares subject to the cancelled PSP awards. An aggregate of 16,020 ‘B’ ordinary shares are subject to Replacement Options granted to certain of our directors and executive officers during Fiscal 2010. Each Replacement Option has a nominal exercise price and was fully vested at grant. The Replacement Options will expire on the tenth anniversary of the grant date.

Current Equity Incentive Plan. Holdings has established an equity incentive plan under which each of the members of our senior management who is an employee, and certain other employees, received awards of options to purchase “B” ordinary shares in Holdings (the “Variable Options”). The percentage of Holdings shares available for such options is up to 15% of the ordinary share capital of Holdings on a fully diluted basis. The Variable Options are divided into three tiers with distinct escalating exercise prices for each tier, allowing the option holders to participate in the aggregate in 9%, 12% and 15%, respectively, of the gains of Holdings’ equity investors above certain minimum return thresholds.

The first tier of Variable Options has an exercise price equal to $1,966.00 (the “Initial Exercise Price”) compounded at 8% per annum. The second tier of Variable Options has an exercise price equal to the Initial Exercise Price compounded at 25% per annum (but subject, in certain circumstances, to a cap of 2.25 times the Initial Exercise Price). The third tier of Variable Options has an exercise price equal to the Initial Exercise Price compounded at 27.5% per annum (but subject, in certain circumstances, to a cap of 2.5 times the Initial Exercise Price).

The equity incentive plan is designed to provide management with an initial 9% of the equity (after coverage of the initial investment made by Holdings’ equity investors plus 8% compounded), subject to certain step-ups at higher levels of returns. Under this plan, an aggregate of 139,448 “B” ordinary shares are subject to Variable Options granted to certain of our directors and executive officers during Fiscal 2010. The Variable Options were vested as to 25% on grant, with a further 25% vesting on the first three anniversaries of the Acquisition becoming effective, subject to continued employment on the applicable vesting date. The vesting of the Variable Options will be accelerated in whole or in part in the event of a change of control or certain liquidity events while the holder is still employed, or, in part, if the holder is a good leaver. The Variable Options will expire on the tenth anniversary of the grant date.

Retention Awards. In addition to the Variable Options, the equity incentive plan provides for the grant of retention awards to certain of our employees, and such awards were awarded in December 2010 to certain members of senior management. The retention awards consist of the right to receive “B” ordinary shares in Holdings, which shares would be issued on the first to occur of December 10, 2015 or the holder’s termination of employment in certain circumstances. The retention awards will become vested as to one-third of the award on the first three anniversaries following the date of the awards, subject to continued employment on the applicable vesting date. The vesting of the retention awards will be accelerated in the event of a change of control or liquidity event while the holder is still employed, or if the holder dies, has his employment terminated due to disability or without cause or resigns for good reason.

Share Ownership

As at September 23, 2011, the number of “B” ordinary shares in Holdings owned by our directors and executive officers was as follows:

Number of ‘B’ ordinary shares
Directors	—
Executive officers	2,907

2,907

The above interests in aggregate comprise less than 1% of the Company’s issued “B” shares.

As at September 23, 2011, our directors and executive officers held the following options over our shares:

				Number of options held
Scheme	Grant date	Expiry date	Exercise price	Directors	Other executive officers	Total
Holdings
Replacement Options	September 28, 2010	September 28, 2020	€0.01	11,898	4,122	16,020
Variable Options
– First tier	November 11, 2010	November 11, 2020	$2,101	43,389	39,752	83,141
– Second tier	November 11, 2010	November 11, 2020	$2,385	14,463	13,251	27,714
– Third tier	November 11, 2010	November 11, 2020	$2,426	14,463	13,251	27,714

				72,315	66,254	138,569

Options Over Our Shares

The Replacement Options and the Variable Options are over our unissued “B” ordinary shares. The Replacement Options vested on the grant date. As at April 8, 2011, 25% of each tier of the Variable Options had vested. Details of the options granted over our shares are presented in note 36 to the consolidated financial statements included elsewhere in this prospectus.

Options Over Shares in Tomkins Limited

Options remain outstanding over unissued ordinary shares in Tomkins Limited under employee share option schemes that were in operation prior to the acquisition of Tomkins. All of these options have vested. If the options are exercised, the requisite number of ordinary shares will be issued by Tomkins Limited and immediately acquired by us for consideration of 325p per share in cash.

Employment Agreements

In connection with the Acquisition, the members of senior management, other than Mr. Pappayliou, entered into new employment agreements with either Holdings or one of its subsidiaries, which we believe contain customary and market terms regarding employment and compensation matters. These agreements also provide for compensation upon termination of employment by us (without cause) or termination of employment by the executive for good reason.

Board Practices

Board of Directors

The constitution of Holdings requires that a majority of the directors present at any meeting must vote in favor to approve a resolution, such approval generally to include the affirmative vote of at least one Director A and one Director B. The directors may also adopt resolutions without convening a general meeting, provided that such resolutions are adopted unanimously and in writing. The Board requires the approval at the general meeting of shareholders with respect to such resolutions as shall have been specified in a resolution at the general meeting of shareholders of which the Board shall have been notified. The Board is authorized to represent Holdings and may also be represented by one Director A, one Director B and one Director C acting jointly. Pursuant to the terms of the Investment Agreement, Onex has appointed Mr. Gilis and Mr. West each as a Managing Director A and CPPIB has appointed Mr. Selwood and Mr. Morgan each as Managing Director B. The other Managing Directors are each Managing Director C. See “Certain Relationships And Related-Party Transactions—Investment Agreement.”

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Management Services Agreements

We have entered into certain agreements with the Sponsors, or their affiliates, pursuant to which we pay the Sponsors fees for advisory consulting, financial oversight and other services provided and to be provided to us and our subsidiaries. Pursuant to such agreements, subject to certain conditions, we expect to pay an annual management fee to the Sponsors of approximately $3.0 million, will reimburse their out-of-pocket expenses and we may pay the Sponsors additional fees associated with financial advisory and other future transactions.

In addition, the Sponsors each received a one-time transaction fee of $25.0 million for the provision of certain services in connection with the Acquisition, including arranging and negotiating the transaction and arranging and negotiating the funding for the transaction.

Investment Agreement

The Sponsors and any members of management that hold capital stock or options to purchase capital stock of Holdings are or will become parties to an investment agreement with Top Co-op and Holdings, which provides for, among other things, the right of the Sponsors to designate directors of Top Co-op and Holdings, restrictions on transfer of the equity of Top Co-op and Holdings held by such parties, tag-along-rights, drag-along rights, registration rights and certain voting rights.

Arrangements with Executive Officers

See “Management” for a description of arrangements with our directors and executive officers. We may enter into or modify employment agreements with certain of these individuals.

Other Related Party Transactions

Dexon Investments Limited (“Dexon”) is the minority shareholder in our 60% owned subsidiary, Winhere LLC. During Fiscal 2008, Gates Winhere Automotive Pump Products (Yantai) Co Ltd, a wholly-owned subsidiary of Winhere LLC, purchased land and buildings for $1.8 million from Yantai Winhere Auto Part Manufacturing Co Ltd, a fellow subsidiary of Dexon. As of January 3, 2009, there was a zero balance outstanding in respect of this transaction.

Schrader Duncan Limited is an associate in which we hold a 50% interest. During Fiscal 2009, we and Cosmopolitan Investments (a fellow shareholder) each issued a guarantee in favor of the State Bank of India (“State Bank”) in relation to any principal sum up to a maximum of 480 million Indian rupees ($10.2 million), together with interest and any other costs and charges due to State Bank in respect of credit facilities provided to Schrader Duncan. We and Cosmopolitan Investments are jointly and severally liable for the guaranteed amounts.

From time to time we sell to and purchase from associates and entities controlled by minority shareholders in our subsidiaries (see note 46 to the consolidated financial statements contained elsewhere in this prospectus). We may from time-to-time enter into contracts with portfolio companies owned by the Sponsors, which may be material in amount. Any such transactions will be on terms that are no less favorable to us than those that would have been obtained in a comparable transaction by us with an unrelated party.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Description of Senior Secured Credit Facilities

We have entered into our senior secured credit facilities with Citibank, N.A., as administrative agent and collateral agent, and affiliates of the initial purchasers as agents and/or lenders consisting of a senior secured revolving credit facility, a Term Loan A credit facility and a Term Loan B credit facility. Our revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. We initially borrowed $300.0 million under the Term Loan A credit facility and $1,700.0 million under the Term Loan B credit facility. On December 29, 2010, we prepaid $4.0 million against the Term Loan A credit facility and $22.7 million against the Term Loan B credit facility. As at December 31, 2010, the principal amount outstanding under the Term Loan A credit facility was $296.0 million and that under the Term Loan B credit facility was $1,677.3 million.

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at December 31, 2010, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $40.3 million. We intend to fund working capital, capital expenditures, permitted acquisitions and investments with borrowings under our senior secured revolving credit facility, subject to availability. Our ability to draw under our senior secured revolving credit facility or issue letters of credit thereunder after the closing date is conditioned upon, among other things, our delivery of prior written notice of borrowing or issuance, as applicable, our ability to reaffirm the representations and warranties contained in our credit agreement and the absence of any default or event of default under our senior secured credit facilities.

Subject to certain conditions, the senior secured revolving credit facility may be increased by up to $100.0 million in additional commitments and the Term Loan B credit facility may be increased by, or new term loan facilities established up to, $400.0 million in additional commitments (less any increase in the revolving credit facility).

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at our option, a base rate as defined in the credit agreement plus an applicable margin. As of December 31, 2010, the applicable margin for the Term Loan B credit facility is 4.5% per annum for LIBOR and 3.5% per annum for base rate. As of December 31, 2010, the applicable margin for the Term Loan A credit facility and the revolving credit facility is between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR is subject to a 1.75% floor and base rate is subject to a 2.75% floor. As at December 31, 2010, borrowings under the Term Loan A credit facility attracted an interest rate of 6.0% per annum and those under the Term Loan B credit facility attracted an interest rate of 6.25% per annum (in both cases, to be next re-set on March 31, 2011). Each letter of credit issued under the revolving credit facility attracts a participation fee equal to the applicable LIBOR margin under the revolving credit facility to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the revolving credit facility (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

The following fees are applicable under the senior secured revolving credit facility: (i) an unused line fee of 0.75% per annum, based on the unused portion of the senior secured revolving credit facility, subject to decrease to 0.50% based on a total leverage to EBITDA ratio; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for LIBOR loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the face amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of the lenders and agents.

The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016. The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments and commencing on March 31, 2011 with the balance payable on maturity.

We may voluntarily prepay loans or reduce commitments under the senior secured credit facilities, in whole or in part, subject to minimum amounts without premium or penalty, other than in the case of certain re-pricing transactions with respect to the Term Loan B credit facility prior to September 29, 2011, which shall be subject to a 1% premium. If we prepay LIBOR rate loans other than at the end of an applicable interest period, it is required to reimburse the lenders for any consequential losses or expenses. We must prepay the Term Loan A credit facility and Term Loan B credit facility with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and a percentage of excess cash flow based on a total leverage to EBITDA ratio, in each case subject to certain exceptions such as reinvestment rights.

We are required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

Our obligations under the senior secured credit facilities are guaranteed by Holdings and Pinafore Acquisitions and, subject to customary grace periods following the Acquisition, will be guaranteed by all of our direct and indirect wholly owned subsidiaries (subject to certain exceptions to be agreed, including exclusion of any non-U.S. subsidiaries of a U.S. entity) and secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions). The relative rights governing the liens on the senior secured credit facilities and those securing the Notes will be governed by an intercreditor agreement. See “Description of Senior Secured Second Lien Notes—Security for the Notes—Second Lien Intercreditor Agreement.”

Our senior secured credit facilities contain customary negative covenants, including, but not limited to, restrictions on Holdings and its subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify the terms of any junior indebtedness, enter into transactions with affiliates or change our line of business. Our senior secured credit facilities require the maintenance of a minimum interest coverage ratio and a maximum total leverage ratio on a quarterly basis, and impose an annual cap on capital expenditures (subject to certain exceptions and ability to rollover unused amounts).

Our senior secured credit facilities contain customary affirmative covenants, including, but not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, maintenance of existence, payment of material taxes and other claims, maintenance of properties and insurance, access to books and records by and meetings with the lenders, compliance with applicable laws and regulations, including environmental laws, and further assurances and provision of additional collateral and guarantees.

Our senior secured credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the Notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

On February 11, 2011, we agreed with the providers of the senior secured credit facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. It was agreed that for both Term Loan A and Term Loan B the applicable margin for LIBOR will be reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate will be reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. The re-pricing became effective on February 17, 2011 and attracted a one-off premium payment by us of $16.8 million.

Multi-Currency Revolving Credit Facility

As at January 2, 2010, Tomkins had in place a £400 million multi-currency revolving credit facility and had in place a $450 million forward-start facility that commenced on the expiry of the existing facility in August 2010 and was itself due to expire in May 2012. Borrowings under the facility attracted interest at floating rates determined by reference to LIBOR. As at January 2, 2010 and during 9M 2010, there were no drawings against the facility, which was replaced by the senior secured credit facilities on the Acquisition.

Description of Medium Term Notes

On December 20, 2001, Tomkins issued the 2011 Notes, which were subsequently guaranteed by Tomkins Finance plc on August 19, 2003. Interest is payable on the 2011 Notes annually in arrears on December 20 of each year up to and including the maturity date of December 20, 2011. On September 16, 2003, Tomkins Finance plc issued the 2015 Notes, which are guaranteed by Tomkins. Interest is payable on the 2015 Notes annually in arrears on September 16 of each year up to and including the maturity date of September 16, 2015. Both the 2011 Notes and the 2015 Notes were issued under a £750,000,000 medium term note programme (the “Programme”) originally entered into on October 26, 2001. Subsequently, on August 28, 2003, Tomkins Finance plc replaced Tomkins as the issuer under the Programme for notes issued after that date under the Programme, with Tomkins agreeing to act as guarantor of such notes.

At the time of the Acquisition, Tomkins had outstanding the £150 million 2011 Notes and the £250 million 2015 Notes. Each of the 2011 Notes and the 2015 Notes contain a put option giving the holders the option to put their notes to the relevant issuer at par plus accrued interest in the event of a change of control or certain acquisitions and disposals and, in either case, a ratings downgrade occurring as a result of such transaction. On September 13, 2010, we offered to purchase the outstanding 2011 Notes at a price of 105.787% (plus accrued and unpaid interest) and the outstanding 2015 Notes at a price of 100.50% (plus accrued and unpaid interest). Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million (plus accrued interest of £3.0 million).

On November 19, 2010, we notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the Acquisition and that this constituted a put event entitling the holders to redeem the notes at par (plus accrued and unpaid interest). Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million (plus accrued interest of £2.0 million).

As at December 31, 2010, the principal amount of the outstanding 2011 Notes was £107.0 million and that of the 2015 Notes was £17.2 million.

On December 30, 2010, we made a further offer to purchase the outstanding 2011 Notes at a price of 105.00% (plus accrued and unpaid interest). Acceptances were received in respect of £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011 and the principal amount of the outstanding 2011 Notes was thereby reduced to £102.1 million.

THE EXCHANGE OFFER

Tomkins, LLC and Tomkins, Inc., the co-issuers of the initial notes, hereby offer to exchange a like principal amount of exchange notes representing the same underlying indebtedness as the initial notes for any or all initial notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your initial notes pursuant to the exchange offer.

As of the date of this prospectus, $1,035,000,000 aggregate principal amount of the initial notes is outstanding (CUSIP Nos. 693492 AC4 and 072209 AB2).

This prospectus, together with the letter of transmittal, is first being sent to all holders of initial notes known to us on or about October 21, 2011. Our obligation to accept initial notes for exchange notes pursuant to the exchange offer is subject to certain conditions set forth under “Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Except as described below, upon the completion of this exchange offer, our obligations with respect to the registration of the initial notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. Assuming the timely filing and effectiveness of the registration statement and consummation of this exchange offer, we will not have to pay additional interest on the initial notes. Following the completion of this exchange offer, holders of initial notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the initial notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the initial notes could be adversely affected upon consummation of this exchange offer. See “Risk Factors—Risks Relating to the Exchange Offer—If you choose not to exchange your initial notes in the exchange offer, the transfer restrictions currently applicable to your initial notes will remain in force and the market price of your initial notes may decline.”

Purpose and Effect of the Exchange Offer

In connection with the private placement of the initial notes, we entered into a registration rights agreement with Merrill, Lynch, Pierce, Fenner & Smith Incorporated (as successor-in-interest to Banc of America Securities LLC), Citigroup Global Market Inc., Barclays Capital Inc., RBC Capital Market Corporation and UBS Securities LLC, as representatives of the other initial purchasers of the initial notes, in which we and the guarantors agreed, among other things, to use our commercially reasonable efforts to file a registration statement within 270 days of the issuance of the initial notes and to consummate the exchange offer within 360 days of the issuance of the initial notes. The exchange notes will have terms substantially identical to the terms of the initial notes and represent the same underlying indebtedness as the initial notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreements.

Under certain circumstances specified in the registration rights agreement, we may be required to use our commercially reasonable efforts to file and cause the SEC to declare effective a shelf registration statement with respect to the resale of the initial notes within the time periods specified in the registration rights agreements and to keep the shelf registration statement effective for one year or such shorter period ending when all initial notes or exchange notes covered by the registration statement have been sold in the manner set forth and as contemplated in the registration statement.

If we fail to comply with certain obligations under the registration rights agreements, we will be required to pay additional interest to holders of the initial notes and the exchange notes required to be registered on a shelf registration statement.

Each holder of initial notes that wishes to exchange their initial notes for exchange notes representing the same underlying indebtedness in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•

such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

such holder is not an affiliate of the issuers or any of the guarantors, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes; and

•

such holder has the full power and authority to transfer the initial notes in exchange for the exchange notes and that the issuers will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the broker-dealer acquired the initial notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on SEC no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of the issuers or any of the guarantors, as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are an affiliate of the issuers or any of the guarantors, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•

you cannot rely on the position of the staff of the SEC enunciated in the Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988) and Shearman & Sterling (dated July 2, 1993) no-action letters or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer initial notes that are validly tendered and not validly withdrawn prior to the expiration date. We will issue exchange notes in exchange for a corresponding principal amount of initial notes surrendered in the exchange offer. Initial notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the exchange notes will be substantially identical to the form and terms of the initial notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreements. The exchange notes will evidence the same debt as the initial notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the initial notes were issued, and the exchange notes and the initial notes will constitute a single class and series of notes for all purposes under the indenture. For a description of the indenture, please see “Description of Senior Secured Second Lien Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of initial notes being tendered for exchange.

There will be no fixed record date for determining registered holders of initial notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Initial notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ initial notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered initial notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “Conditions to the Exchange Offer.”

Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on November 18, 2011. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification to the registered holders of the initial notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any initial notes (only if we amend or extend the applicable exchange offer);

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept initial notes not previously accepted if any of the conditions set forth below under “Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the registered holders of the initial notes, and, to the extent the exchange offer is terminated, any initial notes accepted will be promptly returned after the termination of the exchange offer. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition or if we terminate the offer, we will notify the exchange agent by oral or written notice, followed by notification to the registered holders of the initial notes no later than 9:00 a.m., New York City time, on the business day after the amendment or termination has been determined and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any initial notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of initial notes, violates any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

•	If the exchange offer is terminated, initial notes will be returned to their registered holders.

•	In addition, we will not be obligated to accept for exchange the initial notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering Initial Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any initial notes due to our extension of the exchange offer by notice by press release or other public announcement as required by Rule 14e-1(d) of the Securities Act of such extension to their holders, which notice will disclose the number of securities tendered as of the date of the notice. During any such extensions, all initial notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any initial notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer. We will issue exchange notes promptly after the expiration of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any initial notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the initial notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering Initial Notes

Only a holder of initial notes may tender their initial notes in the exchange offer. To tender in the exchange offer, a holder must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, on or prior to the expiration date, either:

•	the exchange agent must receive initial notes along with the letter of transmittal; or

•

prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of initial notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of initial notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing initial notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them. Do not send letters of transmittal or initial notes to the issuers or any guarantor.

If you are a beneficial owner whose initial notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender initial notes on your behalf.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the initial notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “Eligible Guarantor Institution” within the meaning of Rule 17A(d) -15 under the Exchange Act unless the initial notes surrendered for exchange are tendered:

•	by a registered holder of the initial notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed on the initial notes, such initial notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the initial notes and an Eligible Guarantor Institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange, electronically transmit their acceptance of the exchange by causing DTC to transfer the initial notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering initial notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the initial notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the initial notes by causing the book-entry transfer facility to transfer those initial notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of initial notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your initial notes but your initial notes are not immediately available or you cannot deliver your initial notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an Eligible Guarantor Institution;

•

prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution either: (i) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery, that (a) sets forth your name and address, the certificate number(s) of such initial notes and the principal amount of initial notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the initial notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered initial notes in proper form for transfer or a book-entry confirmation of transfer of the initial notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your initial notes according to the guaranteed delivery procedures.

Determination of Validity

The issuer and the guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer and the guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The issuer and the guarantors reserve the absolute right, in their sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person’s authority to so act.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate numbers and principal amount of the initial notes; and

•	where certificates for initial notes have been transmitted, specify the name in which such initial notes were registered, if different from that of the withdrawing holder.

If certificates for initial notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an Eligible Guarantor Institution.

If initial notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn initial notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the initial notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn initial notes may be retendered by following the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Attn: Sam Hamed

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Tel: +1.302.636.6181.

Fax: +1.302.636.4139

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of initial notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of initial notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the initial notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of initial notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of initial notes tendered;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their initial notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that initial notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your initial notes for exchange notes under the exchange offer, your initial notes will remain subject to the restrictions on transfer of such initial notes as set forth in the legend printed on the initial notes as a consequence of the issuance of the initial notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell your initial notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the initial notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are encouraged to consult your own financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

DESCRIPTION OF SENIOR SECURED SECOND LIEN NOTES

General

In this description, (i) the term “Holdings” refers to Pinafore Holdings B.V. and not its Subsidiaries, (ii) the term “Finance LLC” refers only to Tomkins, LLC, a Delaware limited liability company, and not to any of its Subsidiaries, (iii) the term “Finance Co” refers only to Tomkins, Inc., a Delaware corporation, a direct wholly owned Subsidiary of Finance LLC, and not to any of its Subsidiaries, (iv) the term “Issuers” refers to Finance LLC and Finance Co., and (v) the terms “we,” “our” and “us” each refer to Holdings and its consolidated Subsidiaries. The initial notes were issued and the exchange notes (collectively, the notes) will be issued under an indenture (the “Indenture” or the “Second Lien Notes Indenture”), dated as of September 29, 2010, among the Issuers, the Note Guarantors and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as Trustee (the “Trustee” or the “Second Lien Notes Trustee”). The notes are not intended to be and will not be quoted, listed or dealt in or on any stock exchange or over-the-counter market (including The PORTAL Market).

The following summary of certain provisions of the Indenture, the notes, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the notes, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Senior Secured Second Lien Notes” section and not otherwise defined herein have the meanings set forth in the Indenture.

We issued notes with an initial aggregate principal amount of $1.15 billion. We may issue additional notes from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Except as otherwise specified herein, all references to the “notes” include additional notes.

If a holder has given wire transfer instructions to the Issuers or paying agent, the paying agent will deliver payment of all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of paying agent as specified in the Indenture (which initially shall be a corporate trust office of the Trustee) unless the paying agent elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

The notes will be senior obligations of the Issuers and will have the benefit of the security interest in the Collateral set forth in the Indenture and will mature on October 1, 2018. Each note will bear interest at a rate per annum shown on the cover of this prospectus from September 29, 2010 or from the most recent date to which interest has been paid or provided for payable semi-annually to holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 2011.

Additional interest will be payable with respect to the notes in certain circumstances if the Issuers do not consummate the exchange offer (or shelf registration, if applicable).

Optional Redemption

On and after October 1, 2014, the Issuers may redeem the notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s registered address or otherwise in accordance with the procedures of the Depository Trust Company (“DTC”), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.500%
2015	102.250%
2016 and thereafter	100.000%

In addition, at any time prior to October 1, 2014, the Issuers may redeem the notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time, or from time to time prior to October 1, 2013, but not more than once in any twelve-month period, the Issuers may redeem up to 10% of the original aggregate principal amount of the notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 1, 2013, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by Holdings or (2) by any direct or indirect parent of the Issuers, to the extent the net cash proceeds thereof are contributed to the common or preferred equity capital (other than Disqualified Stock) of Holdings or the Issuers or used to purchase Capital Stock (other than Disqualified Stock) of Holdings from it, at a redemption price (expressed as a percentage of principal amount thereof) of par plus 9% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Subject to applicable federal and state securities laws, the Issuers or their affiliates may at any time and from time to time purchase notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, pro rata or by lot or such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the Trustee shall not select notes for redemption which would result in a holder of notes with a principal amount of notes less than the minimum denomination. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The indebtedness evidenced by the notes will be senior Indebtedness of the Issuers, will be equal in right of payment to all existing and future Second Lien Obligations, will be effectively senior in right of payment to all senior unsecured Indebtedness of the Issuers to the extent of the Collateral, will have the benefit of the security interest in the Collateral described below under “—Security for the Notes” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers.

The indebtedness evidenced by the Note Guarantees will be senior Indebtedness of the applicable Note Guarantor, will be equal in right of payment to all existing and future Second Lien Obligations of such Note Guarantor, will have the benefit of the security interest in the Collateral described below under “—Security for the Notes”, will be effectively senior in right of payment to all senior unsecured Indebtedness of such Note Guarantor to the extent of the Collateral and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor.

At July 2, 2011, Holdings and its Restricted Subsidiaries had $3,310.3 million of indebtedness outstanding (excluding $104.7 million of letters of credit).

Although the Indenture will limit the Incurrence of Indebtedness by Holdings and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, Holdings and its Restricted Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be secured Indebtedness constituting Second Lien Obligations. See “—Certain Covenants—Liens” and “Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Security for the Notes

The notes and the Note Guarantees will be secured by security interests in the Collateral, subject to Permitted Liens. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuers or any of the U.S. Note Guarantors, subject to the exceptions described below. In addition, the collateral in non-U.S. jurisdictions will consist of those types of assets customarily provided as security for bank loans with certain agreed exceptions.

The Collateral does not include (i) any rights of a grantor with respect to any contract, lease, license or other agreement if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation (including a breach or default) of, a restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such rights in favor of a third party or in conflict with any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained or (y) expressly give any other party (other than another grantor or its affiliates) in respect of any such contract, lease, license or other agreement, the right to terminate its obligations thereunder; subject to certain qualifications; (ii) any assets to the extent and for so long as the pledge of or security interest in such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law; (iii) Equity Interest in excess of 65% of the issued and outstanding Equity Interest entitled to vote of any Foreign Subsidiary of an Issuer or any domestic Note-Guarantor (or any domestic Subsidiary that is treated as a disregarded entity under the Code if substantially all of its assets consist of the Equity Interests of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code); (iv) any “intent-to use” trademark applications filed, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the US Patent and Trademark Office, to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application; (v) assets owned by any grantor on the Issue Date or thereafter acquired that are subject to certain Permitted Liens, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation relating thereto) prohibits the creation of any other Lien on such asset; (vi) any particular assets if, in the reasonable judgment of the Issuers evidenced in writing, creating a pledge thereof or security interest therein to the Second Lien Collateral Agent for the benefit of the Holders would result in any material adverse tax consequences to Holdings or its Restricted Subsidiaries; (vii) certain immaterial real property and (viii) any particular assets if the burden, cost or consequences (including any adverse tax consequences) to Holdings or its Restricted Subsidiaries of creating or perfecting such pledges or security interests in such assets in favor of the Second Lien Collateral Agent for the benefit of the holders is excessive in relation to the benefits to be obtained therefrom by the holders.

In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of Holdings due to the fact that such Subsidiary’s securities secure the notes, then the securities of such Subsidiary will not be subject to the Liens securing the notes and will automatically be deemed not to be part of the Collateral but only to the extent necessary not to be subject to such requirement and only for so long as required to not be subject to the requirement. In the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) such Subsidiary’s securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the securities of such Subsidiary will automatically be deemed to be a part of the Collateral but only to the extent permitted to not be subject to any such financial statement requirement. Except for equity interests and certain other assets of certain of our Subsidiaries, to the extent any Senior Obligations (other than the notes) are secured by any assets of any Note Guarantor or any Issuer, the Second Lien Note Obligations shall be secured by such assets.

Security interests securing the notes and the proceeds and distributions in respect thereof will be subject to intercreditor arrangements described under “Second Lien Intercreditor Agreement.” The Persons holding other Second Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Second Lien Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the notes.

The Issuers and the Note Guarantors are and will be able to incur additional indebtedness in the future that could share in the Collateral, including additional Senior Obligations and Second Lien Obligations. The amount of such Obligations and additional Indebtedness is and will be limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such Obligations could be significant.

Post-Closing Matters

Other than the pledge of the capital stock of Tomkins plc, the Issuers may not have any of the security interests on the Collateral in place on the Issue Date. The Issuers will be required to have (i) all security interests in any Collateral constituting personal property located in the United States and Canada in place and perfected no later than 60 days following the Issue Date and (ii) all security interests in any Collateral constituting personal property located outside the United States and Canada or any real property to be in place and perfected no later than 90 days following the Issue Date, or in each case such longer period to the extent such longer period has been agreed to by the Credit Agreement Collateral Agent with respect to the Credit Agreement Indebtedness.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if the Issuers or any Note Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Senior Obligations, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property as security for the notes and the Note Guarantees and if the Issuers or any Note Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Second Lien Obligations, it must concurrently grant a pari passu-priority perfected security interest (subject to Permitted Liens) upon such property as security for the notes and the Note Guarantees.

Security Documents

The Issuers, the Note Guarantors and the Second Lien Collateral Agent will enter into one or more Security Documents defining the terms of the security interests that secure the notes and the Note Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Note Guarantors under the notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Second Lien Collateral Agent will act as a collateral agent on behalf of the Trustee and the noteholders.

Second Lien Intercreditor Agreement

The Credit Agreement Collateral Agent, the Second Lien Collateral Agent, Holdings and the Subsidiaries of Holdings party thereto will enter into the Second Lien Intercreditor Agreement, which may be amended from time to time without the consent of the holders of the notes, including to add other parties holding the Second Lien Note Obligations and Senior Obligations permitted to be incurred under the relevant agreements.

The Second Lien Collateral Agent will not be permitted to enforce the security interests even if any event of default under the Second Lien Note Documents has occurred and the Second Lien Note Obligations thereunder have been accelerated except (a) in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Second Lien Note Obligations or (b) as necessary to take any action in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the Collateral.

The Second Lien Collateral Agent, for itself and on behalf of each Second Lien Note Secured Party, has agreed pursuant to the Second Lien Intercreditor Agreement that (a) it will not (and thereby waives any right to) take any action to challenge or contest the validity, perfection, priority or enforceability of a Lien securing any Senior Obligations and (b) it will not oppose or otherwise contest any request for judicial relief made in any court by the Senior Representative or any Senior Secured Parties relating to the lawful enforcement of any first lien on Collateral or other collateral securing both the Senior Obligations and any Second Lien Note Obligations.

In addition, the Security Documents provide that prior to the Discharge of Senior Obligations, the Senior Representative may take actions with respect to the Collateral (including the release of Collateral and the manner of realization (subject to the provisions described under “—Release of Collateral”)) without the consent of the Second Lien Collateral Agent or other Second Lien Note Secured Parties.

The Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies will be applied to the Senior Obligations to be distributed prior to application to any Second Lien Note Obligations in such order as specified in the relevant Senior Documents until the Discharge of Senior Obligations has occurred.

In addition, so long as the Discharge of Senior Obligations has not occurred, the Second Lien Collateral Agent shall not acquire or hold any Lien on any assets of Holdings or any Subsidiary (and neither Holdings nor any Subsidiary shall grant such Lien) securing any Second Lien Note Obligations that are not also subject to the first lien in respect of the Senior Obligations under the Senior Documents (other than funds deposited for the discharge or defeasance of the Second Lien Notes to the extent permitted by the relevant documents).

The Second Lien Collateral Agent and each other Second Lien Note Secured Party will agree that any Lien purported to be granted on any collateral as security for Senior Obligations shall be deemed to be and shall be deemed to remain senior in all respects and prior to all Liens on such collateral securing any Second Lien Note Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

The Second Lien Intercreditor Agreement will provide that so long as the Discharge of Senior Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against an Issuer or any Note Guarantor, (i) neither the Second Lien Collateral Agent nor any Second Lien Note Secured Party will (x) exercise or seek to exercise any rights or remedies with respect to any collateral securing both the Senior Obligations and any Second Lien Note Obligations in respect of any applicable Second Lien Note Obligations, or institute any action or proceeding with respect to such rights or remedies, (y) contest, protest or otherwise object to any foreclosure or enforcement proceeding or action brought with respect to any collateral by the Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any control agreement, lockbox agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Note Secured Party either is a party or may have rights as a third-party beneficiary, or any other exercise by any such party of any rights and remedies as a secured party relating to such collateral, or (z) object to any waiver or forbearance by the Senior Secured Parties from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to such collateral or any other collateral in respect of Senior Obligations and (ii) except as otherwise provided in the Second Lien Intercreditor Agreement, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right to enforce rights and exercise remedies and make determinations regarding the release, disposition or restrictions, or waiver or forbearance of rights or remedies with respect to such collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Note Secured Party. However, in any insolvency or liquidation proceeding, the Second Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Second Lien Note Obligations or the Second Lien Collateral Agent may take any action in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the Collateral.

In addition, the Second Lien Collateral Agent and each other Second Lien Note Secured Party will agree, among other things, that if an Issuer or any Note Guarantor is subject to any insolvency or liquidation proceeding and the Senior Representative desires to permit the use of cash collateral or to permit an Issuer or any Note Guarantor to obtain DIP Financing, including if such DIP Financing is secured by Liens senior in priority to the Liens securing the Second Lien Note Obligations, then the Second Lien Collateral Agent, on behalf of itself and each applicable Second Lien Note Secured Party, will not object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the Second Lien Intercreditor Agreement) and, to the extent the Liens securing the Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Senior Obligations.

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes and the Notes Obligations (other than securities, instruments and chattel paper constituting part of the Collateral and deposited with the Senior Representative in accordance with the provisions of the Senior Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuers and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2) in the case of a Note Guarantor that is released from its Note Guarantee with respect to the notes, the release of the property and assets of such Note Guarantor;

(3) as described under “—Amendment, Supplement and Waiver” below; or

(4) to the extent required by the terms of the Second Lien Intercreditor Agreements.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Note Guarantees

As promptly as practicable and in any event within 60 days of the Issue Date (the “60 Day Post-Closing Period”) Holdings and each of its Restricted Subsidiaries (other than the Issuers), that are borrowers or guarantors under the Credit Agreement, excluding certain entities that would trigger a Rule 3-10 release as reasonably determined by Holdings, will jointly and severally irrevocably and unconditionally guarantee on a second lien basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”).

Each Note Guarantee of a Note Guarantor will rank:

•	equally in right of payment with all existing and future senior Indebtedness of such Note Guarantor but, to the extent of the value of the Collateral, will be effectively senior to such Indebtedness;

•	senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor, if any;

•	effectively subordinated to any obligations of such Note Guarantor secured by Permitted Liens to the extent of the value of the assets of such Note Guarantor to these Permitted Liens; and

•	structurally subordinated to any Indebtedness or Obligations of any of such Note Guarantor’s non-Guarantor Subsidiaries.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risk Related to the Notes.” Thereafter, Holdings will cause each Restricted Subsidiary (unless such Subsidiary is already a Note Guarantor) that guarantees the Credit Agreement or any other capital markets debt securities of the Issuers or any Note Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same senior basis. See “—Certain Covenants—Future Guarantors.”

Each Note Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released and discharged upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) Holdings designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary of Holdings or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, except if a release or discharge is by or as a result of payment under such other guarantee,

(d) the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture,

(e) upon the release or discharge of all other Guarantees by such Guarantor of Indebtedness of the Issuers or any other Guarantor, except if a release or discharge is by or as a result of payment under such other guarantees, or

(f) the event that Rule 3-10 of Regulation S-X under the Securities Act (“Rule 3-10”) would require separate financial statements of any Subsidiary of Holdings that is a Note Guarantor to be filed with the SEC solely because such Subsidiary’s Note Guarantee is not a Full and Unconditional guarantee under the notes and the Indenture as reasonably determined by Holdings (the “Rule 3-10 Limitation”); provided, however, that such Subsidiary’s Note Guarantee will automatically be reinstated or provided on such date that it is reasonably determined by Holdings that the Rule 3-10 Limitation no longer exist.

Notwithstanding anything else to the contrary, Holdings will be a guarantor to the notes for so long as the notes are outstanding.

“Full and Unconditional” has the meaning set forth in Rule 3-10 of Regulation S-X promulgated pursuant to the Securities Act.

Holdings’ Subsidiaries (other than the Issuers) that are not expected to be Note Guarantors accounted for: (i) 40% of our sales; (ii) 46% of our Adjusted EBITDA; (iii) 40% of our total assets; and (iv) 24% of our total liabilities. All of the above percentages are calculated from ongoing operations only, and are as of and for the twelve months ended July 3, 2010. Both (i) and (ii) are calculated excluding corporate center entities.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuers to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Holdings, or any direct or indirect parent of Holdings.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction, as described under “—Merger, Consolidation or Sale of All or Substantially All Assets” shall constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the notes as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee describing:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the transaction or transactions constitute a Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4) the instructions determined by the Issuers that a holder must follow in order to have its notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

The Issuers will comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of such covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue of such compliance.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Holdings and its Restricted Subsidiaries will not be subject to the following covenants or provisions (collectively, the “Suspended Covenants”):

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”; and

(7) “—Future Guarantors.”

In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by Holdings or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of the covenant described under “—Transactions with Affiliates,” all agreements and arrangements entered into by Holdings and any Restricted Subsidiary with an Affiliate of Holdings during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restriction contemplated by such covenant will be deemed to have been existing on the Issue Date.

Holdings shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Holdings’ and its Subsidiaries future compliance with their covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture will provide that:

(1) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) Holdings will not permit any of its Restricted Subsidiaries of Holdings to issue any shares of Preferred Stock;

provided, however, that Holdings and any Restricted Subsidiary of Holdings may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuers and any Restricted Subsidiary that is a Note Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Note Guarantors of the notes shall not exceed $100.0 million at any one time outstanding pursuant to this paragraph and clause (u) below at such time.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $2,700.0 million outstanding at any one time, less (i) the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Cash Proceeds from Asset Sales and (ii) the aggregate principal amount of Indebtedness Incurred and outstanding pursuant to a Qualified Receivables Financing;

(b) the Incurrence by the Issuers and the Note Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Note Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c) Indebtedness and Preferred Stock existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including without limitation Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of Holdings to finance, all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of Holdings or its Restricted Subsidiaries or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (d), not to exceed $150.0 million at the time of Incurrence, at any one time outstanding;

(e) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary of Holdings providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuers in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) [Intentionally Omitted]

(h) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness or Disqualified Stock of Holdings or a Restricted Subsidiary to another Restricted Subsidiary or to Holdings; provided that if an Issuer or a Note Guarantor Incurs such Indebtedness or issues such Disqualified Stock to a Restricted Subsidiary that is not an Issuer or a Note Guarantor such Indebtedness or Disqualified Stock, as applicable, is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any of its Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of Holdings, the Issuers or any other Note Guarantor and Preferred Stock of the Issuers or any Note Guarantor that is a Restricted Subsidiary of Holdings in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of 4.0% of Total Assets of Holdings and its Restricted Subsidiaries and $150.0 million at any one time outstanding;

(m) any guarantee by Holdings or its Restricted Subsidiary of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Holdings that serves to refund, refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (n), (q), (s), (t) and (u) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3) to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not an Issuer or a Note Guarantor that refinances Indebtedness of an Issuer or a Note Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(p) Indebtedness of Holdings or any Restricted Subsidiary of Holdings supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(q) Contribution Indebtedness;

(r) Indebtedness of Holdings or any Restricted Subsidiary of Holdings consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness of Foreign Subsidiaries of Holdings that are not Note Guarantors in an aggregate amount not to exceed $200.0 million at any one time outstanding;

(t) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary of Holdings other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(u)(x) Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary of Holdings incurred to finance an acquisition or (y) Acquired Indebtedness of the Issuers or any Restricted Subsidiary of Holdings; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (a) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would not be less than immediately prior to such transactions; provided, however, that on a pro forma basis, together with amounts incurred or issued and outstanding pursuant to the first paragraph of this covenant, no more than $100.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued by a Restricted Subsidiary of Holdings that is not a Note Guarantor pursuant to this clause (u) shall be incurred or issued and outstanding;

(v) Indebtedness incurred by the Issuers or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes; and

(w) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted under the Indenture.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuers shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Note Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of Holdings or to Holdings and its Restricted Subsidiaries; or (B) by a Restricted Subsidiary or Holdings so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of Holdings or any other direct or indirect parent of Holdings;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to Refunding Capital Stock), (6), (8), (13)(b), (16) and (23) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2011 to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by Holdings after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent of Holdings (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of Holdings or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to Holdings or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in Holdings or any direct or indirect parent of Holdings (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by Holdings or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to Holdings or a Restricted Subsidiary of Holdings) of the Capital Stock of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(6) in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, in each case after the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Holdings or any direct or indirect parent of Holdings or any Note Guarantor or Subordinated Indebtedness of the Issuers or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to Holdings or any Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount (or accredited value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees and expenses Incurred in connection therewith);

(b) such Indebtedness is subordinated to the notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such Indebtedness has a final scheduled maturity no earlier than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any other direct or indirect parent of Holdings to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of Holdings or any other direct or indirect parent of Holdings held by any future, present or former employee, director or consultant of Holdings or any direct or indirect parent of Holdings or any Subsidiary of Holdings or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $20.0 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Holdings or any other direct or indirect parent of Holdings (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date

(provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); in addition, cancellation of Indebtedness owing to the Issuers from any current or former officer, director or employee (or any permitted transferees thereof) of the Issuers or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Issuers from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to Holdings or any direct or indirect parent of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Holdings or any direct or indirect parent of Holdings issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $100.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(8) the payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent of Holdings to fund the payment by any direct or indirect parent of Holdings of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by Holdings from any public offering of common stock or contributed to Holdings or any other direct or indirect parent of Holdings from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $150.0 million at any one time outstanding;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;

(12) the payment of any dividends or other distributions to any direct or indirect equity holder of Holdings, the Issuers or a Restricted Subsidiary in amounts required for such equity holder to pay U.S. federal, state, foreign or local income taxes (as the case may be) imposed directly on such equity holder to the extent such income taxes are attributable to the income of Holdings, the Issuers or such Restricted Subsidiary, as the case may be, by virtue of Holdings, the Issuers or Restricted Subsidiary being either a pass-through entity for tax purposes or a member of a consolidated or combined tax group of which Holdings, the Issuers or such Restricted Subsidiary is a member; provided, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings, the Issuers or Restricted Subsidiary, as the case may be, would have been required to pay in respect of U.S., federal, state, foreign or local taxes (as the case may be) for such year had Holdings, the Issuers or such Restricted Subsidiary paid such taxes as a stand alone taxpayer (or stand alone group) (reduced by any such taxes paid directly by Holdings, the Issuers or such Restricted Subsidiary);

(13) the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for any direct or indirect parent of Holdings to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any direct or indirect parent of Holdings, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Holdings, if applicable, and its Subsidiaries; and

(b) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of Holdings, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) pay fees and expenses Incurred by any direct or indirect parent, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such parent; and

(d) payments to the Sponsor (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the holders of the notes in any material respect than the Management Agreement) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case to the extent permitted under clauses (11) and (12) of the covenant “—Transactions with Affiliates”.

(14)(i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(15) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Holdings and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(17) any joint venture may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(18) any Restricted Payments made in connection with the consummation of the Transactions;

(19) Restricted Payments made after the Issue Date to repurchase or redeem any Existing Notes not tendered in connection with the Transactions;

(20) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuers;

(21) Holdings or any of its Restricted Subsidiaries may make Restricted Payments from funds held in the Loan Note Escrow Account to the holders of the Loan Notes in accordance with the terms of the Loan Notes Instrument; and

(22) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (8), (10), (11) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuers may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into or existing on the Issue Date, including pursuant to the Credit Agreement and the other documents relating to the Transactions;

(2) the Indenture, the notes and any exchange notes and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction in the ordinary course of business;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payment on the notes (as determined by the Issuers in good faith);

(12) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(13) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuers or any Restricted Subsidiary thereof in any manner material to the Issuers or any Restricted Subsidiary thereof;

(14) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(15) contractual encumbrances or restrictions under the COLI Loans;

(16) restrictions contained in the Loan Notes Instrument; and

(17) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary of Holdings to other Indebtedness Incurred by Holdings or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture will provide that Holdings will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary of Holdings (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies Holdings or such Restricted Subsidiary, as the case may be, from further liability;

(b) any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Holdings’ or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(1) to repay Indebtedness constituting Senior Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto),

(2) to repay Indebtedness constituting Second Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that (x) to the extent that the terms of Second Lien Obligations other than the Second Lien Note Obligations and other than any capital markets debt securities require that such Second Lien Obligations are repaid with the Net Cash Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuers shall be entitled to repay such other Second Lien Obligations prior to repaying the Obligations under the notes and (y) subject to the foregoing clause (x), if the Issuers or any Note Guarantor shall so reduce Second Lien Obligations, the Issuers will equally and ratably reduce Obligations under the notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes),

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), assets, or property or capital expenditures, in each case used or useful in a Similar Business,

(4) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale, or

(5) any combination of the foregoing.

provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Issuers have entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Pending the final application of any such Net Cash Proceeds, Holdings or such Restricted Subsidiary of the Issuers may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the two preceding paragraphs (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers shall make an offer to all holders of notes (and, at the option of the Issuers, to holders of any Second Lien Obligations) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Second Lien Obligations), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Second Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Second Lien Obligations, such lesser price, if any, as may be provided for by the terms of such Second Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Second Lien Obligations) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such Second Lien Obligations) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more notes (and such Second Lien Obligations) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis or by lot or such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be purchased in part. Selection of such Second Lien Obligations will be made pursuant to the terms of such Second Lien Obligations.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The Indenture will provide that Holdings will not, and will not permit any Restricted Subsidiaries of Holdings to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuers deliver to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuers or any other direct or indirect parent of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among Holdings and/or any of the Restricted Subsidiaries of Holdings (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of Holdings or any direct parent company of Holdings, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger or consolidation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)(a) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Permitted Investments;

(3) the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or any direct or indirect parent of Holdings;

(4) transactions in which Holdings or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(6) any agreement as in effect as of the Issue Date or any transaction contemplated thereby;

(7) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(8)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to Holdings and the Restricted Subsidiaries of Holdings in the reasonable determination of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(11) the payment of annual management, consulting, monitoring and advisory fees to the Sponsor pursuant to the Management Agreement to the Sponsor in an aggregate amount in any fiscal year not to exceed $5.0 million, plus all out-of-pocket reasonable expenses Incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to Holdings and its Restricted Subsidiaries;

(12) payments by Holdings or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor as in effect on the Issue Date or (y) approved by a majority of the Board of Directors of Holdings or any direct or indirect parent of Holdings in good faith;

(13) any contribution to the capital of Holdings or any Restricted Subsidiary;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(15) transactions between Holdings or any of its Restricted Subsidiaries and any Person, a director of which is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) any employment agreements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or any direct or indirect parent of Holdings or of a Restricted Subsidiary of Holdings, as appropriate, in good faith;

(19) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(20) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(21) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuers or any of their Restricted Subsidiaries with current, former or future officers and employees of the Issuer, Holdings or any of their respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Issuer, Holdings or any of their respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(22) transactions with a Person that is an Affiliate of the Issuers solely because the Issuers, directly or indirectly, own Equity Interests in, or control, such Person entered into in the ordinary course of business;

(23) transactions pursuant to any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the Indenture, and any transactions contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuers and their Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on the date of the Indenture; and

(24) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuers or any of their Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; and

(25) transactions in which the Issuers or any of their Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view or meets the requirements of prong (a) of the previous paragraph of this covenant.

Liens. The Indenture will provide that Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of Holdings or such Restricted Subsidiary.

Reports and Other Information. The Indenture will provide that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if Holdings were then subject to such SEC reporting requirements as a non-accelerated filer), the information included in annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if Holdings were then subject to such SEC reporting requirements as a non-accelerated filer), the information included in quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information, and

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (of any successor or comparable form);

provided, however, that Holdings shall not be so obligated to file such reports with the SEC prior to the date that it files a registration statement with the SEC, or in the event that the SEC does not permit such filing, in which event Holdings will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, further, that until such time as Holdings is subject to Section 13 or 15(d) of the Exchange Act: such reports shall not be required to contain any exhibit, or comply with (i) Item 10(e) of Regulation S-K promulgated by the SEC, (ii) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC; and (b) such reports shall not be required to contain the separate financial statements contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC. In addition, annual and quarterly reports provided pursuant to clauses (1) and (2) above shall include in footnote form, condensed consolidating financial information together with the with separate columns for: (i) Holdings; (ii) the Issuers; (iii) Note Guarantors (other than Holdings) on a combined basis; and (iv) any other Subsidiaries of Holdings on a combined basis; (v) consolidating adjustments; and (vi) the total consolidated amounts.

In addition, Holdings will make such information available to prospective investors upon request. In addition, Holdings have agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Holdings will be deemed to have furnished such reports referred to above to the Trustee and the holders of the notes if Holdings have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

Holdings will also hold quarterly conference calls for the holders of the notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of Holdings and not later than ten Business Days from the time that Holdings distribute the financial information as set forth in clauses (1) or (2) above, as applicable. No fewer than two days prior to the conference call, Holdings shall post to their website the time and date of such conference call and providing instructions for holders, securities analysts and prospective investors to obtain access to such call.

In the event that any direct or indirect parent of Holdings is or becomes a Note Guarantor, the Indenture will permit Holdings to satisfy their obligations in this covenant with respect to financial information relating to Holdings by furnishing financial information relating to such direct or indirect parent.

Future Guarantors. Subject to the requirements to provide certain guarantees within the 60 Day Post-Closing Period, the Indenture will provide that if Holdings acquires or creates any Restricted Subsidiary after the Issue Date (unless such Subsidiary is a Foreign Subsidiary that is not a guarantor under the Credit Agreement nor any capital markets debt of an Issuer or a Note Guarantor, a Receivables Subsidiary or is already a Note Guarantor) that guarantees any Indebtedness of Holdings, the Issuers or any other Note Guarantor, Holdings shall cause such Subsidiary, within 20 Business Days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will become a Note Guarantor under the Indenture governing the notes.

Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Indenture will provide that neither Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) such Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under the Indenture, the notes and the Security Documents pursuant to supplemental indentures or other documents or instruments;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is other than such Issuer, each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than such Issuer) will succeed to, and be substituted for, the Issuer under the Indenture, the notes and the Security Documents, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture, the notes and the Security Documents. Notwithstanding the foregoing clauses (3) and (4), (a) an Issuer may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, the other Issuer or to any Restricted Subsidiary and (b) an Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Issuer in another state of the United States, the District of Columbia or any territory of the United States and (c) the Transactions may occur so long as the amount of Indebtedness of such Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of Holdings or its Restricted Subsidiary (other than to an Issuer) that is a Note Guarantor, each Note Guarantor will not, and Holdings will not permit any Note Guarantor to, consolidate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) (other than the Transactions) unless:

(1) such sale or disposition or consolidation or merger is not in violation of the covenant described under “—Certain Covenants—Asset Sales”;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Note Guarantor is not increased thereby, (2) a Note Guarantor may merge or consolidate with another Note Guarantor or the Issuers and (3) a Note Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Note Guarantor.

Defaults

An Event of Default will be defined in the Indenture with respect to a series of notes as:

(1) a default in any payment of interest on any note of such series when the same becomes due and payable and such default continues for a period of 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Change of Control,” or “—Merger, Consolidation or Sale of All or Substantially All Assets” or the provisions described in the third paragraph under the caption “—Note Guarantees” for 30 days after written notice by the trustee or holders representing 25% or more of the aggregate principal amount of notes outstanding,

(4) the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after written notice with its other agreements contained in the notes or the Indenture,

(5) the failure by Holdings or any Significant Subsidiary of Holdings to pay any Indebtedness (other than Indebtedness owing to Holdings or its Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(6) certain events of bankruptcy or insolvency of Holdings or a Significant Subsidiary of Holdings (the “bankruptcy provisions”),

(7) failure by Holdings or any Significant Subsidiary of Holdings to pay final and non-appealable judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event, such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”),

(8) the Note Guarantee of a Significant Subsidiary of Holdings ceases to be in full force and effect in any material respect (except as contemplated by the terms thereof) or any such Note Guarantor denies or disaffirms its obligations under such Indenture or any Note Guarantee and such Default continues for 21 days after notice of such Default shall have been given to the Trustee,

(9) unless all of the Collateral has been released in accordance with the provisions of the Security Documents from the Liens granted thereunder, an Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of Holdings, Holdings fails to cause such Subsidiary to rescind such assertions within 30 days after Holdings has actual knowledge of such assertions, or

(10) the failure by an Issuer or any Note Guarantor to comply for 60 days after written notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10), the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3), (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% of the aggregate principal amount of outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (3), (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers) and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount of outstanding notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occur, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% of the aggregate principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture, the notes, the Note Guarantees, the Security Documents and the Second Lien Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may (with respect to any notes held by a non-consenting holder):

(1) reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions,

(8) expressly subordinate the notes or any Note Guarantee or otherwise modify the ranking thereof to any other Indebtedness of the Issuers or any Note Guarantor, or

(9) modify the Note Guarantees in any manner adverse to the holders.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver (i) may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the notes or (ii) make any change in the provisions in the Second Lien Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the notes.

Notwithstanding the foregoing, without the consent of any holder, the Issuers and Trustee may amend the Indenture, the note, the Note Guarantees, any Security Document or the Second Lien Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add or release a Note Guarantee with respect to the notes in accordance with the terms of the Indenture and to comply with the provisions described under “—Guarantees,” to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Second Lien Intercreditor Agreement when permitted or required by the Indenture, the Security Documents and the Second Lien Intercreditor

Agreement, to modify the Security Documents and/or the Second Lien Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding other Second Lien Obligations or junior lien Obligations of the Issuers or any Note Guarantor so long as such other Second Lien Obligations or junior lien Obligations are not prohibited by the provisions of the Credit Agreement, Indenture and any other relevant agreement to add to the covenants of Holdings for the benefit of the holders or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any holder or that would provide any additional rights or benefits to the holders to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture, to make certain changes to the Indenture to provide for the issuance of additional notes (and the grant of security for the benefit of the additional notes); conform the text of the Indenture, the notes, the Note Guarantees or any security document to any provision of this Description of Senior Secured Second Lien Notes to the extent that such provision in this Description of Senior Secured Second Lien Notes was intended to be a verbatim recitation of the Indenture, the notes, the Note Guarantees or any security document; evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture, or evidence and provide for a successor or replacement Second Lien Collateral Agent under the Indenture and Security Documents; make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents; mortgage, pledge, hypothecate or grant a security interest in favor of the Second Lien Collateral Agent for the benefit of the Trustee and the holders of the notes as additional security for the payment and performance of the Issuer’s and any Note Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Second Lien Collateral Agent in accordance with the terms of the Indenture or otherwise; provide for the succession of any parties to the Indenture and Security Documents (and other amendments that are administrative or ministerial in nature), including, the replacement of the Second Lien Collateral Agent under the Second Lien Intercreditor Agreement, in connection with any incurrence of additional secured obligations or an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant security document; provide for a reduction in the minimum denominations of the notes; make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes, provided that compliance with the Indenture as so amended may not result in notes being transferred in violation of the Securities Act or any applicable securities laws; provide for the assumption by one or more successors of the obligations of any of the Note Guarantors under the Indenture and the Note Guarantees; or comply with the rules of any applicable securities depositary.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuers or Holdings or any other direct or indirect parent or any Note Guarantor, as such, will have any liability for any obligations of the Issuers or the Note Guarantors under the notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by an Issuer and thereafter repaid to an Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and an Issuer or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuers have delivered to the Trustee an Officer’s Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Collateral will be released from the lien securing the notes, as provided in the Indenture and Security Documents upon a satisfaction and discharge in accordance with the provisions described above.

Defeasance

The Issuers at any time may terminate all their obligations and all obligations of the Note Guarantors under the notes and the Indenture (“legal defeasance”) and cure all then existing Events of Default, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may terminate their obligations under certain covenants that are described in the Indenture, including the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision and the security default provisions described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect to any Default by the Issuers or any of their Restricted Subsidiaries with any of its obligations under the covenants described under “—Certain Covenants”), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults”.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the opinion of counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Concerning the Trustee

Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the notes.

Governing Law

The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Second Lien Obligations” has the meaning given such term by the Second Lien Intercreditor Agreement.

“Additional Senior Obligations” has the meaning given such term by the Second Lien Intercreditor Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of

(a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2014 (such redemption price being set forth in the applicable table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through October 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of Holdings (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

(b) the sale, conveyance or other disposition of all or substantially all of the assets of Holdings in a manner pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $15.0 million;

(e) any transfer or disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;

(f) sales of assets received by Holdings or any of its Restricted Subsidiary upon the foreclosure on a Lien;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business including, without limitation, any collateral;

(i) the lease, assignment or sublease of any real or personal property in ordinary course of business;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $25.0 million shall be evidenced by an Officer’s Certificate, and (2) $50.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuers;

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the Indenture or the note documents;

(o) the surrender or waiver or contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) foreclosures, condemnations or any similar action on assets; and

(q) the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duty authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS-EU.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Note Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“COLI Loan” means those certain loans borrowed from time to time by The Gates Corporation against group life insurance policies from Mass Mutual (or any successor thereto) and the associated group life insurance policies.

“Collateral” has the meaning set forth in the Indenture and Collateral Documents.

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest but excluding the interest component associated with COLI Loans and any pension or other post-employment benefit expense) related to any Receivables Financing); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to any interest expense associated with the Loan Notes, or interest income earned on amounts in the Loan Note Escrow Agreement, or the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS-EU.

“Consolidated Net Income” means, with respect to Holdings and its Restricted Subsidiaries for any period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring, non-operating or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, any severance or relocation expenses and fees, any restructuring costs, any retention payments, any expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful) and any fees, expenses, charges or payments made under or contemplated by the Scheme or otherwise related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gains or loss on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuers) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Note Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of Holdings shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to Holdings, to the extent not already included therein;

(8) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(9) any non-cash impairment charges, goodwill write-off or asset write-off resulting from the application of IFRS-EU, and the amortization of intangibles arising under IFRS-EU, shall be excluded;

(10) any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11)(a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by IFRS-EU shall be excluded;

(12) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness resulting from the application of IFRS-EU shall be excluded;

(13) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of Holdings or any of its Restricted Subsidiaries, shall be excluded;

(14) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in amounts required or permitted by IFRS-EU (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof shall be excluded;

(15) accruals and reserves, contingent liabilities, and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with IFRS-EU or as a result of adoption or modification of accounting policies shall be excluded; and

(16) solely for purposes of calculating EBITDA, the Net Income of Holdings and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(5) and (6) of the first paragraph thereof.

“Consolidated Non-cash Charges” means, with respect to Holdings and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with IFRS-EU; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien minus (y) the aggregate amount of cash and Cash Equivalents (which shall be free and clear of any Liens) of Holdings and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with IFRS-EU, in each case of clause (x) and (y) as of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (except that, for purposes of determining the amount of Consolidated Total Indebtedness pursuant to clause (1) of this definition, the amount of revolving Indebtedness under the Credit Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period).

“Consolidated Taxes” means, with respect to Holdings and its Restricted Subsidiaries any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with IFRS-EU, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuers or any Note Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Holdings after the Issue Date, provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into on July 27, 2010, among the Issuers, Holdings, certain Subsidiaries of Holdings, the financial institutions named therein and Citibank, N.A., as Administrative Agent, Banc of America Securities LLC, as syndication agent, as amended and restated on August 6, 2010, as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Credit Agreement Collateral Agent” means Citibank N.A., in its capacity as collateral agent for the lenders and other secured parties under the Credit Agreement, together with its successors and permitted assigns under the Credit Agreement.

“Credit Agreement Indebtedness” means any Indebtedness under a Credit Agreement that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6) of the definition of Permitted Liens with respect to Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Default” means any event which is, or after notice or passage of time or would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuers or one of their Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any direct or indirect parent of Holdings, as applicable (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of the Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Discharge” means, with respect to any Obligations, the payment in full and discharge of all such Obligations and the termination of any commitments or other obligations to extend additional credit. The term “Discharged” shall have a corresponding meaning.

“Disqualified Stock” means any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“EBITDA” means, with respect to Holdings and its Restricted Subsidiaries for any period, the Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering and/or issuance of the notes, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) any costs or expense Incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuers or a Note Guarantor or the net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments”; plus

(8) any ordinary course dividend, distributions or other payment paid in cash and received from any Person in excess of amounts included in clause (7) pursuant to the definition of “Consolidated Net Income”; plus/minus

(9) gains or losses due solely to fluctuations in currency values and the related tax effects; plus/minus

(10) gains or losses due to the net after-tax effect of clause (1), (3) and (4) in the definition “Consolidated Net Income” in calculating Consolidated Net Income;

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of Holdings or any direct or indirect parent of the Issuers, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to such Person’s common stock registered on Form S-8;

(2) issuance to any Restricted Subsidiary of Holdings; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by or contributed to the Issuers or the Note Guarantors after the Issue Date from:

(1) contributions to its common or preferred equity capital, and

(2) the sale (other than to Holdings or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuers, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means the Medium Term Notes to the extent outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuers or Holdings.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and its Restricted Subsidiaries for any period, the ratio of EBITDA of Holdings and its Restricted Subsidiaries for such period to the Fixed Charges of Holdings and its Restricted Subsidiaries for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations and discontinued operations (as determined in accordance with IFRS-EU), in each case with respect to an operating unit of a business, and operational changes, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became Holdings or Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuers to the extent consistent with Regulation S-X or are otherwise reasonably identifiable and factually supportable, including the amount of cost savings and operating expense reductions for which specified actions are taken or committed to be taken within 12 months after the closing date of such pro forma event and have been realized or are expected to be realized within 12 months after the closing date of such pro forma event (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period as if such cost savings and operating expense reductions were realized during the entirety of such period) relating to such pro forma event, net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by the chief financial officer of the Issuers shall be delivered to the Trustee certifying that and setting forth in detail (x) such cost savings and operating expense reductions are reasonably expected and factually supportable in the good faith judgment of the Issuers, (y) such actions are to be taken within 12 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings and expense reductions, (B) no cost savings or operating expense reductions shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings and operating expense reductions added pursuant to this definition in any period of four consecutive fiscal quarters shall not exceed (1) with respect to any individual acquisition or disposition, 10% of the EBITDA attributable to such acquired or disposed entity or assets for such period of four consecutive fiscal quarters and (2) for all other initiatives that do not result from acquisitions or dispositions, 10% of EBITDA (prior to giving effect to this definition) in the aggregate for any period of four consecutive fiscal quarters and (D) projected amounts (and not yet realized) may no longer be added in calculating EBITDA pursuant to this definition to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings and operating expense reductions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS-EU. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof or any direct or indirect Subsidiary of such Restricted Subsidiary.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Pinafore Holdings B.V. and its successors.

“IFRS-EU” means International Financial Reporting Standards as endorsed by the European Union, as in effect from time to time; provided, however, that if Holdings notifies the Trustee that Holdings (i) has elected to report under generally accepted accounting principles in, initially, the United States of America, as in effect from time to time (“GAAP”), “IFRS-EU” shall mean generally accepted accounting principles pursuant to GAAP (provided that after such election, Holdings cannot elect to report under International Financial Reporting Standards) or (ii) requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Issue Date in IFRS-EU or in the application thereof on the operation of such provision (or if the Trustee notifies Holdings that the holders of a majority of the principal amount of the notes outstanding request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS-EU or in the application thereof, then such provision shall be interpreted on the basis of IFRS-EU as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Trustee, the holders and Holdings shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in IFRS-EU (subject to the approval of the holders of a majority of the principal amount of the notes); provided, further, that if reasonably requested by the Trustee, Holdings shall provide to the Trustee and the holders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such conversion to GAAP or change in IFRS-EU.

“Incur” means, with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS-EU, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS-EU;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) COLI Loans, (d) the Loan Notes and (e) Obligations associated with other post-employment benefits and pension plans shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Holdings, its direct or indirect parent or the Issuers, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS-EU to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the applicable Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuers.

“Issue Date” means September 29, 2010.

“Loan Note Alternative” means the option made available to holders of Target Shares, subject to the terms and conditions set out in the Scheme Document, to elect to receive Loan Notes in place of the cash consideration otherwise payable.

“Loan Note Escrow Account” means an escrow or security account held at an institution reasonably acceptable to the Credit Agreement Collateral Agent provided for under an escrow and security agreement in form and substance reasonably satisfactory to the Credit Agreement Collateral Agent which will provide, among other things, that (i) so long as any Loan Notes are outstanding, release of funds from the Loan Note Escrow Account and any interest accrued thereon shall be only for the purposes of the payment of principal and interest on the Loan Notes and, in the event of either a substitution of the issuer of the Loan Notes or the exchange of the existing Loan Notes for Loan Notes of any new issuer, in each case in accordance with the terms of the Loan Note Instrument, the deposit of all funds in such Loan Note Escrow Account into a new Loan Note Escrow Account and (ii) in each interest period for the Loan Notes, the interest accruing on the funds in the Loan Note Escrow Account shall be sufficient to pay in full the interest accruing on the Loan Notes during such interest period.

“Loan Note Instrument” means the agreed form instrument constituting the Loan Notes and any certificates evidencing issued Loan Notes, each substantially in the form reasonably acceptable to the Credit Agreement Collateral Agent (or any substituted or exchange instrument that may be executed in accordance with the terms of the original Loan Note Instrument; provided that the terms and conditions of such substituted or exchange instrument are not materially less favorable to the holders of the notes, taken as a whole, than the terms and conditions of the original Loan Note Instrument).

“Loan Notes” means the loan notes to be issued pursuant to the Loan Note Instrument by Pinafore Acquisitions Limited (or any substituted or new issuer in accordance with the terms of the Loan Note Instrument) to electing holders of the Target Shares under the Loan Note Alternative in an aggregate principal amount not to exceed £50,000,000.

“Management Agreement” means one or more Management Services Agreements, dated on or about the Issue Dates between Holdings or any of its Affiliates and the Sponsor, or a successor agreement between the Issuers, or Holdings or any of its Affiliates and the Sponsor, as may be amended, supplemented or otherwise modified from time to time; provided that such amendments, supplements or modifications are not materially adverse to the note holders as determined in good faith by the Issuers.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of Holdings, any of the Restricted Subsidiaries or any of its direct or indirect parent companies on the Closing Date immediately after giving effect to the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuers as a reserve in accordance with IFRS-EU against any liabilities associated with the asset disposed of in such transaction and retained by the Issuers after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with IFRS-EU and before any reduction in respect of Preferred Stock dividends.

“Note Guarantee” means a guarantee of the notes pursuant to the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification in favor of the Trustee, the notes Collateral Agent and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer or the Secretary of the Issuers.

“Officer’s Certificate” means a certificate signed on behalf of both Issuers by any one Officer of either of the Issuers, who must be the principal executive officer, the principal financial officer, the treasurer, general counsel or the principal accounting officer of one of the Issuers that meets the requirements set forth in the Indenture.

“Paying Agent” means an office or agency maintained by the Issuers pursuant to the terms of the Indenture, where notes may be presented for payment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales.”

“Permitted Holders” means (i) the Sponsor, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of Holdings and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of Holdings, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdings (a “Permitted Holder Group”), so long as no Person or other “group” (other than a Permitted Holder specified in clause (i) and (iii) above) beneficially owns more than

50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Holdings (including the notes) or any Restricted Subsidiary of Holdings;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $100.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(10) loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(11) Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Stock) or any direct or indirect parent of Holdings, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (5), (8)(b), (22), (23) and (24) of such paragraph);

(13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(15) any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(19) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date and additional Investments in joint ventures in an aggregate amount not to exceed $100.0 million at any one time outstanding;

(20) Investments constituting COLI Loans; and

(21) Investments of a Restricted Subsidiary of Holdings acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by IFRS-EU and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by IFRS-EU;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (a), (d) or (s) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, (x) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (s), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Note Guarantor;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuers or any Restricted Subsidiary of the Issuers;

(9) Liens on assets or on property at the time Holdings or a Restricted Subsidiary of Holdings acquired the assets or property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by Holdings or any Restricted Subsidiary of Holdings;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary of Holdings permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuers or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services (and other “bank products”), owed to a lender under the Credit Agreement in the ordinary course of business;

(23) Liens on equipment of Holdings or any Restricted Subsidiary of Holdings granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(25) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $150.0 million at any one time outstanding;

(26) Liens on equipment of Holdings or any Restricted Subsidiary of Holdings granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;

(27) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(29) Liens securing the Second Lien Note Obligations;

(30) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(31) Liens associated with COLI Loans;

(32) Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 3.25 to 1.00; provided that such Liens are subject to the Second Lien Intercreditor Agreement on a pari passu or junior lien basis with the notes;

(33) Liens on receivable and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business; and

(34) Liens on the Loan Note Escrow Account securing obligations of Holdings or any of its Restricted Subsidiaries under the Loan Notes.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Holdings shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuers), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuers) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any Restricted Subsidiary of Holdings (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuers or any parent of the Issuers as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings or any Subsidiary of Holdings pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuers (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other pursuant to Standard Securitization Undertakings,

(b) with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which the Issuers reasonably believe to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuers, and

(c) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuers shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuers giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Sale/Leaseback Transaction” means an arrangement relating to assets or property now owned or hereafter acquired by the Person whereby the Issuers or a Restricted Subsidiary transfers such assets or property to a Person and the Issuers or such Restricted Subsidiary leases it from such Person, other than leases between the Issuers and a Restricted Subsidiary of the Issuers or between Restricted Subsidiaries of the Issuers.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act in relation to the cancellation of the entire issued share capital of Tomkins plc and the subsequent issue of new shares in the Tomkins plc to the Issuers as contemplated by the press release made by or on behalf of the Issuers announcing the terms of the Scheme.

“Scheme Document” means the scheme document to be issued by Tomkins plc to its shareholders in respect of the Scheme on substantially the same terms, other than with respect to the Loan Notes, as set forth in the Scheme Press Release.

“Scheme Press Release” means the press release made by or on behalf of Holdings announcing the terms of the Scheme.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Collateral Agent” means the Trustee, in its capacity as “Collateral Agent” under the Second Lien Notes Indenture and any successor thereto.

“Second Lien Intercreditor Agreement” means the junior lien intercreditor agreement dated as of July 27, 2010, among the Issuers, Citibank, N.A. as senior representative for the credit agreement secured parties, Bank of America, N.A. as initial second priority representative and each additional authorized representative for time to time party thereto, as amended on the Issue Date, as further amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with its terms.

“Second Lien Note Documents” means the Second Lien Notes, the Second Lien Notes Indenture and the Second Lien Security Documents.

“Second Lien Note Obligations” means any obligations in respect of the Second Lien Notes, the Second Lien Notes Indenture and the Second Lien Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Second Lien Note Secured Parties” means, at any time, (a) the holders of the Second Lien Notes, (b) the Second Lien Notes Trustee and the Second Lien Collateral Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Issuers and any note guarantor party to the Second Lien Notes Indenture or under any Second Lien Note Document and (d) the successors and permitted assigns of each of the foregoing.

“Second Lien Notes” means the Issuers’ 9% Second Lien Notes due 2018 issued on the Issue Date.

“Second Lien Notes Indenture” means the Indenture dated as of the Issue Date among Holdings, the Issuers and certain of their subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“Second Lien Notes Trustee” means Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as collateral trustee for the holders of the Second Lien Notes.

“Second Lien Obligations” means, collectively, (a) the Second Lien Note Obligations and (b) any Series of Additional Second Lien Obligations.

“Second Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Second Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Second Lien Obligations.

“Securities Act ” means the Securities Act of 1933, as amended.

“Security Agreement” means the Securities Agreement dated as of the Issue Note by and among the Collateral Agent, Holdings and certain of its Subsidiaries.

“Security Documents” means, collectively, the Second Lien Intercreditor Agreement, the Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Documents” means the credit, guarantee and security documents governing the Senior Obligations, including, without limitation, the Senior Security Documents.

“Senior Obligations” means, collectively, (a) all Credit Agreement Obligations and (b) any Series of Additional Senior Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the administrative agent under the Credit Agreement, and (ii) in the case of any Series of Senior Obligations or Additional Senior Secured Parties that become subject to the Second Lien Intercreditor Agreement, the Representative (as defined in the Second Lien Intercreditor Agreement) named for such Series in the applicable joinder agreement.

“Senior Security Documents” means the agreements, documents or instruments pursuant to which a Lien is granted or purported to be granted securing Senior Obligations and any Additional Senior Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Senior Obligations.

“Series” means (a) with respect to the Second Lien Obligations, each of (i) the Second Lien Note Obligations and (ii) the Additional Second Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Second Lien Intercreditor Agreement by a Representative (as defined in the Second Lien Intercreditor Agreement) (in its capacity as such for such Additional Second Lien Obligations) and (b) with respect to the Senior Obligation, each of (i) the Credit Agreement Obligations and (ii) the Additional Senior Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Second Lien Intercreditor Agreement by a Representative (in its capacity as such for such Additional Senior Obligation).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act.

“Similar Business” means any business engaged in by Holdings or any Restricted Subsidiaries of Holdings on the date of the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and the Restricted Subsidiaries are engaged on the date of the Issue Date.

“Sponsor” means (1) Onex Partners, (2) Canada Pension Plan Investment Board and/or (3) one or more investment funds advised, managed or controlled by Onex Partners or Canada Pension Plan Investment Board and, in each case (whether individually or as a group) their Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the notes or which is secured on a subordinated basis to any Second Lien Obligations of such Issuer, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee or which is secured on a subordinated basis to any Second Lien Obligations of such Note Guarantor.

“Subsidiary” means, with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with IFRS-EU.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuers or any of the Subsidiaries shall be a Swap Agreement.

“Target Shares” means all the issued and unconditionally allotted share capital in Tomkins plc and any further shares in the capital of Tomkins plc which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise together with all related rights.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended.

“Total Assets” means the total consolidated assets of Holdings and the Restricted Subsidiaries of Holdings, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Transactions” means, collectively, the Scheme and the other transactions contemplated in the Offering Memorandum for the notes as of the date thereof.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2014; provided, however, that if the period from such redemption date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuers may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any of their Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Issuers could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuers shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuers giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, Société Anonyme (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a noteholder under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us at any time that it is unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the date we are so informed in writing or become aware of same;

•	we, at our option and subject to DTC’s procedures, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, foreign persons or entities, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion applies only to holders that exchange initial notes for exchange notes pursuant to the exchange offer.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes or that any such position would not be sustained. Holders of notes are encouraged to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Characterization of the Notes

For U.S. federal income tax purposes, while not free from doubt, we intend to treat the notes as debt of Tomkins, LLC. The determination of whether an instrument is debt or equity for U.S. federal income tax purposes is an inherently factual question, and no one factor is determinative. There can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that the notes are equity. In such event, holders of the notes could be subject to different tax consequences than what is described below. The following discussion assumes that the notes are property treated as debt of Tomkins, LLC for U.S. federal income tax purposes.

Exchange Pursuant to the Exchange Offer

The exchange of the initial notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the initial notes. Accordingly, the exchange of initial notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the initial notes exchanged therefor and the same tax consequences to holders as the initial notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

ERISA CONSIDERATIONS

Each purchaser and transferee of notes will be deemed to have represented and agreed as follows:

It shall not sell or otherwise transfer the notes to, and is not acquiring the notes for or on behalf of, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 “ERISA”) or plan (as defined in Section 4975 of the Code) (a “Plan”), except that such an acquisition for or on behalf of a Plan shall be permitted:

I.	to the extent such acquisition is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no Plan (together with any other Plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

II.	to the extent such acquisition is made by or on behalf of an insurance company pooled separate account maintained by the acquirer in which no Plan (together with any other Plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

III.	to the extent such acquisition is made by or on behalf of an insurance company with assets in its insurance company general account if no Plan (together with any other Plans maintained by the same employer or employee organization) has an interest in the general account, the amount of reserves and liabilities which exceed 10% of the total reserves and liabilities of the general account plus surplus, determined as set forth in Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor, and the conditions of such exemption are otherwise satisfied;

IV.	to the extent such acquisition is made on behalf of a Plan by (i) an investment adviser registered under the Investment Advisers Act of 1940 that has as of the last day of its most recent fiscal year total client assets under its management and control in excess of $85 million and had stockholders’ or partners’ equity in excess of $1 million, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 that has the power to manage, acquire or dispose of assets of a Plan, with equity capital in excess of $1 million as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one State to manage, acquire or dispose of any assets of a Plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1 million and which is subject to supervision and examination by a State authority having supervision over insurance companies or (iv) a savings and loan association, the accounts of which are insured by the Federal Deposit Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a Plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1 million and, in any case, such investment adviser, bank, insurance company or savings and loan is an “independent fiduciary” and is otherwise a qualified professional asset manager, as such terms are used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor with respect to such Plan, and the assets of such Plan managed by such investment advisor, bank, insurance company or savings and loan, when combined with the assets of other Plans established or maintained by the same employer (or affiliate thereof, as defined in such exemption) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan and the conditions of Part I of such exemption are otherwise satisfied;

V.	to the extent such Plan is not subject to the provisions of Title I of ERISA or Section 4975 of the Code;

VI.	to the extent the acquisition is made on behalf of a Plan by an “in-house asset manager,” or INHAM (as defined in Part IV of Prohibited Transaction Class exemption 96-23 issued by the Department of Labor), Plans maintained by affiliates of the INHAM and/or the INHAM have aggregate assets in excess of $250 million, and the conditions of Part I of such exemption are otherwise satisfied; or

VII.	to the extent the acquisition by or on behalf of such Plan would not otherwise constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

If you are a broker-dealer who holds unregistered notes for your own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for your unregistered notes pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by you in connection with resales of exchange notes received in exchange for your unregistered notes where your unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. If you are a broker-dealer, exchange notes you receive for your own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. You may make resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. If you are a broker-dealer that resells exchange notes that were received by you for your own account pursuant to this exchange offer and you participate in a distribution of the exchange notes, you may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by you may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that you will be delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to this exchange offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees will be passed upon by Latham & Watkins LLP, Washington District of Columbia. Certain legal matters regarding due organization, valid existence and good standing of Pinafore Holdings B.V. and the other guarantors under the laws of their respective jurisdictions, as well as due authorization, execution and delivery of the guarantees contained in the indenture, under the laws of their respective jurisdictions are being passed upon for us by the law firms listed opposite the applicable jurisdiction in the table below:

Jurisdiction(s)	Law Firm
Colorado	Lathrop & Gage LLP
Indiana	May Oberfell Lorber
Kentucky, Ohio	Dinsmore & Shohl LLP
Michigan	Dykema Gossett PLLC
Tennessee	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Washington	Garvey Schubert Barer
Australia	Allen & Overy
Belgium	DLA Piper UK LLP
Brazil	Pinheiro Neto Advogados
British Virgin Islands	Walkers
Canada (Federal); Ontario	Davies Ward Phillips & Vineberg LLP
England and Wales	Latham & Watkins (London) LLP
Germany	Latham & Watkins LLP
The Netherlands	Freshfields Bruckhaus Deringer Amsterdam B.V.
Luxembourg	Luther Rechtsanwaltsgesellschaft mbH
Mauritius	Appleby
Mexico	Ritch Mueller, S.C.
Northern Ireland	Arthur Cox
Russia	Latham & Watkins LLP
Turkey	Hergüner Bilgen Özeke Avukatlik Ortakliği
United Arab Emirates	Hadef & Partners

EXPERTS

The consolidated financial statements of Pinafore Holdings B.V. and subsidiaries (the “Company”) as at December 31, 2010 (Successor Company) and as at January 2, 2010 (Predecessor Company) and for the period from September 1, 2010 through December 31, 2010 (Successor Company) and for the period from January 3, 2010 through September 24, 2010, for the 52-week period from January 4, 2009 to January 2, 2010 and for the 53-week period from December 30, 2007 to January 3, 2009 (Predecessor Company), included in this Prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Audited consolidated financial statements of Pinafore Holdings B.V. as at December 31, 2010

Pinafore Holdings B.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pinafore Holdings B.V.

We have audited the accompanying consolidated balance sheets of Pinafore Holdings B.V. and subsidiaries (the ‘Company’) as at December 31, 2010 (Successor Company balance sheet) and as at January 2, 2010 (Predecessor Company balance sheet), and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the period from September 1, 2010 through December 31, 2010 (Successor Company operations) and for the period from January 3, 2010 through September 24, 2010, for the 52-week period from January 4, 2009 to January 2, 2010 and for the 53-week period from December 30, 2007 to January 3, 2009 (Predecessor Company operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of Pinafore Holdings B.V. and subsidiaries as at December 31, 2010 and the results of their operations and their cash flows for the period from September 1, 2010 through December 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as at January 2, 2010 and the results of its operations and its cash flows for the period from January 3, 2010 through September 24, 2010, the 52-week period from January 4, 2009 to January 2, 2010 and the 53-week period from December 30, 2007 to January 3, 2009 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Deloitte LLP

London, United Kingdom

March 30, 2011 (August 22, 2011 as to the effect of discontinued operations discussed in note 15)

Pinafore Holdings B.V.

CONSOLIDATED INCOME STATEMENT

		SUCCESSOR	PREDECESSOR
	Note	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Continuing operations
Sales	5	1,181.3	3,270.4	3,866.5	5,094.9
Cost of sales		(950.3)	(2,223.8)	(2,748.2)	(3,702.4)
Gross profit		231.0	1,046.6	1,118.3	1,392.5
Distribution costs		(137.1)	(362.0)	(441.7)	(556.7)
Administrative expenses		(217.3)	(327.3)	(437.0)	(470.0)
Transaction costs	6	(78.2)	(41.2)	–	–
Impairments	7	–	–	(73.0)	(341.3)
Restructuring costs	8	(3.7)	(10.0)	(140.9)	(25.8)
Net gain on disposals and on the exit of businesses	8	–	6.3	0.2	43.0
Gain on amendment of post-employment benefits	9	–	–	63.0	–
Share of profit/(loss) of associates	23	1.0	(0.8)	(0.7)	(2.5)
Operating (loss)/profit		(204.3)	313.2	88.2	39.2

Interest expense	11	(90.8)	(71.4)	(111.0)	(133.6)
Investment income	12	18.7	48.0	67.0	87.6
Other finance expense	13	(27.1)	(2.7)	(0.3)	(25.0)
Net finance costs		(99.2)	(26.1)	(44.3)	(71.0)
(Loss)/profit before tax		(303.5)	287.1	43.9	(31.8)
Income tax benefit/(expense)	14	34.1	(62.5)	(25.1)	(34.2)
(Loss)/profit for the period from continuing operations		(269.4)	224.6	18.8	(66.0)

Discontinued operations
(Loss)/profit for the period from discontinued operations	15	(0.8)	19.0	(12.8)	19.5
(Loss)/profit for the period	16	(270.2)	243.6	6.0	(46.5)
Non-controlling interests		(0.9)	(26.2)	(21.6)	(18.1)
(Loss)/profit for the period attributable to equity shareholders		(271.1)	217.4	(15.6)	(64.6)

* Re-presented (see note 15)

Pinafore Holdings B.V.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		SUCCESSOR	PREDECESSOR
	Note	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
(Loss)/profit for the period		(270.2)	243.6	6.0	(46.5)
Other comprehensive income/(loss)
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries		23.9	7.3	81.5	(211.7)
Associates		0.3	0.6	0.8	(3.2)
– (Loss)/gain on net investment hedges		(2.5)	0.5	(3.1)	57.2
– Reclassification to profit or loss of currency translation loss on foreign operations sold		–	–	–	6.7
		21.7	8.4	79.2	(151.0)
Available-for-sale investments:
– Unrealized gain/(loss) recognized in the period		0.2	(0.1)	0.4	(1.0)
– Reclassification to profit or loss of gain on investments sold		–	–	–	(1.2)
		0.2	(0.1)	0.4	(2.2)
Post-employment benefits:
– Net actuarial gain/(loss)		70.1	(31.3)	(143.8)	(98.8)
– Effect of the asset ceiling		(20.2)	0.3	18.6	12.3
		49.9	(31.0)	(125.2)	(86.5)
Other comprehensive income/(loss) before tax		71.8	(22.7)	(45.6)	(239.7)
Income tax (expense)/benefit	14	(15.9)	0.9	26.3	14.3
Other comprehensive income/(loss) after tax		55.9	(21.8)	(19.3)	(225.4)
Comprehensive (loss)/income for the period		(214.3)	221.8	(13.3)	(271.9)

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Continuing operations		(215.1)	181.4	(33.2)	(286.4)
Discontinued operations		(6.0)	9.1	(3.6)	(1.9)
		(221.1)	190.5	(36.8)	(288.3)
– Non-controlling interests		6.8	31.3	23.5	16.4
		(214.3)	221.8	(13.3)	(271.9)

An analysis of each item of other comprehensive income/(loss) by component of equity is presented in note 40.

Pinafore Holdings B.V.

CONSOLIDATED CASH FLOW STATEMENT

		SUCCESSOR	PREDECESSOR
	Note	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Operating activities
Cash generated from operations	19	66.3	215.2	532.1	628.7
Income taxes paid		(22.3)	(66.2)	(50.3)	(116.3)
Income taxes received		1.4	45.7	31.2	31.8
Net cash inflow from operating activities		45.4	194.7	513.0	544.2
Investing activities
Purchase of property, plant and equipment		(60.2)	(90.0)	(115.2)	(183.2)
Purchase of computer software		–	(5.7)	(7.8)	(10.6)
Capitalization of development costs		(2.3)	(0.5)	(0.6)	(0.6)
Disposal of property, plant and equipment		2.7	24.6	12.9	7.9
Purchase of available-for-sale investments		–	–	–	(0.1)
Sale of available-for-sale investments		–	–	–	1.6
Investments in associates		(0.5)	–	(2.7)	(10.4)
Purchase of interests in subsidiaries, net of cash acquired	41	(4,043.9)	(41.2)	(26.5)	(65.0)
Sale of businesses and subsidiaries, net of cash disposed	42	4.0	(4.0)	0.7	124.6
Interest received		1.4	13.3	3.6	11.2
Dividends received from associates		–	0.5	0.3	0.6
Net cash outflow from investing activities		(4,098.8)	(103.0)	(135.3)	(124.0)
Financing activities
Issue of ordinary shares		2,142.3	5.5	0.1	0.2
Draw-down of bank and other loans		3,150.0	–	2.8	114.6
Repayment of bank and other loans		(460.4)	(0.8)	(164.4)	(15.6)
Premium on redemption of notes		(4.6)	–	–	–
(Payments)/receipts on foreign currency derivatives		(2.2)	(20.3)	39.6	(178.6)
Settlement of interest rate swaps		–	64.7	–	–
Capital element of finance lease rental payments		(0.2)	(0.7)	(2.8)	(2.8)
Interest element of finance lease rental payments		–	(0.2)	(0.4)	(0.5)
(Increase)/decrease in collateralized cash		(44.9)	–	2.1	0.7
Purchase of own shares		–	(6.2)	(1.4)	(4.7)
Interest paid		(58.1)	(15.2)	(37.5)	(55.0)
Financing costs paid		(182.4)	–	(6.3)	–
Equity dividend paid		–	(56.9)	(48.3)	(246.2)
Investment by a minority shareholder in a subsidiary		11.7	–	4.7	0.4
Dividend paid to a minority shareholder in a subsidiary		–	(12.0)	(8.7)	(13.5)
Net cash inflow/(outflow) from financing activities		4,551.2	(42.1)	(220.5)	(401.0)
Increase in net cash and cash equivalents		497.8	49.6	157.2	19.2
Net cash and cash equivalents at the beginning of the period		–	440.2	278.2	280.2
Foreign currency translation		(45.6)	1.3	4.8	(21.2)
Net cash and cash equivalents at the end of the period		452.2	491.1	440.2	278.2

Analysis of net cash and cash equivalents:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million	As at January 3, 2009 $ million
Cash and cash equivalents	459.3	445.0	291.9
Bank overdrafts	(7.1)	(4.8)	(13.7)
	452.2	440.2	278.2

Pinafore Holdings B.V.

CONSOLIDATED BALANCE SHEET

		SUCCESSOR	PREDECESSOR
	Note	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Non-current assets
Goodwill	20	1,745.4	436.0
Other intangible assets	21	2,268.5	78.0
Property, plant and equipment	22	1,359.1	1,122.8
Investments in associates	23	23.6	20.6
Trade and other receivables	25	26.2	81.1
Deferred tax assets	37	9.6	82.9
Post-employment benefit surpluses	35	3.6	1.3
		5,436.0	1,822.7
Current assets
Inventories	24	693.5	590.8
Trade and other receivables	25	914.5	753.0
Income tax recoverable		11.0	49.0
Available-for-sale investments	27	1.4	1.2
Cash and cash equivalents	28	459.3	445.0
		2,079.7	1,839.0
Assets held for sale	29	36.6	11.9
Total assets		7,552.3	3,673.6
Current liabilities
Bank overdrafts	30	(7.1)	(4.8)
Bank and other loans	30	(255.7)	(11.2)
Obligations under finance leases	31	(0.5)	(1.0)
Trade and other payables	32	(704.4)	(677.6)
Income tax liabilities		(106.8)	(94.7)
Provisions	38	(65.6)	(100.3)
		(1,140.1)	(889.6)
Non-current liabilities
Bank and other loans	30	(2,898.9)	(687.3)
Obligations under finance leases	31	(2.8)	(3.6)
Trade and other payables	32	(65.4)	(27.1)
Post-employment benefit obligations	35	(279.2)	(343.5)
Deferred tax liabilities	37	(793.3)	(25.3)
Income tax liabilities		–	–
Provisions	38	(24.7)	(19.2)
		(4,064.3)	(1,106.0)
Liabilities directly associated with assets held for sale		(8.1)	–
Total liabilities		(5,212.5)	(1,995.6)
Net assets		2,339.8	1,678.0
Capital and reserves
Share capital	39	–	79.6
Shares to be issued	39	17.6	–
Share premium account	39	2,124.7	799.2
Own shares	39	–	(8.2)
Capital redemption reserve	39	–	921.8
Currency translation reserve		16.2	(93.0)
Available-for-sale reserve		–	(0.9)
Accumulated deficit		(130.2)	(161.9)
Shareholders’ equity		2,028.3	1,536.6
Non-controlling interests		311.5	141.4
Total equity		2,339.8	1,678.0

The consolidated financial statements were approved by the Board of Directors on March 30, 2011.

Pinafore Holdings B.V.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

SUCCESSOR

	Share capital (note 39) $ million	Shares to be issued (note 39) $ million	Share premium account (note 39) $ million	Currency translation reserve $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at September 25, 2010	–	–	–	–	–	–	–	–
Q4 2010
(Loss)/profit for the period	–	–	–	–	(271.1)	(271.1)	0.9	(270.2)
Other comprehensive income	–	–	–	16.2	33.8	50.0	5.9	55.9
Total comprehensive (loss)/income	–	–	–	16.2	(237.3)	(221.1)	6.8	(214.3)
Other changes in shareholders’ equity:
– Issue of ordinary shares	–	–	2,124.7	–	–	2,124.7	–	2,124.7
– Acquisition of subsidiaries	–	–	–	–	–	–	304.5	304.5
– Subscription by management	–	17.6	–	–	–	17.6	–	17.6
– Share-based incentives	–	–	–	–	107.1	107.1	0.2	107.3
	–	17.6	2,124.7	–	107.1	2,249.4	304.7	2,554.1
As at December 31, 2010	–	17.6	2,124.7	16.2	(130.2)	2,028.3	311.5	2,339.8

An analysis of each item of other comprehensive income/(loss) by component of equity is presented in note 40.

Pinafore Holdings B.V.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

PREDECESSOR

	Ordinary share capital (note 39) $ million	Cancellation reserve $ million	Share premium account (note 39) $ million	Deferred shares (note 39) $ million	Own shares (note 39) $ million
As at December 29, 2007	65.5	–	679.4	–	(18.9)
Fiscal 2008
(Loss)/profit for the period	–	–	–	–	–
Other comprehensive loss	–	–	–	–	–
Total comprehensive (loss)/income	–	–	–	–	–
Other changes in shareholders’ equity:
– Transfer of currency translation difference on change of functional currency	22.6	–	112.4	–	(3.4)
– Issue of ordinary shares before redenomination	–	–	0.2	–	–
– Redenomination of ordinary shares:
Cancellation of ordinary shares of 5p each	(88.1)	88.1	–	–	–
Currency translation difference on redenomination	–	(1.3)	–	–	–
Issue of deferred shares of £1 each	–	–	(0.1)	0.1	–
Issue of ordinary shares of 9c each	79.6	(79.6)	–	–	–
Transfer to the share premium account	–	(7.2)	7.2	–	–
	(8.5)	–	7.1	0.1	–
– Dividends paid on ordinary shares	–	–	–	–	–
– Purchase of own shares	–	–	–	–	(4.7)
– Transfer of own shares	–	–	–	–	12.1
– Share-based incentives	–	–	–	–	–
– Dividends paid to minority shareholders	–	–	–	–	–
– Shares issued by a subsidiary to minority shareholders	–	–	–	–	–
– Non-controlling interest on acquisition of a subsidiary	–	–	–	–	–
As at January 3, 2009	79.6	–	799.1	0.1	(14.9)

Fiscal 2009
Profit/(loss) for the period	–	–	–	–	–
Other comprehensive (loss)/income	–	–	–	–	–
Total comprehensive (loss)/income	–	–	–	–	–
Other changes in equity:
– Cancellation of deferred shares	–	–	–	(0.1)	–
– Issue of ordinary shares	–	–	0.1	–	–
– Dividends paid on ordinary shares	–	–	–	–	–
– Purchase of own shares	–	–	–	–	(1.4)
– Transfer of own shares	–	–	–	–	8.1
– Share-based incentives (including a tax benefit of $0.9 million)	–	–	–	–	–
– Dividends paid to minority shareholders	–	–	–	–	–
– Purchase of a non-controlling interest	–	–	–	–	–
– Shares issued by a subsidiary to minority shareholders	–	–	–	–	–
As at January 2, 2010	79.6	–	799.2	–	(8.2)

9M 2010
Profit for the period	–	–	–	–	–
Other comprehensive (loss)/income	–	–	–	–	–
Total comprehensive income/(loss)	–	–	–	–	–
Other changes in equity:
– Issue of ordinary shares	0.3	–	15.1	–	–
– Dividends paid on ordinary shares	–	–	–	–	–
– Purchase of own shares	–	–	–	–	(6.2)
– Transfer of own shares	–	–	–	–	14.4
– Share-based incentives (including a tax benefit of $5.2 million)	–	–	–	–	–
– Dividends paid to minority shareholders	–	–	–	–	–
As at September 24, 2010	79.9	–	814.3	–	–

An analysis of each item of other comprehensive income/(loss) by component of equity is presented in note 40.

Pinafore Holdings B.V.

Capital redemption reserve (note 39) $ million	Currency translation reserve $ million	Available-for- sale reserve $ million	Retained profit / (accumulated deficit) $ million	Total shareholders’ equity $ million	Non-controlling interests $ million	Total equity $ million
718.8	313.7	(0.2)	379.5	2,137.8	117.0	2,254.8

–	–	–	(64.6)	(64.6)	18.1	(46.5)
–	(150.1)	(0.8)	(72.8)	(223.7)	(1.7)	(225.4)
–	(150.1)	(0.8)	(137.4)	(288.3)	16.4	(271.9)

202.9	(334.5)	–	–	–	–	–
–	–	–	–	0.2	–	0.2

–	–	–	–	–	–	–
–	1.3	–	–	–	–	–
–	–	–	–	–	–	–
–	–	–	–	–	–	–
–	–	–	–	–	–	–
–	1.3	–	–	–	–	–
–	–	–	(246.2)	(246.2)	–	(246.2)
–	–	–	–	(4.7)	–	(4.7)
–	–	–	(12.1)	–	–	–
–	–	–	12.0	12.0	–	12.0
–	–	–	–	–	(13.5)	(13.5)
–	–	–	–	–	0.4	0.4
–	–	–	–	–	8.2	8.2
921.7	(169.6)	(1.0)	(4.2)	1,610.8	128.5	1,739.3

–	–	–	(15.6)	(15.6)	21.6	6.0
–	76.6	0.1	(97.9)	(21.2)	1.9	(19.3)
–	76.6	0.1	(113.5)	(36.8)	23.5	(13.3)

0.1	–	–	–	–	–	–
–	–	–	–	0.1	–	0.1
–	–	–	(48.3)	(48.3)	–	(48.3)
–	–	–	–	(1.4)	–	(1.4)
–	–	–	(8.1)	–	–	–
–	–	–	12.2	12.2	–	12.2
–	–	–	–	–	(8.7)	(8.7)
–	–	–	–	–	(6.6)	(6.6)
–	–	–	–	–	4.7	4.7
921.8	(93.0)	(0.9)	(161.9)	1,536.6	141.4	1,678.0

–	–	–	217.4	217.4	26.2	243.6
–	3.1	(0.1)	(29.9)	(26.9)	5.1	(21.8)
–	3.1	(0.1)	187.5	190.5	31.3	221.8

–	–	–	–	15.4	–	15.4
–	–	–	(56.9)	(56.9)	–	(56.9)
–	–	–	–	(6.2)	–	(6.2)
–	–	–	(14.4)	–	–	–
–	–	–	26.4	26.4	–	26.4
–	–	–	–	–	(12.0)	(12.0)
921.8	(89.9)	(1.0)	(19.3)	1,705.8	160.7	1,866.5

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Incorporation of the Company and acquisition of Tomkins

Pinafore Holdings B.V. (‘the Company’ or ‘the Successor’) was incorporated on September 1, 2010 in and under the laws of The Netherlands.

The Company’s immediate and ultimate parent entity is Pinafore Coöperatief U.A. (‘the Co-operative’), which also operates in and under the laws of The Netherlands. The Co-operative is owned by a consortium representing the interests of Onex Corporation (‘Onex’), a Canadian private equity investor, Onex Partners III and various syndication participants, and the Canada Pension Plan Investment Board (‘CPPIB’).

On September 24, 2010, Tomkins Acquisitions Limited (formerly Pinafore Acquisitions Limited), a wholly-owned subsidiary of the Company that is incorporated in and under the laws of the United Kingdom, acquired the entire issued ordinary share capital of Tomkins plc (‘the Predecessor’).

Tomkins plc is incorporated in and under the laws of the United Kingdom. On the acquisition date, Tomkins plc was re-registered as a private company and its name was changed to Tomkins Limited.

Further information on the acquisition of the group headed by Tomkins Limited (‘Tomkins’) is presented in note 41.

References in these consolidated financial statements to ‘the Group’ refer, in the periods prior to the acquisition of Tomkins, to Tomkins Limited and its subsidiaries and, in the period subsequent to the acquisition of Tomkins, to the Company and its subsidiaries.

2.	Nature of operations

As a consequence of the acquisition of Tomkins, the Group comprises a global engineering and manufacturing business.

The Group is organized for management reporting purposes into two business groups: Industrial & Automotive and Building Products. Within these two business groups, management distinguishes between those of the Group’s operating segments that are ongoing and those that have been exited but do not meet the conditions to be classified as discontinued operations.

Industrial & Automotive manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive aftermarkets throughout the world. Industrial & Automotive is comprised of three ongoing operating segments: Power Transmission, Fluid Power and Other Industrial & Automotive.

Building Products is comprised of two ongoing operating segments: Air Distribution and Bathware. Air Distribution supplies the industrial and residential heating, ventilation and air conditioning market, mainly in North America. Bathware manufactures baths and whirlpools for the residential, and hotel and resort development markets, mainly in North America.

As explained in note 15, the Sensors & Valves operating segment within Industrial & Automotive is classified as a discontinued operation.

3.	Principal accounting policies

A. Basis of preparation

The consolidated financial statements have been prepared on a going concern basis in accordance with International Financial Reporting Standards (‘IFRSs’) adopted for use in the European Union and, except as described under the heading ‘Financial instruments’, under the historical cost convention.

From the Group’s perspective, there are no applicable differences between IFRS adopted for use in the European Union and IFRS as issued by the International Accounting Standards Board (‘IASB’) and, therefore, the financial statements also comply with IFRSs as issued by the IASB.

During the period, the Group adopted early the Amendments to IAS 24 ‘Related Party Disclosures’ and the Amendments to IFRIC 14 ‘IAS19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction’ that were issued by the IASB in November 2009. Adoption of these pronouncements had no impact on the Group’s results or financial position.

B. Accounting periods

Financial statements are presented for the periods preceding and succeeding the acquisition of Tomkins.

The financial statements for the periods preceding the acquisition of Tomkins, the Predecessor financial statements, comprise the consolidated financial statements of Tomkins Limited. Prior to the acquisition, Tomkins drew up its annual financial statements to the Saturday nearest December 31. Accordingly, Predecessor financial statements are presented for the 53-week period from December 30, 2007 to January 3, 2009 (‘Fiscal 2008’), the 52-week period from January 4, 2009 to January 2, 2010 (‘Fiscal 2009’) and the 38-week period from January 3, 2010 to September 24, 2010 (‘9M 2010’). The Predecessor financial statements do not reflect the effects of the accounting for the acquisition of Tomkins.

The financial statements for the period succeeding the acquisition, the Successor financial statements, comprise the Company’s consolidated financial statements. The Company draws up its annual financial statements to December 31. Although the Company was incorporated on September 1, 2010, it had no assets or liabilities

(other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the acquisition of Tomkins. Accordingly, the Successor financial statements

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

B. Accounting periods (continued)

present the results of the Successor’s operations for the 14-week period from September 25, 2010 to December 31, 2010 (‘Q4 2010’).

C. Basis of consolidation

The consolidated financial statements include the results, cash flows and assets and liabilities of the Company and its subsidiaries, and the Group’s share of the results and net assets of its associates.

A subsidiary is an entity controlled, either directly or indirectly, by the Company, where control is the power to govern the financial and operating policies of the entity so as to obtain benefit from its activities. The results of a subsidiary acquired during the period are included in the Group’s results from the effective date of acquisition. The results of a subsidiary sold during the period are included in the Group’s results up to the effective date of disposal.

Intra-Group transactions and balances, and any unrealized profits or losses arising from intra-Group transactions, are eliminated on consolidation.

D. Associates

An associate is an entity over which the Company, either directly or indirectly, is in a position to exercise significant influence by participating in, but not controlling or jointly controlling, the financial and operating policies of the entity.

Associates are accounted for using the equity method whereby the investments in associates are carried in the balance sheet at cost as adjusted for changes in the Group’s share of the net assets of the associate, less any recognized impairment. Profits or losses recognized by the Company or its subsidiaries on transactions with an associate are eliminated to the extent of the Group’s interest in the associate concerned.

Losses of an associate in excess of the Group’s interest in the entity are not recognized, except to the extent that the Group has incurred obligations on behalf of the entity.

E. Foreign currency translation

At entity level, transactions denominated in foreign currencies are translated into the entity’s functional currency at the exchange rate ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the exchange rate ruling on the balance sheet date. Currency translation differences arising at entity level are recognized in profit or loss.

On consolidation, the results of foreign operations are translated into the Group’s presentation currency at the average exchange rate for the period and their assets and liabilities are translated into the Group’s presentation currency at the exchange rate ruling on the balance sheet date. Currency translation differences arising on consolidation are recognized in other comprehensive income and taken to the currency translation reserve.

In the event that a foreign operation is sold, the gain or loss on disposal recognized in profit or loss is determined after taking into account the cumulative currency translation differences arising on consolidation of the operation.

In the cash flow statement, the cash flows of foreign operations are translated into the Group’s presentation currency at the average exchange rate for the period.

F. Revenue

Revenue from the sale of goods is measured at the invoiced amount net of returns, early settlement discounts, rebates and sales taxes and is recognized only where there is persuasive evidence of a sales agreement, the delivery of goods has occurred and, where there are contractual acceptance provisions, the customer has accepted the goods (or the right to reject them has lapsed), the sale price is fixed or determinable and the collectability of revenue is reasonably assured.

Where a customer has the right to return unwanted goods, future returns are estimated based on historical returns profiles. Settlement discounts that may apply to unpaid invoices are estimated based on the settlement histories of the relevant customers. Rebates that may apply to issued invoices are estimated based on expected total qualifying sales to the relevant customers.

Interest income is accrued on a time basis using the effective interest method.

Dividend income is recognized when payment is received.

G. Restructuring initiatives

Restructuring initiatives comprise expenses incurred in major projects undertaken to rationalize and improve the cost competitiveness of the Group and consequential gains and losses arising on the disposal or exit of businesses or on the disposal of assets.

H. Borrowing costs

Borrowing costs directly attributable to the construction of a production, distribution or administration facility are capitalized as part of the cost of the facility if, at the outset of construction, the facility was expected to take more than 12 months to get ready for its intended use.

All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

I. Business combinations

(i)	Background

Effective January 3, 2010, the Group adopted IFRS 3 (Revised 2008) ‘Business Combinations’, IAS 27 (Revised

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

I. Business combinations (continued)

2008) ‘Consolidated and Separate Financial Statements’, which contained a number of changes that affected the accounting for business combinations and subsequent changes in the Group’s ownership interest in a subsidiary. The revised standards were applied prospectively to business combinations with an effective date of acquisition on or after January 3, 2010.

(ii)	Businesses acquired before January 3, 2010

Business combinations were accounted for using the purchase method.

Goodwill arising in a business combination was measured as the excess of the cost of acquisition over the interest acquired by the Group in the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired business that were recognized at the acquisition date. Where the interest acquired by the Group in the fair value of the identifiable assets, liabilities and contingent liabilities that were recognized exceeded the cost of acquisition, the excess was recognized as a gain in profit or loss.

The cost of acquisition comprised the aggregate of the fair values of the assets given, liabilities incurred or assumed and equity instruments issued by the Group in exchange for control over the acquired business and any costs directly attributable to the business combination.

The identifiable assets, liabilities and contingent liabilities of the acquired business that were recognized were measured at their fair value at the acquisition date, except for assets that were classified as held for sale, which were measured at fair value less costs to sell.

Any non-controlling interests were initially measured at their share of the identifiable assets, liabilities and contingent liabilities of the acquired business that were recognized at the acquisition date.

If the initial accounting for a business combination was incomplete by the end of the reporting period in which the combination occurred, the Group reported provisional amounts for the items for which the accounting was incomplete. If, within a maximum of one year after the acquisition date, new information was obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date, adjustments were made to the amounts recognized, or new assets and liabilities recognized, as at the acquisition date. Otherwise, with the exception of adjustments to contingent consideration and the recognition of previously unrecognized deferred tax assets of the acquired business, adjustments to the provisional amounts were recognized in profit or loss.

Subsequent adjustments to the estimated amount of contingent consideration were recognized as adjustments to the cost of acquisition.

Where deferred tax assets of the acquired business at the acquisition date were not initially recognized but were subsequently recognized, the income tax benefit was recognized as income but, in addition, the Group reduced the carrying amount of goodwill recognized on the acquisition and recognized the reduction in the carrying amount of goodwill as an expense in profit or loss.

Where a business combination was achieved in stages, the Group treated each exchange transaction separately and applied the purchase method at the date of each exchange transaction.

Where the Group sold an interest in a subsidiary, the difference between the consideration received and the carrying amount of the interest in the subsidiary that was sold was recognized in profit or loss.

(iii)	Businesses acquired on or after January 3, 2010

A business combination is a transaction or other event in which the Group obtains control of one or more businesses.

Business combinations are accounted for using the acquisition method.

Goodwill arising in a business combination is measured as the excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and, in a business combination achieved in stages, the fair value at the acquisition date of the Group’s previously held equity interest in the acquired business, over the identifiable assets and liabilities of the acquired business at the acquisition date. If the identifiable assets and liabilities of the acquired business exceed the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and the fair value at the acquisition date of any previously held equity interest, that excess is recognized as a gain in profit or loss.

Consideration transferred in a business combination is measured at the aggregate of the fair values of the assets given, liabilities incurred or assumed and equity instruments issued by the Group in exchange for control over the acquired business. Acquisition-related costs are recognized in profit or loss as incurred.

Any non-controlling interests in the acquired business are measured either at fair value or at the non-controlling interest’s proportionate share of the identifiable assets and liabilities of the acquired business.

Identifiable assets and liabilities of the acquired business are measured at their fair value at the acquisition date,

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

I. Business combinations (continued)

except for the following that are measured in accordance with the relevant Group accounting policy:

-	pensions and other post-employment benefit arrangements;

-	equity instruments related to the replacement of share-based incentives awarded to employees of the acquired business;

-	deferred tax assets and liabilities of the acquired business; and

-	assets classified as held for sale.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. If, within a maximum of one year after the acquisition date, new information is obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date, adjustments are made to the amounts recognized, or new assets and liabilities recognized, as at the acquisition date. Otherwise, any adjustments to the provisional amounts are recognized in profit or loss.

When a business combination is achieved in stages, the Group’s previously held interests in the acquired business are remeasured to their fair value when the Group obtains control of the acquired business and the resulting gain or loss, if any, is recognized in profit or loss.

Changes in the Group’s ownership interest in a subsidiary that do not result in a loss of control are accounted for within equity. In such circumstances, the carrying amounts of equity attributable to the shareholders of the Company and to non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the shareholders of the Company.

If the Group loses control of a subsidiary, it derecognizes the assets and liabilities and related equity components of the former subsidiary and measures any investment retained in the former subsidiary at its fair value at the date when control is lost. Any gain or loss is recognized in profit or loss.

J. Goodwill

Goodwill arising in a business combination is recognized as an intangible asset and is allocated to the CGU or group of CGUs that are expected to benefit from the synergies of the acquisition.

Where a number of CGUs or groups of CGUs are acquired in a business combination, the goodwill attributable to each of them is determined by allocating the purchase consideration in proportion to their respective business enterprise values and comparing the allocated purchase consideration with the fair value of the identifiable assets and liabilities of the CGU or group of CGUs.

Goodwill is not amortized but is tested at least annually for impairment and carried at cost less any recognized impairment.

K. Other intangible assets

Other intangible assets are stated at cost less accumulated amortization and any recognized impairment losses.

(i)	Assets acquired in business combinations

An intangible resource acquired in a business combination is recognized as an intangible asset if it is separable from the acquired business or arises from contractual or legal rights. An acquired intangible asset with a definite useful life is amortized on a straight-line basis so as to charge its cost, which represents its fair value at the date of acquisition, to profit or loss over its expected useful life, as follows:

Customer relationships	16 to 19 years
Technology and know how	7 to 9 years

Acquired brands and trade names are considered to have an indefinite useful life and are not amortized but are tested at least annually for impairment and carried at cost less any recognized impairment.

(ii)	Product development costs

All research expenditure is charged to profit or loss in the period in which it is incurred.

Development expenditure is charged to profit or loss in the period in which it is incurred unless it relates to the development of a new or significantly improved product, it is incurred after the technical feasibility of the product has been proven, and customer orders have been received that are expected to provide income sufficient to cover the further development expenditure that will be incurred prior to the product going into full production. Capitalized development expenditure is amortized on a straight-line basis such that it is charged to profit or loss over the expected life of the resulting product.

(iii)	Computer software

Computer software that is not integral to an item of property, plant and equipment is recognized separately as an intangible asset. Amortization is provided on a straight-line basis so as to charge the cost of the software to profit or loss over its expected useful life, which is in the range 3 to 5 years.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

L. Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any recognized impairment losses.

Freehold land and assets under construction are not depreciated. Depreciation of property, plant and equipment, other than freehold land and assets under construction, is generally provided on a straight-line basis so as to charge the depreciable amount to profit or loss over the useful life of the asset as follows:

Freehold buildings and long-leasehold property	50 years
Short-leasehold property	Length of lease
Plant, equipment and vehicles	2 to 40 years

Property, plant and equipment acquired in a business combination is depreciated so as to charge the depreciable amount, which represents its fair value at the date of acquisition less expected residual value, to profit or loss over the remaining useful life of the asset.

M. Leases

Leases that confer rights and obligations similar to those that attach to owned assets are classified as finance leases. All other leases are classified as operating leases.

Assets held under finance leases are included within property, plant and equipment, initially measured at their fair value or, if lower, the present value of the minimum lease payments, and a corresponding liability is recognized within obligations under finance leases. Subsequently, the assets are depreciated on a basis consistent with similar owned assets or over the term of the lease, if shorter. At inception of the lease, the lease rentals are apportioned between an interest element and a capital element so as to produce a constant periodic rate of interest on the outstanding liability. Thereafter, the interest element is recognized as an expense in profit or loss while the capital element is applied to reduce the outstanding liability.

Operating lease payments, and any incentives receivable, are recognized in profit or loss on a straight-line basis over the term of the lease.

N. Impairment of long-lived assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill, other intangible assets considered to have an indefinite useful life and any capitalized development expenditure relating to a product that is not yet in full production are subject to an annual impairment test.

An asset is impaired to the extent that its carrying amount exceeds its recoverable amount, which represents the higher of the asset’s value in use and its fair value less costs to sell. An asset’s value in use represents the present value of the future cash flows expected to be derived from the continued use of the asset. Fair value less costs to sell is the amount obtainable from the sale of the asset in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal.

Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount is determined for the CGU to which the asset belongs. An asset’s CGU is the smallest group of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Goodwill does not generate cash flows independently of other assets and is, therefore, tested for impairment at the level of the CGU or group of CGUs to which it is allocated.

Where appropriate, impairment of long-lived assets other than goodwill is recognized before goodwill is tested for impairment. When goodwill is tested for impairment and the carrying amount of the CGU or group of CGUs to which the goodwill has been allocated exceeds its recoverable amount, the impairment is allocated first to reduce the carrying amount of the goodwill and then to the other long-lived assets belonging to the CGU or group of CGUs pro-rata on the basis of their carrying amounts.

Impairments are recognized in profit or loss. Impairments recognized in previous periods for long-lived assets other than goodwill are reversed if there has been a change in the estimates used to determine the asset’s recoverable amount, but only to the extent that the carrying amount of the asset does not exceed its carrying amount had no impairment been recognized in previous periods. Impairments recognized in respect of goodwill are not reversed.

O. Inventories

Inventories are valued at the lower of cost and net realizable value, with due allowance for any excess, obsolete or slow-moving items. Cost represents the expenditure incurred in bringing inventories to their existing location and condition, which may include the cost of raw materials, direct labor costs, other direct costs and related production overheads. Cost is generally determined on a first in, first out basis. Net realizable value is the estimated selling price less costs to complete and sell.

P. Grants

Grants received relating to property, plant and equipment are treated as deferred income and recognized in profit or loss in equal installments over the expected useful life of

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

P. Grants (continued)

the asset concerned. Other grants received are recognized in profit or loss on a systematic basis so as to match them with the costs they are intended to compensate or, if those costs have already been recognized, the grants are recognized in profit or loss in the period in which they are received.

Q. Financial instruments

(i)	Investments

Listed investments are classified as available-for-sale and are measured at fair value. Changes in their fair values are recognized in other comprehensive income and taken to the available-for-sale reserve, except to the extent that they represent an other than temporary impairment in which case the impairment is recognized in profit or loss. In the event that such an investment is sold, the realized gain or loss is transferred from other comprehensive income to profit or loss.

(ii)	Trade receivables

Trade receivables represent the amount of sales of goods to customers for which payment has not been received, less an allowance for doubtful accounts that is estimated based on factors such as the credit rating of the customer, historical trends, the current economic environment and other information.

(iii)	Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, deposits available on demand and other short-term, highly-liquid investments with a maturity on acquisition of three months or less, and bank overdrafts. Bank overdrafts are presented as current liabilities to the extent that there is no right of offset with cash balances.

(iv)	Trade payables

Trade payables represent the amount of invoices received from suppliers for purchases of goods and services for which payment has not been made.

(v)	Bank and other loans

Bank and other loans are initially measured at fair value, net of directly attributable transaction costs, if any, and are subsequently measured at amortized cost using the effective interest rate method.

(vi)	Derivative financial instruments

From time to time, the Group uses derivative financial instruments, principally foreign currency swaps, forward foreign currency contracts and interest rate swaps, to reduce its exposure to exchange rate and interest rate movements. The Group does not hold or issue derivatives for speculative purposes.

Derivative financial instruments are recognized as assets and liabilities measured at their fair values at the balance sheet date. Changes in their fair values are recognized in profit or loss and this is likely to cause volatility in situations where the carrying value of the hedged item is not normally adjusted to reflect fair value changes arising from the hedged risk or is so adjusted but that adjustment is not recognized in profit or loss. Provided the conditions specified by IAS 39 ‘Financial Instruments: Recognition and Measurement’ are met, hedge accounting may be used to mitigate this volatility.

The Group does not generally apply hedge accounting to transactional foreign currency hedging relationships, such as hedges of forecast or committed transactions. It does, however, apply hedge accounting to translational foreign currency hedging relationships and to hedges of its interest rate exposures where it is permissible to do so under IAS 39. When hedge accounting is used, the relevant hedging relationships are classified as a fair value hedge, a cash flow hedge or, in the case of a hedge of the Group’s net investment in a foreign operation, a net investment hedge.

Where the hedging relationship is classified as a fair value hedge, the carrying amount of the hedged asset or liability is adjusted by the change in its fair value attributable to the hedged risk and the resulting gain or loss is recognized in profit or loss where, to the extent that the hedge is effective, it offsets the change in the fair value of the hedging instrument.

Where the hedging relationship is classified as a cash flow hedge or as a net investment hedge, to the extent the hedge is effective, the change in the fair value of the hedging instrument attributable to the hedged risk is recognized in other comprehensive income rather than in profit or loss. When the hedged item in a cash flow hedge is recognized in the financial statements, the accumulated gain or loss recognized in other comprehensive income is either transferred to profit or loss or, if the hedged item results in a non-financial asset, is recognized as an adjustment to the asset’s initial carrying amount. In the event that a foreign operation that is designated as a hedged item in a net investment hedge is sold, the accumulated currency translation gain or loss on the hedging instrument that is recognized in other comprehensive income is transferred to profit or loss and included in the gain or loss on disposal of the foreign operation.

Derivative financial instruments are classed as current assets or liabilities unless they are in a designated hedging relationship and the hedged item is classified as a non-current asset or liability.

Derivative financial instruments that are not in a designated hedging relationship are classified as held for trading.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

Q. Financial instruments (continued)

(vii)	Contracts to buy or sell non-financial items

From time to time, the Group enters into forward contracts to fix the price of energy and raw materials purchased for use in its manufacturing operations. Such contracts fall outside the scope of IAS 39, provided that they were entered into and continue to be held for the purpose of receipt or delivery in accordance with the Group’s expected purchase, sale or usage requirements. Where these conditions are not met, the contracts are classified and accounted for in the same way as derivative financial instruments.

(viii)	Embedded derivatives

A derivative embedded in a non-derivative hybrid contract is separated from the host contract when its risks and characteristics are not closely related to those of the host contract and the hybrid contract is not measured at fair value with changes in fair value recognized in profit or loss. An embedded derivative that is separated from its host contract is presented as a separate asset or liability measured at fair value with changes in fair value recognized in profit or loss and is classed as a current or non-current asset or liability based on the cash flows of the hybrid contract.

R. Post-employment benefits

Post-employment benefits comprise pension benefits provided to employees throughout the world and other benefits, mainly healthcare, provided to certain employees in North America.

For defined contribution plans, the cost of providing the benefits represents the Group’s contributions to the plans and is recognized in profit or loss in the period in which the contributions fall due.

For defined benefit plans, the cost of providing the benefits is determined based on actuarial valuations of each of the plans that are carried out annually at the Group’s balance sheet date by independent, qualified actuaries. Plan assets are measured at their fair value at the balance sheet date. Benefit obligations are measured on an actuarial basis using the projected unit credit method.

The cost of defined benefit plans recognized in profit or loss comprises the net total of the current service cost, the past service cost, the expected return on plan assets, the interest cost and the effect of any curtailments or settlements. The current service cost represents the increase in the present value of the plan liabilities expected to arise from employee service in the current period. The past service cost is the change in the benefit obligation that results from changes in the benefits payable in respect of employee service in prior periods.

The past service cost may be either positive or negative and is recognized in profit or loss on a straight-line basis over the vesting period, or immediately if the benefits have vested.

The expected return on plan assets is based on market expectations at the beginning of the period of future returns over the life of the benefit obligation. The interest cost represents the increase in the benefit obligation due to the passage of time. The discount rate used is determined at the balance sheet date by reference to market yields on high-quality corporate bonds, where available, or on government bonds. Gains or losses on curtailments or settlements are recognized in profit or loss in the period in which the curtailment or settlement occurs.

Actuarial gains and losses, which represent differences between the expected and actual returns on the plan assets and the effect of changes in the actuarial assumptions, are recognized in other comprehensive income in the period in which they occur.

The defined benefit liability or asset recognized in the balance sheet comprises the net total for each plan of the present value of the benefit obligation, minus any past service costs not yet recognized, minus the fair value of the plan assets at the balance sheet date. Where a plan is in surplus, the asset recognized is limited to the amount of any unrecognized past service costs and the present value of any amounts that the Group expects to recover by way of refunds or a reduction in future contributions. The net total for all plans in surplus is classified as a non-current asset. The net total for all plans in deficit is classified as a non-current liability.

S. Share-based incentives

Share-based incentives are provided to employees under the Group’s share option, bonus and other share award schemes. All ongoing schemes are classified as equity-settled. The Group recognizes a compensation expense in respect of these schemes that is based on the market-based value of the awards, which, where appropriate, is measured using either the Black-Scholes option-pricing formula or a Monte Carlo valuation model. Expected volatility of the price of the shares that are subject to an award is measured using the Merton model based on the volatility of the price of equivalent listed securities. Market-based value is determined at the grant date and reflects market performance conditions and all non-vesting conditions. Market-based value is not subsequently remeasured unless the conditions on which the award was granted are modified. If an award is modified, an additional compensation expense is recognized if and to the extent that the market-based value of the modified award is higher than the fair value of the existing award both measured at the modification date.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

S. Share-based incentives (continued)

Generally, the compensation expense is recognized on a straight-line basis over the vesting period. Adjustments are made to reduce the compensation expense to reflect expected and actual forfeitures during the vesting period due to failure to satisfy a service condition or a non-market performance condition.

In the event of a cancellation, whether by the Group or by a participating employee, or settlement of an award by the Group, the compensation expense that would have been recognized over the remainder of the vesting period is recognized immediately in profit or loss. Any payment made to the employee on cancellation or settlement is accounted for as the repurchase of an equity interest, except if the payment exceeds the market-based value of the award measured on the settlement date when the excess is recognized as an additional compensation expense. Where new equity-settled awards are granted that are identified by the Group as replacements for the cancelled awards, the replacement awards are accounted for as a modification of the cancelled awards.

T. Provisions

A provision is a liability of uncertain timing or amount and is generally recognized when the Group has a present obligation as a result of a past event, it is probable that payment will be made to settle the obligation and the payment can be estimated reliably. Additionally, in a business combination, a provision is required in respect of a present obligation of the acquired business at the acquisition date even where it is not probable that payments will be made to settle the obligation but the payment can be estimated reliably.

Provision is made for warranty claims when the relevant products are sold, based on historical experience of the nature, frequency and average cost of warranty claims.

Provision is made for the cost of product recalls if management considers it probable that it will be necessary to recall a specific product and the amount can be reasonably estimated.

Provision is made for restructuring costs when a detailed formal plan for the restructuring has been determined and the plan has been communicated to the parties that may be affected by it. Gains from the expected disposal of assets are not taken into account in measuring restructuring provisions and provision is not made for future operating losses.

Provision is made for claims for compensation for injuries sustained by the Group’s employees while at work. The provision represents management’s best estimate of the liability for claims made but not yet fully settled and for incidents which have occurred but have not yet been reported to the Group. The Group’s liability for claims made but not yet fully settled is calculated on an actuarial basis by a third party administrator. Historical data trends are used to estimate the liability for unreported incidents.

U. Taxation

Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period. Taxable profit differs from accounting profit because it excludes items of income or expense that are recognized in the period for accounting purposes but are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

The Group recognizes provisions in respect of uncertain tax positions whereby additional current tax may become payable in future periods following the audit by the tax authorities of previously-filed tax returns. Provisions for uncertain tax positions are based upon management’s assessment of the likely outcome of issues associated with assumed permanent differences, interest that may be applied to temporary differences, and the possible disallowance of tax credits and penalties. Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiry of limitation periods for assessing tax, administrative guidance given by the tax authorities and court decisions.

Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the liability method, whereby deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available in the foreseeable future against which the deductible temporary differences may be utilized.

Deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction other than a business combination that affects neither accounting profit nor taxable profit.

Deferred tax is provided on temporary differences arising on investments in foreign subsidiaries and associates, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is not probable that the temporary difference will reverse in the foreseeable future.

Deferred tax is calculated using the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.	Principal accounting policies continued

U. Taxation (continued)

Current tax assets and current tax liabilities are offset when there is a legally enforceable right to set off the amounts and management intends to settle on a net basis. Deferred tax assets and deferred tax liabilities are offset where there is a legally enforceable right to offset current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Current and deferred tax is recognized in profit or loss unless it relates to an item that is recognized in the same or a different period outside profit or loss, in which case it too is recognized outside profit or loss, either in other comprehensive income or directly in equity.

V. Assets held for sale and discontinued operations

An asset is classified as held for sale if its carrying amount will be recovered by sale rather than by continuing use in the business, the asset is available for immediate sale in its present condition, management is committed to, and has initiated, a plan to sell the asset which, when initiated, was expected to result in a completed sale within 12 months. An extension of the period required to complete the sale does not preclude the asset from being classified as held for sale, provided the delay was for reasons beyond the Group’s control and management remains committed to its plan to sell the asset. Assets that are classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

A discontinued operation is a component of an entity that has either been disposed of, or satisfies the criteria to be classified as held for sale, and represents a separate major line of business or geographic area of operations, is part of a single co-ordinated plan to dispose of a separate major line of business or geographic area of operations, or is a subsidiary acquired exclusively with a view to disposal.

W. Accounting pronouncements not yet adopted

Recently-issued accounting pronouncements that may be relevant to the Group’s operations but have not yet been adopted are outlined below. Management does not expect that the adoption of these pronouncements will have a material impact on the Group’s results or financial position.

IFRS 9 ‘Financial Instruments’

In November 2009, the IASB issued IFRS 9 which represents the first phase of its replacement of IAS 39 and introduces new requirements for the classification and measurement of financial assets and removes the need to separately account for certain embedded derivatives.

IFRS 9 is effective for annual periods commencing on or after January 1, 2013. Early adoption is permitted, but the standard has not yet been endorsed for use in the European Union.

‘Improvements to IFRSs 2010’

In May 2010, the IASB published amendments to seven IFRSs that address a number of issues, including the measurement in a business combination of non-controlling interests and the un-replaced or voluntarily replaced share-based payment awards of an acquired entity, the presentation of the analysis of other comprehensive income by item and clarification of certain disclosures about financial instruments.

While the amendments are effective for annual periods beginning on or after either July 1, 2010 or January 1, 2011, they have not yet been endorsed for use in the European Union.

4.	Critical accounting estimates

A. Background

When applying the Group’s accounting policies, management must make assumptions and estimates concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Such assumptions and estimates are based on factors such as historical experience, the observance of trends in the industries in which the Group operates and information available from the Group’s customers and other outside sources.

Due to the inherent uncertainty involved in making assumptions and estimates, actual outcomes could differ from those assumptions and estimates. An analysis of the key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of the Group’s assets and liabilities within the next financial year is presented below.

B. Post-employment benefits

The Group operates pension plans throughout the world, covering the majority of its employees. Pension benefits are provided by way of both defined contribution plans and defined benefit plans. The Group’s defined benefit pension plans are closed to new entrants. The Group also provides other post-employment benefits, principally health and life insurance cover, to certain of its employees in North America by way of unfunded defined benefit plans.

The Group accounts for post-employment benefits in accordance with IAS 19 ‘Employee Benefits’, whereby the cost of defined benefit plans is determined based on

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.	Critical accounting estimates continued

B. Post-employment benefits (continued)

actuarial valuations of the plans that are carried out annually at the Group’s balance sheet date. The actuarial valuations are dependent on assumptions about the future that are made by management on the advice of independent qualified actuaries.

If actual experience differs from these assumptions, there could be a material change in the amounts recognized by the Group in respect of defined benefit plans in the next financial year.

As at December 31, 2010, the present value of the benefit obligation was $1,258.5 million. The benefit obligation is calculated using a number of assumptions including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in medical costs. The present value of the benefit obligation is calculated by discounting the benefit obligation using market yields on high-quality corporate bonds at the balance sheet date. As at December 31, 2010, the fair value of the plan assets was $1,011.1 million.

The plan assets consist largely of listed securities and their fair values are subject to fluctuation in response to changes in market conditions.

Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognized in other comprehensive income. During 2010, the Group recognized a net actuarial gain of $70.1 million. Further actuarial gains and losses will be recognized during the next financial year.

An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans that will be recognized in profit or loss in the next financial year is presented in note 35.

C. Impairment of long-lived assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill and other intangible assets that have indefinite useful lives are subject to an annual impairment test. Due to the nature of the Group’s operations, it is generally not possible to estimate the recoverable amount for individual long-lived assets and impairment tests are usually based on the value in use of the CGU or group of CGUs to which the asset belongs.

Value in use represents the net present value of the cash flows expected to arise from the relevant CGU or group of

CGUs and its calculation requires management to estimate those cash flows and to apply a suitable discount rate to them.

Management bases the estimated cash flows of the CGU or group of CGUs on assumptions such as the future changes in sales volumes, future changes in selling prices, and future changes in material prices, salaries and other costs. Management determines a discount rate for each CGU or group of CGUs using a capital asset pricing model, which is based on variables including the applicable risk-free interest rates and, for determining the cost of equity, the long-term equity risk premium and the assumed share price volatility relative to the market and, for determining the cost of debt, the assumed credit risk spreads.

As at December 31, 2010, the carrying amount of long-lived assets was $5,373.0 million. Impairment losses may be recognized on these assets within the next financial year if there are adverse changes in the variables and assumptions underlying the estimated future cash flows of the CGUs or the discount rates that are applied to those cash flows. The sensitivity of the carrying amount of goodwill to the key assumptions underlying the value in use calculations is discussed in note 20.

D. Inventory

Inventories are stated at the lower of cost and net realizable value, with due allowance for excess, obsolete or slow-moving items. Net realizable value is based on current assessments of future demand, market conditions and new product development initiatives. As at December 31, 2010, the carrying value of inventories was $693.5 million, net of allowances of $7.9 million. Should demand for the Group’s products decline during the next financial year, additional allowances may be necessary in respect of excess or slow-moving items.

E. Financial instruments

Derivative financial instruments are recognized as an asset or a liability measured at their fair value at the balance sheet date. The fair value of derivatives continually changes in response to changes in prevailing market conditions and applicable credit risk spreads.

Where permissible under IAS 39, the Group uses hedge accounting to mitigate the impact of changes in the fair value of derivatives on profit or loss but the Group’s results may be affected by changes in the fair values of derivatives where hedge accounting cannot be applied or due to hedge ineffectiveness.

F. Workers’ compensation

Provision is made for claims for compensation for injuries sustained by the Group’s employees while at work. The Group’s liability for claims made but not fully settled is calculated on an actuarial basis. Historical data trends are

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.	Critical accounting estimates continued

F. Workers’ compensation (continued)

used to estimate the liability for unreported incidents. As at December 31, 2010, the workers’ compensation provision amounted to $21.6 million.

Further provision may be necessary within the next financial year if the actual cost of settling claims exceeds management’s estimates.

G. Environmental liabilities

Provision is made for the estimated cost of known environmental remediation obligations in relation to the Group’s current and former manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors for each remediation project the costs incurred to date against expected total costs to complete and operates procedures to identify possible remediation obligations that are presently unknown.

As at December 31, 2010, the provision for environmental remediation costs amounted to $12.0 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Group’s legal or constructive remediation obligations.

H. Product warranties

Provision is made for the estimated cost of future warranty claims on the Group’s products. Management bases the provision on historical experience of the nature, frequency and average cost of warranty claims and takes into account recent trends that might suggest that the historical claims experience may differ from future claims. As at December 31, 2010, the Group’s provision for warranty claims amounted to $12.1 million. Further provision may be necessary within the next financial year if actual claims experience differs from management’s estimates.

I. Taxation

The Group is subject to income tax in most of the jurisdictions in which it operates. Management is required to exercise significant judgment in determining the Group’s provision for income taxes.

Estimation is required of taxable profit in order to determine the Group’s current tax liability. Management’s judgment is required in relation to uncertain tax positions whereby additional current tax may become payable in the future following the audit by the tax authorities of previously-filed tax returns. It is possible that the final outcome of these uncertain tax positions may differ from management’s estimates.

Estimation is also required of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax liabilities are recognized for all taxable temporary differences but, where there exist deductible temporary differences, management’s judgment is required as to whether a deferred tax asset should be recognized based on the availability of future taxable profits. As at December 31, 2010, the Group recognized net deferred tax liabilities amounting to $779.9 million. Deferred tax assets of $825.1 million were not recognized in respect of tax losses and tax credits carried forward. It is possible that the deferred tax assets actually recoverable may differ from the amounts recognized if actual taxable profits differ from management’s estimates.

As at December 31, 2010, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,375.0 million. Deferred tax liabilities have not been recognized on these temporary differences because the Group is able to control the timing of their reversal and it is not probable that they will reverse in the foreseeable future. Income tax may become payable on these temporary differences if circumstances change, for example upon the repatriation of assets from the subsidiaries concerned or on the sale or liquidation of one or more of them.

5.	Segment information

A. Background

The Group’s operating segments are identified by grouping together businesses that manufacture similar products, as this is the basis on which information is provided to the Board for the purposes of allocating resources within the Group and assessing the performance of the Group’s businesses.

The Group’s internal management reports distinguish between those of the Group’s continuing operations that are ongoing and those that have been exited but do not meet the conditions to be classified as discontinued operations.

The Group’s ongoing operating segments are described in note 2.

The Group’s exited operating segments comprise: the Stant and Standard-Thomson businesses that were sold in Fiscal 2008 (‘Caps & Thermostats’) and the Philips Doors & Windows business that was closed during Fiscal 2009 (‘Doors & Windows’).

During the second quarter of 2011, management began actively seeking a buyer for the businesses that comprise our Sensors & Valves operating segment within Industrial & Automotive. This operating segment is now classified as a discontinued operation.

B. Measure of segment profit or loss

The Board uses adjusted earnings before interest, tax, depreciation and amortization (‘adjusted EBITDA’) to measure the profitability of each segment. Adjusted EBITDA is, therefore, the measure of segment profit or loss presented in the Group’s segment disclosures.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Segment information continued

B. Measure of segment profit or loss (continued)

EBITDA represents profit or loss for the period before net finance costs, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before specific items that are considered to hinder comparison of the trading performance of the Group’s businesses either year on year or with other businesses.

During the periods under review, the specific items excluded from EBITDA in arriving at adjusted EBITDA were as follows:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by the Group;

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in business combinations;

•	impairments, comprising impairments of goodwill and intangible assets recognized in business combinations and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	the gain recognized on amendments to certain post-employment benefit plans in North America.

Segment information for the Group’s continuing operations is presented below. Segment information for the Group’s discontinued operations is presented in note 15.

C. Sales and adjusted EBITDA – continuing operations

	Sales				Adjusted EBITDA
	SUCCESSOR	PREDECESSOR			SUCCESSOR	PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	580.8	1,555.9	1,763.4	2,125.2	115.2	318.2	295.8	333.0
– Fluid Power	215.4	569.1	588.7	832.3	27.6	73.2	18.8	79.3
– Other Industrial & Automotive	131.3	417.5	463.4	602.1	15.9	55.2	41.6	61.9
	927.5	2,542.5	2,815.5	3,559.6	158.7	446.6	356.2	474.2
Building Products:
– Air Distribution	226.7	636.2	874.2	1,112.3	22.6	80.5	105.6	132.7
– Bathware	27.1	91.7	140.3	208.2	(1.2)	(1.7)	(0.1)	(2.1)
	253.8	727.9	1,014.5	1,320.5	21.4	78.8	105.5	130.6
Corporate	–	–	–	–	(6.1)	(25.8)	(26.7)	(27.8)
Total ongoing	1,181.3	3,270.4	3,830.0	4,880.1	174.0	499.6	435.0	577.0

Exited segments
Industrial & Automotive:
– Caps & Thermostats	–	–	–	80.2	–	–	–	10.3
Building Products:
– Doors & Windows	–	–	36.5	134.6	(0.2)	(0.7)	(12.9)	(10.4)
Total exited	–	–	36.5	214.8	(0.2)	(0.7)	(12.9)	(0.1)
Total continuing operations	1,181.3	3,270.4	3,866.5	5,094.9	173.8	498.9	422.1	576.9

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Segment information continued

C. Sales and adjusted EBITDA – continuing operations (continued)

	Sales				Adjusted EBITDA
	SUCCESSOR	PREDECESSOR			SUCCESSOR	PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
By origin
US	571.9	1686.7	2,104.7	2,855.9	66.3	242.5	190.9	271.4
Rest of North America	163.8	434.8	446.9	557.8	37.5	89.4	67.7	109.3
UK	35.7	92.8	137.5	186.1	2.3	10.2	5.0	(9.3)
Rest of Europe	170.4	443.6	542.6	703.4	17.4	33.6	50.3	73.9
Asia	174.1	433.2	465.3	575.9	42.9	97.6	85.0	88.6
Rest of the world	65.4	179.3	169.5	215.8	7.4	25.6	23.2	43.0
	1,181.3	3,270.4	3,866.5	5,094.9	173.8	498.9	422.1	576.9
By destination
US	607.0	1,782.4	2,180.4	2,944.0
Rest of North America	110.4	287.8	314.8	403.0
UK	27.7	68.1	84.2	123.4
Rest of Europe	178.4	464.4	587.3	761.3
Asia	181.1	462.5	493.8	605.9
Rest of the world	76.7	205.2	206.0	257.3
	1,181.3	3,270.4	3,866.5	5,094.9

*	Re-presented (see note 15)

Inter-segment sales were not significant.

During the period, there were no sales made in the Netherlands.

Reconciliation of the profit or loss for the period to adjusted EBITDA:

	SUCCESSOR	PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
(Loss)/profit for the period	(270.2)	243.6	6.0	(46.5)
Loss/(profit) for the period from discontinued operations	0.8	(19.0)	12.8	(19.5)
(Loss)/profit for the period from continuing operations	(269.4)	224.6	18.8	(66.0)
Income tax (benefit)/expense	(34.1)	62.5	25.1	34.2
(Loss)/profit before tax	(303.5)	287.1	43.9	(31.8)
Net finance costs	99.2	26.1	44.3	71.0
Operating (loss)/profit	(204.3)	313.2	88.2	39.2
Amortization	41.3	16.2	24.4	24.8
Depreciation	47.5	104.9	148.4	177.0
EBITDA	(115.5)	434.3	261.0	241.0
Inventory uplift	136.5	–	–	–
Share-based incentives	70.9	19.7	10.4	11.8
Transaction costs	78.2	41.2	–	–
Impairments (see note 7)	–	–	73.0	341.3
Restructuring costs (see note 8)	3.7	10.0	140.9	25.8
Net gain on disposals and on the exit of businesses (see note 8)	–	(6.3)	(0.2)	(43.0)
Gain on amendment of post-employment benefits (see note 9)	–	–	(63.0)	–
Adjusted EBITDA	173.8	498.9	422.1	576.9

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Segment information continued

D. Non-current assets

The geographic analysis of long-lived assets (goodwill and other intangible assets, and property, plant and equipment) and investments in associates was as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
By location
US	2,849.3	862.9
Rest of North America	377.9	228.5
UK	346.7	65.6
Rest of Europe	774.2	175.2
Asia	809.4	224.9
Rest of the world	239.1	100.3
	5,396.6	1,657.4

Capital expenditure, depreciation and amortization in respect of long-lived assets was as follows:

SUCCESSOR

	SUCCESSOR
	Q4 2010*
	Capital expenditure $ million	Depreciation $ million	Amortization $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	38.9	25.9	30.5
– Fluid Power	7.5	7.5	3.6
– Other Industrial & Automotive	2.7	3.8	2.9
	49.1	37.2	37.0
Building Products:
– Air Distribution	5.9	8.2	3.8
– Bathware	0.1	2.1	0.5
	6.0	10.3	4.3
Corporate	0.2	–	–
Total continuing operations	55.3	47.5	41.3

Discontinued Operation
Industrial & Automotive:
– Sensors & Valves	4.9	6.5	2.9
Total Group	60.2	54.0	44.2

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Segment information continued

D. Non-current assets (continued)

PREDECESSOR

	PREDECESSOR
	9M 2010*			Fiscal 2009*			Fiscal 2008*
	Capital expenditure $ million	Depreciation $ million	Amortization $ million	Capital expenditure $ million	Depreciation $ million	Amortization $ million	Capital expenditure $ million	Depreciation $ million	Amortization $ million
Continuing operations
Ongoing segments
Industrial & Automotive:
– Power Transmission	48.7	54.4	4.6	50.3	74.3	7.5	91.6	96.1	7.8
– Fluid Power	16.9	17.9	5.8	36.4	25.5	8.2	35.8	27.3	8.8
– Other Industrial & Automotive	4.2	9.9	0.9	13.3	15.2	1.2	12.2	15.8	1.1
	69.8	82.2	11.3	100.0	115.0	16.9	139.6	139.2	17.7
Building Products:
– Air Distribution	11.0	17.2	4.7	13.6	24.7	7.2	28.4	26.3	6.6
– Bathware	2.9	5.3	–	3.5	8.3	0.1	2.2	9.6	0.2
	13.9	22.5	4.7	17.1	33.0	7.3	30.6	35.9	6.8
Corporate	3.9	0.2	0.2	0.1	0.2	0.2	0.2	0.1	0.3
Total ongoing	87.6	104.9	16.2	117.2	148.2	24.4	170.4	175.2	24.8

Exited segments
Industrial & Automotive:
– Caps & Thermostats	–	–	–	–	–	–	2.8	–	–
Building Products:
– Doors & Windows	–	–	–	0.1	0.2	–	1.1	1.8	–
Total exited	–	–	–	0.1	0.2	–	3.9	1.8	–
Total continuing operations	87.6	104.9	16.2	117.3	148.4	24.4	174.3	177.0	24.8

Discontinued Operation
Industrial & Automotive:
– Sensors & Valves	8.1	15.2	0.8	5.7	23.8	1.2	19.5	26.1	1.2
Total Group	95.7	120.1	17.0	123.0	172.2	25.6	193.8	203.1	26.0

*	Re-presented (see note 15)

6.	Transaction costs

Transaction costs may be analyzed as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Acquisition of Tomkins:
– Acquisition-related costs	78.2	–	–	–
– Costs incurred by Tomkins	–	40.9	–	–
	78.2	40.9	–	–
Other acquisitions	–	0.6	–	–
	78.2	41.5	–	–

Continuing operations	78.2	41.2	–	–
Discontinued operation	–	0.3	–	–
	78.2	41.5	–	–

*	Re-presented (see note 15)

Acquisition-related costs incurred in relation to businesses acquired before January 3, 2010 were included in the cost of acquisition.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.	Impairments

In Fiscal 2009, the Group recognized impairments amounting to $73.0 million, comprising $18.9 million on goodwill and intangible assets arising on acquisitions, $38.6 million on assets that became impaired as a consequence of the Group’s restructuring initiatives and $15.5 million on receivables held in relation to the disposal of businesses in previous years.

In Fiscal 2008, impairments amounted to $342.4 million, of which $228.6 million related to goodwill and $113.8 million to property, plant and equipment, which largely resulted from the significant deterioration during 2008 of the North American automotive original equipment and US residential construction markets.

	SUCCESSOR	PREDECESSOR
	Q4 2010*	9M 2010*	Fiscal 2009*					Fiscal 2008*
	Total $ million	Total $ million	Goodwill $ million	Other intangible assets $ million	Property, plant and equipment $ million	Long-term receivables $ million	Total $ million	Goodwill $ million	Property, plant and equipment $ million	Total $ million
Continuing Operations
Ongoing segments
Industrial & Automotive:
– Power Transmission	–	–	–	9.3	13.9	–	23.2	194.6	90.0	284.6
– Fluid Power	–	–	–	3.0	9.5	–	12.5	–	11.7	11.7
– Other Industrial & Automotive	–	–	–	–	0.7	–	0.7	–	–	–
	–	–	–	12.3	24.1	–	36.4	194.6	101.7	296.3
Building Products:
– Air Distribution	–	–	8.7	9.7	0.2	–	18.6	34.0	–	34.0
– Bathware	–	–	–	–	2.5	–	2.5	–	–	–
	–	–	8.7	9.7	2.7	–	21.1	34.0	–	34.0
Corporate	–	–	–	–	–	15.5	15.5	–	–	–
Total ongoing	–	–	8.7	22.0	26.8	15.5	73.0	228.6	101.7	330.3

Exited segment
Building Products:
– Doors & Windows	–	–	–	–	–	–	–	–	11.0	11.0
Total continuing operations	–	–	8.7	22.0	26.8	15.5	73.0	228.6	112.7	341.3

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	–	–	–	–	–	–	–	–	1.1	1.1
Total Group	–	–	8.7	22.0	26.8	15.5	73.0	228.6	113.8	342.4
*	Re-presented (see note 15)

8.	Restructuring initiatives

A. Restructuring costs

Restructuring costs recognized during both Q4 2010 and 9M 2010 principally related to the cessation of certain of Power Transmission’s manufacturing facilities in North America and were partially offset by gains on various asset disposals.

Restructuring costs recognized during Fiscal 2009 principally arose in relation to the restructuring of the Group’s manufacturing operations under projects Eagle and Cheetah. In particular:

•

in Industrial & Automotive, the cessation of Power Transmission’s manufacturing operations in Aachen, Germany, the rationalization of its powder metal facility at Mississauga, Ontario, and the closures of its pulley and tensioner facility at London, Ontario, and FormFlo in the UK; the cessation of Fluid Power’s hose manufacturing activities in Erembodegem, Belgium and the substantial closure of its assembly facility at St. Neots, UK; and, in Other Industrial & Automotive, the closure of Ideal’s manufacturing facility at St. Augustine, Florida and the rationalization of Dexter’s manufacturing facilities; and

•	in Building Products, the closure of the Philips Doors and Windows business.

In Fiscal 2008, restructuring costs principally related to the closure of Power Transmission’s facility at Moncks Corner, South Carolina, further rationalization of the Lasco Bathware business in the US and the closure of Hart & Cooley’s production facility at Tucson, Arizona, and further costs associated with outsourcing of information technology services that began in 2007.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. Restructuring initiatives continued

B. Disposals and exit of businesses

During 9M 2010, the Group recognized a net gain of $9.6 million on the disposal of property, plant and equipment, principally as a consequence of the restructuring of Bathware and the closure of Doors & Windows. However, a loss of $3.3 million was recognized in relation to the disposal of a subsidiary that took place in 2008 and on the disposal of Hydrolink’s operations in Kazakhstan.

In Fiscal 2009, the Group recognized a net gain of $0.2 million in relation to the disposal of businesses in prior years.

In Fiscal 2008, the Group recognized a gain of $43.2 million on the disposal of Stant and Standard-Thomson.

SUCCESSOR

			SUCCESSOR
			Q4 2010*
	Restructuring costs $ million	Disposals and exit of businesses $ million	Total $ million
Continuing operations
Ongoing segments
Industrial & Automotive:
– Power Transmission	(2.2)	–	(2.2)
– Fluid Power	1.0	–	1.0
	(1.2)	–	(1.2)
Corporate	(2.0)	–	(2.0)
Total ongoing	(3.2)	–	(3.2)

Exited segment
Building Products:
– Doors & Windows	(0.5)	–	(0.5)
Total continuing operations	(3.7)	–	(3.7)

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	1.7	–	1.7
Total Group	(2.0)	–	(2.0)

*	Re-presented (see note 15)

PREDECESSOR

								PREDECESSOR
	9M 2010*			Fiscal 2009*			Fiscal 2008*
	Restructuring costs $ million	Disposals and exit of businesses $ million	Total $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Total $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Total $ million
Continuing operations
Ongoing segments
Industrial & Automotive:
– Power Transmission	(6.8)	4.0	(2.8)	(75.6)	–	(75.6)	(13.8)	–	(13.8)
– Fluid Power	(2.4)	0.5	(1.9)	(26.0)	–	(26.0)	(1.9)	–	(1.9)
– Other Industrial & Automotive	(1.1)	(0.2)	(1.3)	(12.2)	0.3	(11.9)	(3.2)	–	(3.2)
	(10.3)	4.3	(6.0)	(113.8)	0.3	(113.5)	(18.9)	–	(18.9)
Building Products:
– Air Distribution	(1.7)	(0.8)	(2.5)	(5.1)	–	(5.1)	(3.6)	–	(3.6)
– Bathware	(0.1)	3.2	3.1	(1.6)	–	(1.6)	(2.2)	(0.2)	(2.4)
	(1.8)	2.4	0.6	(6.7)	–	(6.7)	(5.8)	(0.2)	(6.0)
Corporate	–	(2.3)	(2.3)	(0.5)	(0.1)	(0.6)	(0.3)	–	(0.3)
Total ongoing	(12.1)	4.4	(7.7)	(121.0)	0.2	(120.8)	(23.0)	(0.2)	(25.0)

Exited segments
Industrial & Automotive:
– Caps & Thermostats	–	–	–	–	–	–	–	43.2	43.2
Building Products:
– Doors & Windows	2.1	1.9	4.0	(19.9)	–	(19.9)	(0.8)	–	(0.8)
Total exited	2.1	1.9	4.0	(19.9)	–	(19.9)	(0.8)	43.2	42.4
Total continuing operations	(10.0)	6.3	(3.7)	(140.9)	0.2	(140.7)	(25.8)	43.0	17.2

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	–	–	–	(3.2)	–	(3.2)	(0.2)	–	(0.2)
Total Group	(10.0)	6.3	(3.7)	(144.1)	0.2	(143.9)	(26.0)	43.0	17.0

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.	Gain on amendment of post-employment benefits

With effect from September 30, 2009, the Group closed its principal defined benefit pension plans in the US and Canada to future service accrual and the deferred pension benefits accrued under those plans were frozen, based on the pensionable salaries of participating employees at that date. In addition, the Group closed the Gates post-retirement healthcare plan in the US to employees who had not retired by December 31, 2009 and reduced the benefits payable to existing beneficiaries.

As a result of these amendments, the Group recognized a gain of $63.0 million in Fiscal 2009, of which $35.3 million related to pensions and $27.7 million to healthcare benefits.

	SUCCESSOR			PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	–	–	29.7	–
– Fluid Power	–	–	31.4	–
– Other Industrial & Automotive	–	–	1.7	–
	–	–	62.8	–
Corporate	–	–	0.2	–
	–	–	63.0	–

10.	Employees

The average number of persons employed by the Group was as follows:

	SUCCESSOR			PREDECESSOR
	Q4 2010* Number	9M 2010* Number	Fiscal 2009* Number	Fiscal 2008* Number
Continuing operations
Ongoing segments
Industrial & Automotive:
– Power Transmission	10,399	9,617	8,998	9,736
– Fluid Power	5,122	4,804	4,428	5,252
– Other Industrial & Automotive	2,913	2,859	2,619	3,217
	18,434	17,280	16,045	18,205
Building Products:
– Air Distribution	6,736	6,682	7,074	8,624
– Bathware	739	895	1,038	1,481
	7,475	7,577	8,112	10,105
Corporate	133	146	145	158
Total ongoing	26,042	25,003	24,302	28,468

Exited segments
Industrial & Automotive:
– Caps & Thermostats	–	–	–	440
Building Products:
– Doors & Windows	–	–	480	1,167
Total exited	–	–	480	1,607
Total continuing operations	26,042	25,003	24,782	30,075

Discontinued operation
Industrial & Automotive:
– Sensors & Valves	2,140	2,078	2,015	2,349
Total Group	28,182	27,081	26,797	32,424

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.	Employees continued

	SUCCESSOR			PREDECESSOR
	Q4 2010* Number	9M 2010* Number	Fiscal 2009* Number	Fiscal 2008* Number
By location
US	12,284	11,770	12,307	16,581
Rest of North America	5,170	5,275	5,070	5,814
UK	1,799	1,721	1,740	1,933
Rest of Europe	2,806	2,573	2,614	3,035
Asia	4,353	4,091	3,763	3,701
Rest of the world	1,770	1,651	1,303	1,360
	28,182	27,081	26,797	32,424

Continuing operations	26,042	25,003	24,782	30,075
Discontinued operation	2,140	2,078	2,015	2,349
	28,182	27,081	26,797	32,424

*	Re-presented (see note 15)

Staff costs recognized in profit or loss during the period were as follows:

	SUCCESSOR				PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million		Fiscal 2008* $ million
Wages and salaries	281.2	714.4	921.3		1,164.3
Social security costs	25.9	88.6	116.5		144.4
Pensions (see note 35)	10.4	26.8	41.4	†	44.2
Other post-employment benefits (see note 35)	–	(1.7)	0.4	†	1.1
Share-based incentives (see note 36)	81.3	21.2	11.3		12.0
Termination benefits	0.9	10.4	105.3		13.8
	399.7	859.7	1,196.2		1,379.8

Continuing operations	371.6	790.8	1,099.1		1,272.5
Discontinued operation	28.1	68.9	97.1		107.3
	399.7	859.7	1,196.2		1,379.8

*	Re-presented (see note 15)
†	Excludes the gain on the amendment of certain plans in North America (see note 9).

11.	Interest expense

	SUCCESSOR			PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Borrowings:
– Interest on bank overdrafts	–	6.0	4.6	2.3
– Interest on bank and other loans:
Term loans	38.4	–	–	–
Other bank loans	–	0.5	6.1	8.3
Second Lien Notes	27.9	–	–	–
2011 Notes	1.9	13.3	19.9	23.1
2015 Notes	3.3	17.2	24.8	29.5
– Interest on interest rate swaps in designated hedging relationships:
Payable	–	11.5	22.1	42.7
Receivable	–	(30.5)	(44.7)	(52.6)
– Interest on interest rate swaps classed as held for trading:
Payable	–	–	3.0	2.8
Receivable	–	–	(0.6)	(2.2)
	71.5	18.0	35.2	53.9
Interest element of finance lease rentals	–	0.2	0.4	0.5
Other interest payable	4.0	3.2	7.6	5.0
	75.5	21.4	43.2	59.4
Post-employment benefits:
– Interest cost on benefit obligation (see note 35)	15.4	50.4	70.0	78.4
	90.9	71.8	113.2	137.8

Continuing operations	90.8	71.4	111.0	133.6
Discontinued operation	0.1	0.4	2.2	4.2
	90.9	71.8	113.2	137.8

*	Re-presented (see note 15)

Details of the bank and other loans are presented in note 30.

Interest expense includes the amortization of issue costs incurred in relation to the borrowings.

From time to time, interest rate swaps are used to manage the interest rate profile of the Group’s borrowings. Net interest payable or receivable on such interest rate swaps is therefore included in interest expense.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Investment income

	SUCCESSOR			PREDECESSOR
	Q4 2010* $ million	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Interest on bank deposits	1.3	2.4	2.7	9.6
Other interest receivable	1.1	1.1	1.9	2.7
	2.4	3.5	4.6	12.3
Post-employment benefits:
– Expected return on plan assets (see note 35)	16.3	44.7	62.6	75.5
	18.7	48.2	67.2	87.8

Continuing operations	18.7	48.0	67.0	87.6
Discontinued operation	–	0.2	0.2	0.2
	18.7	48.2	67.2	87.8

*	Re-presented (see note 15)

13.	Other finance expense

	SUCCESSOR			PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Derivative financial instruments:
– (Loss)/gain on derivatives in designated hedging relationships	–	(1.7)	(1.0)	0.1
– Gain/(loss) on derivatives classified as held for trading	–	–	2.3	(2.1)
– Gain/(loss) on embedded derivatives	22.9	–	–	(5.1)
Currency translation loss on hedging instruments	(1.5)	(1.0)	(1.6)	(17.9)
Currency translation loss on the acquisition of Tomkins	(47.6)	–	–	–
Loss on redemption of notes	(0.9)	–	–	–
	(27.1)	(2.7)	(0.3)	(25.0)

Other finance expense includes fair value gains and losses arising on financial instruments held by the Group to hedge its translational exposures where either the economic hedging relationship does not qualify for hedge accounting or to the extent that there is deemed to be ineffectiveness in a designated hedging relationship.

Gains and losses on derivative financial instruments are analyzed in note 33.

Additionally, during Q4 2010, the Group incurred a currency translation loss on the acquisition of Tomkins due to the change in the rate of exchange between the pound sterling (in which the purchase consideration was denominated) and the US dollar (the functional currency of the acquiring entity), in the period between the effective date of the acquisition and the payment of the consideration to the former shareholders in Tomkins.

As explained in note 30, during Q4 2010, the Group made repayments against the principal amounts outstanding on the 2011 Notes and the 2015 Notes. In total, £275.8 million of the principal amount of these notes was repaid at a cost of £278.7 million. The carrying amount of these notes that were repaid was £278.1 million. Accordingly, the Group recognized a loss of £0.6 million on the repayments.

Other finance expense is wholly attributable to continuing operations.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.	Income tax expense

SUCCESSOR

A. Income tax recognized in profit or loss

SUCCESSOR
Q4 2010* $ million
Current tax
Dutch corporation tax on profits for the period	–
Total Dutch tax	–
Overseas tax on profits for the period	23.2
Decrease in provision for uncertain tax positions	(6.2)
Adjustments in respect of prior periods	0.1
Total overseas tax	17.1
Total current tax	17.1
Deferred tax
Origination or reversal of temporary differences	(136.5)
Utilization of previously unrecognized tax losses	(117.2)
Tax losses in the period not recognized	198.8
Adjustments in respect of prior periods	(0.7)
Other changes in unrecognized deferred tax assets	5.6
Total deferred tax	(50.0)
Income tax benefit for the period	(32.9)
(32.9)

Continuing operations	(34.1)
Discontinued operation	1.2
(32.9)

*	Re-presented (see note 15)

The income tax expense for the period recognized in profit or loss differs from the product of the loss before tax for the period and the rate of Dutch corporation tax as follows:

SUCCESSOR
Q4 2010* $ million
Loss before tax:
– Continuing operations	313.6
– Discontinued operation	(8.0)
305.6

Dutch corporation tax at 25.5% on loss before tax	(77.3)
Permanent differences	(22.2)
Adjustment in respect of prior periods	(0.6)
Decrease in provisions for uncertain tax positions	(6.2)
Effect of different tax rates on overseas profits	(19.3)
Foreign tax credits	(1.1)
Temporary differences on investment in subsidiaries	6.6
Tax losses in the period not recognized	198.8
Utilization of previously unrecognized tax losses	(117.2)
Other changes in unrecognized deferred tax assets	5.6
Income tax benefit for the period	(32.9)

*	Re-presented (see note 15)

Deferred tax assets amounting to $198.8 million were not recognized on tax losses arising during the period because it was not considered probable that the taxable entities concerned would generate sufficient taxable profits in the foreseeable future against which the losses may be utilized. However, as a consequence of the acquisition of Tomkins, it was possible to utilize in other taxable entities previously unrecognized tax losses amounting to $117.2 million.

B. Income tax expense recognized outside profit and loss

SUCCESSOR
Q4 2010* $ million
Income tax on items recognized in other comprehensive income
Net actuarial gain	15.8
Available-for-sale investments:
– Unrealized gain recognized in the period	0.1
Income tax expense recognized outside profit or loss	15.9

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.	Income tax expense continued

PREDECESSOR

A. Income tax recognized in profit or loss

			PREDECESSOR
	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Current tax
UK corporation tax on profits for the period	0.3	0.3	(13.7)
Adjustments in respect of prior periods	(0.3)	0.4	0.3
Total UK tax	–	0.7	(13.4)
Overseas tax on profits for the period	72.6	17.2	51.2
(Decrease)/increase in provision for uncertain tax positions	(15.5)	15.8	(3.2)
Adjustments in respect of prior periods	(1.4)	8.0	2.6
Total overseas tax	55.7	41.0	50.6
Total current tax	55.7	41.7	37.2
Deferred tax
Origination or reversal of temporary differences	22.6	(24.8)	(108.2)
Utilization of previously unrecognized tax losses	(35.3)	(36.9)	(4.7)
Tax losses in the period not recognized	21.3	49.6	111.4
Other changes in unrecognized deferred tax assets	(1.8)	(1.2)	3.2
Adjustments in respect of prior periods	(0.5)	(0.4)	(0.5)
Total deferred tax	6.3	(13.7)	1.2
Income tax expense for the period	62.0	28.0	38.4

Continuing operations	62.5	25.1	34.2
Discontinued operation	(0.5)	2.9	4.2
	62.0	28.0	38.4

*	Re-presented (see note 15)

The income tax expense for the period recognized in profit or loss differs from the product of the profit/(loss) before tax for the period and the rate of UK corporation tax as follows:

	PREDECESSOR
	9M 2010* $ million	Fiscal 2009* $ million	Fiscal 2008* $ million
Profit/(loss) before tax:
– Continuing operations	287.1	43.9	(31.8)
– Discontinued operation	18.5	(9.9)	23.7
	305.6	34.0	(8.1)

UK corporation tax at 28% (Fiscal 2009: 28%; Fiscal 2008: 28.5%) on profit/(loss)	85.6	9.5	(2.3)
Permanent differences	0.9	(3.3)	(48.7)
Adjustment in respect of prior periods	(2.2)	8.0	2.4
(Decrease)/increase in provisions for uncertain tax positions	(15.5)	15.8	(3.2)
Effect of different tax rates on overseas profits	13.3	(11.5)	(7.1)
Foreign tax credits	(1.9)	(4.1)	(13.3)
Temporary differences on investment in subsidiaries	(2.3)	2.1	0.5
Tax losses in the period not recognized	21.3	49.6	111.4
Utilization of previously unrecognized tax losses	(35.4)	(36.9)	(4.7)
Other changes in unrecognized deferred tax assets	(1.8)	(1.2)	3.4
Income tax expense for the period	62.0	28.0	38.4

*	Re-presented (see note 15)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.	Income tax expense continued

A. Income tax recognized in profit or loss (continued)

During 9M 2010, deferred tax assets amounting to $21.3 million (Fiscal 2009: $49.6 million; Fiscal 2008: $111.4 million) were not recognized on tax losses arising during the period because it was not considered probable that the taxable entities concerned would generate sufficient taxable profits in the foreseeable future against which the losses may be utilized.

Permanent differences arising in Fiscal 2008 principally comprised a tax benefit of $115.8 million on currency translation losses that were not recognized in the accounts but were deductible for tax purposes, less the tax effect of $69.4 million on expenses that were recognized in the accounts but were not deductible for tax purposes (in particular, the tax effect of $45.4 million attributable to the impairment of goodwill).

B. Income tax benefit recognized outside profit and loss

	PREDECESSOR
	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Income tax on items recognized in other comprehensive income
Loss on net investment hedges	–	0.6	16.8
Net actuarial loss	(0.9)	(27.0)	(30.2)
Available-for-sale investments:
– Unrealized gain/(loss) recognized in the period	–	0.1	(0.4)
– Reclassification to profit or loss of gain on investments sold	–	–	(0.5)
	(0.9)	(26.3)	(14.3)
Income tax on items recognized directly in equity
Share-based incentives	(5.2)	(0.9)	–
Income tax benefit recognized outside profit or loss	(6.1)	(27.2)	(14.3)

15.	Discontinued Operations

A. Background

During the second quarter of 2011, management began actively seeking a buyer for the Group’s Schrader Electronics and Schrader International businesses, which together constitute the Sensors & Valves operating segment within Industrial & Automotive. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe.

In 9M 2010 and Fiscal 2009, the Group recognized an additional net loss of $7.2 million and $3.9 million respectively in relation to discontinued operations that were sold in previous years.

B. Results and cash flows

The profit for the period from discontinued operations may be analyzed as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Profit for the period
Sales	107.9	294.3	313.6	421.0
Cost of sales	(87.8)	(213.9)	(247.7)	(321.3)
Gross profit	20.1	80.4	65.9	99.7
Distribution costs	(7.5)	(20.4)	(23.1)	(27.8)
Administrative expenses	(13.5)	(30.9)	(43.4)	(43.3)
Transactions costs	–	(0.3)	–	–
Impairments	–	–	–	(1.1)
Restructuring costs	1.7	–	(3.2)	(0.2)
Share of (loss)/profit of associates	(0.3)	(2.1)	0.3	0.4
Operating profit/(loss)	0.5	26.7	(3.5)	27.7
Interest expense	(0.1)	(0.4)	(2.2)	(4.2)
Investment income	–	0.2	0.2	0.2
Profit/(loss) before tax	0.4	26.5	(5.5)	23.7
Income tax expense	(1.2)	(0.3)	(3.4)	(4.2)
(Loss)/profit after tax	(0.8)	26.2	(8.9)	19.5

Loss on disposal
Loss before tax	–	(8.0)	(4.4)	–
Income tax benefit	–	0.8	0.5	–
Loss after tax	–	(7.2)	(3.9)	–

(Loss)/profit for the period from discontinued operations	(0.8)	19.0	(12.8)	19.5

Cash flows arising from discontinued operations during the period were as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Cash inflow from operating activities	18.2	30.4	69.8	38.5
Cash outflow from investing activities	(7.1)	(8.4)	(6.0)	(18.0)
Cash outflow from financing activities	–	–	(44.4)	(3.8)
Net increase in net cash and cash equivalents	11.1	22.0	19.4	16.7

C. Sales and adjusted EBITDA

The sales and adjusted EBITDA of discontinued operations may be analyzed as follows:

		Sales				Adjusted EBITDA
	SUCCESSOR	PREDECESSOR			SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Operating segment
Industrial & Automotive:
– Sensors & Valves	107.9	294.3	313.6	421.0	17.4	44.5	25.6	56.5

By origin
US	21.0	59.2	68.2	91.7	5.6	10.1	8.4	5.0
UK	60.6	160.1	159.5	213.5	8.3	22.4	17.5	34.3
Rest of Europe	17.8	49.3	60.9	83.8	3.0	9.5	5.9	13.6
Asia	0.2	0.7	0.8	1.0	(0.1)	–	–	0.8
Rest of the world	8.3	25.0	24.2	31.0	0.6	2.5	(6.2)	2.8
	107.9	294.3	313.6	421.0	17.4	44.5	25.6	56.5
By destination
US	60.9	166.0	178.5	234.7
Rest of North America	7.7	16.2	8.5	18.5
UK	1.2	3.0	3.1	5.6
Rest of Europe	23.3	63.7	78.5	103.6
Asia	5.8	17.3	17.4	24.2
Rest of the world	9.0	28.1	27.6	34.4
	107.9	294.3	313.6	421.0

D. Reconciliation to adjusted EBITDA

Reconciliation of profit for the period from discontinued operations to adjusted EBITDA:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
(Loss)/profit for the period from discontinued operations	(0.8)	19.0	(12.8)	19.5
Loss on disposal	–	7.2	3.9	–
(Loss)/profit for the period	(0.8)	26.2	(8.9)	19.5
Income tax expense	1.2	0.3	3.4	4.2
Profit/(loss) before tax	0.4	26.5	(5.5)	23.7
Net finance costs	0.1	0.2	2.0	4.0
Operating profit/(loss)	0.5	26.7	(3.5)	27.7
Amortization	2.9	0.8	1.2	1.2
Depreciation	6.5	15.2	23.8	26.1
EBITDA	9.9	42.7	21.5	55.0
Inventory uplift	7.7	–	–	–
Share-based incentives	1.5	1.5	0.9	0.2
Transaction costs	–	0.3	–	–
Impairments	–	–	–	1.1
Restructuring costs	(1.7)	–	3.2	0.2
Adjusted EBITDA	17.4	44.5	25.6	56.5

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16.	Operating (loss)/profit for the period

Operating profit for the period is stated after charging/(crediting):

	000000000000	000000000000	000000000000
	Continuing operations $million	Discontinued operations $million	Total $million
SUCCESSOR

Q4 2010*

Inventories:
– Cost of inventories	556.7	46.8	603.5
– Write-down of inventories	2.2	–	2.2
Staff costs (see note 10)	371.6	28.1	399.7
Amortization of other intangible assets (see note 21)	41.3	2.9	44.2
Depreciation of property, plant and equipment (see note 22)	47.5	6.5	54.0
Research and development costs	17.3	3.5	20.8
Government grants:
– Revenue	(0.5)	(0.8)	(1.3)
Net foreign exchange gains	(1.9)	(0.4)	(2.3)
PREDECESSOR

9M 2010*

Inventories:
– Cost of inventories	1,054.7	114.4	1,169.1
– Write-down of inventories	17.5	1.2	18.7
Staff costs (see note 10)	790.8	68.9	859.7
Amortization of other intangible assets (see note 21)	16.2	0.8	17.0
Depreciation of property, plant and equipment (see note 22)	104.9	15.2	120.1
Research and development costs	51.8	10.5	62.3
Government grants:
– Revenue	(0.3)	(0.9)	(1.2)
– Capital	–	(0.1)	(0.1)
Net foreign exchange gains	(4.5)	(1.1)	(5.6)
Fiscal 2009*

Inventories:
– Cost of inventories	3,248.9	260.2	3,509.1
– Write-down of inventories	25.9	0.3	26.2
Staff costs (see note 10)	1,099.1	97.1	1,196.2
Impairments:
– Trade receivables	5.8	–	5.8
– Other assets (see note 7)	73.0	–	73.0
Amortization of other intangible assets (see note 21)	24.4	1.2	25.6
Depreciation of property, plant and equipment (see note 22)	148.4	23.8	172.2
Research and development costs	62.5	15.5	78.0
Government grants:
– Revenue	(0.5)	(1.3)	(1.8)
– Capital	–	(0.3)	(0.3)
Net foreign exchange gains	(7.6)	(1.4)	(9.0)
Fiscal 2008*

Inventories:
– Cost of inventories	3,344.3	314.8	3,659.1
– Write-down of inventories	6.0	0.2	6.2
Staff costs (see note 10)	1,272.5	107.3	1,379.8
Impairments:
– Trade receivables	5.8	–	5.8
– Other assets (see note 7)	341.3	1.1	342.4
Amortization of other intangible assets	24.8	1.2	26.0
Depreciation of property, plant and equipment	177.0	26.1	203.1
Research and development costs	75.7	16.4	92.1
Government grants:
– Revenue	(0.4)	(2.6)	(3.0)
– Capital	–	(0.4)	(0.4)
Net foreign exchange losses	9.9	(0.1)	9.8

*	Re-presented (see note 15)

17.	Dividends on ordinary shares

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Paid or proposed in respect of the period
Interim dividend	–	–	3.50c	11.02c
Final dividend	–	–	6.50c	2.00c
	–	–	10.00c	13.02c

Recognized in the period
Interim dividend for the period of nil (Fiscal 2009: 3.50c; Fiscal 2008: 11.02c) per share	–	–	30.9	97.1
Final dividend for the prior period of 6.50c (Fiscal 2009: 2.00c; Fiscal 2008: 16.66c) per share	–	56.9	17.4	149.1
	–	56.9	48.3	246.2

Dividends were paid by the predecessor on ordinary shares in Tomkins plc.

18.	Auditors’ remuneration

Fees payable to the Company’s auditors, Deloitte LLP, and its associates were as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Audit fees:
– Audit of the company’s accounts	1.1	–	0.7	0.8
– Audit of the accounts of the company’s subsidiaries	4.6	1.5	4.3	4.9
– Other statutory services	0.1	0.1	0.1	0.2
	5.8	1.6	5.1	5.9
Tax fees:
– Compliance services	0.1	–	0.6	0.7
– Advisory services	0.1	0.4	1.0	2.1
	0.2	0.4	1.6	2.8
All other fees	–	0.5	0.2	0.2
Total fees	6.0	2.5	6.9	8.9

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18.	Auditors’ remuneration continued

Fees for the audit of the company’s accounts represent fees payable to in respect of the audit of the company’s individual financial statements and the Group’s consolidated financial statements prepared in accordance with IFRSs. Other statutory services include the review of the Group’s interim financial statements. Other fees are paid for services including advice on accounting matters and non-statutory reporting.

The Audit Committee or, between meetings, the Chairman of the Audit Committee, approves the engagement terms and fees of Deloitte LLP, and other member firms of Deloitte & Touche Tohmatsu Limited for all services before the related work is undertaken.

19.	Cash flow

Reconciliation of (loss)/profit for the period to cash generated from operations:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
(Loss)/profit for the period	(270.2)	243.6	6.0	(46.5)
Interest expense	90.9	71.8	113.2	137.8
Investment income	(18.7)	(48.2)	(67.2)	(87.8)
Other finance expense	27.1	2.7	0.3	25.0
Income tax (benefit)/expense	(32.9)	62.0	28.0	38.4
Operating (loss)/profit from continuing and discontinued operations	(203.8)	331.9	80.3	66.9
Share of (profit)/loss of associates	(0.7)	1.3	0.4	2.1
Amortization of intangible assets	44.2	17.0	25.6	26.0
Depreciation of property, plant and equipment	54.0	120.1	172.2	203.1
Impairments:
– Goodwill	–	–	8.7	228.6
– Other intangible assets	–	–	22.0	–
– Property, plant and equipment	–	–	26.8	113.8
– Other receivables	–	–	15.5	–
(Gain)/loss on disposal of businesses:
– Continuing operations	–	(6.3)	(0.2)	(43.0)
– Discontinued operations	–	8.0	4.4	–
(Gain)/loss on sale of property, plant and equipment	(1.3)	(0.8)	(1.6)	3.8
Gain on available-for-sale-investments	–	–	–	(1.2)
Share-based incentives	72.4	21.2	11.3	12.0
Decrease in post-employment benefit obligations	(13.4)	(41.1)	(122.4)	(49.5)
(Decrease)/increase in provisions	(13.7)	(30.0)	45.1	(3.7)
	(62.3)	421.3	288.1	558.9
Movements in working capital:
– Decrease/(increase) in inventories	148.6	(112.4)	214.6	(12.8)
– Decrease/(increase) in receivables	85.9	(204.9)	52.3	143.8
– (Decrease)/increase in payables	(105.9)	111.2	(22.9)	(61.2)
Cash generated from operations	66.3	215.2	532.1	628.7

20.	Goodwill

A. Analysis of movements

SUCCESSOR

$ million
Cost and carrying amount
As at September 25, 2010	–
Acquisition of subsidiaries	1,742.1
Foreign currency translation	3.3
As at December 31, 2010	1,745.4

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20.	Goodwill continued

A. Analysis of movements (continued)

PREDECESSOR

$ million
Cost
As at January 3, 2009	629.2
Acquisition of subsidiaries	26.8
Foreign currency translation	25.1
As at January 2, 2010	681.1
Acquisition of subsidiaries	23.1
Disposals	(0.6)
Foreign currency translation	2.5
As at September 24, 2010	706.1

Accumulated impairment
As at January 3, 2009	213.3
Impairments	8.7
Foreign currency translation	23.1
As at January 2, 2010	245.1
Foreign currency translation	3.3
As at September 24, 2010	248.4

Carrying amount
As at January 2, 2010	436.0
As at September 24, 2010	457.7

B. Allocation of goodwill

Goodwill is allocated to the following CGUs or groups of CGUs:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Industrial & Automotive
Power Transmission	1,109.6	2.2
Fluid Power	210.6	61.6
Sensors & Valves:
– Schrader Electronics	77.2	1.9
– Schrader International	7.9	–
	85.1	1.9

Other Industrial & Automotive:
– Ideal	31.6	20.9
– Dexter Group	92.1	50.8
– Gates Australia	11.0	–
	134.7	71.7
Total Industrial & Automotive	1,540.0	137.4

Building Products
Air Distribution:
– Air Systems Components	74.0	68.2
– Hart & Cooley Group	31.7	184.3
– Ruskin	45.1	37.0
– Koch Filter	23.2	–
– Other	4.7	–
	178.7	289.5
Bathware	26.7	9.1
Total Building Products	205.4	298.6
Total Group	1,745.4	436.0

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20.	Goodwill continued

C. Impairment tests

Goodwill is tested for impairment annually and whenever there are indications that it may have suffered an impairment. Goodwill is considered impaired to the extent that its carrying amount exceeds its recoverable amount, which is the higher of the value in use and the fair value less costs to sell of the CGU or group of CGUs to which it is allocated. Impairment tests were carried out during Fiscal 2009 and, following the acquisition of Tomkins, in Q4 2010. In each case, the recoverable amount of all items of goodwill was determined based on value in use calculations.

Management based the value in use calculations on cash flow forecasts derived from the most recent three-year financial plans approved by the Board, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs.

Cash flows for the years beyond the three-year financial plans for the CGUs to which individually significant amounts of goodwill were allocated were calculated as follows: cash flows in the fourth and fifth years were estimated by management based on relevant industry and economic forecasts; thereafter, the cash flows were projected to grow at either 2% or 2.5% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets in North America, Europe, India and the Middle East.

Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the CGU or group of CGUs. In each case, the discount rate was determined using a capital asset pricing model. Pre-tax discount rates used in the impairment tests of goodwill during Q4 2010 were in the following ranges: Industrial & Automotive businesses 15.0% to 17.5% (Fiscal 2009: 8.1% to 12.2%); and Building Products businesses 16.1% to 17.0% (Fiscal 2009: 10.4% to 17.2%).

D. Impairments recognized

As there had been no significant change in management’s expectations in relation to the Group’s businesses subsequent to the acquisition of Tomkins, no impairments of goodwill were recognized in Q4 2010.

During Fiscal 2009, the Group recognized an impairment of $8.7 million in relation to Rolastar due to the significant deterioration that had occurred in Rolastar’s end markets since negotiations for its acquisition were concluded in early 2008.

During Fiscal 2008, impairments totaling $228.6 million were recognized in relation to the goodwill allocated to Stackpole, Gates Mectrol and Selkirk.

Stackpole manufactures power transmission components, systems and assemblies, principally for automotive original equipment manufacturers, at its facilities in Canada, Germany and South Korea. Stackpole’s end markets deteriorated significantly during 2008 and this caused the impairment of the entire goodwill allocated to the business, which amounted to $157.2 million. Management used a pre-tax discount rate of 11.7%.

Gates Mectrol manufactures power transmission and motion control belts, principally for industrial and automotive original equipment manufacturers, at its facilities in the US and Germany. Gates Mectrol’s end markets deteriorated during the second half of 2008 and this caused the impairment of the entire goodwill allocated to the business, which amounted to $37.4 million. Management used a pre-tax discount rate of 11.7%.

Selkirk manufactures chimney, venting and air distribution products, principally for the residential construction market in North America. Selkirk’s end markets deteriorated during 2008 and an impairment of $34.0 million was recognized in relation to the goodwill allocated to the business. Management used a pre-tax discount rate of 12.5%.

Impairments are analyzed by operating segment in note 7.

E. Sensitivity to changes in key assumptions

Management does not consider that the recoverable amounts of the CGUs or groups of CGUs to which significant amounts of goodwill are allocated may fall below their carrying amounts not that the aggregate recoverable amount of other CGUs may fall below their aggregate carrying amount due to reasonably possible changes during the next year in one or more of the key assumptions.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21.	Other intangible assets

SUCCESSOR

	Brands and trade names $ million	Customer relationships $ million	Technology and know-how $ million	Computer software $ million	Total $ million
Cost
As at September 25, 2010	–	–	–	–	–
Acquisition of subsidiaries	325.9	1,622.1	336.3	17.6	2,301.9
Additions	–	–	2.3	–	2.3
Disposals	–	–	–	(0.3)	(0.3)
Foreign currency translation	–	9.2	(0.2)	0.2	9.2
As at December 31, 2010	325.9	1,631.3	338.4	17.5	2,313.1

Accumulated amortization
As at September 25, 2010	–	–	–	–	–
Amortization charge for the period	–	28.4	12.6	3.2	44.2
Foreign currency translation	–	0.4	–	–	0.4
As at December 31, 2010	–	28.8	12.6	3.2	44.6

Carrying amount
As at September 25, 2010	–	–	–	–	–
As at December 31, 2010	325.9	1,602.5	325.8	14.3	2,268.5

Brands and trade names have indefinite useful lives and are not amortized but are tested for impairment annually and whenever there are indications that they may have suffered an impairment.

Other intangible assets included above have finite useful lives.

Intangible assets with indefinite useful lives are allocated to the following CGUs or groups of CGUs:

SUCCESSOR
As at December 31, 2010 $ million
Industrial & Automotive
Power Transmission	120.0
Fluid Power	72.0
Other Industrial & Automotive	27.0
Total Industrial & Automotive	219.0

Building Products
Air Distribution:
– Air Systems Components	47.0
– Hart & Cooley Group	25.0
– Ruskin	22.9
94.9
Bathware	12.0
Total Building Products	106.9
Total Group	325.9

Management has assessed the recoverability of the carrying amount of the brands and trade names using the ‘relief from royalty’ method whereby the value in use of those assets represents the present value of the cost savings to the Group from not having to license them from a third party. The key assumptions used in the relief from royalty method are the hypothetical royalty rate and forecast annual sales.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21.	Other intangible assets continued

Management has used a hypothetical royalty rate of 1% per annum. Forecast annual sales were based on the most recent three-year financial plans approved by the Board. Forecast annual sales for the years beyond the three-year financial plans for the CGUs to which the brands and trade names were allocated were calculated as follows: sales in the fourth and fifth years were estimated by management based on relevant industry and economic forecasts; thereafter, sales were generally projected to grow at either 2% or 2.5% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets in North America, Europe, India and the Middle East.

Management applied discount rates to the resulting royalty savings that reflect current market assessments of the time value of money and the risks specific to the CGU or group of CGUs. In each case, the discount rate was determined using a capital asset pricing model. Pre-tax discount rates used in the annual impairment tests of brands and trade names during 2010 were in the following ranges: Industrial & Automotive businesses 15.0% to 17.5%; and Building Products businesses 16.1% to 17.0%.

PREDECESSOR

	Development costs $ million	Assets arising on acquisitions $ million	Computer software $ million	Total $ million
Cost
As at January 3, 2009	1.8	91.4	130.4	223.6
Additions	0.6	–	7.8	8.4
Acquisition of subsidiaries	–	5.9	–	5.9
Disposals	–	–	(4.6)	(4.6)
Foreign currency translation	0.1	3.3	1.3	4.7
As at January 2, 2010	2.5	100.6	134.9	238.0
Additions	0.5	6.4	5.7	12.6
Disposals	–	–	(0.2)	(0.2)
Foreign currency translation	(0.1)	0.2	1.0	1.1
As at September 24, 2010	2.9	107.2	141.4	251.5

Accumulated amortization and impairment
As at January 3, 2009	0.2	22.7	91.9	114.8
Amortization charge for the period	0.3	11.2	14.1	25.6
Disposals	–	–	(4.5)	(4.5)
Impairments	–	10.2	11.8	22.0
Foreign currency translation	–	0.9	1.2	2.1
As at January 2, 2010	0.5	45.0	114.5	160.0
Amortization charge for the period	0.2	7.9	8.9	17.0
Disposals	–	–	(0.2)	(0.2)
Foreign currency translation	–	0.1	0.5	0.6
As at September 24, 2010	0.7	53.0	123.7	177.4

Carrying amount
As at January 2, 2010	2.0	55.6	20.4	78.0
As at September 24, 2010	2.2	54.2	17.7	74.1

Intangible assets arising on acquisitions principally represented acquired customer relationships.

All intangible assets included above had finite useful lives.

In Fiscal 2009, the Group recognized an impairment of $10.2 million in relation to acquired customer relationships, of which the majority related to Rolastar and arose due to the deterioration in its end markets in the period since its acquisition was negotiated in early 2008. Also in Fiscal 2009, an impairment of $11.8 million was recognized in relation to software licences that had become surplus to requirements as a consequence of the Group’s restructuring initiatives.

Impairments are analyzed by operating segment in note 7.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22.	Property, plant and equipment

SUCCESSOR

	Land and buildings $ million	Plant, equipment and vehicles $ million	Assets under construction $ million	Total $ million
Cost
As at September 25, 2010	–	–	–	–
Acquisition of subsidiaries	428.2	845.9	79.2	1,353.3
Additions	2.3	6.8	51.3	60.4
Transfer from assets under construction	2.6	27.8	(30.4)	–
Transfer to assets held for sale	(6.9)	–	–	(6.9)
Disposals	(1.6)	(1.8)	(0.1)	(3.5)
Foreign currency translation	2.4	5.1	0.3	7.8
As at December 31, 2010	427.0	883.8	100.3	1,411.1

Accumulated depreciation
As at September 25, 2010	–	–	–	–
Depreciation charge for the period	6.2	47.8	–	54.0
Foreign currency translation	–	(2.0)	–	(2.0)
As at December 31, 2010	6.2	45.8	–	52.0

Carrying amount
As at September 25, 2010	–	–	–	–
As at December 31, 2010	420.8	838.0	100.3	1,359.1

Land and buildings include freehold land with a carrying value of $96.6 million (January 2, 2010: $63.3 million) that is not depreciated.

Property, plant and equipment includes assets held under finance leases with a carrying amount of $4.2 million (January 2, 2010: $6.3 million). Obligations under finance leases are secured by a lessor’s charge over the leased assets.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22.	Property, plant and equipment continued

PREDECESSOR

	Land and buildings $ million	Plant, equipment and vehicles $ million	Assets under construction $ million	Total $ million
Cost
As at January 3, 2009	691.4	2,413.8	75.4	3,180.6
Additions	1.6	16.1	97.5	115.2
Acquisition of subsidiaries	2.8	4.6	0.6	8.0
Transfer from assets under construction	24.8	80.8	(105.6)	–
Transfer from assets held for sale	(16.6)	–	–	(16.6)
Disposals	(16.8)	(100.5)	(0.3)	(117.6)
Foreign currency translation	22.9	133.2	2.9	159.0
As at January 2, 2010	710.1	2,548.0	70.5	3,328.6
Additions	14.4	13.7	71.7	99.8
Acquisitions of subsidiaries	0.9	3.3	–	4.2
Transfer from assets under construction	8.1	46.8	(54.9)	–
Transfer to assets held for sale	(10.5)	(8.1)	–	(18.6)
Disposals	(8.9)	(129.5)	(0.6)	(139.0)
Foreign currency translation	(0.2)	(0.2)	0.7	0.3
As at September 24, 2010	713.9	2,474.0	87.4	3,275.3

Accumulated depreciation and impairment
As at January 3, 2009	275.1	1,738.2	–	2,013.3
Depreciation charge for the period	22.0	150.2	–	172.2
Transfer from assets held for sale	(4.8)	–	–	(4.8)
Disposals	(11.2)	(95.3)	–	(106.5)
Impairments	15.7	8.5	2.6	26.8
Foreign currency translation	9.2	95.4	0.2	104.8
As at January 2, 2010	306.0	1,897.0	2.8	2,205.8
Depreciation charge for the period	17.9	101.9	0.3	120.1
Transfer to assets held for sale	(5.7)	(7.3)	–	(13.0)
Disposals	(1.9)	(126.8)	–	(128.7)
Foreign currency translation	(2.3)	0.3	–	(2.0)
As at September 24, 2010	314.0	1,865.1	3.1	2,182.2

Carrying amount
As at January 2, 2010	404.1	651.0	67.7	1,122.8
As at September 24, 2010	399.9	608.9	84.3	1,093.1

Land and buildings include freehold land with a carrying value of $96.6 million (January 2, 2010: $63.3 million) that is not depreciated.

Property, plant and equipment includes assets held under finance leases with a carrying amount of $4.2 million (January 2, 2010: $6.3 million). Obligations under finance leases are secured by a lessor’s charge over the leased assets.

During Fiscal 2009, impairments totaling $26.8 million were recognized in relation to property, plant and equipment that has become impaired as a consequence of the Group’s restructuring initiatives (none of these impairments was individually significant).

During Fiscal 2008, against the background of the weakness of the Group’s end markets, particularly the automotive original equipment markets in North America and Europe and the residential construction market in North America, management reviewed the recoverability of the assets of the Group’s businesses that were exposed to those markets. As a result of that review, impairments totaling $113.8 million were recognized in relation to property, plant and equipment.

Impairments are analyzed by operating segment in note 7.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

23.	Investments in associates

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Carrying amount
At the beginning of the period	–	20.6	20.3	17.7
Acquisition of subsidiaries	22.5	–	–	–
Share of profit/(loss) of associates	0.7	(1.3)	(0.4)	(2.1)
Dividends received from associates	–	(0.5)	(0.3)	(0.6)
	23.2	18.8	19.6	15.0
Additions	–	–	–	10.4
Disposals	–	–	–	(1.9)
Foreign currency translation	0.4	0.5	1.0	(3.2)
At the end of the period	23.6	19.3	20.6	20.3

As at December 31, 2010, the Group’s principal associates were as follows:

Name of company	Country of incorporation	Group’s holding	Nature of business
Ideal Internacional SA	Mexico	40%	Hose clamps
Pyung Hwa CMB Company Limited	Korea	21%	Belts
Schrader Duncan Limited	India	50%	Valves and fittings

Schrader Duncan Limited is listed on the Mumbai Stock Exchange. As at December 31, 2010, the fair value of the Group’s investment based on the quoted market price of that company’s shares was $5.3 million (January 2, 2010: $7.3 million).

Segment analysis of the Group’s investments in associates and of its share of associates’ profit/(loss) for the period:

	Investments in associates		Share of profit/(loss) of associates
	SUCCESSOR	PREDECESSOR	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
By operating segment
Industrial & Automotive:
– Power Transmission	16.7	14.0	1.3	1.1	0.3	(2.9)
– Sensors & Valves	5.0	3.9	(0.4)	(2.1)	0.3	0.7
– Other Industrial & Automotive	0.6	0.6	0.1	0.2	0.2	0.2
	22.3	18.5	1.0	(0.8)	0.8	(2.0)
Building Products:
– Air Distribution	1.3	2.1	(0.3)	(0.5)	(1.2)	(0.1)
	23.6	20.6	0.7	(1.3)	(0.4)	(2.1)

By location
US	3.3	3.3
Rest of North America	0.6	0.6
Asia	20.8	17.3
Rest of the world	(1.1)	(0.6)
	23.6	20.6

During Q4 2010, the aggregate sales of the Group’s associates were $62.7 million and their aggregate profit for the period was $0.7 million.

As at December 31, 2010, the aggregate total assets of the Group’s associates was $165.7 million (January 2, 2010: $135.9 million) and the aggregate total of their liabilities was $107.8 million (January 2, 2010: $83.8 million).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

23.	Investments in associates continued

During 9M 2010, the aggregate sales of the Group’s associates were $188.2 million (Fiscal 2009: $177.5 million; Fiscal 2008: $232.3 million) and their aggregate profit for the period was $2.2 million (Fiscal 2009: loss of $2.3 million; Fiscal 2008: loss of $11.5 million).

24.	Inventories

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Raw materials and supplies	225.5	182.8
Work in progress	90.8	74.8
Finished goods and goods held for resale	377.2	333.2
	693.5	590.8

As at December 31, 2010, inventories were stated net of an allowance for excess, obsolete or slow-moving items of $7.9 million (January 2, 2010: $63.9 million).

Inventories arise wholly in the businesses of Tomkins and were initially recognized by the successor at their fair value at the date of acquisition of Tomkins. Accordingly, in the successor financial statements the allowance for excess, obsolete or slow-moving items reflects only those items of inventory that have been identified as excess, obsolete or slow-moving since the acquisition of Tomkins.

25.	Trade and other receivables

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Current assets
Financial assets:
– Trade receivables (see note 26)	761.1	662.3
– Derivative financial instruments (see note 33)	0.6	1.2
– Collateralized cash	47.0	2.1
– Other receivables	58.4	41.3
	867.1	706.9
Non-financial assets:
– Prepayments	47.4	46.1
	914.5	753.0

Non-current assets
Financial assets:
– Derivative financial instruments (see note 33)	0.9	56.9
– Other receivables	13.0	16.4
	13.9	73.3
Non-financial assets:
– Prepayments	12.3	7.8
	26.2	81.1

Collateralized cash comprises cash given as collateral under letters of credit for insurance and regulatory purposes and cash held in escrow for the purpose of repaying the loan notes issued by the Group under the Loan Note Alternative in relation to the acquisition of Tomkins (see note 30).

The Group is the beneficiary of a number of corporate-owned life assurance policies against which it borrows from the relevant life assurance company. As at December 31, 2010, the surrender value of the policies was $644.3 million

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

25.	Trade and other receivables continued

(January 2, 2010: $577.6 million) and the amount outstanding on the related loans was $642.3 million (January 2, 2010: $575.2 million). For accounting purposes, these amounts are offset and the net receivable of $2.0 million (January 2, 2010: $2.4 million) is included in other receivables.

As at December 31, 2010, trade and other receivables amounting to $4.3 million (January 2, 2010: $1.6 million) were secured on the assets of the debtors.

26.	Trade receivables

Trade receivables amounted to $761.1 million (January 2, 2010: $662.3 million), net of an allowance of $0.3 million (January 2, 2010: $13.7 million) for doubtful debts.

The Group has a significant concentration of customers in the US, who accounted for 51.8% (9M 2010: 54.7%; Fiscal 2009: 56.4%; Fiscal 2008: 57.6%) of the Group’s sales during Q4 2010, and in the automotive industry, which accounted for 47.1% (9M 2010: 45.9%; Fiscal 2009: 45.1%; Fiscal 2008: 41.9%) of the Group’s sales during Q4 2010. However, no single customer accounted for more than 10% of the Group’s sales and there were no significant amounts due from any one customer.

Before accepting a new customer, the Group assesses the potential customer’s credit quality and establishes a credit limit. Credit quality is assessed by using data maintained by reputable credit rating agencies, by checking of references included in credit applications and, where they are available, by reviewing the customer’s recent financial statements. Credit limits are subject to multiple levels of authorization and are reviewed on a regular basis.

Trade receivables are regularly reviewed for bad and doubtful debts. Bad debts are written off and an allowance is established for specific doubtful debts.

Trade receivables may be analyzed as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Amounts neither past due nor impaired	636.7	561.2

Amounts past due but not impaired:
– Less than 30 days old	3.1	4.6
– Between 30 and 60 days old	53.7	37.5
– Between 61 and 90 days old	24.8	18.2
– More than 90 days old	42.5	37.0
	124.1	97.3
Amounts impaired:
– Total amounts that have been impaired	0.6	17.5
– Allowance for doubtful debts	(0.3)	(13.7)
	0.3	3.8
	761.1	662.3

Trade receivables arise wholly in the businesses of Tomkins and were initially recognized by the successor at their fair value at the date of acquisition of Tomkins. Accordingly, receivables that were considered impaired by Tomkins are included in the successor financial statements within amounts past due but not impaired and the allowance for doubtful debts relates wholly to receivables that have become impaired since the acquisition of Tomkins.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

26.	Trade receivables continued

Movements in the allowance for doubtful debts were as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million
At the beginning of the period	–	13.7	11.4
Charge for the period	0.3	4.0	6.6
Acquisition of subsidiaries	–	–	1.2
Transfer to assets held for sale	–	(0.1)	–
Utilized during the period	–	(2.9)	(4.9)
Released during the period	–	(0.2)	(1.2)
Foreign currency translation	–	(0.3)	0.6
At the end of the period	0.3	14.2	13.7

Trade receivables are not generally interest-bearing although interest may be charged to customers on overdue accounts.

27.	Available-for-sale investments

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Carrying amount
At the beginning of the period	–	1.2	0.8	3.0
Acquisition of subsidiaries	1.2	–	–	–
Additions	–	–	–	0.1
Fair value loss recognized in other comprehensive income	0.2	(0.1)	0.4	(1.0)
Disposals	–	–	–	(1.6)
Foreign currency translation	–	0.1	–	0.3
At the end of the period	1.4	1.2	1.2	0.8

Available-for-sale investments comprise listed equities.

28.	Cash and cash equivalents

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Cash on hand and demand deposits	325.2	281.2
Term deposits	134.1	163.8
	459.3	445.0

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

28.	Cash and cash equivalents continued

The currency and interest rate profile of cash and cash equivalents was as follows:

	Floating interest rate
	$ million	Weighted average interest rate %	Non-interest bearing $ million	Total $ million
SUCCESSOR
As at December 31, 2010
Currency:
– US dollar	34.6	0.0%	21.8	56.4
– Sterling	164.1	0.4%	0.4	164.5
– Euro	30.9	2.0%	27.0	57.9
– Canadian dollar	13.4	2.2%	9.5	22.9
– Other	105.8	2.0%	51.8	157.6
	348.8		110.5	459.3
PREDECESSOR
As at January 2, 2010
Currency:
– US dollar	169.5	0.1%	38.4	207.9
– Sterling	51.1	0.4%	1.3	52.4
– Euro	16.1	0.8%	8.5	24.6
– Canadian dollar	25.8	0.4%	–	25.8
– Other	116.4	2.0%	17.9	134.3
	378.9		66.1	445.0

29.	Assets held for sale

During 9M 2010, management began actively seeking prospective buyers for Plews Inc, a manufacturer of automotive lubrication products and repair tools, which is included in the Other Industrial & Automotive operating segment. Accordingly, Plews Inc’s assets and liabilities are classified as held for sale as at December 31, 2010. Assets held for sale also include vacant properties no longer required by the Group for its manufacturing operations.

Assets classified as held for sale and directly associated liabilities were as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Assets held for sale
Property, plant and equipment	7.3	11.9
Inventories	7.5	–
Trade and other receivables	18.0	–
Deferred tax assets	3.8	–
	36.6	11.9
Liabilities directly associated with assets held for sale
Trade and other payables	(7.4)	–
Provisions	(0.7)	–
	(8.1)	–
	28.5	11.9

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.	Borrowings

	SUCCESSOR			PREDECESSOR
	As at December 31, 2010			As at January 2, 2010
	Current liabilities $ million	Non- current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Carrying amount
Bank overdrafts	7.1	–	7.1	4.8	–	4.8
Bank and other loans:
– Secured
Term loans	18.8	1,793.3	1,812.1	–	–	–
Second Lien Notes	19.3	1,079.0	1,098.3	–	–	–
Other bank loans	–	–	–	0.6	0.3	0.9
	38.1	2,872.3	2,910.4	0.6	0.3	0.9
– Unsecured
Bank loans	–	–	–	1.2	–	1.2
2011 Notes	172.2	–	172.2	1.8	254.7	256.5
2015 Notes	0.5	26.6	27.1	7.3	432.3	439.6
Loan notes	44.9	–	44.9	0.3	–	0.3
	217.6	26.6	244.2	10.6	687.0	697.6
	255.7	2,898.9	3,154.6	11.2	687.3	698.5
	262.8	2,898.9	3,161.7	16.0	687.3	703.3
The Group’s secured borrowings are jointly and severally, irrevocably and fully and unconditionally guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by liens on substantially all of their assets. An analysis of the security given is presented in note 47.

The carrying amount of borrowings may be reconciled to the principal amount outstanding as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Carrying amount	3,161.7	703.3
Issue costs	173.8	2.0
Interest rate floor	66.1	–
Purchase accounting adjustment	(6.4)	–
Accrued interest payable	(27.7)	(9.4)
Fair value hedge adjustment (see note 33)	–	(45.0)
Principal amount	3,367.5	650.9

As at December 31, 2010, the carrying amount of borrowings includes the following items, each of which are being amortized to profit or loss over the term of the related borrowings using the effective interest method:

-	costs incurred on the issue of the Senior Secured Credit Facilities and the Second Lien Notes;

-	the fair value on inception of the interest rate floor (an embedded derivative) that applies to amounts drawn down under the Senior Secured Credit Facilities;

-	a purchase accounting adjustment to reflect the excess of the fair value of the 2011 Notes and the 2015 Notes over their principal amount on the effective date of the acquisition of Tomkins.

As at January 2, 2010, the carrying amount of borrowings included a fair value hedge adjustment to the carrying amount of the 2011 Notes and the 2015 Notes. On September 16, 2010, the hedging relationship ceased when the hedging

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.	Borrowings continued

instruments were sold and the unamortized balance of the cumulative fair value hedge adjustment was eliminated as a purchase accounting adjustment on the acquisition of Tomkins.

The maturity analysis of the principal amount outstanding is presented in note 34.

Bank loans

Senior Secured Credit Facilities

The Group has Senior Secured Credit Facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility.

The Group initially borrowed $300.0 million under the Term Loan A credit facility and $1,700.0 million under the Term Loan B credit facility. On December 29, 2010, the Group prepaid $4.0 million against the Term Loan A credit facility and $22.7 million against the Term Loan B credit facility. As at December 31, 2010, the principal amount outstanding under the Term Loan A credit facility was $296.0 million and that under the Term Loan B credit facility was $1,677.3 million.

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at December 31, 2010, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $40.3 million.

Subject to certain conditions, the revolving credit facility may be increased by up to $100.0 million and the Term Loan B credit facility increased by, or new term loan facilities established up to, $400.0 million (less any increase in the revolving credit facility).

Borrowings under the Senior Secured Credit Facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. The applicable margin for the Term Loan B credit facility is 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for the Term Loan A credit facility and the revolving credit facility is between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR is subject to a 1.75% floor and base rate is subject to a 2.75% floor. As at December 31, 2010, borrowings under the Term Loan A credit facility attracted an interest rate of 6.0% per annum and those under the Term Loan B credit facility attracted an interest rate of 6.25% per annum (in both cases, to be next re-set on March 31, 2011). Each letter of credit issued under the revolving credit facility attracts a participation fee equal to the applicable LIBOR margin under the revolving credit facility to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the revolving credit facility (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016. The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments and commencing on March 31, 2011 with the balance payable on maturity.

The Group may voluntarily prepay loans or reduce commitments under the Senior Secured Credit Facilities, in whole or in part, subject to minimum amounts without premium or penalty, other than in the case of certain re-pricing transactions with respect to the Term Loan B credit facility prior to September 29, 2011, which shall be subject to a 1% premium. If the Group prepays LIBOR rate loans other than at the end of an applicable interest period, it is required to reimburse the lenders for any consequential losses or expenses. The Group must prepay the Term Loan A credit facility and Term Loan B credit facility with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and a percentage of excess cash flow based on a total leverage to EBITDA ratio, in each case subject to certain exceptions such as reinvestment rights.

On February 11, 2011, the Group agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. It was agreed that for both Term Loan A and Term Loan B the applicable margin for LIBOR will be reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate will be reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. The re-pricing becomes effective on February 17, 2011 and attracts a one-off premium payment by the Group of $16.8 million.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.	Borrowings continued

Multi-Currency Revolving Credit Facility

As at January 2, 2010, Tomkins had in place a £400 million multi-currency revolving credit facility and had in place a $450 million forward-start facility that commenced on the expiry of the existing facility in August 2010 and was itself due to expire in May 2012. Borrowings under the facility attracted interest at floating rates determined by reference to LIBOR. As at January 2, 2010 and during 9M 2010, there were no drawings against the facility, which was replaced by the Senior Secured Credit Facilities on the acquisition of Tomkins.

Other borrowings

Senior Secured Second Lien Notes

On September 29, 2010, the Group issued $1,150.0 million 9% Senior Secured Second Lien Notes (‘the Second Lien Notes’).

The Second Lien Notes mature on October 1, 2018.

On and after October 1, 2014, the Group may redeem the Second Lien Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

At any time prior to October 1, 2014, the Group may redeem the Second Lien Notes at its option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate US Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

At any time, or from time to time, prior to October 1, 2013, but not more than once in any twelve-month period, the Group may redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date.

Notwithstanding the foregoing, at any time and from time to time prior to October 1, 2013, the Group may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Lien Notes (calculated after giving effect to any issuance of additional Second Lien Notes) with the net cash proceeds of equity offerings by the Co-operative or certain of its subsidiaries at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date, provided that at least 65% of the original aggregate principal amount of the Second Lien Notes remain outstanding after each such redemption (calculated after giving effect to any issuance of additional Second Lien Notes) and the Group satisfies certain other conditions.

In the event of a change of control over the Company, each holder will have the right to require the Group to repurchase all or any part of such holder’s Second Lien Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that the Group has previously elected to redeem the Second Lien Notes.

The issuers of the Second Lien Notes, Tomkins, LLC and Tomkins, Inc., which are both subsidiaries of the Company, have entered into a registration rights agreement pursuant to which they will file a registration statement with the Securities & Exchange Commission in the US and offer to exchange the Second Lien Notes for substantially similar registered notes. Management expects that the registration will become effective during 2011.

2011 Notes and 2015 Notes

When it was acquired by the Group, Tomkins had the following notes outstanding under a Euro Medium Term Note Programme: £150 million 8% notes repayable at par on December 20, 2011 (the ‘2011 Notes’); and £250 million 6.125% notes repayable at par on September 16, 2015 (the ‘2015 Notes’).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.	Borrowings continued

Each of the 2011 Notes and the 2015 Notes contain a put option giving the holders the option to put their notes to the relevant issuer at par plus accrued interest in the event of a change of control or certain acquisitions and disposals and, in either case, a ratings downgrade occurring as a result of such transaction.

On September 13, 2010, the Group offered to purchase the outstanding 2011 Notes at a price of 105.787 per cent (plus accrued and unpaid interest) and the outstanding 2015 Notes at a price of 100.50 per cent (plus accrued and unpaid interest). Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million (plus accrued interest of £3.0 million).

On November 19, 2010, the Group notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the acquisition of Tomkins and that this constituted a put event entitling the holders to redeem the notes at par (plus accrued and unpaid interest). Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million (plus accrued interest of £2.0 million).

As at December 31, 2010, the principal amount of the outstanding 2011 Notes was £107.0 million and that of the 2015 Notes was £17.2 million.

On December 30, 2010, the Group made a further offer to purchase the outstanding 2011 Notes at a price of 105.00 per cent (plus accrued and unpaid interest). Acceptances were received in respect of £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011 and the principal amount of the outstanding 2011 Notes was thereby reduced to £102.1 million.

Loan Note Alternative

Under the terms of the acquisition of Tomkins, certain shareholders in Tomkins Limited elected to receive loan notes rather than cash in respect of all or part of the consideration payable on the purchase of their shares in Tomkins Limited, subject to a maximum aggregate amount of £50 million (the ‘Loan Note Alternative’). As at December 31, 2010, loan notes with a principal amount of £29.0 million were outstanding under the Loan Note Alternative. The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on July 1, 2011).

The loan notes fall due for repayment, at par, on December 31, 2015. From June 30, 2011 until December 31, 2015, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. At any time on or after six months after the date of issue of the loan notes, the Group may purchase any of the loan notes at any price by tender, private treaty or otherwise.

Although the loan notes are unsecured, the Group is required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

Guest & Chrimes Notes

When it was acquired by the Group, Tomkins had in issue loan notes by way of consideration for the acquisition of a former subsidiary, Guest & Chrimes Limited. As at December 31, 2010, the remaining principal amount outstanding was £0.1 million that falls due for repayment, at par, on June 30, 2012. Until that time, in certain circumstances, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30.	Borrowings continued

Currency and interest rate profile

The currency and interest rate profile of outstanding borrowings, after taking into account the effect of the Group’s currency and interest rate hedging activities, was as follows:

	Floating interest rate		Fixed interest rate			Interest-free
	$ million	Weighted average interest rate %	$ million	Weighted average interest rate %	Weighted average period for which rate is fixed Years	$ million	Total $ million
SUCCESSOR
As at December 31, 2010
Currency:
– US dollar	1,857.0	6.5%	1,169.7	8.9%	7.4 years	1.2	3,027.9
– Sterling	–	–	1.5	7.7%	1.5 years	0.9	2.4
– Euro	–	–	67.0	7.7%	1.5 years	–	67.0
– Canadian dollar	0.8	0.4%	31.9	7.7%	1.5 years	–	32.7
– Other	3.7	12.3%	27.8	7.7%	1.5 years	0.2	31.7
	1,861.5		1,297.9			2.3	3,161.7
PREDECESSOR
As at January 2, 2010
Currency:
– US dollar	549.8	2.3%	–	–	–	0.6	550.4
– Sterling	19.2	2.3%	–	–	–	1.0	20.2
– Euro	53.6	2.3%	–	–	–	–	53.6
– Canadian dollar	68.6	2.3%	–	–	–	–	68.6
– Other	10.1	4.9%	0.3	3.5%	3.9 years	0.1	10.5
	701.3		0.3			1.7	703.3

31.	Obligations under finance leases

	Minimum lease payments		Carrying amount
	SUCCESSOR	PREDECESSOR	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Amounts payable under finance leases
Within one year	0.7	1.3	0.5	1.0
In the second to fifth years, inclusive	1.6	2.0	0.7	1.1
After more than five years	2.6	3.3	2.1	2.5
	4.9	6.6	3.3	4.6
Less: Future finance charges	(1.6)	(2.0)	–	–
	3.3	4.6	3.3	4.6

The Group leases certain of its plant, equipment and vehicles under finance leases. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. As at December 31, 2010, the average effective interest rate was 7.3% (January 2, 2010: 7.0%).

The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

32.	Trade and other payables

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Current liabilities
Financial liabilities:
– Trade payables	419.3	419.6
– Other taxes and social security	25.1	24.3
– Derivative financial instruments (see note 33)	0.9	2.3
– Other payables	64.2	48.0
	509.5	494.2
Non-financial liabilities:
– Accruals and deferred income	194.9	183.4
	704.4	677.6

Non-current liabilities
Financial liabilities:
– Derivative financial instruments (see note 33)	48.3	3.9
– Other payables	8.3	14.3
	56.6	18.2
Non-financial liabilities:
– Accruals and deferred income	8.8	8.9
	65.4	27.1

Trade payables are generally not interest-bearing but interest may be charged by suppliers on overdue accounts.

33.	Derivative financial instruments

Derivative financial instruments are held in relation to the Group’s financial risk management policy which is described in note 34. The Group does not hold or issue derivatives for speculative purposes.

The carrying amount of derivative financial instruments held by the Group was as follows:

			SUCCESSOR			PREDECESSOR
	As at December 31, 2010			As at January 2, 2010
	Assets $ million	Liabilities $ million	Net $ million	Assets $ million	Liabilities $ million	Net $ million
Hedging activities
Translational hedges:
– Currency swaps	0.9	(1.4)	(0.5)	0.6	(3.6)	(3.0)
– Interest rate swaps	–	–	–	56.3	–	56.3
	0.9	(1.4)	(0.5)	56.9	(3.6)	53.3
Transactional hedges:
– Currency forwards	0.6	(0.1)	0.5	1.2	(1.9)	(0.7)
– Commodity contracts	–	(0.8)	(0.8)	–	(0.7)	(0.7)
	0.6	(0.9)	(0.3)	1.2	(2.6)	(1.4)
	1.5	(2.3)	(0.8)	58.1	(6.2)	51.9
Other items
Embedded derivatives	–	(46.9)	(46.9)	–	–	–
	1.5	(49.2)	(47.7)	58.1	(6.2)	51.9

Classified as:
– Current	0.6	(0.9)	(0.3)	1.2	(2.3)	(1.1)
– Non-current	0.9	(48.3)	(47.4)	56.9	(3.9)	53.0
	1.5	(49.2)	(47.7)	58.1	(6.2)	51.9

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

33.	Derivative financial instruments continued

A. Currency derivatives

As at December 31, 2010, the notional principal amount of outstanding foreign exchange contracts that are used to manage the currency profile of the Group’s net assets was $438.0 million (January 2, 2010: $796.6 million). Where necessary, the Group has designated these contracts as net investment hedges. During Q4 2010, a net fair value loss of $2.5 million (9M 2010: gain of $0.5 million; Fiscal 2009: net loss of $3.1 million; Fiscal 2008: net gain of $57.2 million) in relation to designated net investment hedges was recognized in other comprehensive income.

The currency profile of the Group’s net assets after taking into account translation hedges is presented in note 34.

Also during Q4 2010, a net fair value loss of $0.6 million (9M 2010: loss of $0.1 million; Fiscal 2009: gain of $12.2 million; Fiscal 2008: loss of $9.4 million) was recognized within operating profit in respect of currency derivatives that were held to provide an economic hedge of transactional currency exposures but were not designated as hedges for accounting purposes.

B. Interest rate swaps

Until September 2010, the Group held interest rate swaps to swap the 2011 Notes and the 2015 Notes from fixed interest rates to floating interest rates. The Group had designated these contracts as fair value hedges in relation to the notes.

During 9M 2010, the Group recognized a net fair value gain of $17.3 million (Fiscal 2009: net loss of $13.3 million; Fiscal 2008: net gain of $75.7 million) in relation to these contracts and the carrying amount of the notes was increased by $19.0 million (Fiscal 2009: decreased by $12.3 million; Fiscal 2008: increased by $75.6 million) to reflect the change in the fair value of the notes attributable to the hedged risk and the amortization of the transitional adjustment that was recognized on adoption of IAS 39. During 9M 2010, a net loss of $1.7 million (Fiscal 2009: net loss of $1.0 million; Fiscal 2008: net gain of $0.1 million) was, therefore, recognized within other finance expense in relation to these hedges.

The profile of interest rate swaps held by the Group as at January 2, 2010 was as follows:

		Interest rate
		Payable		Receivable
	Notional principal amount million	Variable %	Fixed %	Variable %	Fixed %	Variable rate index
As at January 2, 2010
Maturity date:
– December 2011	£150.0	3.4%	–	–	8.0%	6 month LIBOR
– September 2015	£250.0	1.7%	–	–	6.1%	3 month LIBOR

On September 16, 2010, the Group sold the interest rate swaps for $64.7 million (plus accrued interest of $10.1 million).

Until December 2009, when the remaining contracts matured, the Group held interest rate swaps to swap to fixed interest rates a portion of the synthetic floating rate debt created by the fixed to floating interest swaps. During Fiscal 2009, a net fair value gain of $2.3 million (Fiscal 2008: net loss of $2.1 million) was recognized within other finance expense in relation to these contracts that did not qualify for hedge accounting under IAS 39.

C. Other items

Borrowings against the Senior Secured Credit Facilities bear interest at floating rates, subject to a floor (an embedded interest rate derivative). On inception of the facilities, the applicable market interest rate was lower than the floor. Consequently, the floor was required to be separated from each of the host loan contracts. As at December 31, 2010, the fair value of the embedded derivatives was $46.9 million and during Q4 2010 a gain of $22.9 million due to the change in their fair value was recognized as a credit to other finance expense.

During Fiscal 2008, the Group recognized a loss of $5.1 million in other finance expense to reduce to nil the carrying amount of an interest rate derivative embedded in a loan note that comprised part of the proceeds received on the disposal of one of the Group’s non-core businesses.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34.	Financial risk management

A. Risk management policies

The Group’s central treasury function is responsible for procuring the Group’s financial resources and maintaining an efficient capital structure, together with managing the Group’s liquidity, foreign exchange and interest rate exposures.

All treasury operations are conducted within strict policies and guidelines that are approved by the Board. Compliance with those policies and guidelines is monitored by the regular reporting of treasury activities to the Board.

A key element of the Group’s treasury philosophy is that funding, interest rate and currency decisions and the location of cash and debt balances are determined independently from each other. The Group’s borrowing requirements are met by raising funds in the most favorable markets. Management aims to retain a portion of net debt in the foreign currencies in which the net assets of the Group’s operations are denominated. The desired currency profile of net debt is achieved by entering into currency derivative contracts.

Management does not hedge the proportion of foreign operations effectively funded by shareholders’ equity. While the net income of foreign operations is not hedged, the effect of currency fluctuations on the Group’s reported net income is partly offset by interest payable on net debt denominated in foreign currencies.

From time to time, the Group also enters into currency derivative contracts to manage currency transaction exposures.

Where necessary, the desired interest rate profile of net debt in each currency is achieved by entering into interest rate derivative contracts.

The Group’s portfolio of cash and cash equivalents is managed such that there is no significant concentration of credit risk in any one bank or other financial institution. Management monitors closely the credit quality of the institutions with which it holds deposits. Similar considerations are given to the Group’s portfolio of derivative financial instruments.

The Group’s borrowing facilities are monitored against forecast requirements and timely action is taken to put in place, renew or replace credit lines. Management’s policy is to reduce liquidity risk by diversifying the Group’s funding sources and by staggering the maturity of its borrowings.

The Group has established long-term credit ratings of Ba3 Stable with Moody’s and BB- Negative with Standard & Poor’s. Credit ratings are subject to regular review by the credit rating agencies and may change in response to economic and commercial developments.

Management considers that the Group’s capital equates to shareholders’ equity.

Management manages the Group’s capital structure to maximize shareholder value whilst retaining flexibility to take advantage of opportunities that arise to grow the Group’s business.

B. Financial assets and liabilities

The following table analyses financial assets and liabilities by the categories defined in IAS 39. Financial instruments held at fair value, have been categorized into one of three levels to reflect the degree to which observable inputs are used in determining the fair values:

•	‘Level 1’ fair value measurements are those derived without adjustment from quoted prices in active markets for identical assets or liabilities.

•

‘Level 2’ fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	‘Level 3’ fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34.	Financial risk management continued

B. Financial assets and liabilities (continued)

During the periods presented below, there were no transfers of financial instruments between Level 1 and Level 2.

SUCCESSOR				Fair value through profit or loss
	Loans and receivables $ million	Available- for-sale $ million	Liabilities at amortized cost $ million	Designated hedging relationships $ million	Held for trading $ million	Total carrying value $ million	Fair value $ million
As at December 31, 2010
Financial assets not held at fair value
Trade and other receivables:
– Non-derivative assets	879.5	–	–	–	–	879.5	879.5
Cash and cash equivalents	459.3	–	–	–	–	459.3	459.3
	1,338.8	–	–	–	–	1,338.8	1,338.8

Financial assets held at fair value
Level 1:
– Available-for-sale investments	–	1.4	–	–	–	1.4	1.4
Level 2:
– Trade and other receivables:
Derivative assets	–	–	–	0.9	0.6	1.5	1.5
	–	1.4	–	0.9	0.6	2.9	2.9
Total financial assets	1,338.8	1.4	–	0.9	0.6	1,341.7	1,341.7

Financial liabilities not held at fair value
Trade and other payables:
– Non-derivative liabilities	–	–	(516.6)	–	–	(516.6)	(516.6)
Bank overdrafts	–	–	(7.1)	–	–	(7.1)	(7.1)
Bank and other loans:
– Current	–	–	(255.7)	–	–	(255.7)	(290.2)
– Non-current	–	–	(2,898.9)	–	–	(2,898.9)	(3,201.0)
Obligations under finance leases	–	–	(3.3)	–	–	(3.3)	(3.3)
	–	–	(3,681.6)	–	–	(3,681.6)	(4,018.2)

Financial liabilities held at fair value
Level 2:
– Trade and other payables:
Derivative liabilities	–	–	–	(1.4)	(47.8)	(49.2)	(49.2)
	–	–	–	(1.4)	(47.8)	(49.2)	(49.2)
Total financial liabilities	–	–	(3,681.6)	(1.4)	(47.8)	(3,730.8)	(4,067.4)
	1,338.8	1.4	(3,681.6)	(0.5)	(47.2)	(2,389.1)	(2,725.7)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Financial assets and liabilities (continued)

PREDECESSOR				Fair value through profit or loss
	Loans and receivables $ million	Available- for-sale $ million	Liabilities at amortized cost $ million	Designated hedging relationships $ million	Held for trading $ million	Total carrying value $ million	Fair value $ million
As at January 2, 2010
Financial assets not held at fair value
Trade and other receivables:
– Non-derivative assets	722.1	–	–	–	–	722.1	722.1
Cash and cash equivalents	445.0	–	–	–	–	445.0	445.0
	1,167.1	–	–	–	–	1,167.1	1,167.1
Financial assets held at fair value
Level 1:
– Available-for-sale investments	–	1.2	–	–	–	1.2	1.2
Level 2:
– Trade and other receivables:
Derivative assets	–	–	–	56.9	1.2	58.1	58.1
	–	1.2	–	56.9	1.2	59.3	59.3
Total financial assets	1,167.1	1.2	–	56.9	1.2	1,226.4	1,226.4
Financial liabilities not held at fair value
Trade and other payables:
– Non-derivative liabilities	–	–	(506.2)	–	–	(506.2)	(506.2)
Bank overdrafts	–	–	(4.8)	–	–	(4.8)	(4.8)
Bank and other loans:
– Current	–	–	(11.2)	–	–	(11.2)	(10.2)
– Non-current	–	–	(642.3)	(45.0)	–	(687.3)	(655.3)
Obligations under finance leases	–	–	(4.6)	–	–	(4.6)	(4.6)
	–	–	(1,169.1)	(45.0)	–	(1,214.1)	(1,181.1)

Financial liabilities held at fair value
Level 2:
– Trade and other payables:
Derivative liabilities	–	–	–	(3.6)	(2.6)	(6.2)	(6.2)
	–	–	–	(3.6)	(2.6)	(6.2)	(6.2)
Total financial liabilities	–	–	(1,169.1)	(48.6)	(2.6)	(1,220.3)	(1,187.3)
	1,167.1	1.2	(1,169.1)	8.3	(1.4)	6.1	39.1

Available-for-sale investments are listed and are valued by reference to quoted market prices.

Cash and cash equivalents largely attract floating interest rates. Accordingly, their carrying amounts are considered to be approximately fair value.

Bank and other loans principally comprise borrowings under the Senior Secured Credit Facilities, the 2011 Notes and the 2015 Notes, the Second Lien Notes and other loan notes. Borrowings under the Senior Secured Credit Facilities attract interest at floating rates and their principal amounts are considered to approximate to fair value. The 2011 Notes and the 2015 Notes are traded on the Professional Securities Market in London and their fair value is based on their quoted market prices. The Second Lien Notes and the other loan notes attract interest at fixed interest rates and their fair value has been assessed by reference to prevailing market interest rates.

Finance lease obligations attract fixed interest rates that are implicit in the lease rentals and their fair value has been assessed by reference to prevailing market interest rates.

Derivative assets and liabilities represent the fair value of foreign currency and interest rate derivatives held by the Group at the balance sheet date together with embedded interest rate derivatives that were required to be separated from their

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Financial assets and liabilities (continued)

host loan contracts. Foreign currency derivatives are valued by reference to prevailing forward exchange rates. Interest rate derivatives are valued by discounting the related cash flows using prevailing market interest rates. Embedded interest rate derivatives are valued using a valuation model by reference to prevailing market interest rates.

C. Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group.

Management considers the Group’s maximum exposure to credit risk to be as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Trade and other receivables:
– Derivative assets	1.5	58.1
– Non-derivative assets	879.5	722.1
	881.0	780.2
Cash and cash equivalents	459.3	445.0
	1,340.3	1,225.2

As at December 31, 2010, 95% (January 2, 2010: 94%) of the Group’s cash and cash equivalents were held with institutions rated at least A-1 by Standard & Poor’s or P-1 by Moody’s. Credit risk disclosures with respect to trade receivables are set out in note 26.

D. Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities.

As at December 31, 2010, the Group had a committed revolving credit facility of $300.0 million that expires on September 29, 2015, which was undrawn for cash but against which there were outstanding letters of credit amounting to $40.3 million. Also, the Group had drawn $7.2 million (January 2, 2010: $6.0 million) against uncommitted borrowing facilities and had outstanding performance bonds, letters of credit and bank guarantees amounting to $66.0 million (January 2, 2010: $80.3 million), in addition to those outstanding under the revolving credit facility. Overall, therefore, the Group’s committed borrowing headroom was $186.5 million (January 2, 2010: $558.7 million), in addition to cash balances of $506.3 million (January 2, 2010: $447.1 million), including collateralized cash of $47.0 million (January 2, 2010: $2.1 million).

The Group is subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two financial covenants as defined in the credit agreement that were tested for the first time for the period ended December 31, 2010. Firstly, the ratio of ‘consolidated total debt’ to ‘consolidated EBITDA’ (the ‘total leverage ratio’) must not exceed 6.1 times (for the covenant test period ended December 31, 2010, the ratio was 4.23 times). Secondly, the ratio of ‘consolidated EBITDA’ to ‘consolidated net interest’ (the ‘interest coverage ratio’) must not be less than 1.8 times (for the covenant test period ended December 31, 2010, the ratio was 5.48 times).

Going forward, the compliance with these financial covenants will be tested for a period to the end of each calendar quarter. The limits against which the financial covenants are tested become progressively stricter for each test period until December 31, 2012. Thereafter, the total leverage ratio must not exceed 5.25 times and the interest coverage ratio must not be less than 2.10 times.

The limits for the forthcoming year are set out below:

	Total leverage ratio Must not exceed	Interest coverage ratio Must not be less than
Covenant test period ended:
– March 31, 2011	6.10 x	1.80 x
– June 30, 2011	6.10 x	1.80 x
– September 30, 2011	6.00 x	1.85 x
– December 31, 2011	5.75 x	1.95 x
– March 31, 2012	5.55 x	2.00 x

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

D. Liquidity risk (continued)

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Contractual cash flows related to the Group’s financial liabilities are as follows:

SUCCESSOR	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at December 31, 2010
Bank overdrafts	(7.1)	–	–	–	–	–	(7.1)
Bank and other loans:
– Principal	(256.9)	(46.6)	(46.4)	(46.4)	(220.8)	(2,743.3)	(3,360.4)
– Interest payments	(243.5)	(227.5)	(224.0)	(221.2)	(215.9)	(390.6)	(1,522.7)
Finance lease obligations	(0.7)	(0.4)	(0.4)	(0.4)	(0.4)	(2.6)	(4.9)
Trade and other payables:
– Non-derivative liabilities	(508.6)	(16.0)	–	–	–	–	(524.6)
Cash flows on non-derivative liabilities	(1,016.8)	(290.5)	(270.8)	(268.0)	(437.1)	(3,136.5)	(5,419.7)

Cash flows on derivative liabilities:
– Payments	(180.7)	–	–	–	–	–	(180.7)
– Receipts	178.5	–	–	–	–	–	178.5
	(2.2)	–	–	–	–	–	(2.2)
Cash flows on financial liabilities	(1,019.0)	(290.5)	(270.8)	(268.0)	(437.1)	(3,136.5)	(5,421.9)

Cash flows on related derivative assets:
– Payments	(292.4)	–	–	–	–	–	(292.4)
– Receipts	292.3	–	–	–	–	–	292.3
	(0.1)	–	–	–	–	–	(0.1)
	(1,019.1)	(290.5)	(270.8)	(268.0)	(437.1)	(3,136.5)	(5,422.0)

PREDECESSOR	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at January 2, 2010
Bank overdrafts	(4.8)	–	–	–	–	–	(4.8)
Bank and other loans:
– Principal	(0.6)	(241.8)	(0.3)	(0.3)	–	(403.1)	(646.1)
– Interest payments	(44.4)	(44.0)	(24.7)	(24.7)	(24.7)	(24.7)	(187.2)
Finance lease obligations	(1.3)	(0.8)	(0.4)	(0.4)	(0.4)	(3.3)	(6.6)
Trade and other payables:
– Non-derivative liabilities	(491.9)	(14.3)	–	–	–	–	(506.2)
Cash flows on non-derivative liabilities	(543.0)	(300.9)	(25.4)	(25.4)	(25.1)	(431.1)	(1,350.9)

Cash flows on derivative liabilities:
– Payments	(255.7)	(1.8)	–	–	–	–	(257.5)
– Receipts	255.6	–	–	–	–	–	255.6
	(0.1)	(1.8)	–	–	–	–	(1.9)
Cash flows on financial liabilities	(543.1)	(302.7)	(25.4)	(25.4)	(25.1)	(431.1)	(1,352.8)

Cash flows on related derivative assets:
– Payments	(612.7)	(28.9)	(20.6)	(22.6)	(23.8)	(17.5)	(726.1)
– Receipts	635.4	44.0	24.8	24.6	24.7	24.7	778.2
	22.7	15.1	4.2	2.0	0.9	7.2	52.1
	(520.4)	(287.6)	(21.2)	(23.4)	(24.2)	(423.9)	(1,300.7)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

D. Liquidity risk (continued)

Information on the Group’s exposure to liquidity risk analyzed by currency is presented below.

SUCCESSOR	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at December 31, 2010
Cash flows on financial liabilities:
– US dollar	(384.9)	(281.9)	(268.8)	(266.0)	(408.5)	(3,133.9)	(4,744.0)
– Sterling	(240.5)	(2.6)	(1.6)	(1.6)	(28.2)	–	(274.5)
– Euro	(149.2)	(0.8)	(0.4)	(0.4)	(0.4)	(2.6)	(153.8)
– Canadian dollar	(71.3)	–	–	–	–	–	(71.3)
– Other	(173.1)	(5.2)	–	–	–	–	(178.3)
	(1,019.0)	(290.5)	(270.8)	(268.0)	(437.1)	(3,136.5)	(5,421.9)

Cash flows on related financial assets:
– US dollar	(184.5)	–	–	–	–	–	(184.5)
– Sterling	200.6	–	–	–	–	–	200.6
– Euro	(1.0)	–	–	–	–	–	(1.0)
– Canadian dollar	0.8	–	–	–	–	–	0.8
– Other	(16.0)	–	–	–	–	–	(16.0)
	(0.1)	–	–	–	–	–	(0.1)

PREDECESSOR	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at January 2, 2010
Cash flows on financial liabilities:
– US dollar	(380.2)	(10.7)	–	–	–	–	(390.9)
– Sterling	75.0	(287.9)	(25.0)	(24.7)	(24.7)	(427.8)	(715.1)
– Euro	(68.2)	(1.2)	(0.4)	(0.4)	(0.4)	(3.3)	(73.9)
– Canadian dollar	(37.9)	–	–	–	–	–	(37.9)
– Other	(131.8)	(2.9)	–	(0.3)	–	–	(135.0)
	(543.1)	(302.7)	(25.4)	(25.4)	(25.1)	(431.1)	(1,352.8)

Cash flows on related financial assets:
– US dollar	(330.1)	–	–	–	–	–	(330.1)
– Sterling	479.4	15.1	4.2	2.0	0.9	7.2	508.8
– Euro	(44.2)	–	–	–	–	–	(44.2)
– Canadian dollar	(62.3)	–	–	–	–	–	(62.3)
– Other	(20.1)	–	–	–	–	–	(20.1)
	22.7	15.1	4.2	2.0	0.9	7.2	52.1

Maturities of the financial liabilities in all of the liquidity tables above are based on the earliest date on which the counterparty has a contractual right to require payment. It should be noted that borrowings under the Senior Secured Credit Facilities would be required to be prepaid to the extent that the Group generates ‘excess cash’ as defined in the credit agreement and that, in the event of a change of control, the bank and other loans may have to be repaid and the undrawn committed borrowing facilities may be withdrawn.

Floating interest payments and payments and receipts on interest rate derivatives are estimated based on market interest rates prevailing at the balance sheet date.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

E. Interest rate risk

Interest rate risk is the risk that the fair value of, or future cash flows associated with, a financial instrument will fluctuate because of changes in market interest rates.

The interest rate profile of the Group’s financial assets and liabilities, after taking into account the effect of the Group’s interest rate hedging activities, was as follows:

	SUCCESSOR				PREDECESSOR
	As at December 31, 2010				As at January 2, 2010
	Interest-bearing		Non-interest bearing $ million	Total $ million	Interest-bearing		Non-interest bearing $ million	Total $ million
	Floating rate $ million	Fixed rate $ million			Floating rate $ million	Fixed rate $ million
Financial assets
Trade and other receivables	47.9	8.0	825.1	881.0	16.0	–	764.2	780.2
Available-for-sale investments	–	–	1.4	1.4	–	–	1.2	1.2
Cash and cash equivalents (see note 28)	348.8	–	110.5	459.3	378.9	–	66.1	445.0
	396.7	8.0	937.0	1,341.7	394.9	–	831.5	1,226.4

Financial liabilities
Trade and other payables	–	–	(565.8)	(565.8)	–	–	(512.4)	(512.4)
Borrowings (see note 30)	(1,861.5)	(1,297.9)	(2.3)	(3,161.7)	(701.3)	(0.3)	(1.7)	(703.3)
Obligations under finance leases	–	(3.3)	–	(3.3)	–	(4.6)	–	(4.6)
	(1,861.5)	(1,301.2)	(568.1)	(3,730.8)	(701.3)	(4.9)	(514.1)	(1,220.3)
	(1,464.8)	(1,293.2)	368.9	(2,389.1)	(306.4)	(4.9)	317.4	6.1

On the assumption that the change in interest rates is applied to the Group’s financial assets and liabilities at the balance sheet date, an increase of 50 basis points in prevailing interest rates would decrease the Group’s loss before tax by $1.9 million and a decrease of 50 basis points would increase the Group’s loss before tax by $2.0 million. Borrowings under the Senior Secured Credit Facilities bear interest at floating rates, but are subject to a floor, which, as at December 31, 2010, was a LIBOR floor of 1.75%. If the LIBOR floor was not effective, an increase of 50 basis points in the prevailing interest rates applied to the Group’s financial assets and liabilities at the balance sheet date would increase the Group’s loss before tax by $8.0 million and a decrease of 50 basis points would decrease the Group’s loss before tax by $7.9 million.

F. Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency risk arises on financial assets and liabilities that are denominated in a currency other than the functional currency of the entity by which they are held.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

F. Currency risk (continued)

The Group’s exposure to currency risk, after taking into account currency transaction hedges, was as follows:

	Net foreign currency financial assets/(liabilities)
	US dollar $ million	Sterling $ million	Euro $ million	Canadian dollar $ million	Other $ million	Total $ million
SUCCESSOR
As at December 31, 2010
Functional currency of entity:
– US dollar	–	(1.1)	(2.2)	–	(2.6)	(5.9)
– Sterling	3.4	–	(2.7)	–	(0.5)	0.2
– Euro	(5.8)	(4.6)	–	(0.3)	(0.1)	(10.8)
– Canadian dollar	(4.2)	(0.8)	(0.5)	–	(7.4)	(12.9)
– Other	(9.7)	(5.6)	4.4	(1.3)	–	(12.2)
	(16.3)	(12.1)	(1.0)	(1.6)	(10.6)	(41.6)
PREDECESSOR
As at January 2, 2010
Functional currency of entity:
– US dollar	–	(12.5)	(1.1)	–	(1.8)	(15.4)
– Sterling	1.8	–	(2.6)	–	(3.7)	(4.5)
– Euro	(2.7)	(0.2)	–	(0.1)	(0.1)	(3.1)
– Canadian dollar	(3.0)	–	–	–	(0.2)	(3.2)
– Other	(5.1)	(0.9)	15.2	(0.6)	–	8.6
	(9.0)	(13.6)	11.5	(0.7)	(5.8)	(17.6)

On the assumption that the change in exchange rates is applied to the risk exposures in existence at the balance sheet date and that designated net investment hedges are 100% effective, an increase or decrease of 10% in the value of the functional currencies of the entities concerned against the currencies in which the financial assets and liabilities are denominated would increase or decrease the Group’s loss before tax by $4.2 million (January 2, 2010: $1.8 million).

Currency translation exposures on the Group’s net assets, after taking into account currency translation, were as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Currency
– US dollar	184.8	587.2
– Sterling	444.1	164.0
– Euro	336.8	117.2
– Canadian dollar	237.3	94.9
– Other	1,136.8	714.7
	2,339.8	1,678.0

35.	Post-employment benefit obligations

A. Background

The Group operates pension plans throughout the world, covering the majority of its employees. The plans are structured to accord with local conditions and practices in each country and include defined contribution plans and defined benefit plans.

The Group provides defined contribution pension benefits in most of the countries in which it operates; in particular, the majority of the Group’s employees in the US are entitled to such benefits. Contributions payable by the Group to these plans during Q4 2010 amounted to $9.2 million (9M 2010: $22.0 million; Fiscal 2009: $33.4 million; Fiscal 2008: $37.9 million). At the balance sheet date, the Group had not paid over to the plans contributions due amounting to $16.1 million (January 2, 2010: $14.8 million). All amounts due for the period were paid over subsequent to the balance sheet date.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

A. Background (continued)

The Group operates defined benefit pension plans in several countries; in particular, in the US and the UK. Generally, the pension benefits provided under these plans are based upon pensionable salary and the period of service of the individual employees. The assets of the plans are held separately from those of the Group in funds that are under the control of trustees. All of the defined benefit pension plans operated by the Group are closed to new entrants. In addition to the funded defined benefit pension plans, the Group has unfunded defined benefit obligations to certain current and former employees.

The Group also provides other post-employment benefits, principally health and life insurance cover, to certain of its employees in North America. These plans, which are unfunded, are defined benefit plans.

B. Summary of financial effect

An analysis of the effect of providing post-employment benefits on the Group’s results is set out below.

SUCCESSOR	Pensions				Other post-employment benefits
Q4 2010	Operating profit $ million	Finance charges $ million	Loss from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Total $ million
Defined contribution plans	8.7	–	0.5	9.2	–	–	–

Defined benefit plans
Recognized in profit or loss:
– Current service cost	1.2	–	–	1.2	–	–	–
– Interest cost	–	13.5	0.1	13.6	–	1.8	1.8
– Expected return on plan assets	–	(16.3)	–	(16.3)	–	–	–
	1.2	(2.8)	0.1	(1.5)	–	1.8	1.8
Recognized in equity:
– Net actuarial gain				(60.1)			(10.0)
– Effect of the asset ceiling				20.2			–
				(39.9)			(10.0)
				(41.4)			(8.2)

PREDECESSOR 9M 2010	Pensions				Other post-employment benefits
	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Total $ million
Defined contribution plans	20.5	–	1.5	22.0	–	–	–

Defined benefit plans
Recognized in profit or loss:
– Current service cost	3.8	–	–	3.8	0.2	–	0.2
– Settlement and curtailments	1.0	–	–	1.0	(1.9)	–	(1.9)
– Interest cost	–	44.4	0.4	44.8	–	5.6	5.6
– Expected return on plan assets	–	(44.6)	(0.1)	(44.7)	–	–	–
	4.8	(0.2)	0.3	4.9	(1.7)	5.6	3.9
Recognized in equity:
– Net actuarial loss				25.9			5.4
– Effect of the asset ceiling				(0.3)			–
				25.6			5.4
				30.5			9.3

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

B. Summary of financial effect (continued)

PREDECESSOR Fiscal 2009	Pensions				Other post-employment benefits
	Operating profit $ million	Finance charges $ million	Loss from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Total $ million
Defined contribution plans	31.2	–	2.2	33.4	–	–	–

Defined benefit plans
Recognized in profit or loss:
– Current service cost	6.7	–	–	6.7	0.4	–	0.4
– Past service cost	2.7	–	–	2.7	–	–	–
– Negative past service cost	(0.3)	–	–	(0.3)	(17.2)	–	(17.2)
– Settlement and curtailments	(36.4)	–	–	(36.4)	(10.5)	–	(10.5)
– Interest cost	–	60.6	0.4	61.0	–	9.0	9.0
– Expected return on plan assets	–	(62.5)	(0.1)	(62.6)	–	–	–
	(27.3)	(1.9)	0.3	(28.9)	(27.3)	9.0	(18.3)
Recognized in equity:
– Net actuarial loss				119.8			24.0
– Effect of the asset ceiling				(18.6)			–
				101.2			24.0
				72.3			5.7

During Fiscal 2009, the Group recognized a gain of $63.0 million on the amendment of pension and post-retirement healthcare plans in North America (see note 9).

PREDECESSOR Fiscal 2008	Pensions				Other post-employment benefits
	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Total $ million
Defined contribution plans	35.3	–	2.6	37.9	–	–	–

Defined benefit plans
Recognized in profit or loss:
– Current service cost	8.7	–	–	8.7	0.5	–	0.5
– Past service cost	–	–	–	–	0.6	–	0.6
– Settlement and curtailments	(2.4)	–	–	(2.4)	–	–	–
– Interest cost	–	67.5	0.4	67.9	–	10.5	10.5
– Expected return on plan assets	–	(75.3)	(0.2)	(75.5)	–	–	–
	6.3	(7.8)	0.2	(1.3)	1.1	10.5	11.6
Recognized in equity:
– Net actuarial loss/(gain)				122.4			(23.6)
– Effect of the asset ceiling				(12.3)			–
				110.1			(23.6)
				108.8			(12.0)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

B. Summary of financial effect (continued)

The net liability recognized in the Group’s balance sheet in respect of defined benefit plans was as follows:

	SUCCESSOR			PREDECESSOR
	As at December 31, 2010			As at January 2, 2010
	Pensions $ million	Other benefits $ million	Total $ million	Pensions $ million	Other benefits $ million	Total $ million
Present value of the benefit obligation:
– Funded	1,091.1	–	1,091.1	1,071.7	–	1,071.7
– Unfunded	37.4	130.0	167.4	44.3	142.1	186.4
	1,128.5	130.0	1,258.5	1,116.0	142.1	1,258.1
Fair value of plan assets	(1,011.1)	–	(1,011.1)	(924.5)	–	(924.5)
	117.4	130.0	247.4	191.5	142.1	333.6
Effect of the asset ceiling	28.2	–	28.2	8.6	–	8.6
Net liability	145.6	130.0	275.6	200.1	142.1	342.2
The net liability is presented in the Group’s balance sheet as follows:

	SUCCESSOR			PREDECESSOR
	As at December 31, 2010			As at January 2, 2010
	Pensions $ million	Other benefits $ million	Total $ million	Pensions $ million	Other benefits $ million	Total $ million
Surpluses	(3.6)	–	(3.6)	(1.3)	–	(1.3)
Deficits	149.2	130.0	279.2	201.4	142.1	343.5
Net liability	145.6	130.0	275.6	200.1	142.1	342.2

C. Pensions

The principal assumptions used in the actuarial valuations of the defined benefit pension plans were as follows:

	UK % per annum	US % per annum	Other countries % per annum
SUCCESSOR
Valuation as at December 31, 2010
Salary increases	4.25	3.31	4.41
Increase to pensions in payment	3.50	n/a	1.75
Increase to deferred pensions	3.50	n/a	1.75
Long-term rate of return on plan assets	6.23	7.75	5.92
Discount rate	5.50	5.38	4.52
Inflation rate	3.50	n/a	2.20
PREDECESSOR
Valuation as at January 2, 2010
Salary increases	4.50%	3.36%	3.70%
Increase to pensions in payment	3.50%	n/a	n/a
Increase to deferred pensions	3.50%	n/a	n/a
Long-term rate of return on plan assets	6.31%	7.75%	6.02%
Discount rate	5.75%	5.75%	4.80%
Inflation rate	3.50%	n/a	1.39%

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

C. Pensions (continued)

The current life expectancies underlying the benefit obligations of the Group’s principal pension plans were as follows:

		UK Years	US Years	Other countries Years
SUCCESSOR
As at December 31, 2010
Current pensioners (at age 65)	– male	21.2	17.7	19.4
	– female	24.2	20.3	21.8
Future pensioners (at age 65)	– male	22.2	17.7	19.4
	– female	25.2	20.3	21.8
PREDECESSOR
As at January 2, 2010
Current pensioners (at age 65)	– male	21.2	17.7	19.1
	– female	24.2	20.3	21.6
Future pensioners (at age 65)	– male	22.2	17.7	19.1
	– female	25.2	20.3	21.6

The net liability recognized in the Group’s balance sheet in respect of defined benefit pension plans was as follows:

	SUCCESSOR				PREDECESSOR
	As at December 31, 2010				As at January 2, 2010
	UK $ million	US $ million	Other countries $ million	Total $ million	UK $ million	US $ million	Other countries $ million	Total $ million
Present value of benefit obligation:
– Funded	367.3	572.9	150.9	1,091.1	366.7	565.3	139.7	1,071.7
– Unfunded	0.2	35.8	1.4	37.4	0.1	36.6	7.6	44.3
	367.5	608.7	152.3	1,128.5	366.8	601.9	147.3	1,116.0
Fair value of plan assets	(377.9)	(513.5)	(119.7)	(1,011.1)	(353.7)	(458.1)	(112.7)	(924.5)
	(10.4)	95.2	32.6	117.4	13.1	143.8	34.6	191.5
Effect of the asset ceiling	24.4	3.8	–	28.2	8.6	–	–	8.6
Net liability	14.0	99.0	32.6	145.6	21.7	143.8	34.6	200.1

Changes in the present value of the benefit obligation were as follows:

			SUCCESSOR
			Q4 2010
	UK $ million	US $ million	Other countries $ million	Total $ million
At the beginning of the period	–	–	–	–
Acquisition of subsidiaries	398.0	638.7	152.1	1,188.8
Current service cost	0.1	0.2	0.9	1.2
Settlements	–	(0.1)	–	(0.1)
Interest cost	4.9	7.7	1.0	13.6
Net actuarial gain	(25.4)	(22.2)	(4.3)	(51.9)
	377.6	624.3	149.7	1,151.6
Benefits paid	(4.8)	(15.6)	(1.7)	(22.1)
Foreign currency translation	(5.3)	–	4.3	(1.0)
At the end of the period	367.5	608.7	152.3	1,128.5

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

C. Pensions (continued)

								PREDECESSOR
	9M 2010				Fiscal 2009
	UK $ million	US $ million	Other countries $ million	Total $ million	UK $ million	US $ million	Other countries $ million	Total $ million
At the beginning of the period	366.8	601.9	147.3	1,116.0	285.6	618.9	113.6	1,018.1
Transfer of plans	–	–	–	–	(5.0)	5.0	–	–
Current service cost	0.3	0.5	3.0	3.8	0.6	2.0	4.1	6.7
Past service cost	–	–	–	–	–	–	2.7	2.7
Negative past service cost	–	–	–	–	–	(0.3)	–	(0.3)
Curtailments	–	–	–	–	–	(29.1)	(7.3)	(36.4)
Settlements	–	–	1.0	1.0	–	(0.3)	–	(0.3)
Interest cost	14.6	24.9	5.3	44.8	19.5	34.6	6.9	61.0
Net actuarial loss	37.1	47.1	6.2	90.4	54.1	22.6	24.7	101.4
	418.8	674.4	162.8	1,256.0	354.8	653.4	144.7	1,152.9
Employees’ contributions	0.1	–	0.1	0.2	0.1	–	0.2	0.3
Benefits paid	(11.0)	(35.7)	(13.6)	(60.3)	(17.2)	(51.5)	(8.2)	(76.9)
Foreign currency translation	(9.9)	–	2.8	(7.1)	29.1	–	10.6	39.7
At the end of the period	398.0	638.7	152.1	1,188.8	366.8	601.9	147.3	1,116.0

Changes in the fair value of plan assets were as follows:

			SUCCESSOR
			Q4 2010
	UK $ million	US $ million	Other countries $ million	Total $ million
At the beginning of the period	–	–	–	–
Acquisition of subsidiaries	372.0	515.9	111.4	999.3
Expected return on plan assets	5.7	9.1	1.5	16.3
Settlements	–	(0.1)	–	(0.1)
Net actuarial gain/(loss)	7.3	(1.9)	2.8	8.2
	385.0	523.0	115.7	1,023.7
Employer’s contributions	2.8	6.1	3.0	11.9
Benefits paid	(4.8)	(15.6)	(1.7)	(22.1)
Foreign currency translation	(5.1)	–	2.7	(2.4)
At the end of the period	377.9	513.5	119.7	1,011.1

	PREDECESSOR
	9M 2010				Fiscal 2009
	UK $ million	US $ million	Other countries $ million	Total $ million	UK $ million	US $ million	Other countries $ million	Total $ million
At the beginning of the period	353.7	458.1	112.7	924.5	294.0	479.5	88.6	862.1
Expected return on plan assets	15.7	24.4	4.6	44.7	21.2	35.5	5.9	62.6
Settlements	–	–	–	–	–	(0.3)	–	(0.3)
Net actuarial gain/(loss)	7.9	57.4	(0.8)	64.5	6.5	(31.8)	6.9	(18.4)
	377.3	539.9	116.5	1,033.7	321.7	482.9	101.4	906.0
Employer’s contributions	14.9	11.7	5.5	32.1	18.7	26.7	7.3	52.7
Employees’ contributions	0.1	–	0.1	0.2	0.1	–	0.2	0.3
Benefits paid	(11.0)	(35.7)	(13.6)	(60.3)	(17.2)	(51.5)	(8.2)	(76.9)
Foreign currency translation	(9.3)	–	2.9	(6.4)	30.4	–	12.0	42.4
At the end of the period	372.0	515.9	111.4	999.3	353.7	458.1	112.7	924.5

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

C. Pensions (continued)

The fair value of plan assets by asset category was as follows:

	SUCCESSOR				PREDECESSOR
	As at December 31, 2010				As at January 2, 2010
	UK $ million	US $ million	Other countries $ million	Total $ million	UK $ million	US $ million	Other countries $ million	Total $ million
Equity instruments	163.8	319.2	51.9	534.9	166.2	288.7	44.1	499.0
Debt instruments	213.7	165.4	45.3	424.4	187.4	153.0	46.9	387.3
Other assets	0.4	28.9	22.5	51.8	0.1	16.4	21.7	38.2
	377.9	513.5	119.7	1,011.1	353.7	458.1	112.7	924.5

Plan assets do not include any of the Group’s own financial instruments, nor any property occupied by, or other assets used by, the Group.

The return and risk expectations for each asset class incorporate assumptions about historical return relationships, current financial market conditions and the degree of global capital market integration. The assumptions used have been derived from rigorous historical performance analysis combined with forward-looking views of the financial markets as revealed through the yield on long-term bonds and the price earnings ratios of the major stock market indices. The actuaries review analyses of historical risk and the correlation of the return on asset classes and apply subjective judgment based on their knowledge of the Group’s plans. The result of this analysis is incorporated into a risk matrix from which expected long-term risk premiums for each asset class are developed.

The nominal return expectations are determined by combining the asset class risk premiums with expected inflation and real risk-free rate assumptions. As a final consideration, the nominal return assumptions are blended with current market conditions to develop long-term equilibrium expectations.

The Group’s investment strategy for pension plan assets includes diversification to minimize interest and market risks. Accordingly, the interest rate risk inherent in the benefit obligation of the Group’s US funded pension plans is hedged using a combination of bonds and interest rate swaps with a combined average duration of 10.2 years. In general, the investment strategy for the Group’s pension plans outside the US does not involve the use of derivative financial instruments.

Plan assets are rebalanced periodically to maintain target asset allocations. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium-term benefit payments is ensured.

The weighted averages of the expected returns on plan assets were as follows:

	SUCCESSOR			PREDECESSOR
		As at December 31, 2010			As at January 2, 2010			As at January 3, 2009
	UK	US	Other countries	UK	US	Other countries	UK	US	Other countries
Equity instruments	8.00%	8.50%	9.00%	7.80%	8.70%	8.80%	8.00%	9.51%	9.13%
Debt instruments	3.98%	4.20%	3.89%	4.92%	5.20%	5.31%	4.83%	6.40%	4.87%
Other assets	3.70%	2.80%	2.00%	4.20%	3.30%	2.00%	4.30%	3.90%	1.00%

The actual return on plan assets was as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010	9M 2010	Fiscal 2009	Fiscal 2008
UK	3.5%	8.9%	9.4%	(4.5)%
US	1.4%	23.8%	0.8%	(7.1)%
Other countries	4.1%	4.6%	7.1%	(8.6)%

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

C. Pensions (continued)

Actuarial gains and losses recognized in relation to defined benefit pension plans were as follows:

	SUCCESSOR					PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million	Fiscal 2007 $ million	Fiscal 2006 $ million
At the end of the period:
– Present value of benefit obligation	1,128.5	1,188.8	1,116.0	1,018.1	1,196.5	1,270.0
– Fair value of plan assets	(1,011.1)	(999.3)	(924.5)	(862.1)	(1,125.0)	(1,041.8)
Deficit in the plans	117.4	189.5	191.5	156.0	71.5	228.2

Recognized in the period:
– Net actuarial gain/(loss) on plan assets	51.9	64.5	(18.4)	(145.5)	(3.0)	15.1
– Net actuarial gain/(loss) on benefit obligation	8.2	(90.4)	(101.4)	23.1	92.9	25.6
	60.1	(25.9)	(119.8)	(122.4)	89.9	40.7

As at December 31, 2010, the cumulative net actuarial gain recognized in other comprehensive income amounted to $60.1 million (January 2, 2010: loss of $213.8 million).

Following negotiations with the trustees and regulatory authorities in connection with the acquisition of Tomkins, the Group agreed to make one-off contributions amounting to $23.0 million to certain of the defined benefit pension plans in the US and the UK of which $5.0 million was paid to the US plans during Q4 2010 and $18.0 million was paid to the UK plans in January 2011, and agreed to forego optional short-term pension funding relief in the US amounting to approximately $35.0 million. In addition, the Group expects to make contributions of approximately $46.9 million to defined benefit pension plans during 2011.

D. Other post-employment benefits

The weighted averages of the principal assumptions used in the actuarial valuations of the other post-employment benefit plans were as follows:

	SUCCESSOR		PREDECESSOR
	As at December 31, 2010 % per annum	As at January 2, 2010 % per annum	As at January 3, 2009 % per annum
Discount rate	5.28%	5.63%	6.08%
Medical cost inflation rate	12.49%	12.64%	8.20%

The Group’s other post-employment benefit plans are unfunded. Accordingly, the liability recognized in the Group’s balance sheet in respect of these plans represents the present value of the benefit obligation.

Changes in the present value of the benefit obligation were as follows:

	SUCCESSOR		PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million
At the beginning of the period	–	142.1	147.7
Acquisition of subsidiaries	140.9	–	–
Current service cost	–	–	0.4
Negative past service cost	–	–	(17.2)
Settlements	–	(1.7)	–
Curtailments	–	–	(10.5)
Interest cost	1.8	5.6	9.0
Net actuarial (gain)/loss	(10.0)	5.4	24.0
	132.7	151.4	153.4
Benefits paid	(3.6)	(11.2)	(14.9)
Foreign currency translation	0.9	0.7	3.6
At the end of the period	130.0	140.9	142.1

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35.	Post-employment benefit obligations continued

D. Other post-employment benefits (continued)

Actuarial gains and losses recognized in relation to other post-employment benefit plans were as follows:

	SUCCESSOR					PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million	Fiscal 2007 $ million	Fiscal 2006 $ million
At the end of the period:
– Present value of benefit obligation	130.0	140.9	142.1	147.7	180.8	189.7

Recognized in the period:
– Actuarial gain/(loss) on benefit obligation	10.0	(5.4)	(24.0)	23.6	6.0	(2.7)

As at December 31, 2010, the cumulative net actuarial gain recognized in other comprehensive income amounted to $10.0 million (January 2, 2010: net gain of $51.7 million).

Sensitivity to change in the assumed medical cost inflation rate used in the actuarial valuations as at December 31, 2010 is as follows:

	Increase of one percentage point $ million	Decrease of one percentage point $ million
Effect on the aggregate of the current service cost and the interest cost	0.4	(0.3)
Effect on the accumulated benefit obligation	7.4	(6.5)

36.	Share-based incentives

SUCCESSOR

A. Ongoing schemes

The Group operates a number of employee share schemes to provide incentives to the Group’s senior executives and other eligible employees.

Share options

Replacement Options

On the acquisition of Tomkins, certain executives who are not resident in the US were given the opportunity to cancel their vested awards under the Performance Share Plan (‘PSP’) that was operated by Tomkins Limited in exchange for awards of options, named the Replacement Options, to purchase equity interests in the Company. In the event, Replacement Options over 17,786 ‘B’ shares in the Company were granted to participating executives. Each Replacement Option has a nominal exercise price and vested immediately on grant. As such, the Replacement Options had a fair value at their grant date that was equal to the fair value of the vested awards under the PSP that they replaced, which was the equivalent of the offer price of 325 pence per ordinary share in Tomkins Limited. Accordingly, the fair value of the Replacement Options granted, which amounted to $34.9 million, was recognized by the Group as part of the consideration paid to acquire Tomkins.

Since the grant date, there has been no change in the number of Replacement Options that are outstanding. If the Replacement Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2010, the Replacement Options had a remaining contractual life of 9.75 years.

Variable Options

The Company has established an equity incentive plan under which the Group’s senior executives were granted options to purchase ‘B’ shares in the Company, named the Variable Options. The Variable Options are divided into three tiers with escalating exercise prices which allow the participants to share in the gains of the equity investors in the Company above certain minimum return thresholds.

The first tier options have an exercise price equal to the price at which the Consortium subscribed for shares in the Company at the time of the acquisition of Tomkins (the ‘Initial Exercise Price’) increasing at a compound rate of 8% per annum until the exercise date, subject to the additional condition that 3.184% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the second tier options and 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.	Share-based incentives continued

A. Ongoing schemes (continued)

third tier options. The second tier options have an exercise price equal to Initial Exercise Price increasing at a compound rate of 25% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.25 times the Initial Exercise Price), subject to the additional condition that 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the third tier options. The third tier options have an exercise price equal to Initial Exercise Price increasing at a compound rate of 27.5% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.5 times the Initial Exercise Price).

The Variable Options vested as to 25% immediately on grant, with a further 25% vesting on the first three anniversaries of the effective date of the acquisition of Tomkins, subject to the participant’s continuing employment by the Group on the vesting date. Vesting will be accelerated in the event of a change of control or a liquidity event while the participant is still employed by the Group and on a graduated basis for good leavers.

The fair value of the Variable Options at their grant date was measured using a Monte Carlo valuation model as follows:

Q4 2010
Fair value:
– First tier	$1,164
– Second tier	$994
– Third tier	$933
Inputs to the model:
– Share price at the grant date	$1,966
– Exercise price at the grant date	$1,966
– Expected volatility	83.5%
– Expected life	5 years
– Risk-free interest rate	1.37%
– Expected dividends	nil

The Monte Carlo valuation model simulates the share price on the exercise date assuming the share price follows geometric Brownian motion. Based on the simulated share price, the model calculates the exercise price in accordance with the rules of the scheme and applies the discount factor to the resulting simulated payoff on exercise of the option. The model is run for a large number of simulations and the fair value of the option is determined as the average payoff on exercise of the option over those simulations.

The Company is an unlisted entity but it was considered that Tomkins plc was a similar listed entity. Expected volatility of the price of the ‘B’ shares in the Company was therefore determined using the Merton model based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the options having made adjustments to reflect the higher leverage ratio of the Company compared with that of Tomkins plc.

The expected life of the options reflects the effects of non-transferability, exercise restrictions and behavioral considerations.

Since the grant date, there has been no change in the number of Variable Options that remain outstanding. Details of the Variable Options outstanding as at December 31, 2010 were as follows:

	As at December 31, 2010
	Options Number	Exercise Price $
First tier	113,034	$2,002
Second tier	37,674	$2,072
Third tier	37,685	$2,082
	188,393

Exercisable	44,913

If the Variable Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2010, the Variable Options had a remaining contractual life of 9.75 years.

During Q4 2010, the compensation expense recognized in relation to the Variable Options was $72.2 million.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.	Share-based incentives continued

A. Ongoing schemes (continued)

Other share awards

Retention Awards

Following the acquisition of Tomkins, awards over 3,645 ‘B’ shares in the Company, named the Retention Awards, were granted to certain executives. Retention Awards are deferred shares that normally become vested as to one-third of the award on the first three anniversaries of the effective date of the acquisition of Tomkins subject to the participant’s continuing employment by the Group at the vesting date. Vesting will be accelerated in the event of a change of control or a liquidity event while the participant is still employed by the Group, if the holder dies, has his or her employment terminated due to disability or without cause or resigns for good reason.

On the principal assumption that there will be no dividend payments during the vesting period, the fair value on the grant date of the Retention Awards was $1,966. During Q4 2010, the compensation expense recognized in relation to the Retention Awards was $0.2 million.

Annual Bonus Incentive Plan

Bonuses payable and accrued under the Annual Bonus Incentive Plan (‘ABIP’) during the transitional period between the acquisition of Tomkins and December 31, 2010 have been and are to be settled wholly in cash. While ABIP will continue in 2011, the nature of the share-based element of the plan has not yet been finalized.

B. Legacy schemes

While most of the awards and options that were outstanding under the employee share schemes that were operated by Tomkins Limited were exercised, settled or replaced at the time of the acquisition of Tomkins, there remained outstanding a number of options over ordinary shares in Tomkins Limited that had vested but had not been exercised by the optionholders. Under the terms of the acquisition agreement, these options remain exercisable in accordance with the rules of the relevant schemes. Accordingly, they are recognized by the Group as non-controlling interests in Tomkins Limited measured at their fair value at the acquisition date.

Movements in the number of options outstanding over ordinary shares in Tomkins Limited were as follows:

	Q4 2010
	Options Number	Weighted average exercise price Pence
As at September 25, 2010	9,597,537	242p
Exercised	(10,590)	218p
Expired	(54,319)	217p
As at December 31, 2010	9,532,628	243p

Exercisable as at December 31, 2010	9,532,628

If the options are exercised, the requisite number of ordinary shares will be issued by Tomkins Limited and immediately acquired by the Group for consideration of 325 pence per share in cash.

If the options outstanding as at December 31, 2010 remain unexercised, they will expire as follows:

Options Number
Expiry:
– June 2011	5,626,142
– January 2013	1,440,576
– December 2013	1,178,880
– April 2014	1,287,030
9,532,628

At the time of the acquisition of Tomkins, options over 2,865,528 ordinary shares in Tomkins Limited were outstanding under the Tomkins Sharesave Scheme.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.	Share-based incentives continued

B. Legacy schemes (continued)

In view of the fact that certain participants would lose preferential tax treatment as a consequence of the acquisition of Tomkins and/or would not be able to exercise their options in full at the time of the acquisition, the Group agreed to make an ex gratia payment to those participants who chose to exercise their options conditionally on the acquisition becoming effective of an amount equal to the aggregate of (i) an amount which, after deduction of income tax and national insurance contributions, equaled the income tax, if any, payable on the exercise of such options and (ii) an amount which, after deduction of income tax and national insurance contributions, equaled the additional profit which the participant would have received if the participant had been able to exercise his or her options in full at the date of acquisition. In the event, the ex gratia payment amounted to $11.3 million, of which $2.4 million was recognized by the Group as part of the consideration paid to acquire Tomkins and $8.9 million was recognized as an expense within acquisition costs.

Subsequent to the acquisition, there remained 64,909 options outstanding under the Tomkins Sharesave Scheme, which either had been exercised or had expired as at December 31, 2010.

PREDECESSOR

Prior to its acquisition by the Group, Tomkins plc operated a number of employee share schemes to provide incentives to the Group’s senior executives and other eligible employees. Options and awards made under these schemes were in respect of Tomkins plc’s ordinary shares. Although Tomkins plc’s ordinary shares were denominated in US dollars, they were quoted in sterling on the London Stock Exchange.

A. Share options

Options were granted from time to time under the Tomkins Sharesave Scheme, which was restricted to employees who are resident for tax purposes in the UK. It offered eligible employees the option to buy ordinary shares in Tomkins plc after a period of three, five or seven years, funded from the proceeds of a savings contract to which employees contributed up to £250 per month.

Vested options remained outstanding under Tomkins plc’s executive share option schemes which lapsed for the purpose of new awards in 2005. The final unvested options under these schemes vested during 2007.

In 9M 2010, the compensation expense in respect of share options was $0.7 million, of which $0.5 million was accelerated due to the early vesting of options on the acquisition of Tomkins. In Fiscal 2009, the compensation expense in respect of share options was $1.0 million (Fiscal 2008: $0.8 million).

Changes in the total number of share options outstanding during the period were as follows:

	9M 2010		Fiscal 2009
	Options Number	Weighted average exercise price Pence	Options Number	Weighted average exercise price Pence
Outstanding at the beginning of the period	17,248,301	224.24	18,131,583	238.60
Granted during the period	308,264	188.56	2,228,492	96.00
Cancelled during the period	(8,674)	280.94	(634,716)	157.70
Forfeited during the period	(49,951)	115.39	(34,770)	202.88
Exercised during the period	(4,196,081)	220.95	(45,000)	170.50
Lapsed during the period	(1,421,790)	252.81	(2,397,288)	232.61
Settled	(1,860,532)	114.36	–	–
Outstanding at the end of the period	10,019,537	241.36	17,248,301	224.24

Exercisable at the end of the period	10,019,537	241.36	14,544,405	245.19

On the dates on which options were exercised during 9M 2010, the weighted average market price of Tomkins plc’s ordinary shares was 317.52p per share (Fiscal 2009: 178.90p per share).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.	Share-based incentives continued

A. Share options (continued)

The fair value of options granted under the Sharesave Scheme was measured at their respective grant dates using the Black-Scholes option pricing formula based on the following assumptions:

	9M 2010	Fiscal 2009	Fiscal 2008
Weighted average fair value	97.96p	68.34p	37.99p
Weighted average assumptions:
– Share price	247.40p	161.75p	176.75p
– Exercise price	188.56p	96.00p	140.20p
– Expected volatility	40.34%	33.44%	24.59%
– Expected life	4.31 years	4.47 years	4.57 years
– Risk-free interest rate	2.60%	3.76%	4.55%
– Expected dividends	6.53p	6.25p	13.89p

Expected volatility was determined based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the options. Adjustments have been made to the expected life used in the model to reflect the effects of non-transferability, exercise restrictions and behavioral considerations.

The weighted average contractual life of share options outstanding as at January 2, 2010 was as follows:

	As at January 2, 2010
	Outstanding Number	Weighted average remaining contractual life Years
Range of exercise prices:
– Less than 100p	2,186,005	4.13
– 100p to 150p	287,096	3.21
– 151p to 200p	3,242,072	2.06
– 201p to 250p	5,909,124	4.08
– 251p to 300p	4,608,776	3.31
– 301p and higher	1,015,228	2.11
	17,248,301

B. Other share awards

The Group’s principal share-based compensation arrangements were the Annual Bonus Incentive Plan (‘ABIP’) and the Performance Share Plan (‘PSP’). Both were restricted to the Group’s senior executives.

Certain executives of Tomkins participated in the ABIP under which each participant received a bonus which represents a percentage of the ‘bonusable profit’ of the business for which he or she had responsibility. Bonuses were determined based on bonusable profit for the calendar year. Interim payments were made quarterly in June, September and December based on 75% of bonusable profit for the year to date and the balance of the bonus for the year was paid in March of the following year. Senior participants normally received their bonus as to four-sevenths in cash, one seventh in Restricted Award Shares and two-sevenths in Deferred Award Shares. Other participants normally received their bonus as to three-quarters in cash, one twelfth in Restricted Award Shares and one sixth in Deferred Award Shares. Restricted awards vested immediately on grant. Dividends were paid on the Restricted Shares. Deferred awards did not vest until three years after the end of the quarter to which the bonus related, subject to the participant’s continuing employment by the Group at the vesting date. If the participant ceased to be employed by the Group, the deferred awards vested on a pro-rata basis. Dividends were not paid on the Deferred Award Shares until they had vested. During Fiscal 2009, awards were granted over 999,108 ordinary shares (Fiscal 2008: 1,789,628 ordinary shares) under the ABIP.

In Fiscal 2009, the Interim Bonus Plan (‘IBP’) was introduced as a temporary, one-year substitute for the ABIP. The IBP differed from the ABIP only in that bonuses accruing under the plan were based on the trading cash flow of the business for which the participants had responsibility and on the attainment of strategic achievement milestones that were set for each of the participants and the quarterly phasing of awards was suspended. In March 2010, awards were granted over 1,748,274 ordinary shares, which represented the share element of bonuses earned under the IBP during Fiscal 2009.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36.	Share-based incentives continued

B. Other share awards (continued)

The ABIP was reinstated for 2010. In June 2010, awards were granted over 482,749 ordinary shares, which represented the share element of bonuses earned under the ABIP in the first quarter of 2010. As a consequence of the acquisition of Tomkins, the share-based element of the ABIP was suspended and bonuses earned in the second and third quarters of 2010 were settled entirely in cash.

The PSP provided awards of shares which vested after a period of three years, conditional on the Group’s total shareholder return relative to its cost of equity over the vesting period and the participant’s continued employment with the Group. During 9M 2010, awards were granted over 5,558,211 ordinary shares under the PSP (Fiscal 2009: 6,894,193 ordinary shares; Fiscal 2008: 7,115,194 ordinary shares).

The fair value of awards made under the ABIP and the IBP was measured based on the market price of the Tomkins plc’s ordinary shares on the date of the award. Where the awards did not attract dividends during the vesting period, the market price was reduced by the present value of the dividends that were expected to be paid during the expected life of the awards. The weighted average fair value of awards made under these schemes during 9M 2010 was 219.8p (Fiscal 2009: 130.46p; Fiscal 2008: 125.66p).

The fair value of awards made under the PSP was measured at their respective grant dates using a Monte Carlo valuation model based on the following assumptions:

	9M 2010	Fiscal 2009	Fiscal 2008
Weighted average fair value	63.70p	41.92p	43.92p
Weighted average assumptions:
– Expected volatility	48.00%	45.36%	36.41%
– Expected life	3.00 years	3.00 years	3.00 years
– Risk-free interest rate	1.90%	2.00%	4.71%
– Dividend yield	3.23%	4.87%	8.84%

Expected volatility was determined based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the awards.

In 9M 2010, the compensation expense in respect of other share awards was $20.5 million, of which $13.0 million was accelerated due to the early vesting or lapsing of awards on the acquisition of Tomkins. In Fiscal 2009, the compensation expense in respect of other share awards was $10.3 million (Fiscal 2008: $11.2 million).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

37.	Deferred tax

Movements in the net deferred tax assets and (liabilities) recognized by the Group were as follows:

	Post- employment benefits $ million	Tax losses $ million	Net investment in subsidiaries $ million	Accrued expenses $ million	Long- lived assets $ million	Inventories $ million	Other items $ million	Total $ million
SUCCESSOR
As at September 25, 2010	–	–	–	–	–	–	–	–
Acquisition of subsidiaries	99.3	37.8	(77.8)	41.2	(863.8)	(72.3)	23.3	(812.3)
(Charge)/credit to profit or loss	(4.1)	(4.9)	(6.8)	2.5	19.3	44.3	(0.3)	50.0
Charged outside profit or loss	(15.8)	–	–	–	–	–	(0.1)	(15.9)
Currency translation differences	0.1	(0.1)	–	0.3	(2.3)	0.3	–	(1.7)
As at December 31, 2010	79.5	32.8	(84.6)	44.0	(846.8)	(27.7)	22.9	(779.9)
PREDECESSOR
As at January 3, 2009	97.7	4.6	(3.3)	42.0	(95.9)	(44.1)	34.1	35.1
Acquisition of subsidiaries	–	–	–	–	(6.9)	–	–	(6.9)
(Charge)/credit to profit or loss	(15.5)	11.5	(2.0)	0.3	2.5	15.0	1.9	13.7
Credited outside profit or loss	14.9	–	–	–	–	–	0.7	15.6
Currency translation differences	0.1	0.4	–	0.6	(0.8)	0.1	(0.3)	0.1
As at January 2, 2010	97.2	16.5	(5.3)	42.9	(101.1)	(29.0)	36.4	57.6
Acquisition of subsidiaries	–	–	–	0.1	(2.6)	0.1	–	(2.4)
(Charge)/credit to profit or loss	(7.4)	1.0	2.2	(2.5)	0.4	(3.1)	3.1	(6.3)
Credited outside profit or loss	–	–	–	–	–	–	4.8	4.8
Currency translation differences	0.3	(0.7)	–	0.2	0.2	(0.2)	0.1	(0.1)
As at September 24, 2010	90.1	16.8	(3.1)	40.7	(103.1)	(32.2)	44.4	53.6

Deferred tax assets and liabilities presented in the Group’s balance sheet are as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Deferred tax assets
– Ongoing businesses	9.6	82.9
– Businesses to be sold (see note 29)	3.8	–
	13.4	82.9
Deferred tax liabilities	(793.3)	(25.3)
	(779.9)	57.6

As at December 31, 2010:

•

the Group had operating tax losses amounting to $2,046.2 million, of which $1,722.6 million can be carried forward indefinitely and $323.6 million have expiry dates between 2011 and 2030 (the Group recognized a deferred tax asset of $32.4 million in respect of these losses);

•

the Group had capital tax losses amounting to $832.2 million, of which $436.4 million can be carried forward indefinitely and $395.8 million expire between 2012 and 2015, with $386.8 million expiring in 2013 (the Group recognized a deferred tax asset of $0.4 million in respect of these losses); and

•

the Group had foreign and other tax credits amounting to $52.2 million, of which $16.7 million can be carried forward indefinitely and $35.5 million expire between 2013 and 2026 (the Group recognized no deferred tax asset in respect of these tax credits).

As at December 31, 2010, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,375.0 million (January 2, 2010: $790.9 million).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

38.	Provisions

	Restructuring costs $ million	Environmental remediation $ million	Workers’ compensation $ million	Warranty provisions $ million	Product liability provisions $ million	Other provisions $ million	Total $ million
SUCCESSOR
As at September 25, 2010	–	–	–	–	–	–	–
Acquisition of subsidiaries	39.5	12.5	20.4	12.2	9.5	9.1	103.2
Charge for the period	0.1	0.8	4.4	2.7	1.8	0.1	9.9
Utilized during the period	(10.4)	(1.1)	(2.9)	(2.3)	(3.0)	–	(19.7)
Released during the period	(1.8)	(0.3)	(0.3)	(0.5)	–	–	(2.9)
Foreign currency translation	0.4	0.1	–	–	–	–	0.5
As at December 31, 2010	27.8	12.0	21.6	12.1	8.3	9.2	91.0
PREDECESSOR
As at January 3, 2009	15.9	7.4	25.5	11.5	7.4	4.3	72.0
Charge for the period	117.8	4.4	8.9	5.3	15.6	–	152.0
Utilized during the period	(58.4)	(5.6)	(11.1)	(4.7)	(11.7)	–	(91.5)
Released during the period	(8.1)	(0.1)	(1.4)	(1.1)	(1.4)	(4.1)	(16.2)
Foreign currency translation	1.7	0.4	0.1	0.3	0.1	0.6	3.2
As at January 2, 2010	68.9	6.5	22.0	11.3	10.0	0.8	119.5
Charge for the period	8.5	2.0	9.2	7.2	7.4	0.1	34.4
Utilized during the period	(30.3)	(2.1)	(10.2)	(4.5)	(9.4)	–	(56.5)
Released during the period	(5.2)	–	(0.9)	(1.8)	(0.1)	–	(8.0)
Foreign currency translation	(2.4)	–	–	–	(0.2)	–	(2.6)
As at September 24, 2010	39.5	6.4	20.1	12.2	7.7	0.9	86.8

Provisions are presented in the Group’s balance sheet as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Ongoing businesses:
– Current liabilities	65.6	100.3
– Non-current liabilities	24.7	19.2
	90.3	119.5
Businesses to be sold (see note 29)	0.7	–
	91.0	119.5

Provisions for restructuring costs are expected largely to be utilized during 2011.

39.	Share capital and reserves

SUCCESSOR

A. Authorized and issued, fully paid shares of Pinafore Holdings B.V.

	Preferred ‘A’ shares of €3,600 each		Ordinary ‘B’ shares of €0.01 each
	Authorized Number of shares	Issued Number of shares	Authorized Number of shares	Issued Number of shares
As at September 25, 2010 and December 31, 2010	10	2	5,400,000	1,080,000

B. Share capital

The Company’s authorized share capital consists of two classes of shares: the preferred ‘A’ shares of €3,600 each; and the ordinary ‘B’ shares of one eurocent (€0.01) each.

Share capital represents the nominal value of the shares issued.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39.	Share capital and reserves continued

B. Share capital (continued)

On September 1, 2010, the date on which the Company was incorporated, two ‘A’ shares and 1,080,000 ‘B’ shares were issued for cash at their nominal value. On September 27, 2010, the holder of the ‘B’ shares subscribed an additional amount of €1,578.3 million by way of a contribution to share premium. The Company used the amount of the contribution to subscribe for additional shares in its wholly-owned subsidiary, Tomkins Acquisitions Limited, which, in turn, used the contribution to partially fund the acquisition of Tomkins.

Shareholders have no entitlement to share in the profits of the Company, except for dividends that have been declared and in the event of its liquidation. Dividends may be paid out of profits allocated to the Shareholders and from their respective share premium accounts. Any profit earned in a financial year is allocated to the Shareholders after the adoption of the annual accounts for the financial year at a General Meeting of the Shareholders. Each of the ‘A’ shares is entitled to a cumulative profit allocation of €1,000 in respect of the financial year. Any profit for the financial year remaining after the allocation of profit to the ‘A’ shares is allocated to the ‘B’ shares on a pro rata basis. Dividends may be declared only on a resolution of the Shareholders in General Meeting and may not exceed the amount of the Company’s distributable reserves as determined in accordance with Dutch law (which currently comprises the excess of the Company’s net assets over its issued share capital).

Shareholders have the right to attend, and vote at, general meetings of the Company or to appoint a proxy to attend and vote at such meetings on their behalf. A General Meeting of the Shareholders shall take place at least once each year and no later than six months after the end of the previous financial year. Each ‘A’ share has the right to cast 360,000 votes and each ‘B’ share has the right to cast one vote. Resolutions of a General Meeting may generally only be adopted with a majority of the votes cast. In the event of a tie of votes, the resolution shall be rejected. Resolutions of a General Meeting may also be adopted in writing without recourse to a meeting, provided they are adopted by a unanimous vote of all Shareholders.

C. Shares to be issued

Following the acquisition of Tomkins, certain members of the Tomkins management team invested in the Group by way of subscribing for ‘B’ shares in the Company. In total, the participating members of the Tomkins management team subscribed for 8,838 ‘B’ shares for the Euro equivalent of $17.4 million in cash. As at December 31, 2010, the shares had not yet been registered in the names of the participants.

D. Share premium account

The share premium accounts record the difference between the nominal value of shares issued and the fair value of the consideration received. The Company maintains two share premium accounts so as to record the premium on the issue of the ‘A’ shares separately from the premium on the issue of the ‘B’ shares. Provided the Company has sufficient distributable profits as determined in accordance with Dutch law, the holders of the ‘A’ shares and the ‘B’ shares may resolve in a General Meeting of their respective classes of shares to pay dividends from their respective share premium accounts.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39.	Share capital and reserves continued

PREDECESSOR

A. Authorized and issued, fully paid shares of Tomkins plc

	Ordinary shares of 9c each		Ordinary shares of 5p each		Deferred shares of £1 each
	Authorized Number of shares	Issued Number of shares	Authorized Number of shares	Issued Number of shares	Authorized Number of shares	Issued Number of shares
As at 29 December 2007	–	–	1,585,164,220	884,106,772	–	–
Fiscal 2008
Shares issued before redenomination:
– Exercise of employee share options	–	–	–	45,000	–	–
Redenomination:
– Cancellation of 5p ordinary shares	–	–	(1,585,164,220)	(884,151,772)	–	–
– Issue of 9c ordinary shares	1,585,164,220	884,151,772	–	–	–	–
– Issue of deferred shares	–	–	–	–	50,000	50,000
As at January 3, 2009	1,585,164,220	884,151,772	–	–	50,000	50,000
Fiscal 2009
Shares issued during the period:
– Exercise of employee share options	–	45,000	–	–	–	–
Cancellation of deferred shares	–	–	–	–	(50,000)	(50,000)
As at January 2, 2010	1,585,164,220	884,196,772	–	–	–	–
9M 2010
Shares issued during the period:
– Exercise of employee share options	–	4,960,521	–	–	–	–
As at September 24, 2010	1,585,164,220	889,157,293	–	–	–	–

B. Ordinary shares

On 22 May 2008, the Tomkins plc’s ordinary shares were redenominated from sterling to US dollars. The redenomination did not affect the rights of the holders of ordinary shares.

Ordinary shareholders have no entitlement to share in the profits of Tomkins plc, except for dividends that have been declared and in the event of its liquidation.

Ordinary shareholders have the right to attend, and vote at, general meetings of Tomkins plc or to appoint a proxy to attend and vote at such meetings on their behalf. Ordinary shareholders have one vote for every share held.

Ordinary share capital represents the nominal value of ordinary shares issued.

C. Deferred shares

When Tomkins plc redenominated its ordinary shares from sterling to US dollars, it was required by law to have a minimum share capital of £50,000 denominated in sterling. The deferred shares were issued to meet this requirement, which was removed on the implementation of section 542 of the Companies Act 2006 on October 1, 2009. Accordingly, Tomkins plc bought back and cancelled the deferred shares on December 16, 2009 and transferred the nominal amount of the shares to the capital redemption reserve in accordance with the applicable capital maintenance rules.

The deferred shares were not listed on any investment exchange and had extremely limited rights such that they effectively had no value.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39.	Share capital and reserves continued

D. Share premium account

The share premium account records the difference between the nominal value of shares issued and the fair value of the consideration received. The share premium account is not distributable but may be used for certain purposes specified by UK law, including to write off expenses on any issue of shares or debentures and to pay up fully paid bonus shares. The share premium account may be reduced by special resolution of Tomkins Limited’s shareholder and with court approval.

E. Capital redemption reserve

The capital redemption reserve records the cost of shares purchased by Tomkins Limited for cancellation or redeemed in excess of the proceeds of any fresh issue of shares made specifically to fund the purchase or redemption. The capital redemption reserve is not distributable but may be reduced by special resolution of Tomkins Limited’s shareholder and with court approval.

F. Own shares

Own shares represented the cost of ordinary shares in Tomkins plc that were acquired to meet the Group’s expected obligations under employee share schemes. Dividends relating to own shares held were waived with the exception of those that are payable to participants in the relevant schemes.

As at January 2, 2010, the Group held 2,543,194 own shares with a market value of $7.9 million (of which 904,632 shares were held in trust and 1,638,562 shares were held in treasury).

40.	Analysis of other comprehensive income/(loss)

SUCCESSOR

	Currency translation reserve $ million	Available-for- sale reserve $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Q4 2010
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	18.4	–	–	18.4	5.5	23.9
Associates	0.3	–	–	0.3	–	0.3
– Loss on net investment hedges	(2.5)	–	–	(2.5)	–	(2.5)
	16.2	–	–	16.2	5.5	21.7
Available-for-sale investments:
– Gain arising in the period	–	0.1	–	0.1	0.1	0.2
	–	0.1	–	0.1	0.1	0.2
Post-employment benefits:
– Net actuarial gain	–	–	69.7	69.7	0.4	70.1
– Effect of the asset ceiling	–	–	(20.2)	(20.2)	–	(20.2)
	–	–	49.5	49.5	0.4	49.9
Other comprehensive income before tax	16.2	0.1	49.5	65.8	6.0	71.8
Income tax expense	–	(0.1)	(15.7)	(15.8)	(0.1)	(15.9)
Other comprehensive income after tax	16.2	–	33.8	50.0	5.9	55.9

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

40.	Analysis of other comprehensive income/(loss) continued

PREDECESSOR

	Currency translation reserve $ million	Available- for-sale reserve $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
9M 2010
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	2.0	–	–	2.0	5.3	7.3
Associates	0.6	–	–	0.6	–	0.6
– Gain on net investment hedges	0.5	–	–	0.5	–	0.5
	3.1	–	–	3.1	5.3	8.4
Available-for-sale investments:
– Loss arising in the period	–	(0.1)	–	(0.1)	–	(0.1)
	–	(0.1)	–	(0.1)	–	(0.1)
Post-employment benefits:
– Net actuarial loss	–	–	(30.8)	(30.8)	(0.5)	(31.3)
– Effect of the asset ceiling	–	–	0.3	0.3	–	0.3
	–	–	(30.5)	(30.5)	(0.5)	(31.0)
Other comprehensive (loss)/income before tax	3.1	(0.1)	(30.5)	(27.5)	4.8	(22.7)
Income tax benefit	–	–	0.6	0.6	0.3	0.9
Other comprehensive (loss)/income after tax	3.1	(0.1)	(29.9)	(26.9)	5.1	(21.8)

	Currency translation reserve $ million	Available-for- sale reserve $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2009
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	81.5	–	–	81.5	2.4	83.9
Associates	(1.6)	–	–	(1.6)	–	(1.6)
– Loss on net investment hedges	(3.1)	–	–	(3.1)	–	(3.1)
	76.8	–	–	76.8	2.4	79.2
Available-for-sale investments:
– Gain arising in the period	–	0.2	–	0.2	0.2	0.4
	–	0.2	–	0.2	0.2	0.4
Post-employment benefits:
– Net actuarial loss	–	–	(142.6)	(142.6)	(1.2)	(143.8)
– Effect of the asset ceiling	–	–	18.6	18.6	–	18.6
	–	–	(124.0)	(124.0)	(1.2)	(125.2)
Other comprehensive (loss)/income before tax	76.8	0.2	(124.0)	(47.0)	1.4	(45.6)
Income tax (expense)/benefit	(0.2)	(0.1)	26.1	25.8	0.5	26.3
Other comprehensive (loss)/income after tax	76.6	0.1	(97.9)	(21.2)	1.9	(19.3)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

40.	Analysis of other comprehensive income/(loss) continued

Fiscal 2008
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	(211.0)	–	–	(211.0)	(0.7)	(211.7)
Associates	(3.2)	–	–	(3.2)	–	(3.2)
– Gain on net investment hedges	57.2	–	–	57.2	–	57.2
– Reclassification to profit or loss of currency translation loss on foreign operations sold	6.7	–	–	6.7	–	6.7
	(150.3)	–	–	(150.3)	(0.7)	(151.0)
Available-for-sale investments:
– Loss arising in the period	–	(0.5)	–	(0.5)	(0.5)	(1.0)
– Reclassification to profit or loss of gain on investments sold	–	(0.6)	–	(0.6)	(0.6)	(1.2)
	–	(1.1)	–	(1.1)	(1.1)	(2.2)
Post-employment benefits:
– Net actuarial loss	–	–	(98.3)	(98.3)	(0.5)	(98.8)
– Effect of the asset ceiling	–	–	12.3	12.3	–	12.3
	–	–	(86.0)	(86.0)	(0.5)	(86.5)
Other comprehensive loss before tax	(150.3)	(1.1)	(86.0)	(237.4)	(2.3)	(239.7)
Income tax benefit	0.2	0.3	13.2	13.7	0.6	14.3
Other comprehensive loss after tax	(150.1)	(0.8)	(72.8)	(223.7)	(1.7)	(225.4)

41.	Acquisition of businesses

SUCCESSOR

A. Acquisition of Tomkins

On September 24, 2010, Tomkins Acquisitions Limited (formerly Pinafore Acquisitions Limited), a wholly-owned subsidiary of the Company, acquired the entire issued ordinary share capital of Tomkins plc, the parent company of a global engineering and manufacturing group, for consideration of £3.25 per share.

Consideration payable on the acquisition of Tomkins amounted to $4,615.4 million, which was settled as to $4,535.0 million in cash, $45.5 million in loan notes and $34.9 million in options granted over ordinary ‘B’ shares in the Company. Based on the initial estimate of the fair value of the assets acquired and liabilities assumed at the date of acquisition, the Group has recognized provisional goodwill of $1,742.1 million on the acquisition of Tomkins. Management has been unable to finalize its assessment of the fair values at the acquisition date of certain identifiable intangible assets and items of property, plant and equipment, but expects to complete the assessment during the first half of 2011.

Goodwill recognized on the acquisition of Tomkins is principally attributable to expected future opportunities to increase sales and further enhance margins by further developing Tomkins’ product range and service capabilities (with an emphasis on the growing markets for energy-efficient and environmentally-friendly products), extending Tomkins’ global presence by further penetrating markets in the emerging economies, and by pursuing performance improvement initiatives. None of the goodwill is expected to be deductible for tax purposes.

Tomkins accounted for the Group’s entire sales and $270.2 million of its loss for the period ended December 31, 2010. If Tomkins had been acquired on September 1, 2010, when the Company was incorporated, the Group’s sales for the successor period would have been $386.6 million higher, at $1,675.8 million and the Group’s loss for the period would have been $10.0 million lower at $260.2 million.

Acquisition-related costs of $78.2 million were recognized and expensed during Q4 2010.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41.	Acquisition of businesses continued

B. Financial effect of the acquisition

Q4 2010 $ million
Net assets acquired
Identifiable intangible assets	2,301.9
Property, plant and equipment	1,353.3
Investment in associates	22.5
Inventories	838.2
Trade and other receivables	972.7
– Gross contractual amounts receivable	986.9
– Allowance for doubtful debts	(14.2)
Income tax recoverable	6.6
Deferred tax assets	4.4
Available-for-sale investments	1.2
Cash and cash equivalents	510.8
6,011.6
Assets held for sale	32.8
Total assets	6,044.4

Liabilities
Bank overdrafts	(19.7)
Bank and other loans	(654.6)
Obligations under finance leases	(3.6)
Trade and other payables	(813.1)
Post-employment benefit obligations	(338.3)
Income tax liabilities	(105.5)
Deferred tax liabilities	(820.5)
Provisions	(102.3)
(2,857.6)
Liabilities directly associated with assets held for sale	(9.0)
Total liabilities	(2,866.6)
Net assets acquired	3,177.8

Goodwill recognized was as follows:

Q4 2010 $ million
Consideration	4,615.4
Non-controlling interests	304.5
4,919.9
Net assets acquired	(3,177.8)
Goodwill	1,742.1

Non-controlling interests in the acquired business have been measured at the non-controlling interest’s proportionate share of the identifiable assets and liabilities of the acquired business.

The net cash outflow on acquisitions during the period was as follows:

Q4 2010 $ million
Cash consideration paid	4,535.0
Net cash and cash equivalents acquired	(491.1)
4,043.9

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41.	Acquisition of businesses continued

PREDECESSOR

9M 2010

Industrial & Automotive

Fluid Power

On April 13, 2010, the Group acquired a 100% interest in TransHose Corporation, a hydraulic hose supplier to the mining industry in Australia, for A$3.0 million in cash plus up to A$2.0 million in cash over three years contingent on the sales and profitability of the acquired business. Based on the initial estimate of the fair value of TransHose’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $2.9 million.

During 9M 2010, the Group completed the initial accounting for the acquisition of Hydrolink in July 2009 and reduced the attributable goodwill by $1.4 million to $15.2 million.

Building Products

Air Distribution

On February 26, 2010, the Group acquired a 100% interest in Koch Filter Corporation (‘Koch’), a leading manufacturer of air filters for the non-residential filtration market in the US, for $35.5 million in cash. Based on the initial estimate of the fair value of Koch’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $21.4 million which represented the synergies expected from the acquisition.

On July 19, 2010, the Group acquired the net assets of ProVent, a designer and manufacturer of custom curb, ventilation and HVAC accessories in the US, for $0.5 million in cash plus up to $0.3 million contingent on ProVent’s sales in the first 14 months after the completion of the acquisition. Based on the initial estimate of the fair value of ProVent’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $0.2 million.

Fiscal 2009

Industrial & Automotive

Fluid Power

On July 7, 2009, the Group acquired a 100% interest in Hydrolink, a fluid engineering services provider to the oil and gas and marine sectors in the Middle East. Based on the initial estimate of the fair value of Hydrolink’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $16.5 million.

During Fiscal 2009, the Group completed the initial accounting for the acquisition of A.E. Hydraulic (Pte) Ltd. in March 2008 and increased the attributable goodwill by $1.6 million to $9.7 million.

Building Products

Air Distribution

On July 7, 2009, the Group acquired the remaining 40% non-controlling interest in Rolastar Pvt Ltd, a duct manufacturer based in India. Goodwill of $4.6 million was recognized on the acquisition of the non-controlling interest. Also during Fiscal 2009, the Group completed the initial accounting for the 60% interest in the business acquired in February 2008 and increased the attributable goodwill by $3.0 million to $3.9 million. Overall, the Group recognized goodwill of $8.5 million on the acquisition of its 100% interest in the business.

During Fiscal 2009, the Group completed the initial accounting for the acquisition of Trion Inc. in June 2008 and increased the attributable goodwill by $1.1 million to $3.5 million.

Fiscal 2008

Industrial & Automotive

Fluid Power

On March 3, 2008, the Group acquired a 100% interest in A.E. Hydraulic (Pte) Ltd., a Singapore-based provider of hydraulic and industrial hose solutions and services for the oil exploration industry in Asia. Goodwill of $8.1 million was recognized on the acquisition which represents the expected benefits to the Group from the acceleration of its expansion into the high-growth oil and gas exploration market made possible by the acquisition.

Fluid Systems

During Fiscal 2008, the Group completed the initial accounting for the acquisition of Swindon Silicon Systems Limited in September 2007 and reduced the attributable goodwill by $3.0 million to $3.0 million.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41.	Acquisition of businesses continued

Building Products

Air Distribution

On February 22, 2008, the Group acquired a 60% interest in Rolastar Pvt Ltd, a duct manufacturer based in India. Based on the initial estimate of the fair value of Rolastar’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $0.9 million.

On June 20, 2008, the Group acquired a 100% interest in Trion Inc., a manufacturer of commercial, industrial and residential indoor air quality products. Trion is headquartered in Sanford, North Carolina, with manufacturing facilities there and also in Suzhou, China. Based on the initial estimate of the fair value of Trion’s assets and liabilities at the date of acquisition, the Group recognized provisional goodwill of $2.4 million.

Financial effect of acquisitions

	PREDECESSOR
	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Net assets acquired
Identifiable intangible assets	6.4	5.9	37.4
Property, plant and equipment	4.2	8.0	9.2
Inventories	5.2	7.4	12.4
Trade and other receivables	5.6	7.2	11.5
Income tax recoverable	–	–	1.2
Cash and cash equivalents	0.3	0.4	0.1
Bank and other loans	–	(7.4)	(0.4)
Obligations under finance leases	–	(0.4)	(0.4)
Trade and other payables	(2.4)	(10.3)	(8.9)
Income tax liabilities	(2.4)	(0.4)	(0.9)
Deferred tax liabilities	–	(6.9)	–
Provisions	–	–	(0.3)
Non-controlling interest	–	6.6	(8.2)
	16.9	10.1	52.7
Goodwill on current year acquisitions	24.5	21.1	11.4
Adjustments to goodwill on prior year acquisitions	(1.4)	5.7	(3.0)
Consideration (including transaction costs)	40.0	36.9	61.1

The net cash outflow on acquisitions during the period was as follows:

	PREDECESSOR
	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Consideration paid on current period acquisitions	39.1	25.5	65.5
Cash and cash equivalents acquired	(0.3)	(0.4)	(0.1)
Deferred consideration	2.4	1.4	–
Adjustment to consideration on prior period acquisitions	–	–	(0.4)
	41.2	26.5	65.0

42.	Disposals of businesses

SUCCESSOR

Q4 2010

During Q4 2010, the Group realized $4.0 million in relation to disposals that were recognized in previous years.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

42.	Disposals of businesses continued

PREDECESSOR

9M 2010

During 9M 2010, the Group paid $4.0 million (including costs) to settle claims by the purchasers concerning the consideration payable on disposals that were recognized in previous years, of which $2.2 million was in relation to the disposal of discontinued operations.

Fiscal 2009

During Fiscal 2009, the Group received additional proceeds of $0.7 million on disposals that were recognized in previous years.

Fiscal 2008

On June 19, 2008, the Group sold Stant Manufacturing, Inc., a manufacturer of automotive closure caps and its subsidiary, Standard-Thomson Corporation, a manufacturer of automotive thermostats. A gain of $43.2 million was recognized on the disposal which was determined as follows:

PREDECESSOR
Fiscal 2008 $ million
Proceeds:
– Cash	108.1
– Loan notes	11.8
119.9
Net assets disposed of	(68.7)
Disposal costs	(3.3)
Curtailment gain on retained pension plan	2.0
Currency translation loss transferred from other comprehensive income	(6.7)
Gain on disposal	43.2

The net cash (outflow)/ inflow on disposals was as follows:

	PREDECESSOR
	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Proceeds received:
– Disposals in the period	0.2	–	108.1
– Disposals in previous periods	0.4	0.7	21.1
Disposal costs paid	(4.6)	–	(4.3)
Cash and cash equivalents disposed of	–	–	(0.3)
	(4.0)	0.7	124.6

43.	Contingencies

The Group is, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business. Management does not anticipate that the outcome of any current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position.

44.	Operating leases

The Group rents certain office premises and plant, equipment and vehicles under operating lease arrangements. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. During Q4 2010, the operating lease rental expense was $13.5 million (9M 2010: $37.7 million; Fiscal 2009: $59.5 million; Fiscal 2008: $55.1 million).

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

44.	Operating leases continued

As at December 31, 2010, the Group had outstanding commitments under non-cancellable operating leases of $220.1 million (January 2, 2010: $241.0 million), falling due as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Payments to be made:
– Within one year	45.1	46.2
– In the second to fifth years, inclusive	108.6	112.0
– After more than five years	66.4	82.8
	220.1	241.0

45.	Capital commitments

As at December 31, 2010, the Group had entered into contractual commitments for the purchase of property, plant and equipment amounting to $19.7 million (January 2, 2010: $20.8 million) and for the purchase of non-integral computer software amounting to $0.9 million (January 2, 2010: $0.7 million).

46.	Related party transactions

Transactions between Group companies, which are related parties, have been eliminated on consolidation and, therefore, are not required to be disclosed in these financial statements. Details of transactions between the Group and other related parties are disclosed below.

A. Post-employment benefit plans

During Q4 2010, the Group paid employer’s contributions amounting to $21.1 million (9M 2010: $54.1 million; Fiscal 2009: $86.2 million; Fiscal 2008: $84.9 million) to pension plans established for the benefit of its employees. As at December 31, 2010, contributions due to the plans amounting to $16.1 million (January 2, 2010: $14.8 million) were included in other payables. In addition, during Q4 2010, the Group paid benefits of $3.6 million (9M 2010: $11.2 million; Fiscal 2009: $15.1 million; Fiscal 2008: $13.0 million) to other post-employment benefit plans.

B. Compensation and interests of key management personnel

Prior to the acquisition of Tomkins, the Group considered its key management personnel to be the Directors of Tomkins Limited together with those persons who, in accordance with the Listing Rules of the UKLA, were regarded as discharging management responsibility. Since the acquisition of Tomkins, the Group considers its key management personnel to be the Directors of the Company and the executive officers of Tomkins.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46.	Related party transactions continued

B. Compensation and interests of key management personnel (continued)

Compensation paid or payable to key management personnel in respect of their services to the Group was as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $’000s	9M 2010 $’000s	Fiscal 2009 $’000s	Fiscal 2008 $’000s
Short-term employee benefits:
– Salaries and fees	1,121	3,230	4,928	6,064
– Bonus cash	2,609	4,314	3,397	1,504
– Benefits-in-kind	71	149	168	308
– Social security contributions	12	27	425	509
– Termination benefits	–	–	755	37
	3,813	7,720	9,673	8,422
Share-based incentives:
– Retention awards	3,080	–	–	–
– ABIP
Bonus shares	–	557	829	324
Deferred shares	–	1,113	1,659	647
– Gain on the vesting of PSP awards	14,979	–	–	–
– Gain on the exercise of share options	1,306	173	–	–
	19,365	1,843	2,488	971
Pension contributions	355	1,039	1,260	2,603
	23,533	10,602	13,421	11,996

Details of the Group’s share-based incentive schemes are presented in note 36.

As a consequence of the acquisition of Tomkins, the share-based element of the ABIP was suspended and bonuses earned in the second, third and fourth quarters of 2010 were settled entirely in cash.

In the above table, the gain on the vesting of PSP awards represents the value of the PSP awards over ordinary shares in Tomkins plc held by key management personnel that vested on the acquisition of Tomkins. In addition, key management personnel chose to cancel PSP awards over ordinary shares in Tomkins plc with a value of $31.7 million in exchange for Replacement Options over ‘B’ ordinary shares in the Company. Any gain on the exercise of the Replacement Options will be recognized as compensation paid to key management personnel in the periods in which they are exercised.

C. Entities controlled by the members of Pinafore Coöperatief U.A.

Onex Partners Manager LP

During Q4 2010, Onex Partners Manager LP, a subsidiary of Onex Corporation, provided certain services to Tomkins Acquisitions Limited (formerly Pinafore Acquisitions Limited), a subsidiary of the Company, in connection with the acquisition of Tomkins Limited including arranging and negotiating the transaction and arranging and negotiating the funding for the transaction. In consideration for those services, Tomkins Acquisitions Limited paid Onex Partners Manager LP a fee of $25.0 million.

On September 27, 2010, Onex Partners Manager LP entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay Onex Partners Manager LP (or such other party as is designated by Onex Partners Manager LP) a fee of $1.8 million per annum plus reasonable out-of-pocket expenses. During Q4 2010, Tomkins Acquisitions Limited accrued and paid $450,000 in respect of these oversight services and out-of-pocket expenses.

It was further acknowledged and agreed that, from time to time, Onex Partners Manager LP may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Q4 2010, there were no amounts payable in respect of such additional services.

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

C. Entities controlled by the members of Pinafore Coöperatief U.A. (continued)

CPPIB Equity Investments Inc.

During Q4 2010, CPPIB Equity Investments Inc., a subsidiary of CPPIB, provided certain services to Tomkins Acquisitions Limited, a subsidiary of the Company, in connection with the acquisition of Tomkins Limited including arranging and negotiating the transaction and arranging and negotiating the funding for the transaction. In consideration for those services, Tomkins Acquisitions Limited paid CPPIB Equity Investments Inc. a fee of $25.0 million.

On September 27, 2010, CPPIB Equity Investments Inc. entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay CPPIB Equity Investments Inc. (or such other party as is designated by CPPIB Equity Investments Inc.) a fee of $1.2 million per annum plus reasonable out-of-pocket expenses. During Q4 2010, Tomkins Acquisitions Limited accrued but had not paid $172,000 in respect of these oversight services and out-of-pocket expenses.

It was further acknowledged and agreed that, from time to time, CPPIB Equity Investments Inc. may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Q4 2010, there were no amounts payable in respect of such additional services.

D. Associates

Sales to and purchases from associates were as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Sales	1.6	4.2	4.3	1.0
Purchases	(4.2)	(12.7)	(15.2)	(20.0)

Amounts outstanding in respect of these transactions were as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Receivables	0.1	0.8
Payables	(0.8)	(1.2)

E. Entities controlled by minority shareholders

Sales to and purchases from entities controlled by minority shareholders were as follows:

	SUCCESSOR	PREDECESSOR
	Q4 2010 $ million	9M 2010 $ million	Fiscal 2009 $ million	Fiscal 2008 $ million
Sales	16.5	39.0	26.3	45.2
Purchases	(13.8)	(35.5)	(39.1)	(58.7)

Amounts outstanding in respect of these transactions were as follows:

	SUCCESSOR	PREDECESSOR
	As at December 31, 2010 $ million	As at January 2, 2010 $ million
Receivables	3.7	2.7
Payables	(2.6)	(2.7)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

F. Other related parties

Yantai Winhere Auto Part Manufacturing Co Ltd (‘Winhere’)

Dexon Investments Limited (‘Dexon’) is the minority shareholder in the Group’s 60% owned subsidiary, Winhere LLC. During Fiscal 2008, Gates Winhere Automotive Pump Products (Yantai) Co Ltd, a wholly-owned subsidiary of Winhere LLC, purchased land and buildings for $1.8 million from Winhere, a fellow subsidiary of Dexon.

Schrader Duncan Limited (‘Schrader Duncan’)

Schrader Duncan is an associate in which the Group holds a 50% interest. During Fiscal 2009, Tomkins Limited, a subsidiary of the Company, and Cosmopolitan Investments (a fellow shareholder in Schrader Duncan) each issued a guarantee in favor of the State Bank of India (‘the Bank’) in relation to any principal sum up to a maximum of 480 million Indian rupees ($10.5 million), together with interest and any other costs and charges due in respect of credit facilities provided to Schrader Duncan. Tomkins Limited and Cosmopolitan Investments are jointly and severally liable for the guaranteed amounts.

47. Condensed consolidating financial information

The Senior Secured Credit Facilities and the Second Lien Notes were issued by Tomkins, Inc. and Tomkins, LLC (‘the Issuers’), which are both wholly-owned subsidiaries of the Company, and are jointly and severally, irrevocably and fully and unconditionally guaranteed by the Company and certain other of the Company’s wholly-owned subsidiaries (‘the Guarantors’).

Supplemental condensed consolidating financial information is presented below comprising the Group’s income statements and cash flow statements for Q4 2010, 9M 2010, Fiscal 2009 and Fiscal 2008 and its balance sheets as at December 31, 2010 and January 2, 2010, showing the amounts attributable to the Company, the Issuers and those of its other subsidiaries that were Guarantors as at December 31, 2010 separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidating financial information is prepared in accordance with the Group’s accounting policies, except that investments in subsidiaries are accounted for by their parent company under the equity method of accounting. Under the equity method of accounting, the parent company’s income statement includes on one line its share of the profit or loss of its subsidiary undertakings and the parent company’s balance sheet includes on one line its share of the net assets of its subsidiary undertakings.

A. Consolidated income statement

Q4 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	–	–	726.3	633.6	(178.6)	1,181.3
Cost of sales	–	–	(595.5)	(519.5)	164.7	(950.3)
Gross profit	–	–	130.8	114.1	(13.9)	231.0
Distribution costs	–	–	(93.6)	(43.5)	–	(137.1)
Administrative expenses	(0.1)	(0.1)	(154.1)	(63.0)	–	(217.3)
Transaction costs	(0.1)	–	(77.8)	(0.3)	–	(78.2)
Restructuring costs	–	–	(2.6)	(1.1)	–	(3.7)
Share of profit of associates	–	–	0.2	0.8	–	1.0
Operating (loss)/profit	(0.2)	(0.1)	(197.1)	7.0	(13.9)	(204.3)

Interest expense	–	(68.2)	(99.3)	(7.8)	84.5	(90.8)
Investment income	–	71.4	26.0	5.8	(84.5)	18.7
Other finance income/(expense)	–	22.9	(45.4)	(4.6)	–	(27.1)
Net finance income/(costs)	–	26.1	(118.7)	(6.6)	–	(99.2)
Share of (losses)/profits of subsidiaries under the equity method	(270.9)	–	8.7	(1.9)	264.1	–
(Loss)/profit before tax	(271.1)	26.0	(307.1)	(1.5)	250.2	(303.5)
Income tax (expense)/benefit	–	(8.0)	35.1	3.0	4.0	34.1
(Loss)/profit for the period from continuing operations	(271.1)	18.0	(272.0)	1.5	254.2	(269.4)

Discontinued operations
Profit/(loss) for the period from discontinued operations	–	–	1.1	(1.9)	–	(0.8)
(Loss)/profit for the period from continuing operations	(271.1)	18.0	(270.9)	(0.4)	254.2	(270.2)
Non-controlling interests	–	–	–	(0.9)	–	(0.9)
(Loss)/profit for the period attributable to equity shareholders	(271.1)	18.0	(270.9)	(1.3)	254.2	(271.1)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47. Condensed consolidating financial information continued

B. Consolidated income statement

9M 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	–	–	2,086.9	1,587.4	(403.9)	3,270.4
Cost of sales	–	–	(1,461.6)	(1,163.8)	401.6	(2,223.8)
Gross profit	–	–	625.3	423.6	(2.3)	1,046.6
Distribution costs	–	–	(252.3)	(109.7)	–	(362.0)
Administrative expenses	–	–	(222.8)	(104.5)	–	(327.3)
Transaction costs	–	–	(41.1)	(0.1)	–	(41.2)
Restructuring costs	–	–	(8.1)	(1.9)	–	(10.0)
Net gain on disposals and on the exit of businesses	–	–	5.5	0.8	–	6.3
Share of profit of associates	–	–	0.6	0.2	–	0.8
Operating profit	–	–	107.1	208.4	(2.3)	313.2

Interest expense	–	–	(67.6)	(25.2)	21.4	(71.4)
Investment income	–	–	53.5	15.9	(21.4)	48.0
Other finance expense	–	–	(2.7)	–	–	(2.7)
Net finance costs	–	–	(16.8)	(9.3)	–	(26.1)
Share of profits of subsidiaries under the equity method	–	–	119.0	1.9	(120.9)	–
Profit before tax	–	–	209.3	201.0	(123.2)	287.1
Income tax expense	–	–	(7.3)	(55.6)	0.4	(62.5)
Profit for the period from continuing operations	–	–	202.0	145.4	(122.8)	224.6

Discontinued operations
Profit for the period from discontinued operations	–	–	15.4	3.6	–	19.0
Profit for the period	–	–	217.4	149.0	(122.8)	243.6
Non-controlling interests	–	–	–	(26.2)	–	(26.2)
Profit for the period attributable to equity shareholders	–	–	217.4	122.8	(122.8)	217.4

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47. Condensed consolidating financial information continued

C. Consolidated income statement

Fiscal 2009	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	–	–	2,519.4	1,803.5	(456.4)	3,866.5
Cost of sales	–	–	(1,827.3)	(1,377.7)	456.8	(2,748.2)
Gross profit	–	–	692.1	425.8	0.4	1,118.3
Distribution costs	–	–	(330.3)	(111.4)	–	(441.7)
Administrative expenses	–	–	(266.5)	(170.5)	–	(437.0)
Impairments	–	–	(43.8)	(29.2)	–	(73.0)
Restructuring costs	–	–	(33.0)	(107.9)	–	(140.9)
Net gain on disposals and on the exit of businesses	–	–	0.2	–	–	0.2
Gain on amendment of post-employment benefits	–	–	56.9	6.1	–	63.0
Share of (loss)/profit of associates	–	–	(1.3)	0.6	–	(0.7)
Operating profit	–	–	74.3	13.5	0.4	88.2

Interest expense	–	–	(110.5)	(30.9)	30.4	(111.0)
Investment income	–	–	71.7	25.7	(30.4)	67.0
Other finance (expense)/income	–	–	(1.2)	0.9	–	(0.3)
Net finance costs	–	–	(40.0)	(4.3)	–	(44.3)
Share of losses of subsidiaries under the equity method	–	–	(24.1)	–	24.1	–
Profit before tax	–	–	10.2	9.2	24.5	43.9
Income tax expense	–	–	(13.8)	(10.9)	(0.4)	(25.1)
(Loss)/profit for the period from continuing operations	–	–	(3.6)	(1.7)	24.1	18.8

Discontinued operations
Loss for the period from discontinued operations	–	–	(12.0)	(0.8)	–	(12.8)
(Loss)/profit for the period	–	–	(15.6)	(2.5)	24.1	6.0
Non-controlling interests	–	–	–	(21.6)	–	(21.6)
Loss for the period attributable to equity shareholders	–	–	(15.6)	(24.1)	24.1	(15.6)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47. Condensed consolidating financial information continued

D. Consolidated income statement

Fiscal 2008	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	–	–	3,211.7	2,440.5	(557.3)	5,094.9
Cost of sales	–	–	(2,374.2)	(1,885.1)	556.9	(3,702.4)
Gross profit	–	–	837.5	555.4	(0.4)	1,392.5
Distribution costs	–	–	(393.6)	(163.1)	–	(556.7)
Administrative expenses	–	–	(281.5)	(188.5)	–	(470.0)
Impairments	–	–	(71.4)	(269.9)	–	(341.3)
Restructuring costs	–	–	(24.3)	(1.5)	–	(25.8)
Net gain/(loss) on disposals and on the exit of businesses	–	–	43.4	(0.4)	–	43.0
Share of loss of associates	–	–	(0.3)	(2.2)	–	(2.5)
Operating profit/(loss)	–	–	109.8	(70.2)	(0.4)	39.2

Interest expense	–	–	(207.2)	(61.9)	135.5	(133.6)
Investment income	–	–	108.2	114.9	(135.5)	87.6
Other finance expense	–	–	(24.3)	(0.7)	–	(25.0)
Net finance (costs)/income	–	–	(123.3)	52.3	–	(71.0)
Share of losses of subsidiaries under the equity method	–	–	(117.3)	–	117.3	–
Loss before tax	–	–	(130.8)	(17.9)	116.9	(31.8)
Income tax benefit/(expense)	–	–	52.4	(87.0)	0.4	(34.2)
Loss for the period from continuing operations	–	–	(78.4)	(104.9)	117.3	(66.0)

Discontinued operations
Profit for the period from discontinued operations	–	–	13.8	5.7	–	19.5
Loss for the period	–	–	(64.6)	(99.2)	117.3	(46.5)
Non-controlling interests	–	–	–	(18.1)	–	(18.1)
Loss for the period attributable to equity shareholders	–	–	(64.6)	(117.3)	117.3	(64.6)

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47. Condensed consolidating financial information continued

E. Consolidated cash flow statement

Q4 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash generated from operations	–	–	(70.2)	136.5	–	66.3
Income taxes paid	–	(0.8)	(6.2)	(15.3)	–	(22.3)
Income taxes received	–	–	1.4	–	–	1.4
Net cash (outflow)/inflow from operating activities	–	(0.8)	(75.0)	121.2	–	45.4

Investing activities
Purchase of property, plant and equipment	–	–	(29.6)	(33.8)	3.2	(60.2)
Capitalization of development costs	–	–	(2.3)	–	–	(2.3)
Disposal of property, plant and equipment	–	–	1.3	4.6	(3.2)	2.7
Investments in associates	–	–	(0.5)	–	–	(0.5)
Purchase of interests in subsidiaries, net of cash acquired	(2,124.7)	–	(4,391.7)	159.5	2,313.0	(4,043.9)
Sale of businesses and subsidiaries, net of cash disposed	–	–	4.3	38.1	(38.4)	4.0
Interest received	–	71.4	10.5	4.0	(84.5)	1.4
Dividends received from subsidiaries	–	–	(0.2)	–	0.2	–
Net cash (outflow)/inflow from investing activities	(2,124.7)	71.4	(4,408.2)	172.4	2,190.3	(4,098.8)

Financing activities
Issue of ordinary shares	2,142.3	149.8	2,124.7	0.1	(2,274.6)	2,142.3
Draw-down of bank and other loans	–	3,150.0	–	–	–	3,150.0
Repayment of bank and other loans	–	(26.8)	(433.3)	(0.3)	–	(460.4)
Loans (to)/from Group companies	(17.6)	(3,124.3)	3,206.4	(64.5)	–	–
Payments on foreign currency derivatives	–	–	(2.2)	–	–	(2.2)
Premium on redemption	–	–	(4.6)	–	–	(4.6)
Capital element of finance lease rental payments	–	–	–	(0.2)	–	(0.2)
Movement in collateralized cash	–	–	(44.9)	–	–	(44.9)
Interest paid	–	(33.8)	(101.3)	(7.5)	84.5	(58.1)
Financing costs paid	–	(182.4)	–	–	–	(182.4)
Equity dividend paid	–	–	–	0.2	(0.2)	–
Investment by a minority shareholder in a subsidiary	–	–	11.7	–	–	11.7
Net cash inflow/(outflow) from financing activities	2,124.7	(67.5)	4,756.5	(72.2)	(2,190.3)	4,551.2

Increase in net cash and cash equivalents	–	3.1	273.3	221.4	–	497.8
Net cash and cash equivalents at the beginning of the period	–	–	–	–	–	–
Foreign currency translation	–	–	(47.2)	1.6	–	(45.6)
Net cash and cash equivalents at the end of the period	–	3.1	226.1	223.0	–	452.2

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47.	Condensed consolidating financial information continued

F. Consolidated cash flow statement

9M 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash generated from operations	–	–	104.3	110.9	–	215.2
Income taxes paid	–	–	(40.1)	(26.1)	–	(66.2)
Income taxes received	–	–	43.5	2.2	–	45.7
Net cash inflow from operating activities	–	–	107.7	87.0	–	194.7

Investing activities
Purchase of property, plant and equipment	–	–	(45.0)	(45.4)	0.4	(90.0)
Purchase of computer software	–	–	(4.3)	(1.4)	–	(5.7)
Capitalization of development costs	–	–	(0.5)	–	–	(0.5)
Disposal of property, plant and equipment	–	–	17.7	7.3	(0.4)	24.6
Purchase of interests in subsidiaries, net of cash acquired	–	–	(46.8)	(36.1)	41.7	(41.2)
Sale of businesses and subsidiaries, net of cash disposed	–	–	(4.1)	0.1	–	(4.0)
Interest received	–	–	24.3	10.2	(21.2)	13.3
Dividends received from associates	–	–	0.3	0.2	–	0.5
Dividends received from subsidiaries	–	–	74.3	–	(74.3)	–
Net cash inflow/(outflow) from investing activities	–	–	15.9	(65.1)	(53.8)	(103.0)

Financing activities
Issue of ordinary shares	–	–	41.0	6.2	(41.7)	5.5
Repayment of bank and other loans	–	–	(0.8)	–	–	(0.8)
Loans (to)/from Group companies	–	–	(24.7)	24.7	–	–
Payments on foreign currency derivatives	–	–	(20.3)	–	–	(20.3)
Settlement of interest rate swaps	–	–	64.7	–	–	64.7
Capital element of finance lease rental payments	–	–	(0.3)	(0.4)	–	(0.7)
Interest element of finance lease rental payments	–	–	(0.2)	–	–	(0.2)
Purchase of own shares	–	–	(6.2)	–	–	(6.2)
Interest paid	–	–	(20.6)	(15.8)	21.2	(15.2)
Equity dividend paid	–	–	(56.9)	(74.3)	74.3	(56.9)
Dividend paid to a minority shareholder in a subsidiary	–	–	(1.1)	(10.9)	–	(12.0)
Net cash outflow from financing activities	–	–	(25.4)	(70.5)	53.8	(42.1)

Increase/(decrease) in net cash and cash equivalents	–	–	98.2	(48.6)	–	49.6
Net cash and cash equivalents at the beginning of the period	–	–	236.6	203.6	–	440.2
Foreign currency translation	–	–	(3.1)	4.4	–	1.3
Net cash and cash equivalents at the end of the period	–	–	331.7	159.4	–	491.1

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47.	Condensed consolidating financial information continued

G. Consolidated cash flow statement

Fiscal 2009	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash generated from operations	–	–	291.0	241.1	–	532.1
Income taxes paid	–	–	(26.0)	(24.3)	–	(50.3)
Income taxes received	–	–	31.2	–	–	31.2
Net cash inflow from operating activities	–	–	296.2	216.8	–	513.0

Investing activities
Purchase of property, plant and equipment	–	–	(52.0)	(64.8)	1.6	(115.2)
Purchase of computer software	–	–	(4.9)	(2.9)	–	(7.8)
Capitalization of development costs	–	–	(0.6)	–	–	(0.6)
Disposal of property, plant and equipment	–	–	3.7	10.8	(1.6)	12.9
Investments in associates	–	–	(2.7)	–	–	(2.7)
Purchase of interests in subsidiaries, net of cash acquired	–	–	(86.7)	0.7	59.5	(26.5)
Sale of businesses and subsidiaries, net of cash disposed	–	–	41.1	3.4	(43.8)	0.7
Interest received	–	–	18.8	15.4	(30.6)	3.6
Dividends received from associates	–	–	0.3	–	–	0.3
Dividends received from subsidiaries	–	–	157.5	–	(157.5)	–
Net cash inflow/(outflow) from investing activities	–	–	74.5	(37.4)	(172.4)	(135.3)

Financing activities
Issue of ordinary shares	–	–	0.1	15.7	(15.7)	0.1
Draw-down of bank and other loans	–	–	1.8	1.0	–	2.8
Repayment of bank and other loans	–	–	(142.8)	(21.6)	–	(164.4)
Loans (to)/from Group companies	–	–	(31.3)	31.3	–	–
Receipts on foreign currency derivatives	–	–	39.6	–	–	39.6
Capital element of finance lease rental payments	–	–	(0.4)	(2.4)	–	(2.8)
Interest element of finance lease rental payments	–	–	(0.2)	(0.2)	–	(0.4)
Movement in collateralized cash	–	–	–	2.1	–	2.1
Purchase of own shares	–	–	(1.4)	–	–	(1.4)
Interest paid	–	–	(48.5)	(19.6)	30.6	(37.5)
Financing costs paid	–	–	(6.3)	–	–	(6.3)
Equity dividend paid	–	–	(48.3)	(157.5)	157.5	(48.3)
Investment by a minority shareholder in a subsidiary	–	–	–	4.7	–	4.7
Dividend paid to a minority shareholder in a subsidiary	–	–	–	(8.7)	–	(8.7)
Net cash outflow from financing activities	–	–	(237.7)	(155.2)	172.4	(220.5)

Increase in net cash and cash equivalents	–	–	133.0	24.2	–	157.2
Net cash and cash equivalents at the beginning of the period	–	–	108.4	169.8	–	278.2
Foreign currency translation	–	–	(4.8)	9.6	–	4.8
Net cash and cash equivalents at the end of the period	–	–	236.6	203.6	–	440.2

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47.	Condensed consolidating financial information continued

H. Consolidated cash flow statement

Fiscal 2008	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash generated from operations	–	–	301.2	327.5	–	628.7
Income taxes paid	–	–	(47.8)	(68.5)	–	(116.3)
Income taxes received	–	–	31.8	–	–	31.8
Net cash inflow from operating activities	–	–	285.2	259.0	–	544.2

Investing activities
Purchase of property, plant and equipment	–	–	(76.4)	(109.8)	3.0	(183.2)
Purchase of computer software	–	–	(9.1)	(1.5)	–	(10.6)
Capitalization of development costs	–	–	(0.6)	–	–	(0.6)
Disposal of property, plant and equipment	–	–	5.1	5.8	(3.0)	7.9
Purchase of available-for-sale investments	–	–	–	(0.1)	–	(0.1)
Sale of available-for-sale investments	–	–	–	1.6	–	1.6
Investments in associates	–	–	(10.4)	–	–	(10.4)
Purchase of interests in subsidiaries, net of cash acquired	–	–	(1,289.1)	(0.8)	1,224.9	(65.0)
Sale of businesses and subsidiaries, net of cash disposed	–	–	2,269.2	670.1	(2,814.7)	124.6
Interest received	–	–	45.2	105.4	(139.4)	11.2
Dividends received from associates	–	–	0.6	–	–	0.6
Dividends received from subsidiaries	–	–	230.4	–	(230.4)	–
Net cash inflow/(outflow) from investing activities	–	–	1,164.9	670.7	(1,959.6)	(124.0)

Financing activities
Issue of ordinary shares	–	–	0.2	–	–	0.2
Redemption of capital	–	–	(0.2)	(1,589.6)	1,589.8	–
Draw-down of bank and other loans	–	–	109.2	5.4	–	114.6
Repayment of bank and other loans	–	–	(4.4)	(11.2)	–	(15.6)
Loans (to)/from Group companies	–	–	(987.5)	987.5	–	–
Payments on foreign currency derivatives	–	–	(178.6)	–	–	(178.6)
Capital element of finance lease rental payments	–	–	(1.8)	(1.0)	–	(2.8)
Interest element of finance lease rental payments	–	–	(0.3)	(0.2)	–	(0.5)
Movement in collateralized cash	–	–	–	0.7	–	0.7
Purchase of own shares	–	–	(4.7)	–	–	(4.7)
Interest paid	–	–	(143.7)	(50.7)	139.4	(55.0)
Equity dividend paid	–	–	(246.2)	(230.4)	230.4	(246.2)
Investment by a minority shareholder in a subsidiary	–	–	0.4	–	–	0.4
Dividend paid to a minority shareholder in a subsidiary	–	–	–	(13.5)	–	(13.5)
Net cash outflow from financing activities	–	–	(1,457.6)	(903.0)	1,959.6	(401.0)

(Decrease)/increase in net cash and cash equivalents	–	–	(7.5)	26.7	–	19.2
Net cash and cash equivalents at the beginning of the period	–	–	108.4	171.8	–	280.2
Foreign currency translation	–	–	7.5	(28.7)	–	(21.2)
Net cash and cash equivalents at the end of the period	–	–	108.4	169.8	–	278.2

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47.	Condensed consolidating financial information continued

I. Consolidated balance sheet

As at December 31, 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	–	–	809.2	936.2	–	1,745.4
Other intangible assets	–	–	1,487.7	780.8	–	2,268.5
Property, plant and equipment	–	–	669.9	689.2	–	1,359.1
Investments in subsidiaries under the equity method	2,010.8	–	3,002.7	–	(5,013.5)	–
Investments in associates	–	–	20.7	2.9	–	23.6
Trade and other receivables	–	10.1	12.5	3.6	–	26.2
Deferred tax assets	–	–	–	31.9	(22.3)	9.6
Post-employment benefit surpluses	–	–	–	3.6	–	3.6
	2,010.8	10.1	6,002.7	2,448.2	(5,035.8)	5,436.0
Current assets
Inventories	–	–	435.7	271.6	(13.8)	693.5
Trade and other receivables	17.5	3,223.6	1,069.0	1,424.5	(4,820.1)	914.5
Income tax recoverable	–	–	8.3	2.7	–	11.0
Available-for-sale investments	–	–	–	1.4	–	1.4
Cash and cash equivalents	–	3.1	228.5	227.7	–	459.3
	17.5	3,226.7	1,741.5	1,927.9	(4,833.9)	2,079.7
Assets held for sale	–	–	29.7	6.9	–	36.6
Total assets	2,028.3	3,236.8	7,773.9	4,383.0	(9,869.7)	7,552.3

Current liabilities
Bank overdrafts	–	–	(2.4)	(4.7)	–	(7.1)
Bank and other loans	–	(37.9)	(217.8)	–	–	(255.7)
Obligations under finance leases	–	–	(0.2)	(0.3)	–	(0.5)
Trade and other payables	–	(44.0)	(436.5)	(422.3)	198.4	(704.4)
Income tax liabilities	–	–	(68.0)	(38.8)	–	(106.8)
Provisions	–	–	(25.5)	(40.1)	–	(65.6)
	–	(81.9)	(750.4)	(506.2)	198.4	(1,140.1)

Non-current liabilities
Bank and other loans	–	(2,872.3)	(26.6)	–	–	(2,898.9)
Obligations under finance leases	–	–	(2.8)	–	–	(2.8)
Trade and other payables	–	(107.5)	(4,169.3)	(410.4)	4,621.8	(65.4)
Post-employment benefit obligations	–	–	(204.6)	(74.6)	–	(279.2)
Deferred tax liabilities	–	(7.2)	(578.5)	(232.9)	25.3	(793.3)
Income tax liabilities	–	–	–	–	–	–
Provisions	–	–	(22.8)	(1.9)	–	(24.7)
	–	(2,987.0)	(5,004.6)	(719.8)	4,647.1	(4,064.3)
Liabilities directly associated with assets held for sale	–	–	(8.1)	–	–	(8.1)
Total liabilities	–	(3,068.9)	(5,763.1)	(1,226.0)	4,845.5	(5,212.5)
Net assets	2,028.3	167.9	2,010.8	3,157.0	(5,024.2)	2,339.8

Capital and reserves
Shareholders’ equity	2,028.3	167.9	2,010.8	2,845.5	(5,024.2)	2,028.3
Non-controlling interests	–	–	–	311.5	–	311.5
Total equity	2,028.3	167.9	2,010.8	3,157.0	(5,024.2)	2,339.8

Pinafore Holdings B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

47.	Condensed consolidating financial information continued

J. Consolidated balance sheet

As at January 2, 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	–	–	398.6	37.4	–	436.0
Other intangible assets	–	–	49.4	28.6	–	78.0
Property, plant and equipment	–	–	542.1	580.7	–	1,122.8
Investments in subsidiaries under the equity method	–	–	1,353.0	–	(1,353.0)	–
Investments in associates	–	–	18.7	1.9	–	20.6
Trade and other receivables	–	–	78.6	2.5	–	81.1
Deferred tax assets	–	–	52.8	32.9	(2.8)	82.9
Post-employment benefit surpluses	–	–	1.3	–	–	1.3
	–	–	2,494.5	684.0	(1,355.8)	1,822.7
Current assets
Inventories	–	–	390.6	211.8	(11.6)	590.8
Trade and other receivables	–	–	833.7	1,305.3	(1,386.0)	753.0
Income tax recoverable	–	–	33.4	15.6	–	49.0
Available-for-sale investments	–	–	–	1.2	–	1.2
Cash and cash equivalents	–	–	238.4	206.6	–	445.0
	–	–	1,496.1	1,740.5	(1,397.6)	1,839.0
Assets held for sale	–	–	10.3	1.6	–	11.9
Total assets	–	–	4,000.9	2,426.1	(2,753.4)	3,673.6

Current liabilities
Bank overdrafts	–	–	(1.8)	(3.0)	–	(4.8)
Bank and other loans	–	–	(10.9)	(0.3)	–	(11.2)
Obligations under finance leases	–	–	(0.3)	(0.7)	–	(1.0)
Trade and other payables	–	–	(417.5)	(365.3)	105.2	(677.6)
Income tax liabilities	–	–	(2.3)	(12.9)	–	(15.2)
Provisions	–	–	(29.5)	(70.8)	–	(100.3)
	–	–	(462.3)	(453.0)	105.2	(810.1)
Non-current liabilities
Bank and other loans	–	–	(687.3)	–	–	(687.3)
Obligations under finance leases	–	–	(3.3)	(0.3)	–	(3.6)
Trade and other payables	–	–	(940.3)	(367.6)	1,280.8	(27.1)
Post-employment benefit obligations	–	–	(266.4)	(77.1)	–	(343.5)
Deferred tax liabilities	–	–	(25.8)	(4.9)	5.4	(25.3)
Income tax liabilities	–	–	(62.8)	(16.7)	–	(79.5)
Provisions	–	–	(16.1)	(3.1)	–	(19.2)
	–	–	(2,002.0)	(469.7)	1,286.2	(1,185.5)
Total liabilities	–	–	(2,464.3)	(922.7)	1,391.4	(1,995.6)
Net assets	–	–	1,536.6	1,503.4	(1,362.0)	1,678.0

Capital and reserves
Shareholders’ equity	–	–	1,536.6	1,362.0	(1,362.0)	1,536.6
Non-controlling interests	–	–	–	141.4	–	141.4
Total equity	–	–	1,536.6	1,503.4	(1,362.0)	1,678.0

Unaudited condensed consolidated financial statements of Pinafore Holdings B.V. as at July 2, 2011

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Note	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010* $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010* $ million
Continuing operations
Sales	2	1,241.2	1,159.5	2,463.3	2,225.7
Cost of sales		(853.4)	(773.1)	(1,690.0)	(1,500.3)
Gross profit		387.8	386.4	773.3	725.4
Distribution costs		(130.4)	(125.5)	(263.5)	(245.2)
Administrative expenses		(172.5)	(108.3)	(345.0)	(211.9)
Transaction costs		(0.4)	(2.7)	(0.8)	(2.7)
Restructuring costs	3	(12.8)	(6.6)	(18.2)	(8.5)
Net gain/(loss) on disposals and on the exit of businesses	3	1.0	(0.4)	1.2	1.0
Share of profit of associates		0.7	0.1	1.2	0.4
Operating profit		73.4	143.0	148.2	258.5

Interest expense	4	(80.2)	(23.9)	(171.3)	(48.0)
Investment income	5	17.9	15.9	36.1	32.0
Other finance (expense)/income	6	(0.5)	(0.1)	10.5	(2.5)
Net finance costs		(62.8)	(8.1)	(124.7)	(18.5)
Profit before tax		10.6	134.9	23.5	240.0
Income tax expense		(15.0)	(36.4)	(30.7)	(63.1)
(Loss)/profit for the period from continuing operations		(4.4)	98.5	(7.2)	176.9

Discontinued operations
Profit for the period from discontinued operations	7	7.9	5.6	18.4	11.9
Profit for the period		3.5	104.1	11.2	188.8
Non-controlling interests		(6.1)	(10.0)	(13.0)	(18.7)
(Loss)/profit for the period attributable to equity shareholders		(2.6)	94.1	(1.8)	170.1

* Re-presented (see note 7)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Profit for the period	3.5	104.1	11.2	188.8
Other comprehensive income
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	47.5	(39.1)	154.6	(36.5)
Associates	–	(1.1)	0.5	(0.2)
– Loss on net investment hedges	(1.6)	(1.9)	(9.2)	–
	45.9	(42.1)	145.9	(36.7)
Available-for-sale investments:
– Unrealized gain/(loss) recognized in the period	0.1	(0.1)	–	(0.1)
	0.1	(0.1)	–	(0.1)
Post-employment benefits:
– Net actuarial (loss)/gain	(9.6)	(60.1)	13.2	(60.1)
– Effect of the asset ceiling	(4.6)	2.2	(17.9)	2.2
	(14.2)	(57.9)	(4.7)	(57.9)
Other comprehensive income/(loss) before tax	31.8	(100.1)	141.2	(94.7)
Income tax benefit/(expense) on components of other comprehensive income	2.8	9.6	(0.5)	6.9
Other comprehensive income/(loss) after tax	34.6	(90.5)	140.7	(87.8)
Comprehensive income for the period	38.1	13.6	151.9	101.0

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.	26.6	4.7	131.4	81.8
– Non-controlling interests	11.5	8.9	20.5	19.2
	38.1	13.6	151.9	101.0

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited)

	Note	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Operating activities
Cash generated from operations	8	152.5	122.9	215.0	100.0
Income taxes paid		(30.6)	(25.6)	(57.1)	(46.1)
Income taxes received		1.0	42.6	1.1	43.9
Net cash inflow from operating activities		122.9	139.9	159.0	97.8

Investing activities
Purchase of property, plant and equipment		(24.7)	(28.3)	(55.9)	(52.9)
Purchase of computer software		(3.1)	(1.8)	(4.1)	(2.8)
Capitalization of development costs		(0.3)	(0.3)	(0.3)	(0.5)
Disposal of property, plant and equipment		10.6	14.5	15.5	22.4
Investments in associates		–	–	(0.4)	–
Purchase of interests in subsidiaries, net of cash acquired		(1.1)	(3.9)	(2.5)	(40.7)
Sale of businesses and subsidiaries, net of cash disposed		24.6	(0.3)	27.1	(1.3)
Interest received		0.7	1.3	1.2	2.4
Dividends received from associates		–	0.3	0.5	0.5
Net cash inflow/(outflow) from investing activities		6.7	(18.5)	(18.9)	(72.9)

Financing activities
Issue of ordinary shares		–	0.9	–	0.9
Draw-down of bank and other loans		0.9	–	1.2	–
Repayment of bank and other loans		(48.7)	(0.1)	(68.2)	(0.7)
Premium on redemption of notes		–	–	(0.4)	–
(Payments)/receipts on foreign currency derivatives		(0.8)	(15.5)	7.8	(53.0)
Capital element of finance lease rental payments		(0.2)	(0.3)	(0.4)	(0.5)
Interest element of finance lease rental payments		–	–	(0.1)	(0.1)
Decrease/(increase) in collateralized cash		30.6	(0.1)	30.5	(0.1)
Purchase of non-controlling interest		(13.1)	–	(13.1)	–
Return of management investment		(0.7)	–	(0.7)	–
Purchase of own shares		–	–	–	(6.2)
Interest paid		(26.5)	(7.4)	(107.8)	(11.8)
Financing costs paid		(5.3)	–	(34.8)	–
Equity dividend paid		–	(56.9)	–	(56.9)
Dividend paid to a minority shareholder in a subsidiary		(24.0)	–	(43.9)	(9.9)
Net cash outflow from financing activities		(87.8)	(79.4)	(229.9)	(138.3)

Increase/(decrease) in net cash and cash equivalents		41.8	42.0	(89.8)	(113.4)
Net cash and cash equivalents at the beginning of the period		322.5	286.2	452.2	440.2
Foreign currency translation		1.3	(5.3)	3.2	(3.9)
Net cash and cash equivalents at the end of the period		365.6	322.9	365.6	322.9

Analysis of net cash and cash equivalents:
	SUCCESSOR	PREDECESSOR
	As at July 2, 2011 $ million	As at December 31, 2010 $ million	As at July 3, 2010 $ million
Cash and cash equivalents	370.0	459.3	335.0
Bank overdrafts	(4.4)	(7.1)	(12.1)
	365.6	452.2	322.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	Note	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Non-current assets
Goodwill	9	1,696.9	1,745.4
Other intangible assets	10	2,052.4	2,268.5
Property, plant and equipment	11	1,008.1	1,359.1
Investments in associates		7.5	23.6
Trade and other receivables	12	23.9	26.2
Deferred tax assets		9.5	9.6
Post-employment benefit surpluses	18	6.4	3.6
		4,804.7	5,436.0
Current assets
Inventories	13	631.0	693.5
Trade and other receivables	12	883.1	914.5
Income tax recoverable		9.3	11.0
Available-for-sale investments		1.4	1.4
Cash and cash equivalents		370.0	459.3
		1,894.8	2,079.7
Assets held for sale	14	909.1	36.6
Total assets		7,608.6	7,552.3

Current liabilities
Bank overdrafts	15	(4.4)	(7.1)
Bank and other loans	15	(218.4)	(255.7)
Obligations under finance leases		(0.2)	(0.5)
Trade and other payables	16	(607.8)	(704.4)
Income tax liabilities		(122.7)	(106.8)
Provisions	19	(44.6)	(65.6)
		(998.1)	(1,140.1)
Non-current liabilities
Bank and other loans	15	(2,900.7)	(2,898.9)
Obligations under finance leases		(3.0)	(2.8)
Trade and other payables	16	(37.5)	(65.4)
Post-employment benefit obligations	18	(248.9)	(279.2)
Deferred tax liabilities		(706.5)	(793.3)
Provisions	19	(28.6)	(24.7)
		(3,925.2)	(4,064.3)
Liabilities directly associated with assets held for sale	14	(200.6)	(8.1)
Total liabilities		(5,123.9)	(5,212.5)
Net assets		2,484.7	2,339.8

Capital and reserves
Share capital		–	–
Shares to be issued		16.9	17.6
Share premium account		2,124.7	2,124.7
Other reserves		154.4	16.2
Accumulated deficit		(86.4)	(130.2)
Shareholders’ equity		2,209.6	2,028.3
Non-controlling interests		275.1	311.5
Total equity		2,484.7	2,339.8

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Unaudited)

SUCCESSOR

Q2 2011	Share capital $ million	Shares to be issued $ million	Share premium account $ million	Other reserves $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at April 3, 2011	–	17.6	2,124.7	114.4	(98.1)	2,158.6	300.6	2,459.2

Profit/(loss) for the period	–	–	–		(2.6)	(2.6)	6.1	3.5
Other comprehensive income/(expense)	–	–	–	40.0	(10.8)	29.2	5.4	34.6
Total comprehensive income/(expense)	–	–	–	40.0	(13.4)	26.6	11.5	38.1
Other changes in equity:
– Share-based incentives (including a tax benefit of $0.1 million)	–	–	–	–	25.1	25.1	0.1	25.2
– Purchase of non-controlling interest	–	–	–	–	–	–	(13.1)	(13.1)
– Return of management investment	–	(0.7)	–	–	–	(0.7)	–	(0.7)
– Dividends paid to minority shareholders	–	–	–	–	–	–	(24.0)	(24.0)
	–	(0.7)	–	–	25.1	24.4	(37.0)	(12.6)
As at July 2, 2011	–	16.9	2,124.7	154.4	(86.4)	2,209.6	275.1	2,484.7

PREDECESSOR

Q2 2010		Share capital $ million	Share premium account $ million	Other reserves $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at April 4, 2010		79.6	799.2	908.1	(176.4)	1,610.5	141.8	1,752.3

Profit for the period		–	–	–	94.1	94.1	10.0	104.1
Other comprehensive (loss)/income		–	–	(131.9)	42.5	(89.4)	(1.1)	(90.5)
Total comprehensive income/(loss)		–	–	(131.9)	136.6	4.7	8.9	13.6
Other changes in equity:
– Issue of ordinary shares		–	0.9	–	–	0.9	–	0.9
– Dividends paid on ordinary shares		–	–	–	(56.9)	(56.9)	–	(56.9)
– Transfer of own shares		–	–	1.5	(1.5)	–	–	–
– Share-based incentives (including a tax benefit of $1.1 million)		–	–	–	4.5	4.5	–	4.5
		–	0.9	1.5	(53.9)	(51.5)	–	(51.5)
As at July 3, 2010		79.6	800.1	777.7	(93.7)	1,563.7	150.7	1,714.4

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Unaudited)

SUCCESSOR

6M 2011	Share capital $ million	Shares to be issued $ million	Share premium account $ million	Other reserves $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at December 31, 2010	–	17.6	2,124.7	16.2	(130.2)	2,028.3	311.5	2,339.8

Profit/(loss) for the period	–	–	–	–	(1.8)	(1.8)	13.0	11.2
Other comprehensive income/(loss)	–	–	–	138.2	(5.0)	133.2	7.5	140.7
Total comprehensive income/(loss)	–	–	–	138.2	(6.8)	131.4	20.5	151.9
Other changes in equity:
– Share-based incentives (including a tax benefit of $0.4 million)	–	–	–	–	50.6	50.6	0.1	50.7
– Purchase of non-controlling interest	–	–	–	–	–	–	(13.1)	(13.1)
– Return of management investment	–	(0.7)	–	–	–	(0.7)	–	(0.7)
– Dividends paid to minority shareholders	–	–	–	–	–	–	(43.9)	(43.9)
	–	(0.7)	–	–	50.6	49.9	(56.9)	(7.0)
As at July 2, 2011	–	16.9	2,124.7	154.4	(86.4)	2,209.6	275.1	2,484.7

PREDECESSOR

6M 2010		Share capital $ million	Share premium account $ million	Other reserves $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non-controlling interests $ million	Total equity $ million
As at January 2, 2010		79.6	799.2	819.7	(161.9)	1,536.6	141.4	1,678.0

Profit for the period		–	–	–	170.1	170.1	18.7	188.8
Other comprehensive (loss)/income		–	–	(37.8)	(50.5)	(88.3)	0.5	(87.8)
Total comprehensive income/(loss)		–	–	(37.8)	119.6	81.8	19.2	101.0
Other changes in equity:
– Issue of ordinary shares		–	0.9	–	–	0.9	–	0.9
– Dividends paid on ordinary shares		–	–	–	(56.9)	(56.9)	–	(56.9)
– Purchase of own shares		–	–	(6.2)	–	(6.2)	–	(6.2)
– Transfer of own shares		–	–	2.0	(2.0)	–	–	–
– Share-based incentives (including a tax benefit of $1.7 million)		–	–	–	7.5	7.5	–	7.5
– Dividends paid to minority shareholders		–	–	–	–	–	(9.9)	(9.9)
		–	0.9	(4.2)	(51.4)	(54.7)	(9.9)	(64.6)
As at July 3, 2010		79.6	800.1	777.7	(93.7)	1,563.7	150.7	1,714.4

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1	BASIS OF PREPARATION

Pinafore Holdings B.V. (‘the Company’ or ‘the Successor’) was incorporated on September 1, 2010 in and under the laws of The Netherlands.

On September 24, 2010, Tomkins Acquisitions Limited, a wholly-owned subsidiary of the Company, acquired the entire issued ordinary share capital of Tomkins plc (‘Tomkins’ or ‘the Predecessor’). On the acquisition date, Tomkins plc was re-registered as a private company and its name was changed to Tomkins Limited.

Condensed consolidated financial statements are presented for periods preceding and succeeding the acquisition of Tomkins. Prior to the acquisition, Tomkins drew up its financial statements to the Saturday nearest the end of the relevant calendar year or calendar quarter. Accordingly, Predecessor financial statements are presented for the 13-week period from April 4, 2010 to July 3, 2010 (‘Q2 2010’) and for the 26-week period from January 3, 2010 to July 3, 2010 (‘6M 2010’). The Predecessor financial statements do not reflect the effects of the accounting for the acquisition of Tomkins. The Company draws up its annual financial statements to December 31 and its quarterly financial statements to the Saturday nearest the end of the relevant calendar quarter. Accordingly, Successor financial statements are presented for the 13-week period from April 3, 2011 to July 2, 2011 (‘Q2 2011’) and for the 26-week period from January 1, 2011 to July 2, 2011 (‘6M 2011’).

References herein to ‘the Group’ refer, in the period prior to the acquisition of Tomkins, to Tomkins and its subsidiaries and, in the period subsequent to the acquisition of Tomkins, to the Company and its subsidiaries.

The condensed consolidated financial statements have been prepared on a going concern basis in accordance with IAS 34 ‘Interim Financial Reporting’ and were approved by the Board of Directors on August 8, 2011.

Except for the adoption at the beginning of 2011 of ‘Improvements to IFRSs 2010’, which did not have any significant impact on the Group’s results or financial position, the Group’s accounting policies are unchanged compared with the year ended December 31, 2010.

2	SEGMENT INFORMATION

A)	BACKGROUND

The Group’s operating segments are identified by grouping together businesses that manufacture similar products, as this is the basis on which information is provided to the Board for the purposes of allocating resources within the Group and assessing the performance of the Group’s businesses.

The Group is organized for management reporting purposes into two business groups: Industrial & Automotive and Building Products. Within these two business groups, management distinguishes between those of the Group’s operating segments that are ongoing and those that have been exited but do not meet the conditions to be classified as discontinued operations.

Industrial & Automotive manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive aftermarkets throughout the world. Industrial & Automotive is comprised of four operating segments: Power Transmission, Fluid Power, Sensors & Valves and Other Industrial & Automotive. Sensors & Valves is in the process of being sold and is classified as a discontinued operation.

Building Products is comprised of two ongoing operating segments: Air Distribution and Bathware. Air Distribution supplies the industrial and residential heating, ventilation and air conditioning market, mainly in North America. Bathware manufactures baths and whirlpools for the residential, and hotel and resort development markets, mainly in North America.

The Board uses adjusted earnings before interest, tax, depreciation and amortization (‘adjusted EBITDA’) to measure the profitability of each segment. Adjusted EBITDA is, therefore, the measure of segment profit or loss presented in the Group’s segment disclosures.

EBITDA represents profit or loss for the period before net finance costs, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before specific items that are considered to hinder comparison of the trading performance of the Group’s businesses either year-on-year or with other businesses.

During the periods under review, the specific items excluded from EBITDA in arriving at adjusted EBITDA were as follows:

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in business combinations;

•	restructuring costs; and

•	the net gain or loss on disposals and on the exit of businesses.

Segment information for the Group’s continuing operations is presented below. Segment information for the Group’s discontinued operations is presented in note 7.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

B)	SALES AND ADJUSTED EBITDA FOR Q2 2011 – CONTINUING OPERATIONS

		Sales		Adjusted EBITDA
	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010* $ million	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	609.7	548.3	119.1	118.2
– Fluid Power	236.4	200.8	29.3	24.6
– Other Industrial & Automotive	144.5	153.3	30.4	30.5
	990.6	902.4	178.8	173.3
Building Products:
– Air Distribution	224.0	222.5	22.7	27.9
– Bathware	26.6	34.6	(1.1)	0.4
	250.6	257.1	21.6	28.3
Corporate	–	–	(3.3)	(5.0)
Total continuing operations	1,241.2	1,159.5	197.1	196.6

Exited segment
Building Products:
– Doors & Windows	–	–	–	0.1
Total continuing operations	1,241.2	1,159.5	197.1	196.7

		Sales		Adjusted EBITDA
	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010* $ million	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million
By origin
US	610.0	610.3	88.5	101.5
Rest of North America	167.6	149.9	38.0	33.0
UK	34.7	32.1	2.9	2.5
Rest of Europe	186.8	155.3	23.4	15.3
Asia	177.9	152.3	37.9	35.9
Rest of the world	64.2	59.6	6.4	8.5
	1,241.2	1,159.5	197.1	196.7
By destination
US	654.3	641.1
Rest of North America	104.2	101.0
UK	25.5	23.9
Rest of Europe	195.9	163.0
Asia	184.6	161.3
Rest of the world	76.7	69.2
	1,241.2	1,159.5

* Re-presented (see note 7)

Inter-segment sales were not significant.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2    SEGMENT INFORMATION (CONTINUED)

C)  SALES AND ADJUSTED EBITDA FOR 6M 2011 – CONTINUING OPERATIONS

		Sales		Adjusted EBITDA
	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010* $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	1,202.4	1,067.5	249.2	228.8
– Fluid Power	471.0	381.1	69.6	51.6
– Other Industrial & Automotive	304.0	289.6	45.2	41.3
	1,977.4	1,738.2	364.0	321.7
Building Products:
– Air Distribution	431.3	419.9	44.5	51.8
– Bathware	54.6	67.6	(1.7)	0.3
	485.9	487.5	42.8	52.1
Corporate	–	–	(19.7)	(17.9)
Total ongoing	2,463.3	2,225.7	387.1	355.9

Exited segment
Building Products:
– Doors & Windows	–	–	(0.3)	(0.4)
Total continuing operations	2,463.3	2,225.7	386.8	355.5

		Sales		Adjusted EBITDA
	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010* $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
By origin
US	1,219.1	1,152.6	171.5	174.9
Rest of North America	333.1	290.6	74.4	58.3
UK	70.4	65.1	6.9	7.6
Rest of Europe	370.6	311.0	45.5	29.5
Asia	340.4	287.9	75.5	66.6
Rest of the world	129.7	118.5	13.0	18.6
	2,463.3	2,225.7	386.8	355.5
By destination
US	1,304.7	1,213.7
Rest of North America	216.9	194.0
UK	51.1	46.5
Rest of Europe	389.4	326.9
Asia	348.3	307.6
Rest of the world	152.9	137.0
	2,463.3	2,225.7

* Re-presented (see note 7)

Inter-segment sales were not significant.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

D)  RECONCILIATION TO ADJUSTED EBITDA

Reconciliation of profit for the period to adjusted EBITDA:

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010* $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010* $ million
Profit for the period	3.5	104.1	11.2	188.8
Profit for the period from discontinued operations	(7.9)	(5.6)	(18.4)	(11.9)
(Loss)/profit for the period from continuing operations	(4.4)	98.5	(7.2)	176.9
Income tax expense	15.0	36.4	30.7	63.1
Profit before tax	10.6	134.9	23.5	240.0
Net finance costs	62.8	8.1	124.7	18.5
Operating profit	73.4	143.0	148.2	258.5
Amortization	38.5	5.6	77.2	11.1
Depreciation	48.1	35.2	94.0	70.3
EBITDA	160.0	183.8	319.4	339.9
Share-based incentives	24.9	3.2	49.6	5.4
Transaction costs	0.4	2.7	0.8	2.7
Restructuring costs (see note 3)	12.8	6.6	18.2	8.5
Net (gain)/loss on disposals and on the exit of businesses (see note 3)	(1.0)	0.4	(1.2)	(1.0)
Adjusted EBITDA	197.1	196.7	386.8	355.5

* Re-presented (see note 7)

3	RESTRUCTURING INITIATIVES

Restructuring costs amounting to $18.2 million were recognized during 6M 2011, principally in relation to Project Sierra, an initiative that focuses on identifying and implementing cost reduction opportunities and efficiency improvements across many of the Group’s businesses. Restructuring costs of $12.8 million were recognized during Q2 2011, of which $11.4 million related to this initiative. Also during 6M 2011, a provision for restructuring costs of $10.6 million was released due to the reversal of the decision to close a division of Stackpole, a business included within the Power Transmission operating segment, following the recovery in the demand for its products.

	SUCCESSOR Q2 2011		PREDECESSOR Q2 2010		SUCCESSOR 6M 2011		PREDECESSOR 6M 2010
	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million
Ongoing segments
Industrial & Automotive:
– Power Transmission	(8.2)	0.8	(5.6)	–	(6.1)	0.8	(5.4)	–
– Fluid Power	(3.6)	0.3	(0.5)	(1.1)	(6.7)	0.3	(2.6)	(1.1)
– Other Industrial & Automotive	(0.2)	(0.3)	(0.6)	–	(0.6)	(0.1)	(1.1)	(0.2)
	(12.0)	0.8	(6.7)	(1.1)	(13.4)	1.0	(9.1)	(1.3)
Building Products:
– Air Distribution	(0.6)	–	(0.7)	(0.6)	(0.6)	–	(1.3)	(0.7)
– Bathware	(0.2)	–	–	3.2	(0.8)	–	–	3.2
	(0.8)	–	(0.7)	2.6	(1.4)	–	(1.3)	2.5
Corporate	–	0.4	–	(2.0)	(3.4)	0.4	–	(2.1)
Total ongoing	(12.8)	1.2	(7.4)	(0.5)	(18.2)	1.4	(10.4)	(0.9)

Exited segment
Building Products:
– Doors & Windows	–	(0.2)	0.8	0.1	–	(0.2)	1.9	1.9
Total continuing operations	(12.8)	1.0	(6.6)	(0.4)	(18.2)	1.2	(8.5)	1.0

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4	INTEREST EXPENSE

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Borrowings:
– Interest on bank overdrafts	–	2.0	–	4.1
– Interest on bank and other loans:
Term loans	30.9	–	67.4	–
Other bank loans	0.6	0.6	1.3	1.0
Second Lien Notes	28.3	–	57.5	–
2011 Notes	0.1	4.6	3.4	9.3
2015 Notes	0.4	6.1	0.8	12.0
– Interest on interest rate swaps in designated hedging relationships:
Payable	–	3.1	–	6.6
Receivable	–	(10.4)	–	(21.0)
	60.3	6.0	130.4	12.0
Interest element of finance lease rentals	0.1	–	0.1	0.1
Other interest payable	3.5	1.0	8.2	2.0
	63.9	7.0	138.7	14.1
Post employment benefits:
– Interest cost on benefit obligation	16.3	16.9	32.6	33.9
	80.2	23.9	171.3	48.0

Interest expense is wholly attributable to continuing operations.

5	INVESTMENT INCOME

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010* $ million
Interest on bank deposits	0.7	0.8	1.5	1.6
Other interest receivable	0.2	0.3	0.7	0.7
	0.9	1.1	2.2	2.3
Post employment benefits:
– Expected return on plan assets	17.0	14.8	33.9	29.8
	17.9	15.9	36.1	32.1

Continuing operations	17.9	15.9	36.1	32.0
Discontinued operations	–	–	–	0.1
	17.9	15.9	36.1	32.1

* Re-presented (see note 7)

6	OTHER FINANCE (EXPENSE)/INCOME

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Derivative financial instruments:
– Gain on derivatives in designated hedging relationships	–	1.9	–	2.5
– (Loss)/gain on embedded derivatives	(0.2)	–	2.8	–
Currency translation (loss)/gain on hedging instruments	(0.3)	(2.0)	7.8	(5.0)
Loss on redemption of notes	–	–	(0.1)	–
	(0.5)	(0.1)	10.5	(2.5)

Other finance (expense)/income is wholly attributable to continuing operations.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7	DISCONTINUED OPERATIONS

A)	BACKGROUND

Discontinued operations represent the Group’s Schrader Electronics and Schrader International businesses, which together constitute the Sensors & Valves operating segment. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe.

In 6M 2010, the Group recognized an additional net loss of $4.1 million in relation to discontinued operations that were sold in previous years, of which a net loss of $3.3 million was recognized in Q2 2010.

B)	RESULTS AND CASH FLOWS

The profit for the period from discontinued operations may be analyzed as follows:

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Profit for the period
Sales	116.5	102.1	237.3	201.8
Cost of sales	(85.1)	(71.5)	(172.3)	(146.2)
Gross profit	31.4	30.6	65.0	55.6
Distribution costs	(7.4)	(8.2)	(14.9)	(14.2)
Administrative expenses	(14.3)	(11.0)	(26.1)	(20.3)
Share of profit/(loss) of associates	0.1	0.1	(0.1)	(0.1)
Operating profit	9.8	11.5	23.9	21.0
Investment income	–	–	–	0.1
Profit before tax	9.8	11.5	23.9	21.1
Income tax expense	(1.9)	(2.6)	(5.5)	(5.1)
Profit after tax	7.9	8.9	18.4	16.0

Loss on disposal
Loss before tax	–	(3.5)	–	(4.7)
Income tax benefit	–	0.2	–	0.6
Loss after tax	–	(3.3)	–	(4.1)

Profit for the period from discontinued operations	7.9	5.6	18.4	11.9

Cash flows arising from discontinued operations during the period were as follows:

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Cash inflow from operating activities	9.9	15.2	25.0	17.4
Cash outflow from investing activities	(0.9)	(2.6)	(2.8)	(4.0)
Cash outflow from financing activities	0.9	–	0.9	–
Net increase in net cash and cash equivalents	9.9	12.6	23.1	13.4

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7	DISCONTINUED OPERATIONS (CONTINUED)

C)	SALES AND ADJUSTED EBITDA

The sales and adjusted EBITDA of discontinued operations may be analyzed as follows:

		Sales	Adjusted EBITDA
	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million
By operating segment
Industrial & Automotive:
– Sensors & Valves	116.5	102.1	19.7	17.2

By origin
US	22.1	20.5	4.6	3.7
UK	66.4	55.2	11.1	9.0
Rest of Europe	19.0	17.3	3.3	4.0
Asia	0.1	0.2	(0.1)	(0.3)
Rest of the world	8.9	8.9	0.8	0.8
	116.5	102.1	19.7	17.2
By destination
US	53.7	59.9
Rest of North America	21.9	3.3
UK	1.4	1.2
Rest of Europe	23.6	22.1
Asia	5.9	5.9
Rest of the world	10.0	9.7
	116.5	102.1

		Sales	Adjusted EBITDA
	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
By operating segment
Industrial & Automotive:
– Sensors & Valves	237.3	201.8	43.2	32.4

By origin
US	44.3	41.1	13.4	7.4
UK	137.3	108.2	22.6	16.4
Rest of Europe	37.9	35.8	6.0	7.2
Asia	0.2	0.3	(0.2)	0.1
Rest of the world	17.6	16.4	1.4	1.3
	237.3	201.8	43.2	32.4
By destination
US	128.1	116.8
Rest of North America	26.1	6.5
UK	3.0	2.2
Rest of Europe	48.3	46.6
Asia	12.5	11.5
Rest of the world	19.3	18.2
	237.3	201.8

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7	DISCONTINUED OPERATIONS (CONTINUED)

D)	RECONCILIATION TO ADJUSTED EBITDA

Reconciliation of profit for the period from discontinued operations to adjusted EBITDA:

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Profit for the period from discontinued operations	7.9	5.6	18.4	11.9
Loss on disposal	–	3.3	–	4.1
Profit for the period	7.9	8.9	18.4	16.0
Income tax expense	1.9	2.6	5.5	5.1
Profit before tax	9.8	11.5	23.9	21.1
Net finance income	–	–	–	(0.1)
Operating profit	9.8	11.5	23.9	21.0
Amortization	3.0	0.2	5.8	0.5
Depreciation	6.8	5.3	12.9	10.5
EBITDA	19.6	17.0	42.6	32.0
Share-based incentives	0.1	0.2	0.6	0.4
Adjusted EBITDA	19.7	17.2	43.2	32.4

8	CASH FLOW FROM OPERATIONS

	SUCCESSOR Q2 2011 $ million	PREDECESSOR Q2 2010 $ million	SUCCESSOR 6M 2011 $ million	PREDECESSOR 6M 2010 $ million
Profit for the period	3.5	104.1	11.2	188.8
Interest expense	80.2	23.9	171.3	48.0
Investment income	(17.9)	(15.9)	(36.1)	(32.1)
Other finance expense/(income)	0.5	0.1	(10.5)	2.5
Income tax expense	16.9	38.8	36.2	67.6
Operating profit from continuing and discontinued operations	83.2	151.0	172.1	274.8
Share of profit of associates	(0.8)	(0.2)	(1.1)	(0.3)
Amortization of intangible assets	41.5	5.8	83.0	11.6
Depreciation of property, plant and equipment	54.9	40.5	106.9	80.8
Loss/(gain) on disposal of businesses:
– Continuing operations	0.1	0.4	(0.1)	(1.0)
– Discontinued operations	–	3.5	–	4.7
Loss/(gain) on sale of property, plant and equipment	0.1	0.6	0.4	(0.5)
Share-based incentives	25.0	3.4	50.2	5.8
Decrease in post-employment benefit obligations	(14.1)	(11.4)	(39.4)	(25.1)
Decrease in provisions	(9.9)	(0.3)	(18.5)	(22.3)
	180.0	193.3	353.5	328.5
Movements in working capital:
– Decrease/(increase) in inventories	15.0	(44.1)	(18.6)	(81.3)
– Increase in receivables	(34.0)	(69.1)	(144.0)	(186.5)
– (Decrease)/increase in payables	(8.5)	42.8	24.1	39.3
Cash generated from operations	152.5	122.9	215.0	100.0

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9	GOODWILL

$ million
Carrying amount
As at December 31, 2010	1,745.4
Purchase accounting adjustments	7.4
Transfer to assets held for sale	(120.3)
Foreign currency translation	64.4
As at July 2, 2011	1,696.9
During 2011, management reviewed its assessment of the fair values at the acquisition date of the acquired net assets of Tomkins and made a net adjustment to goodwill of $7.4 million. This adjustment is not considered to be material and comparative periods have therefore not been restated. The adjustment may be analyzed as follows:

	Provisional fair value $ million	Purchase accounting adjustments $ million	Revised fair value $ million
Identifiable intangible assets	2,301.9	(9.5)	2,292.4
Property, plant and equipment	1,353.3	3.2	1,356.5
Trade and other payables	(813.1)	(3.0)	(816.1)
Deferred tax liabilities	(820.5)	8.9	(811.6)
Provisions	(102.3)	(7.0)	(109.3)
Additional goodwill recognized		7.4

10	OTHER INTANGIBLES

	Brands and trade names $ million	Customer relationships $ million	Technology and know-how $ million	Computer software $ million	Total $ million
Carrying amount
As at December 31, 2010	325.9	1,602.5	325.8	14.3	2,268.5
Additions	–	–	0.3	4.1	4.4
Purchase accounting adjustments (see note 9)	5.0	(30.6)	8.5	7.6	(9.5)
Amortization charge for the period	–	(53.7)	(24.1)	(5.2)	(83.0)
Transfers to assets held for sale	(7.0)	(93.1)	(73.9)	(2.1)	(176.1)
Disposals	–	–	(0.8)	–	(0.8)
Foreign currency translation	0.2	45.9	2.7	0.1	48.9
As at July 2, 2011	324.1	1,471.0	238.5	18.8	2,052.4

11	PROPERTY, PLANT AND EQUIPMENT

$ million
Carrying amount
As at December 31, 2010	1,359.1
Additions	55.9
Purchase accounting adjustments (see note 9)	3.2
Depreciation charge for the period	(106.9)
Transfers to assets held for sale	(326.1)
Disposals	(6.5)
Foreign currency translation	29.4
As at July 2, 2011	1,008.1

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12	TRADE AND OTHER RECEIVABLES

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Current assets
Financial assets:
– Trade receivables	770.0	761.1
– Derivative financial instruments (see note 17)	0.8	0.6
– Collateralized cash	18.3	47.0
– Other receivables	56.4	58.4
	845.5	867.1
Non-financial assets:
– Prepayments	37.6	47.4
	883.1	914.5

Non-current assets
Financial assets:
– Derivative financial instruments (see note 17)	0.7	0.9
– Other receivables	12.6	13.0
	13.3	13.9
Non-financial assets:
– Prepayments	10.6	12.3
	23.9	26.2

13	INVENTORIES

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Raw materials and supplies	210.5	225.5
Work in progress	56.5	90.8
Finished goods and goods held for sale	364.0	377.2
	631.0	693.5

14	ASSETS HELD FOR SALE

During the second quarter of 2011, management began actively seeking prospective buyers for its Stackpole, Schrader and Ideal businesses.

Stackpole, a Canadian-based manufacturer of powertrain components, systems, assemblies and powder metal components, primarily for use in automotive engines and transmissions, is included in the Power Transmission operating segment and operates predominantly in North America and Europe. As described in note 21, Stackpole was sold on August 2, 2011.

The Schrader group consists of our Schrader Electronics and Schrader International businesses, together comprising the Sensors & Valves operating segment, which has consequently been classified as a discontinued operation. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe.

Ideal is a leading manufacturer of gear clamps primarily for the automotive aftermarket, selling principally in the United States, Mexico and China under a variety of brands. It is included in the Other Industrial & Automotive operating segment.

During the third quarter of 2010, management began actively seeking prospective buyers for Plews Inc., as a result of which its assets and liabilities were classified as held for sale. Plews Inc. was sold on April 20, 2011.

Assets held for sale also include vacant properties no longer required by the Group for its manufacturing operations.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14	ASSETS HELD FOR SALE (CONTINUED)

Assets classified as held for sale and directly associated liabilities were as follows:

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Assets held for sale
Goodwill	120.3	–
Other intangible assets	176.1	–
Property, plant and equipment	326.9	7.3
Investments in associates	18.0	–
Deferred tax assets	0.3	3.8
Inventories	96.7	7.5
Trade and other receivables	170.8	18.0

	909.1	36.6

Liabilities directly associated with assets held for sale
Trade and other payables	(135.9)	(7.4)
Provisions	(8.7)	(0.7)
Deferred tax liabilities	(56.0)	–

	(200.6)	(8.1)

	708.5	28.5

15	BORROWINGS

	As at July 2, 2011			As at December 31, 2010
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Carrying amount
Bank overdrafts	4.4	–	4.4	7.1	–	7.1
Bank and other loans:
– Secured	26.4	2,879.1	2,905.5	38.1	2,872.3	2,910.4
– Unsecured	192.0	21.6	213.6	217.6	26.6	244.2
	218.4	2,900.7	3,119.1	255.7	2,898.9	3,154.6
	222.8	2,900.7	3,123.5	262.8	2,898.9	3,161.7

The Group’s secured borrowings are jointly and severally, irrevocably and fully and unconditionally guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by liens on substantially all of their assets. An analysis of the security given is presented in note 22.

The carrying amount of borrowings includes the following items, each of which are being amortized to profit or loss over the term of the related borrowings using the effective interest method:

•	costs incurred on the arrangement and subsequent re-pricing of the Term Loan A and Term Loan B credit facilities and on the issuance of the Second Lien Notes;

•

the fair value on inception of the interest rate floor (an embedded derivative) that applies to amounts drawn down under the Term Loan A and Term Loan B credit facilities and the change in the fair value of the interest rate floor that resulted from the subsequent re-pricing of the facilities; and

•	a purchase accounting adjustment to reflect the excess of the fair value of the 2011 Notes and the 2015 Notes over their principal amount on the effective date of the acquisition of Tomkins.

The carrying amount of borrowings may be reconciled to the principal amount outstanding as follows:

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Carrying amount	3,123.5	3,161.7
Issue costs	179.2	173.8
Interest rate floor	42.5	66.1
Purchase accounting adjustment	(3.0)	(6.4)
Accrued interest payable	(35.1)	(27.7)
Principal amount	3,307.1	3,367.5

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15	BORROWINGS (CONTINUED)

The principal amount of borrowings may be analyzed as follows:

	As at July 2, 2011			As at December 31, 2010
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Principal amount
Bank overdrafts	4.4	–	4.4	7.1	–	7.1
Bank and other loans:
– Secured
Term Loan A	29.6	251.6	281.2	29.6	266.4	296.0
Term Loan B	16.8	1,652.1	1,668.9	16.8	1,660.5	1,677.3
Second Lien Notes	–	1,150.0	1,150.0	–	1,150.0	1,150.0
	46.4	3,053.7	3,100.1	46.4	3,076.9	3,123.3
– Unsecured
2011 Notes	163.9	–	163.9	165.5	–	165.5
2015 Notes	–	21.3	21.3	–	26.5	26.5
Other loan notes	16.1	–	16.1	45.1	–	45.1
Other bank loans	1.0	0.3	1.3	–	–	–
	181.0	21.6	202.6	210.6	26.5	237.1
	231.8	3,075.3	3,307.1	264.1	3,103.4	3,367.5

Bank loans

Senior Secured Credit Facilities

The Group has Senior Secured Credit Facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility. The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016.

The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments with the balance payable on maturity. During 6M 2011, the Group made quarterly amortization payments totaling $14.8 million against the Term Loan A facility and $8.4 million against the Term Loan B facility. As at July 2, 2011, the principal amount outstanding under the Term Loan A credit facility was $281.2 million and that under the Term Loan B credit facility was $1,668.9 million.

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at July 2, 2011, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $38.7 million.

Borrowings under the Senior Secured Credit Facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors. On inception of the facilities, the applicable margin for the Term Loan B credit facility was 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for the Term Loan A credit facility and the revolving credit facility was between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR was subject to a 1.75% floor and base rate was subject to a 2.75% floor. Effective February 17, 2011, the Group agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. For both Term Loan A and Term Loan B the applicable margin for LIBOR was reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate was reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, the Group recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $23.4 million and the decrease of $18.1 million in the interest rate floor liability as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

In addition, during Q2 2011, the Group agreed with the providers of the Senior Secured Credit Facilities further amendments to the credit agreement, primarily an increase in the value of permitted prepayments of junior debt outstanding under other facilities. The costs of $3.2 million associated with these revisions were recognized as adjustments to the carrying amounts of the borrowings outstanding under the Senior Secured Credit Facilities.

As at July 2, 2011, borrowings under both Term Loan A and Term Loan B attracted an interest rate of 4.25% per annum (in both cases, to be next re-set on September 30, 2011). Each letter of credit issued under the revolving credit facility attracts a participation fee equal to the applicable LIBOR margin under the revolving credit facility to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the revolving credit facility (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15	BORROWINGS (CONTINUED)

Other borrowings

Second Lien Notes

As at July 2, 2011, the Group had outstanding $1,150.0 million 9% Senior Secured Second Lien Notes (the ‘Second Lien Notes’).

The Second Lien Notes mature on October 1, 2018.

On and after October 1, 2014, the Group may redeem the Second Lien Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

At any time prior to October 1, 2014, the Group may redeem the Second Lien Notes at its option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate US Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

At any time, or from time to time, prior to October 1, 2013, but not more than once in any twelve-month period, the Group may redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date.

On August 3, 2011, we issued notice to the holders of the Second Lien Notes of our intention to exercise this call option in full, which will become effective on September 2, 2011. The redemption of $115.0 million will be funded by the proceeds from the disposal of Stackpole (see note 21).

Notwithstanding the foregoing, at any time and from time to time prior to October 1, 2013, the Group may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Lien Notes (calculated after giving effect to any issuance of additional Second Lien Notes) with the net cash proceeds of equity offerings by Pinafore Coöperatief U.A., the Company’s parent undertaking, or certain of its subsidiaries at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date, provided that at least 65% of the original aggregate principal amount of the Second Lien Notes remain outstanding after each such redemption (calculated after giving effect to any issuance of additional Second Lien Notes) and the Group satisfies certain other conditions.

In the event of a change of control over the Company, each holder will have the right to require the Group to repurchase all or any part of such holder’s Second Lien Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that the Group has previously elected to redeem the Second Lien Notes.

2011 Notes and 2015 Notes

When it was acquired by the Group, Tomkins had in issue 8% notes repayable at par on December 20, 2011 (the ‘2011 Notes’) and 6.125% notes repayable at par on September 16, 2015 (the ‘2015 Notes’).

During 2011, the Group settled £4.9 million of the 2011 Notes for which acceptances were received in response to its offer to purchase that was made on December 30, 2010. Also during 2011, the Group elected to settle £4.0 million of the 2015 Notes following a request from one of the holders. As at July 2, 2011, the principal amount outstanding of the 2011 Notes was £102.1 million and that of the 2015 Notes was £13.2 million.

Other loan notes

Other loan notes principally comprise the loan notes that certain shareholders in Tomkins Limited elected to receive as an alternative to cash in respect of all or part of the consideration payable to them by the Group on the acquisition of Tomkins (the ‘Loan Note Alternative’).

The loan notes fall due for repayment, at par, on December 31, 2015. From June 30, 2011 until December 31, 2015, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. The Group may purchase some or all of the loan notes at any time and at any price by tender, private treaty or otherwise.

During Q2 2011, holders of loan notes with a principal amount of £19.0 million requested repayment. As at July 2, 2011, loan notes with a principal amount of £10.0 million were still outstanding under the Loan Note Alternative. The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on January 1, 2012).

Although the loan notes are unsecured, the Group is required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16	TRADE AND OTHER PAYABLES

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Current liabilities
Financial liabilities:
– Trade payables	382.8	419.3
– Other taxes and social security	23.2	25.1
– Derivative financial instruments (see note 17)	0.4	0.9
– Other payables	43.6	64.2
	450.0	509.5
Non-financial liabilities:
– Accruals and deferred income	157.8	194.9
	607.8	704.4

Non-current liabilities
Financial liabilities:
– Derivative financial instruments (see note 17)	26.1	48.3
– Other payables	10.7	8.3
	36.8	56.6
Non-financial liabilities:
– Accruals and deferred income	0.7	8.8
	37.5	65.4

17	DERIVATIVE FINANCIAL INSTRUMENTS

The carrying amount of derivative financial instruments held by the Group was as follows:

	As at July 2, 2011			As at December 31, 2010
	Assets $ million	Liabilities $ million	Total $ million	Assets $ million	Liabilities $ million	Total $ million
Hedging activities
Translational hedges:
– Currency swaps	0.7	(0.1)	0.6	0.9	(1.4)	(0.5)
	0.7	(0.1)	0.6	0.9	(1.4)	(0.5)
Transactional hedges:
– Currency forwards	0.8	–	0.8	0.6	(0.1)	0.5
– Commodity contracts	–	(0.4)	(0.4)	–	(0.8)	(0.8)
	0.8	(0.4)	0.4	0.6	(0.9)	(0.3)
	1.5	(0.5)	1.0	1.5	(2.3)	(0.8)
Other items
Embedded derivatives	–	(26.0)	(26.0)	–	(46.9)	(46.9)
	1.5	(26.5)	(25.0)	1.5	(49.2)	(47.7)

Classified as:
– Current	0.8	(0.4)	0.4	0.6	(0.9)	(0.3)
– Non-current	0.7	(26.1)	(25.4)	0.9	(48.3)	(47.4)
	1.5	(26.5)	(25.0)	1.5	(49.2)	(47.7)

18	POST-EMPLOYMENT BENEFIT OBLIGATIONS

The net liability recognized as at July 2, 2011 in respect of post-employment benefits was as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Present value of the benefit obligation	(1,131.5)	(128.5)	(1,260.0)
Fair value of plan assets	1,064.4	–	1,064.4
	(67.1)	(128.5)	(195.6)
Effect of the asset ceiling	(46.9)	–	(46.9)
Net liability	(114.0)	(128.5)	(242.5)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	POST-EMPLOYMENT BENEFIT OBLIGATIONS (CONTINUED)

The net liability is presented in the Group’s balance sheet as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Surpluses	6.4	–	6.4
Deficits	(120.4)	(128.5)	(248.9)
Net liability	(114.0)	(128.5)	(242.5)

Changes in the net liability during 6M 2011 were as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Net liability as at December 31, 2010	(145.6)	(130.0)	(275.6)
– Current service cost	(1.6)	–	(1.6)
– Interest cost	(29.3)	(3.3)	(32.6)
– Expected return on plan assets	33.9	–	33.9
– Net actuarial gain	13.2	–	13.2
– Contributions	34.4	5.9	40.3
– Foreign currency translation	(1.1)	(1.1)	(2.2)
	(96.1)	(128.5)	(224.6)
Effect of the asset ceiling	(17.9)	–	(17.9)
Net liability as at July 2, 2011	(114.0)	(128.5)	(242.5)

The weighted average discount rates used in determining the net liability were as follows:

	As at July 2, 2011	As at December 31, 2010
Pensions:
– UK	5.50%	5.50%
– US	5.38%	5.38%
– Other countries	4.57%	4.52%

Other benefits	5.28%	5.28%

19	PROVISIONS

$ million
As at December 31, 2010	91.0
Charge for the period	38.3
Purchase accounting adjustment (see note 9)	7.0
Utilized during the period	(43.8)
Released during the period	(12.5)
Disposal of subsidiaries	(0.7)
Foreign currency translation	2.6
As at July 2, 2011	81.9

Provisions are presented in the Group’s balance sheet as follows:

	As at July 2, 2011 $ million	As at December 31, 2010 $ million
Ongoing businesses:
– Current liabilities	44.6	65.6
– Non-current liabilities	28.6	24.7
	73.2	90.3
Businesses to be sold (see note 14)	8.7	0.7
	81.9	91.0

20	CONTINGENCIES

The Group is, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business. The Directors do not anticipate that the outcome of any current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21	SUBSEQUENT EVENTS

Disposal of Stackpole

On August 2, 2011, the Group finalized the sale of its Stackpole business, which specializes in powder metal and engineered powertrain components. Stackpole is included in the Power Transmission operating segment and operates predominantly in North America and Europe, generating annual sales of approximately $290 million. The business was sold to an affiliated investment fund of the Sterling Group, a Houston based private equity investment firm, for a cash consideration of $285 million.

Issue of management shares

Following the acquisition of Tomkins, certain members of the Tomkins management team invested in the Group by way of subscribing for ‘B’ shares in the Company. During 2011, cash invested by the management team of $0.7 million was returned to those investors as a result of changes within the management team. On July 13, 2011, 8,509 ‘B’ ordinary shares in the Company were issued for $16.9 million.

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Senior Secured Credit Facilities and the Second Lien Notes were issued by Tomkins, Inc. and Tomkins, LLC (the ‘Issuers’), which are both wholly-owned subsidiaries of the Company, and are jointly and severally, irrevocably and fully and unconditionally guaranteed by the Company and certain other of the Company’s wholly-owned subsidiaries (‘the Guarantors’).

Supplemental condensed consolidating financial information is presented below comprising the Group’s income statements and cash flow statements for Q2 2011, Q2 2010, 6M 2011 and 6M 2010 and its balance sheets as at July 2, 2011 and December 31, 2010, showing the amounts attributable to the Company, the Issuers and those of its other subsidiaries that were Guarantors as at July 2, 2011 separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidating financial information is prepared in accordance with the Group’s accounting policies, except that investments in subsidiaries are accounted for by their parent company under the equity method of accounting. Under the equity method of accounting, the parent company’s income statement includes on one line its share of the profit or loss of its subsidiary undertakings and the parent company’s balance sheet includes on one line its share of the net assets of its subsidiary undertakings.

A)	CONSOLIDATED INCOME STATEMENT

Q2 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Continuing operations
Sales	–	–	787.3	626.1	(172.2)	1,241.2
Cost of sales	–	–	(563.3)	(462.3)	172.2	(853.4)
Gross profit	–	–	224.0	163.8	–	387.8
Distribution costs	–	–	(87.5)	(42.9)	–	(130.4)
Administrative expenses	(0.3)	(0.4)	(117.2)	(54.6)	–	(172.5)
Transaction costs	–	–	(0.4)	–	–	(0.4)
Restructuring costs	–	–	(13.4)	0.6	–	(12.8)
Net gain/(loss) on disposals and on the exit of businesses	–	–	1.2	(0.2)	–	1.0
Share of profit of associates	–	–	0.7	–	–	0.7
Operating (loss)/profit	(0.3)	(0.4)	7.4	66.7	–	73.4

Interest expense	–	(61.2)	(74.1)	(12.0)	67.1	(80.2)
Investment income	–	57.6	21.4	6.0	(67.1)	17.9
Other finance expense	–	(0.2)	(0.1)	(0.2)	–	(0.5)
Net finance costs	–	(3.8)	(52.8)	(6.2)	–	(62.8)
Share of (losses)/profits of subsidiaries under the equity method	(2.3)	–	24.6	–	(22.3)	–
(Loss)/profit before tax	(2.6)	(4.2)	(20.8)	60.5	(22.3)	10.6
Income tax benefit/(expense)	–	3.6	11.7	(20.8)	(9.5)	(15.0)
(Loss)/profit from continuing operations	(2.6)	(0.6)	(9.1)	39.7	(31.8)	(4.4)

Discontinued operation
Profit for the period from discontinued operations	–	–	6.7	1.2	–	7.9
(Loss)/profit for the period	(2.6)	(0.6)	(2.4)	40.9	(31.8)	3.5
Non-controlling interests	–	–	–	(6.1)	–	(6.1)
(Loss)/profit for the period attributable to equity shareholders	(2.6)	(0.6)	(2.4)	34.8	(31.8)	(2.6)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

B)	CONSOLIDATED INCOME STATEMENT

Q2 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Continuing operations
Sales	–	–	742.9	550.3	(133.7)	1,159.5
Cost of sales	–	–	(512.7)	(395.1)	134.7	(773.1)
Gross profit	–	–	230.2	155.2	1.0	386.4
Distribution costs	–	–	(85.7)	(39.8)	–	(125.5)
Administrative expenses	–	–	(70.3)	(38.0)	–	(108.3)
Transaction costs	–	–	(2.7)	–	–	(2.7)
Restructuring costs	–	–	(3.0)	(3.6)	–	(6.6)
Net gain/(loss) on disposals and on the exit of businesses	–	–	0.8	(1.2)	–	(0.4)
Share of profit of associates	–	–	0.1	–	–	0.1
Operating profit	–	–	69.4	72.6	1.0	143.0

Interest expense	–	–	(23.8)	(7.3)	7.2	(23.9)
Investment income	–	–	17.6	5.5	(7.2)	15.9
Other finance expense	–	–	(0.1)	–	–	(0.1)
Net finance costs	–	–	(6.3)	(1.8)	–	(8.1)
Share of profits of subsidiaries under the equity method	–	–	42.7	–	(42.7)	–
Profit before tax	–	–	105.8	70.8	(41.7)	134.9
Income tax expense	–	–	(15.4)	(20.3)	(0.7)	(36.4)
Profit for the period from continuing operations	–	–	90.4	50.5	(42.4)	98.5

Discontinued operations
Profit for the period from discontinued operations	–	–	3.7	1.9	–	5.6
Profit for the period	–	–	94.1	52.4	(42.4)	104.1
Non-controlling interests	–	–	–	(10.0)	–	(10.0)
Profit for the period attributable to equity shareholders	–	–	94.1	42.4	(42.4)	94.1

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

C)	CONSOLIDATED INCOME STATEMENT

6M 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Continuing operations
Sales	–	–	1,572.8	1,246.8	(356.3)	2,463.3
Cost of sales	–	–	(1,127.2)	(919.1)	356.3	(1,690.0)
Gross profit	–	–	445.6	327.7	–	773.3
Distribution costs	–	–	(179.3)	(84.2)	–	(263.5)
Administrative expenses	(0.3)	(0.4)	(238.0)	(106.3)	–	(345.0)
Transaction costs	(0.1)	–	(0.7)	–	–	(0.8)
Restructuring costs	–	–	(26.0)	7.8	–	(18.2)
Net gain/(loss) on disposals and on the exit of businesses	–	–	1.4	(0.2)	–	1.2
Share of profit/(loss) of associates	–	–	1.3	(0.1)	–	1.2
Operating (loss)/profit	(0.4)	(0.4)	4.3	144.7	–	148.2

Interest expense	–	(128.7)	(161.1)	(21.0)	139.5	(171.3)
Investment income	–	120.9	42.9	11.8	(139.5)	36.1
Other finance income/(expense)	–	0.4	10.3	(0.2)	–	10.5
Net finance costs	–	(7.4)	(107.9)	(9.4)	–	(124.7)
Share of (losses)/profits of subsidiaries under the equity method	(1.4)	–	88.6	–	(87.2)	–
(Loss)/profit before tax	(1.8)	(7.8)	(15.0)	135.3	(87.2)	23.5
Income tax benefit/(expense)	–	3.6	(2.9)	(31.9)	0.5	(30.7)
(Loss)/profit for the period from continuing operations	(1.8)	(4.2)	(17.9)	103.4	(86.7)	(7.2)

Discontinued operation
Profit for the period from discontinued operations	–	–	16.5	1.9	–	18.4
(Loss)/profit for the period	(1.8)	(4.2)	(1.4)	105.3	(86.7)	11.2
Non-controlling interests	–	–	–	(13.0)	–	(13.0)
(Loss)/profit for the period attributable to equity shareholders	(1.8)	(4.2)	(1.4)	92.3	(86.7)	(1.8)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

D)	CONSOLIDATED INCOME STATEMENT

6M 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Continuing operations
Sales	–	–	1,420.3	1,077.4	(272.0)	2,225.7
Cost of sales	–	–	(987.1)	(784.9)	271.7	(1,500.3)
Gross profit	–	–	433.2	292.5	(0.3)	725.4
Distribution costs	–	–	(171.6)	(73.6)	–	(245.2)
Administrative expenses	–	–	(137.3)	(74.6)	–	(211.9)
Transaction costs	–	–	(2.7)	–	–	(2.7)
Restructuring costs	–	–	(4.6)	(3.9)	–	(8.5)
Net gain on disposals and on the exit of businesses	–	–	0.5	0.5	–	1.0
Share of profit of associates	–	–	0.3	0.1	–	0.4
Operating profit	–	–	117.8	141.0	(0.3)	258.5

Interest expense	–	–	(47.9)	(14.3)	14.2	(48.0)
Investment income	–	–	35.1	11.1	(14.2)	32.0
Other finance expense	–	–	(2.5)	–	–	(2.5)
Net finance costs	–	–	(15.3)	(3.2)	–	(18.5)
Share of profits of subsidiaries under the equity method	–	–	87.4	–	(87.4)	–
Profit before tax	–	–	189.9	137.8	(87.7)	240.0
Income tax expense	–	–	(28.0)	(35.1)	–	(63.1)
Profit for the period from continuing operations	–	–	161.9	102.7	(87.7)	176.9

Discontinued operations
Profit for the period from discontinued operations	–	–	8.2	3.7	–	11.9
Profit for the period	–	–	170.1	106.4	(87.7)	188.8
Non-controlling interests	–	–	–	(18.7)	–	(18.7)
Profit for the period attributable to equity shareholders	–	–	170.1	87.7	(87.7)	170.1

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22 CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

E)	CONSOLIDATED CASH FLOW STATEMENT

Q2 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Operating activities
Cash (absorbed by)/generated from operations	(0.2)	(0.6)	81.4	71.9	–	152.5
Income taxes paid	–	–	(10.5)	(20.1)	–	(30.6)
Income taxes received	–	–	0.1	0.9	–	1.0
Net cash (outflow)/inflow from operating activities	(0.2)	(0.6)	71.0	52.7	–	122.9

Investing activities
Purchase of property, plant and equipment	–	–	(12.4)	(12.3)	–	(24.7)
Purchase of computer software	–	–	(2.6)	(0.5)	–	(3.1)
Capitalization of development costs	–	–	(0.3)	–	–	(0.3)
Disposal of property, plant and equipment	–	–	9.2	1.4	–	10.6
Purchase of interests in subsidiaries, net of cash acquired	–	–	(3.9)	0.6	2.2	(1.1)
Sale of businesses and subsidiaries, net of cash disposed	–	–	24.6	1.9	(1.9)	24.6
Interest received	–	57.5	6.3	4.0	(67.1)	0.7
Dividends received from subsidiaries	–	–	45.1	–	(45.1)	–
Net cash inflow/(outflow) from investing activities	–	57.5	66.0	(4.9)	(111.9)	6.7

Financing activities
Issue of ordinary shares	–	–	–	0.3	(0.3)	–
Draw down of bank and other loans	–	–	0.9	–	–	0.9
Repayment of bank and other loans	–	(11.6)	(37.1)	–	–	(48.7)
Loans from/(to) Group companies	0.9	(43.3)	55.6	(13.2)	–	–
Payments on foreign currency derivatives	–	–	(0.8)	–	–	(0.8)
Capital element of finance lease rental payments	–	–	–	(0.2)	–	(0.2)
Decrease in collateralized cash	–	–	30.5	0.1	–	30.6
Purchase of non-controlling interest	–	–	(13.1)	–	–	(13.1)
Return of management investment	(0.7)	–	–	–	–	(0.7)
Interest paid	–	(23.4)	(64.1)	(6.1)	67.1	(26.5)
Financing costs paid	–	(5.3)	–	–	–	(5.3)
Equity dividend paid	–	–	–	(45.1)	45.1	–
Dividend paid to a minority shareholder in a subsidiary	–	–	–	(24.0)	–	(24.0)
Net cash inflow/(outflow) from financing activities	0.2	(83.6)	(28.1)	(88.2)	111.9	(87.8)

(Decrease)/increase in net cash and cash equivalents	–	(26.7)	108.9	(40.4)	–	41.8
Net cash and cash equivalents at the beginning of the period	–	28.3	86.4	207.8	–	322.5
Foreign currency translation	–	–	(1.4)	2.7	–	1.3
Net cash and cash equivalents at the end of the period	–	1.6	193.9	170.1	–	365.6

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

F)	CONSOLIDATED CASH FLOW STATEMENT

Q2 2010	Company $ million	Issuers $ million	Other Guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Operating activities
Cash generated from operations	–	–	71.6	51.3	–	122.9
Income taxes paid	–	–	(24.3)	(1.3)	–	(25.6)
Income taxes received	–	–	40.8	1.8	–	42.6

Net cash inflow from operating activities	–	–	88.1	51.8	–	139.9

Investing activities
Purchase of property, plant and equipment	–	–	(16.6)	(11.7)	–	(28.3)
Purchase of computer software	–	–	(1.3)	(0.5)	–	(1.8)
Capitalization of development costs	–	–	(0.3)	–	–	(0.3)
Disposal of property, plant and equipment	–	–	13.6	0.9	–	14.5
Purchase of interests in subsidiaries, net of cash acquired	–	–	(5.0)	(0.5)	1.6	(3.9)
Sale of businesses and subsidiaries, net of cash disposed	–	–	(0.3)	(0.1)	0.1	(0.3)
Interest received	–	–	5.1	3.5	(7.3)	1.3
Dividends received from associates	–	–	0.3	–	–	0.3
Dividends received from subsidiaries	–	–	14.3	–	(14.3)	–

Net cash inflow/(outflow) from investing activities	–	–	9.8	(8.4)	(19.9)	(18.5)

Financing activities
Issue of ordinary shares	–	–	0.9	1.7	(1.7)	0.9
Repayment of bank and other loans	–	–	–	(0.1)	–	(0.1)
Loans from/(to) Group companies	–	–	19.2	(19.2)	–	–
Payments on foreign currency derivatives	–	–	(15.5)	–	–	(15.5)
Capital element of finance lease rental payments	–	–	(0.1)	(0.2)	–	(0.3)
Increase in collateralized cash	–	–	(0.1)	–	–	(0.1)
Interest paid	–	–	(10.3)	(4.4)	7.3	(7.4)
Equity dividend paid	–	–	(56.9)	(14.3)	14.3	(56.9)

Net cash outflow from financing activities	–	–	(62.8)	(36.5)	19.9	(79.4)

Increase in net cash and cash equivalents	–	–	35.1	6.9	–	42.0
Net cash and cash equivalents at the beginning of the period	–	–	107.5	178.7	–	286.2
Foreign currency translation	–	–	(2.6)	(2.7)	–	(5.3)

Net cash and cash equivalents at the end of the period	–	–	140.0	182.9	–	322.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

G)	CONSOLIDATED CASH FLOW STATEMENT

6M 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Operating activities
Cash (absorbed by)/generated from operations	(0.4)	(0.6)	56.8	159.2	–	215.0
Income taxes paid	–	–	(13.1)	(44.0)	–	(57.1)
Income taxes received	–	–	0.1	1.0	–	1.1
Net cash (outflow)/inflow from operating activities	(0.4)	(0.6)	43.8	116.2	–	159.0

Investing activities
Purchase of property, plant and equipment	–	–	(28.2)	(30.5)	2.8	(55.9)
Purchase of computer software	–	–	(3.2)	(0.9)	–	(4.1)
Capitalization of development costs	–	–	(0.3)	–	–	(0.3)
Disposal of property, plant and equipment	–	–	9.5	8.8	(2.8)	15.5
Investments in associates	–	–	(0.4)	–	–	(0.4)
Purchase of interests in subsidiaries, net of cash acquired	–	–	(9.0)	–	6.5	(2.5)
Sale of businesses and subsidiaries, net of cash disposed	–	–	27.1	1.9	(1.9)	27.1
Interest received	–	120.8	12.4	7.8	(139.8)	1.2
Dividends received from associates	–	–	0.3	0.2	–	0.5
Dividends received from subsidiaries	–	–	79.8	–	(79.8)	–
Net cash inflow/(outflow) from investing activities	–	120.8	88.0	(12.7)	(215.0)	(18.9)

Financing activities
Issue of ordinary shares	–	–	–	4.6	(4.6)	–
Draw down of bank and other loans	–	–	0.9	0.3	–	1.2
Repayment of bank and other loans	–	(23.2)	(45.0)	–	–	(68.2)
Premium on redemption of notes	–	–	(0.4)	–	–	(0.4)
Loans from/(to) Group companies	1.1	40.9	(11.6)	(30.4)	–	–
Receipts on foreign currency derivatives	–	–	7.8	–	–	7.8
Capital element of finance lease rental payments	–	–	(0.1)	(0.3)	–	(0.4)
Interest element of finance lease rental payments	–	–	(0.1)	–	–	(0.1)
Decrease in collateralized cash	–	–	30.5	–	–	30.5
Purchase of non-controlling interest	–	–	(13.1)	–	–	(13.1)
Return of management investment	(0.7)	–	–	–	–	(0.7)
Interest paid	–	(104.6)	(131.2)	(11.8)	139.8	(107.8)
Financing costs paid	–	(34.8)	–	–	–	(34.8)
Equity dividend paid	–	–	–	(79.8)	79.8	–
Dividend paid to a minority shareholder in a subsidiary	–	–	–	(43.9)	–	(43.9)
Net cash inflow/(outflow) from financing activities	0.4	(121.7)	(162.3)	(161.3)	215.0	(229.9)

Decrease in net cash and cash equivalents	–	(1.5)	(30.5)	(57.8)	–	(89.8)
Net cash and cash equivalents at the beginning of the period	–	3.1	226.1	223.0	–	452.2
Foreign currency translation	–	–	(1.7)	4.9	–	3.2
Net cash and cash equivalents at the end of the period	–	1.6	193.9	170.1	–	365.6

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

H)	CONSOLIDATED CASH FLOW STATEMENT

6M 2010	Company $ million	Issuers $ million	Other Guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Operating activities
Cash generated from operations	–	–	43.3	56.7	–	100.0
Income taxes paid	–	–	(31.6)	(14.5)	–	(46.1)
Income taxes received	–	–	41.6	2.3	–	43.9
Net cash inflow from operating activities	–	–	53.3	44.5	–	97.8

Investing activities
Purchase of property, plant and equipment	–	–	(28.5)	(24.6)	0.2	(52.9)
Purchase of computer software	–	–	(2.1)	(0.7)	–	(2.8)
Capitalization of development costs	–	–	(0.5)	–	–	(0.5)
Disposal of property, plant and equipment	–	–	15.0	7.6	(0.2)	22.4
Purchase of interests in subsidiaries, net of cash acquired	–	–	(45.8)	(0.6)	5.7	(40.7)
Sale of businesses and subsidiaries, net of cash disposed	–	–	(1.3)	–	–	(1.3)
Interest received	–	–	9.5	7.2	(14.3)	2.4
Dividends received from associates	–	–	0.3	0.2	–	0.5
Dividends received from subsidiaries	–	–	32.5	–	(32.5)	–
Net cash outflow from investing activities	–	–	(20.9)	(10.9)	(41.1)	(72.9)

Financing activities
Issue of ordinary shares	–	–	0.9	5.7	(5.7)	0.9
Repayment of bank and other loans	–	–	–	(0.7)	–	(0.7)
Loans from/(to) Group companies	–	–	7.6	(7.6)	–	–
Payments on foreign currency derivatives	–	–	(53.0)	–	–	(53.0)
Capital element of finance lease rental payments	–	–	(0.2)	(0.3)	–	(0.5)
Interest element of finance lease rental payments	–	–	(0.1)	–	–	(0.1)
Increase in collateralized cash	–	–	(0.1)	–	–	(0.1)
Purchase of own shares	–	–	(6.2)	–	–	(6.2)
Interest paid	–	–	(17.5)	(8.6)	14.3	(11.8)
Equity dividend paid	–	–	(56.9)	(32.5)	32.5	(56.9)
Dividend paid to a minority shareholder in a subsidiary	–	–	–	(9.9)	–	(9.9)
Net cash outflow from financing activities	–	–	(125.5)	(53.9)	41.1	(138.3)

Decrease in net cash and cash equivalents	–	–	(93.1)	(20.3)	–	(113.4)
Net cash and cash equivalents at the beginning of the period	–	–	236.6	203.6	–	440.2
Foreign currency translation	–	–	(3.5)	(0.4)	–	(3.9)
Net cash and cash equivalents at the end of the period	–	–	140.0	182.9	–	322.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

I)	CONSOLIDATED BALANCE SHEET

As at July 2, 2011	Company $ million	Issuers $ million	Other Guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Non-current assets
Goodwill	–	–	711.3	985.6	–	1,696.9
Other intangible assets	–	–	1,293.5	758.9	–	2,052.4
Property, plant and equipment	–	–	494.4	513.7	–	1,008.1
Investments in subsidiaries under the equity method	2,193.3	–	3,205.0	–	(5,398.3)	–
Investments in associates	–	–	4.7	2.8	–	7.5
Trade and other receivables	–	8.8	11.7	3.4	–	23.9
Deferred tax assets	–	–	2.2	9.4	(2.1)	9.5
Post-employment benefit surpluses	–	–	–	6.4	–	6.4
	2,193.3	8.8	5,722.8	2,280.2	(5,400.4)	4,804.7
Current assets
Inventories	–	–	388.4	245.1	(2.5)	631.0
Trade and other receivables	16.8	3,135.8	1,065.8	1,498.1	(4,833.4)	883.1
Income tax recoverable	–	3.6	4.1	10.7	(9.1)	9.3
Available-for-sale investments	–	–	–	1.4	–	1.4
Cash and cash equivalents	–	1.6	198.3	170.1	–	370.0
	16.8	3,141.0	1,656.6	1,925.4	(4,845.0)	1,894.8
Assets held for sale	–	–	553.5	355.6	–	909.1
Total assets	2,210.1	3,149.8	7,932.9	4,561.2	(10,245.4)	7,608.6

Current liabilities
Bank overdrafts	–	–	(4.4)	–	–	(4.4)
Bank and other loans	–	(26.4)	(192.0)	–	–	(218.4)
Obligations under finance leases	–	–	(0.2)	–	–	(0.2)
Trade and other payables	–	(0.8)	(435.1)	(378.5)	206.6	(607.8)
Income tax liabilities	–	–	(80.8)	(51.0)	9.1	(122.7)
Provisions	–	–	(26.7)	(17.9)	–	(44.6)
	–	(27.2)	(739.2)	(447.4)	215.7	(998.1)
Non-current liabilities
Bank and other loans	–	(2,879.1)	(21.2)	(0.4)	–	(2,900.7)
Obligations under finance leases	–	–	(3.0)	–	–	(3.0)
Trade and other payables	(0.5)	(72.9)	(4,158.4)	(432.7)	4,627.0	(37.5)
Post-employment benefit obligations	–	–	(172.2)	(76.7)	–	(248.9)
Deferred tax liabilities	–	(7.2)	(497.5)	(204.2)	2.4	(706.5)
Provisions	–	–	(26.7)	(1.9)	–	(28.6)
	(0.5)	(2,959.2)	(4,879.0)	(715.9)	4,629.4	(3,925.2)
Liabilities directly associated with assets held for sale	–	–	(121.4)	(79.2)	–	(200.6)
Total liabilities	(0.5)	(2,986.4)	(5,739.6)	(1,242.5)	4,845.1	(5,123.9)
Net assets	2,209.6	163.4	2,193.3	3,318.7	(5,400.3)	2,484.7

Capital and reserves
Shareholders’ equity	2,209.6	163.4	2,193.3	3,043.6	(5,400.3)	2,209.6
Non-controlling interests	–	–	–	275.1	–	275.1
Total equity	2,209.6	163.4	2,193.3	3,318.7	(5,400.3)	2,484.7

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

J)	CONSOLIDATED BALANCE SHEET

As at December 31, 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Group $ million
Non-current assets
Goodwill	–	–	809.2	936.2	–	1,745.4
Other intangible assets	–	–	1,487.7	780.8	–	2,268.5
Property, plant and equipment	–	–	669.9	689.2	–	1,359.1
Investments in subsidiaries under the equity method	2,010.8	–	3,002.7	–	(5,013.5)	–
Investments in associates	–	–	20.7	2.9	–	23.6
Trade and other receivables	–	10.1	12.5	3.6	–	26.2
Deferred tax assets	–	–	–	31.9	(22.3)	9.6
Post-employment benefit surpluses	–	–	–	3.6	–	3.6
	2,010.8	10.1	6,002.7	2,448.2	(5,035.8)	5,436.0
Current assets
Inventories	–	–	435.7	271.6	(13.8)	693.5
Trade and other receivables	17.5	3,223.6	1,069.0	1,424.5	(4,820.1)	914.5
Income tax recoverable	–	–	8.3	2.7	–	11.0
Available-for-sale investments	–	–	–	1.4	–	1.4
Cash and cash equivalents	–	3.1	228.5	227.7	–	459.3
	17.5	3,226.7	1,741.5	1,927.9	(4,833.9)	2,079.7
Assets held for sale	–	–	29.7	6.9	–	36.6
Total assets	2,028.3	3,236.8	7,773.9	4,383.0	(9,869.7)	7,552.3

Current liabilities
Bank overdrafts	–	–	(2.4)	(4.7)	–	(7.1)
Bank and other loans	–	(37.9)	(217.8)	–	–	(255.7)
Obligations under finance leases	–	–	(0.2)	(0.3)	–	(0.5)
Trade and other payables	–	(44.0)	(436.5)	(422.3)	198.4	(704.4)
Income tax liabilities	–	–	(68.0)	(38.8)	–	(106.8)
Provisions	–	–	(25.5)	(40.1)	–	(65.6)
	–	(81.9)	(750.4)	(506.2)	198.4	(1,140.1)
Non-current liabilities
Bank and other loans	–	(2,872.3)	(26.6)	–	–	(2,898.9)
Obligations under finance leases	–	–	(2.8)	–	–	(2.8)
Trade and other payables	–	(107.5)	(4,169.3)	(410.4)	4,621.8	(65.4)
Post-employment benefit obligations	–	–	(204.6)	(74.6)	–	(279.2)
Deferred tax liabilities	–	(7.2)	(578.5)	(232.9)	25.3	(793.3)
Income tax liabilities	–	–	–	–	–	–
Provisions	–	–	(22.8)	(1.9)	–	(24.7)
	–	(2,987.0)	(5,004.6)	(719.8)	4,647.1	(4,064.3)
Liabilities directly associated with assets held for sale	–	–	(8.1)	–	–	(8.1)
Total liabilities	–	(3,068.9)	(5,763.1)	(1,226.0)	4,845.5	(5,212.5)
Net assets	2,028.3	167.9	2,010.8	3,157.0	(5,024.2)	2,339.8

Capital and reserves
Shareholders’ equity	2,028.3	167.9	2,010.8	2,845.5	(5,024.2)	2,028.3
Non-controlling interests	–	–	–	311.5	–	311.5
Total equity	2,028.3	167.9	2,010.8	3,157.0	(5,024.2)	2,339.8

PROSPECTUS

Tomkins, LLC

Tomkins, Inc.

OFFER TO EXCHANGE

Up to $1,035,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 issued by Tomkins, LLC and Tomkins, Inc., as co-issuers, which have been registered under the Securities Act of 1933, for any and all outstanding 9% Senior Secured Second Lien Notes due 2018 (CUSIP Nos. 693492 AC4 and U72209 AB2) issued by Tomkins, LLC and Tomkins, Inc., as co-issuers.

Until January 19, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

October 21, 2011